                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Filed by Registrant: /X/
      Filed by a Party other than the Registrant: / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Materials Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                        PBOC HOLDINGS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)
      -----------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/ /        $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
           14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies: 11,520,431 shares of common stock and options to
                purchase 502,250 shares of common stock at an average
                exercise price of $9.00
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                $115,706,560--Sale Price
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $115,706,560
                ----------------------------------------------------------
           (5)  Total fee paid: $23,141.31
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                        [PBOC HOLDINGS, INC. LETTERHEAD]
                                         , 2001

Dear Shareholder:

    You are cordially invited to attend a special meeting of shareholders of PBOC Holdings, Inc., a Delaware corporation and the holding company for People's
Bank of California, to be held at             , Los Angeles, California at
        .m., Pacific Time, on                   , 2001.

    The attached Notice of Special Meeting of Shareholders and proxy statement describe the formal business to be transacted at the special meeting. The purpose of the special meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger by and among PBOC
Holdings, Inc. ("PBOC"), FBOP Corporation ("FBOP") and FBOP Acquisition Company ("Acquisition"), dated as of December 8, 2000, which provides for the merger of Acquisition, a Delaware corporation and wholly-owned subsidiary of FBOP, with and into PBOC, with PBOC continuing as the surviving corporation and as a wholly-owned subsidiary of FBOP. In the merger, each share of PBOC's common stock outstanding at the time of the merger would be converted into the right to receive an amount of cash equal to $10.00. The merger will be a taxable transaction to shareholders generally. Shareholders of PBOC will have no equity interest in either PBOC or FBOP after completion of the merger. The closing price per share for the PBOC common stock as reported on the Nasdaq Stock Market on November 15, 2000, the last full trading day prior to the public announcement of FBOP's agreement to acquire the shares of PBOC common stock owned by PBOC's largest shareholder, and on December 8, 2000, the last full trading day prior to the public announcement of the proposed merger, was $7.00 and $9.1875, respectively. The accompanying proxy statement more fully describes the proposed merger.

    Consummation of the merger is subject to certain conditions, including the approval by all applicable regulatory authorities and the approval of our shareholders. The Board of Directors believes that the proposed merger is in the best interests of PBOC and its shareholders, and has unanimously approved the merger agreement and the merger. Under Section 251 of the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the outstanding shares of PBOC common stock is required to approve and adopt the merger agreement. In addition, because FBOP is considered to be an "interested stockholder" of PBOC for purposes of Section 203 of the Delaware General Corporation Law, the merger agreement must also be approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of PBOC common stock that are not deemed to be owned by FBOP or any of its affiliates. The Board of Directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement. You are urged to carefully read the accompanying proxy statement, which provides important information regarding the merger and related matters.

    Your vote is important, regardless of the number of shares that you own. Because the merger agreement must be approved by the holders of a majority of the outstanding shares of PBOC common stock as well as by the holders of two-thirds of the outstanding shares of common stock entitled to vote at the meeting which are not deemed to be owned by FBOP or its affiliates, a failure to vote or a vote to abstain will have the same effect as a vote against the merger agreement. On behalf of the Board of Directors, I urge you to sign, date and return the enclosed proxy in the enclosed postage-paid envelope as soon as possible, even if you currently plan to attend the special meeting. This will not prevent you from voting in person but will assure that your vote is counted if you are not able to attend the special meeting. Executed proxies with no instructions indicated on such proxies will be voted "FOR" approval and adoption of the merger agreement.

    We look forward to seeing you at this important special meeting. If you have any questions regarding the special meeting or the proposed merger, you are encouraged to call J. Michael Holmes, Corporate Secretary, Senior Executive Vice President and Chief Financial Officer of PBOC, at (323) 954-6651.

                                               Sincerely,

                                               Rudolf P. Guenzel
                                               President and Chief Executive Officer

                              PBOC HOLDINGS, INC.
                            5900 WILSHIRE BOULEVARD
                                   16TH FLOOR
                       LOS ANGELES, CALIFORNIA 90036-5013
                                 (323) 938-6300
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD                    , 2001

                            ------------------------

     A special meeting of the shareholders of PBOC Holdings, Inc. ("PBOC") will
be held at                     at         .m., Pacific Time, to consider the
following proposals:

     1.To approve and adopt the Agreement and Plan of Merger by and among PBOC, FBOP Corporation ("FBOP") and FBOP Acquisition Company ("Acquisition"), dated as of December 8, 2000, pursuant to which:

       - Acquisition, a Delaware corporation and a wholly-owned subsidiary of FBOP, will merge with and into PBOC, with PBOC continuing as the surviving corporation and a wholly-owned subsidiary of FBOP; and

       - each outstanding share of PBOC's common stock outstanding at the time of the merger would be converted into the right to receive an amount of cash equal to $10.00.

     2. To adjourn the special meeting, if necessary, to solicit additional proxies.

     3.Such other business as may properly come before the special meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed               , 2001, as the record date
for the determination of shareholders entitled to vote at the special meeting, or any adjournments or postponements thereof. You have a right to dissent from the merger and obtain payment of the fair value of your shares by complying with the Delaware law provisions contained in Appendix C.

     You are cordially invited to attend the special meeting. However, to ensure your representation at the special meeting, please complete, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. The proxy card will not be used if you attend and vote at the special meeting in person. If you are a stockholder whose shares are not registered in your name, you will need additional documentation from the holder of record of your shares to vote in person at the meeting. The prompt return of your proxy will save us the expense of further requests for proxies.

     The Board of Directors of PBOC unanimously recommends that shareholders vote "FOR" approval of the merger agreement.

                                          By Order of the Board of Directors,
                                          Rudolf P. Guenzel
                                          President and Chief Executive Officer

Los Angeles, California
              , 2001

            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.
          IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS
                          REGARDING YOUR CERTIFICATES.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      2
SUMMARY TERM SHEET..........................................      4
THE COMPANIES...............................................      9
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF PBOC......     10
RECENT DEVELOPMENTS.........................................     12
SPECIAL MEETING OF SHAREHOLDERS.............................     13
  Purpose...................................................     13
  Solicitation and Voting...................................     13
  Revocability of Proxies...................................     14
  Adjournments..............................................     15
BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT.....................................     15
THE PROPOSED MERGER.........................................     18
  The Merger................................................     18
  Background of the Merger..................................     18
  Litigation................................................     21
  Reasons for the Merger and Recommendation of the Board of
  Directors.................................................     21
  Opinion of the Financial Advisor..........................     23
  Merger Consideration......................................     29
  Interests of Certain Persons in the Merger................     29
  Regulatory Approvals......................................     30
  Certain Federal Income Tax Consequences...................     31
  Accounting Treatment......................................     32
  Dissenters' Rights........................................     32
THE MERGER AGREEMENT........................................     35
  Effective Time............................................     35
  Conversion of Shares of PBOC's Common Stock...............     35
  Treatment of PBOC Stock Options...........................     35
  Representations and Warranties............................     36
  Covenants of PBOC, FBOP and Acquisition; Conduct of
  Business Prior to the Merger..............................     37
  Conditions to Consummation of the Merger..................     40
  No Negotiations with Others...............................     42
  Termination...............................................     42
  Termination Fee...........................................     42
  Amendment.................................................     43
ADJOURNMENT OF THE SPECIAL MEETING..........................     43
MARKET PRICES AND DIVIDENDS.................................     43
WHERE YOU CAN FIND MORE INFORMATION.........................     44
FUTURE SHAREHOLDER PROPOSALS................................     45
OTHER BUSINESS..............................................     45
FORWARD-LOOKING STATEMENTS--CAUTIONARY STATEMENTS...........     45

APPENDIX A:  Agreement and Plan of Merger by and among PBOC
             Holdings, Inc., FBOP
             Corporation and FBOP Acquisition Company, dated as of December 8, 2000
APPENDIX B:  Opinion of Keefe, Bruyette & Woods, Inc.
APPENDIX C:  Dissenters' Rights Provisions--Section 262 of the Delaware
             General
             Corporation Law

                              PBOC HOLDINGS, INC.
                            5900 WILSHIRE BOULEVARD
                                   16TH FLOOR
                       LOS ANGELES, CALIFORNIA 90036-5013

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD               , 2001

    This proxy statement and the accompanying form of proxy are being provided to you in connection with the solicitation of proxies by the Board of Directors of PBOC from holders of outstanding shares of its common stock, par value $0.01 per share. The proxies will be voted at PBOC's special meeting of shareholders
to be held on               , 2001, at the time and place and for the purpose
set forth in the accompanying Notice of Special Meeting of Shareholders and at any adjournments or postponements of the special meeting. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about
              , 2001.

    At the special meeting, shareholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger by and among PBOC, FBOP and Acquisition, dated as of December 8, 2000 (the "merger agreement"), pursuant to which Acquisition, a Delaware corporation and a wholly-owned subsidiary of FBOP, will merge with and into PBOC. As a result of the merger, PBOC will continue as the surviving corporation and as a wholly-owned subsidiary of FBOP, and Acquisition will cease to exist. In the merger, each share of PBOC's common stock outstanding at the time of the merger will be converted into the right to receive an amount of cash equal to $10.00. Shares held by shareholders properly perfecting their dissenters' rights will be converted into cash pursuant to the dissenters' rights statutes also described in this proxy statement. For a discussion of the consideration to be received by PBOC's shareholders in the merger, see "THE PROPOSED MERGER--MERGER CONSIDERATION." The merger will be a taxable transaction to shareholders generally. Shareholders of PBOC will have no equity interest in either PBOC or FBOP after completion of the merger. A copy of the merger agreement is included as APPENDIX A to this proxy statement and is incorporated herein by reference. The closing price per share for the PBOC common stock as reported on the Nasdaq Stock Market on November 15, 2000, the last full trading day prior to the public announcement of FBOP's agreement to acquire the shares of PBOC common stock owned by PBOC's largest shareholder, and on December 8, 2000, the last full trading day prior to the public announcement of the proposed merger, was $7.00 and $9.1875, respectively.

    Consummation of the merger is conditioned upon, among other things, approval and adoption of the merger agreement by the requisite vote of PBOC's shareholders and the receipt of all requisite regulatory approvals and consents. Under Section 251 of the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the outstanding shares of PBOC common stock is required to approve and adopt the merger agreement. In addition, because FBOP is considered to be an "interested stockholder" of PBOC for purposes of
Section 203 of the Delaware General Corporation Law, the merger agreement must also be approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of PBOC common stock that are not deemed to be owned by FBOP or any of its affiliates. For further information concerning the required vote of PBOC's shareholders, see "SPECIAL MEETING OF SHAREHOLDERS--SOLICITATION AND VOTING" and for further information concerning the terms and conditions of the merger, see "THE PROPOSED MERGER--THE MERGER."

    The Board of Directors knows of no additional matters that will be presented for consideration at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by PBOC or any other person.

    THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why is the merger proposed:

A: PBOC is proposing this merger because its Board of Directors has concluded that this merger is in the best interests of PBOC and its shareholders.

Q: What will I receive in this merger?

A: Under the merger agreement, you will have the right to receive cash in the amount of $10.00 for each share of the PBOC common stock that you own.

Q: How do I vote?

A: Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at PBOC's special meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker to vote your shares. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger agreement.

Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your name, you may do this in one of three ways. First, you may send written instructions to the Corporate Secretary of PBOC revoking your proxy. Second, you may complete and submit a new proxy card bearing a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to PBOC at the address at the top of the PBOC's notice of special meeting. Third, you may attend the meeting and vote in person if you tell the Corporate Secretary that you want to cancel your proxy and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at PBOC's meeting.

Q: Should I send in my certificates now?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates for cash.

Q: When do you expect this merger to be completed?

A: We are working toward completing this merger as quickly as possible. We currently expect to complete this merger in the second quarter of 2001.

Q: Why have you sent me this document and who can help answer my questions?

A: This proxy statement contains important information regarding the proposed merger, as well as information about PBOC and FBOP. It also contains important information about what the PBOC's Board of Directors and management considered in evaluating this proposed merger. We urge you to read this proxy statement carefully, including its appendices.

    If you have more questions about the merger or the meeting, you should contact:

       J. Michael Holmes
       Corporate Secretary, Senior Executive
         Vice President and Chief Financial Officer
       PBOC Holdings, Inc.
       5900 Wilshire Boulevard
       16th Floor
       Los Angeles, California 90036
       Phone (323) 954-6651

                               SUMMARY TERM SHEET

    THE FOLLOWING IS A BRIEF SUMMARY TERM SHEET FOR THE MERGER, WHICH HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT REGARDING THE MERGER AND THE MERGER AGREEMENT. THIS TERM SHEET MAY NOT, HOWEVER, CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU AS A SHAREHOLDER OF PBOC. ACCORDINGLY, WE ENCOURAGE YOU TO CAREFULLY READ THE ENTIRE PROXY STATEMENT AND THE APPENDICES TO THIS PROXY STATEMENT, AS WELL AS THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE HEREIN. PAGE NUMBERS REFER TO PAGES OF THIS PROXY STATEMENT ON WHICH MORE DETAILED INFORMATION MAY BE FOUND.

THE PROPOSED TRANSACTION

    - THE PROPOSAL (page   ). You are being asked to consider and vote upon a
      proposal to approve the merger agreement that provides for Acquisition to be merged with and into PBOC. As a result of the merger, PBOC will continue as the surviving corporation and as a wholly-owned subsidiary of FBOP.

    - EACH PBOC SHARE WILL BE EXCHANGED FOR $10.00 IN CASH (page   ). Upon
      completion of the merger, you will be entitled to receive $10.00 in cash for each of your shares of PBOC common stock.

    - EACH PBOC OPTION WILL BE EXCHANGED FOR $10.00 LESS THE PER-SHARE EXERCISE
      PRICE IN CASH (pages   and   ). Upon completion of the merger,
      optionholders will be entitled to receive, for each of their options to acquire a share of PBOC common stock which is outstanding and unexercised immediately prior to the effective time of the merger, the amount in cash equal to $10.00 less the per-share exercise price of the option.

PBOC'S FINANCIAL ADVISOR SAYS THE CASH CONSIDERATION IS FAIR FROM A FINANCIAL
POINT OF VIEW TO PBOC SHAREHOLDERS (PAGE   AND APPENDIX B)

    On December 8, 2000, Keefe, Bruyette & Woods, Inc. ("KBW"), one of PBOC's financial advisors, delivered their opinion to PBOC's Board of Directors that, as of the date of such opinion, the consideration to be received by PBOC shareholders in the merger is fair from a financial point of view. KBW subsequently updated its opinion as of the date of this proxy statement.

    KBW provided its advisory services and its opinion for the information and assistance of the PBOC Board of Directors in connection with its consideration of the merger. KBW's opinion is not a recommendation as to how any PBOC shareholder should vote at the special meeting. THE OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. YOU ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

THE MERGER WILL BE A TAXABLE TRANSACTION TO YOU (PAGE   )

    As a result of the merger, you will generally recognize a gain or loss for United States income tax purposes measured by the difference between the cash received pursuant to the merger agreement and your adjusted tax basis in the shares of PBOC's common stock exchanged for such cash. Because determining the tax consequences of the merger can be complicated, you should consult with your tax advisor as to the specific tax consequences of the merger to you, including the applicability and effect of federal, state, local, foreign and other tax laws.

PBOC'S RECOMMENDATION TO SHAREHOLDERS (PAGE   )

    Your Board of Directors has determined, by unanimous vote, that the merger is fair to and in the best interests of PBOC and its shareholders and has unanimously approved and adopted the merger agreement and the merger. Your Board of Directors unanimously recommends that shareholders vote FOR approval of the merger agreement at the special meeting.

MARKET PRICE INFORMATION (PAGE   )

    PBOC's common stock is traded on the Nasdaq National Market under the symbol "PBOC." The closing price per share for the PBOC common stock as reported on the Nasdaq National Market on November 15, 2000, the last full trading day prior to the public announcement of FBOP's agreement to acquire the shares of PBOC common stock owned by PBOC's largest shareholder, and on December 8, 2000, the last full trading day prior to the public announcement of the proposed merger, was $7.00 and $9.1875, respectively.

THE SPECIAL MEETING

    - TIME, PLACE AND DATE OF THE SPECIAL MEETING (PAGE   ). The special meeting
      of PBOC shareholders will be held at         .m., Pacific Time, on
                    , 2001, at             ,             , Los Angeles,
      California.

    - REQUIRED VOTE (PAGE   ). As of the record date, 19,876,205 shares of PBOC
      common stock were issued and outstanding. FBOP owns 975,400 shares of PBOC common stock, has outstanding agreements (which agreements are subject to certain conditions including the receipt of all requisite regulatory approvals and which agreements do not give FBOP the right to vote the underlying shares) to acquire an additional 7,479,320 shares of PBOC common stock and holds irrevocable proxies to vote an aggregate of 1,019,571 shares, which were granted by certain directors and executive officers of PBOC and its subsidiaries and other entities in connection with the execution of the merger agreement, which represents in the aggregate 47.7% of the total issued and outstanding shares of PBOC common stock. PBOC is subject to Section 203 of the Delaware General Corporation Law, which governs business combinations with interested stockholders. Subject to certain exceptions, Section 203 provides that a corporation shall not engage in any business combination with any interested stockholder for a three-year period following the time that a stockholder becomes an interested stockholder unless, among other things, the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock which is not owned by the interested stockholder. Accordingly, because FBOP is considered to be an interested stockholder under Section 203, approval of the merger requires both the affirmative vote of the holders of a majority of the outstanding shares of PBOC common stock as well as the affirmative vote of the holders of two-thirds of the outstanding shares of PBOC common stock, excluding the 8,454,720 shares of PBOC common stock which are deemed to be owned by FBOP for purposes of Section 203 of the Delaware General Corporation Law.

    - SHAREHOLDERS ENTITLED TO VOTE (PAGE   ). You are entitled to vote at the
      special meeting if you owned shares of PBOC common stock at the close of
      business on                   , 2001, the record date for the special
      meeting. You will have one vote for each share of PBOC common stock you
      owned on the record date.             shares of PBOC common stock were
      outstanding as of the record date and are entitled to vote at the special meeting.

    - PROCEDURE FOR VOTING (PAGE   ). You may vote by completing and returning
      the enclosed proxy card, or by appearing at the special meeting and voting in person. If you complete and return the enclosed proxy but wish to revoke it, you must either file a written, signed notice of revocation with PBOC's corporate secretary, submit a later-dated proxy to PBOC, or attend the meeting and vote in person.

    - SOLICITATION OF PROXIES (PAGE   ). PBOC will pay all of the costs of
      soliciting proxies. In addition to soliciting proxies by mail, PBOC's directors, officers and employees, without receiving additional compensation, may solicit proxies by personal interview, mail, telephone and facsimile. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and PBOC will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them. Innisfree M&A Incorporated has been retained by PBOC to assist it in the solicitation of proxies at a cost of $10,000.00, plus the reimbursement of certain expenses.

THE MERGER

    - STRUCTURE OF THE MERGER (PAGE   ). Upon completion of the merger:

     -- Acquisition will be merged with and into PBOC, and PBOC will be the surviving corporation after the merger;

     --  PBOC will be 100% owned by FBOP; and

     -- Each share of PBOC common stock issued and outstanding immediately prior to the effective time of the merger (other than shares as to which dissenters' rights are perfected), and each option to acquire a share of PBOC common stock that is outstanding and unexercised immediately prior to the effective time, will be converted into the right to receive a cash payment in accordance with the merger agreement. PBOC shareholders will have no equity interest in PBOC or FBOP after the merger.

     -- Upon consummation of the merger and the receipt of regulatory approval, People's Bank of California, a federal savings institution and wholly-owned subsidiary of PBOC, may merge with and into California National Bank, a national banking institution and wholly-owned subsidiary of FBOP, with California National Bank the surviving corporation of such merger.

    - ACCOUNTING TREATMENT (PAGE   ). The merger will be accounted for as a
      "purchase" in accordance with generally accepted accounting principles. Consequently, the aggregate consideration paid by FBOP in connection with the merger will be allocated to PBOC's assets and liabilities based upon their fair values, with any excess being treated as goodwill.

    - RIGHTS OF DISSENTING SHAREHOLDERS (PAGE   ). Under Delaware law, if
      holders of the shares of PBOC's common stock dissent and do not vote for approval and adoption of the merger agreement and the merger, they are entitled to appraisal rights, provided that they strictly comply with certain statutory procedures further explained in detail in this proxy statement. A copy of Section 262 of the Delaware General Corporation Law, which sets forth the rights of dissenting shareholders under Delaware law, is attached as APPENDIX C to this proxy statement.

    - REASONS FOR THE MERGER (PAGE   ). In arriving at its determination that
      the merger is fair to, and in the best interests of, the PBOC shareholders, the PBOC Board of Directors considered a number of factors, including, without limitation, the following:

     -- The merger represents an opportunity for PBOC shareholders to realize a premium over recent market prices for their shares;

     -- In the opinion of PBOC's financial advisor, the price per share of common stock to be received by you is fair from a financial point of view;

     -- PBOC and People's Bank of California compete against many larger and better capitalized financial institutions and are vulnerable to competitive factors;

     -- The financial and operating performance of PBOC over recent periods does not compare favorably with prior periods as well as with its peer group (see "RECENT DEVELOPMENTS," "THE PROPOSED MERGER--BACKGROUND OF THE

         MERGER" and "--OPINION OF THE FINANCIAL ADVISOR--SELECTED PEER GROUP ANALYSIS;" and

     -- The Board of Directors has explored strategic alternatives and believes that the merger offers the best opportunity to maximize the value of PBOC common stock.

    - INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE   ). The officers and
      directors of PBOC and its subsidiaries have interests in the merger as employees and directors that are different from, or in addition to, your interests as shareholders.

PARTIES TO THE MERGER

    - PBOC (PAGE   ). PBOC is a $3.3 billion thrift holding company subject to supervision by the Office of Thrift Supervision. PBOC directly owns 100% of the shares of common stock of People's Bank of California, Los Angeles, California, which presently operates 26 branch offices in Los Angeles, Orange and Ventura Counties, California.

    - FBOP (PAGE   ). FBOP is a $5.4 billion Illinois corporation and registered bank holding company subject to supervision by the Board of Governors of the Federal Reserve System. FBOP is based in Oak Park, Illinois and conducts its operations through subsidiary banks operating in Illinois, Texas and California.

    - ACQUISITION (PAGE   ). Acquisition is a Delaware corporation and
      wholly-owned subsidiary of FBOP which was formed solely for the purpose of effecting the merger.

THE MERGER AGREEMENT

    - EFFECTIVE TIME OF THE MERGER (PAGE   ). The merger of PBOC and Acquisition
      will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The filing is expected to occur after approval of the merger agreement by PBOC's shareholders at the special meeting and satisfaction or waiver of the other conditions to the merger contained in the merger agreement. There can be no assurance that all conditions to the merger contained in the merger agreement will be satisfied or waived.

    - REPRESENTATIONS AND WARRANTIES OF PBOC, FBOP AND ACQUISITION (PAGE   ).
      The merger agreement contains various customary representations and warranties made by each of the parties to the merger agreement.

    - COVENANTS OF PBOC, FBOP AND ACQUISITION; CONDUCT OF BUSINESS PRIOR TO THE
      MERGER (PAGE   ). The merger agreement contains various customary
      covenants, including a covenant that during the period from the date of the merger agreement until consummation of the merger, PBOC will conduct its business in the usual and ordinary course.

    - CONDITIONS TO CONSUMMATION OF THE MERGER (PAGE   ). The completion of the
      merger depends upon satisfaction of a number of conditions, including, among other things:

     -- approval of the merger agreement by the shareholders of PBOC holding not less than two-thirds of the outstanding shares of common stock entitled to vote at the meeting which are not deemed to be owned by FBOP or its affiliates;

     --  receipt of all applicable regulatory approvals; and

     -- the absence of a material adverse change in the financial condition, results of operations or business of PBOC and People's Bank of California since September 30, 2000.

    - NO NEGOTIATIONS WITH OTHERS (PAGE ). Subject to certain exceptions, PBOC may not, directly or indirectly, nor permit either People's Bank of California or their respective directors, officers, employees, representatives, agents or affiliates to solicit, initiate, encourage, or respond favorably to inquiries or proposals from, or provide any confidential information or access to People's Bank of California's or PBOC's premises, or participate in any discussions or negotiations with, any person (other than Acquisition and FBOP and their directors, officers, employees, representatives and agents) concerning:

     -- any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving PBOC or People's Bank of California; or

     -- any purchases or other acquisition by any person of any shares of capital stock of PBOC or People's Bank of California; or

     -- any issuance by PBOC or People's Bank of California of any shares of its capital stock.

    - TERMINATION OF MERGER AGREEMENT (PAGE   ). The merger agreement provides
      that the merger agreement and the merger may be terminated by the mutual consent of the parties, or by either party upon the occurrence or non-occurrence of certain events.

    - TERMINATION FEE (PAGE   ). If PBOC and Acquisition fail to consummate the
      merger and PBOC or People's Bank of California enters into a letter of intent, commitment letter or other written agreement with a third party regarding a merger, consolidation, sale of assets or other similar transaction involving PBOC or People's Bank of California within twelve months following the termination of the merger and the merger agreement (except for terminations under certain specified circumstances), PBOC shall, upon execution of any such letter or agreement, promptly pay
      $10 million to FBOP.

MANAGEMENT OWNERSHIP (PAGE   )

    As of the record date,                   , 2001, the directors and executive
officers of PBOC and its subsidiaries owned or had power to vote (excluding options), in the aggregate, 540,389 shares of outstanding PBOC common stock, representing an aggregate of approximately 2.7% of the outstanding shares of
PBOC common stock. The table beginning on page   contains more detailed
information regarding the share ownership of executive officers and directors.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF PBOC

    The following table presents selected historical consolidated financial and other data for the five years ended December 31, 1999 and for the nine months ended September 30, 2000 and 1999 for PBOC. The selected historical consolidated financial and other data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of the Company, including the related notes, incorporated by reference herein.

                                           AT OR FOR THE NINE
                                              MONTHS ENDED
                                              SEPTEMBER 30,                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                         -----------------------   --------------------------------------------------------------
                                            2000         1999         1999         1998         1997         1996         1995
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Financial Condition Data:
  Total assets.........................  $3,276,687   $3,585,301   $3,398,228   $3,335,027   $2,213,054   $1,747,918   $1,579,760
  Cash and cash equivalents............      29,039       19,461       19,582       22,401       14,113       14,720        7,258
  Federal funds sold...................      28,800           --        2,000       24,000        7,004        7,200       11,800
  Securities purchased under agreements
    to resell..........................          --           --           --           --           --           --       35,000
  Securities available-for-sale........     514,585      992,352      771,864    1,004,937      571,160      502,301      241,645
  Mortgage-backed securities
    held-to-maturity...................       3,924        4,345        4,326        6,282        9,671       10,971           --
  Loans receivable, net................   2,531,929    2,431,929    2,462,837    2,148,857    1,533,212    1,141,707    1,228,152
  Real estate held for investment and
    sale, net..........................       1,006        1,932          846        2,723       15,191       22,561       16,288
  Deposits.............................   2,000,631    1,691,116    1,647,337    1,542,162    1,266,615    1,371,243    1,473,318
  Securities sold under agreements to
    repurchase.........................     135,000      428,901      381,109      364,000      340,788      192,433           --
  FHLB advances........................     871,000    1,245,000    1,123,700    1,198,000      472,000       80,000       31,746
  Senior debt (1)......................          --           --           --           --       11,113       11,398       10,000
  Trust originated preferred and other
    borrowings.........................      10,000           --        4,621           --           --           --           --
  Minority interest (2)................      33,250       33,250       33,250       33,250       33,250           --           --
  Stockholders' equity (3).............     214,513      164,925      179,457      180,606       79,602       64,822       56,613
Selected Operating Data:
  Interest, fees and dividend income...  $  191,592   $  169,134   $  230,428   $  180,873   $  130,979   $  122,896   $  122,926
  Interest expense.....................     135,455      120,405      161,677      140,358       97,205       90,791       97,977
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income..................      56,137       48,729       68,751       40,515       33,774       32,105       24,949
  Provision for loan losses............       5,500        3,300        4,747        2,000        2,046        2,884        8,823
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income after provision
    for loan losses....................      50,637       45,429       64,004       38,515       31,728       29,221       16,126
  Gain (loss) on sale of
    mortgage-backed securities, net....      (8,203)         200       (3,217)       1,682        1,275        3,638          641
  Gain (loss) on loan and servicing
    sales, net.........................           4           49           49          613        3,413          (53)        (166)
  Income (loss) from other real estate
    operations, net....................         (37)         533          513        1,479       (1,805)       1,946       (2,067)
  Other noninterest income.............       2,848        1,982        2,547        2,662        2,234        2,593        2,095
  Operating expenses...................      34,042       27,364       38,123       46,962       29,543       27,816       30,751
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Earnings (loss) before income tax
    benefit, minority interest and
    extraordinary item.................      11,207       20,829       25,773       (2,011)       7,302        9,529      (14,122)
  Income tax benefit...................      21,184        3,500        4,500       16,390        4,499        3,015        2,644
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Earnings (loss) before minority
    interest and extraordinary item....      32,391       24,329       30,273       14,379       11,801       12,544      (11,478)
  Minority interest....................       2,607        2,607        3,476        3,476          859           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Earnings (loss) before extraordinary
    item...............................      29,784       21,722       26,797       10,903       10,942       12,544      (11,478)
  Extraordinary item gain on sale of
    FHLB advances......................          --           --        6,678           --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net earnings (loss)..................      29,784       21,722       33,475       10,903       10,942       12,544      (11,478)
  Dividends on preferred stock.........          --           --           --        2,160        7,340        6,555        3,385
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net earnings (loss) available to
    common stockholders................  $   29,784   $   21,722   $   33,475   $    8,743   $    3,602   $    5,989   $  (14,863)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Earnings (loss) per share basic and
    diluted before extraordinary
    item...............................  $     1.50   $     1.06   $     1.31   $     0.59   $     1.14   $     1.90   $    (3.41)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Earnings (loss) per share, basic and
    diluted (4)........................  $     1.50   $     1.06   $     1.63   $     0.59   $     1.14   $     1.90   $    (3.41)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Weighted average number of shares
    outstanding........................  19,877,821   20,533,824   20,487,111   14,793,644    3,152,064    3,152,064    4,361,280
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                              AT OR FOR THE NINE
                                                 MONTHS ENDED
                                                SEPTEMBER 30,               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                            ----------------------   ----------------------------------------------------
                                              2000          1999       1999       1998       1997       1996       1995
                                            --------      --------   --------   --------   --------   --------   --------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Key Operating Ratios:(5)
  Return on average assets................     1.12%         0.85%      0.97%      0.39%      0.57%      0.72%     (0.65)%
  Return on average assets, as
    adjusted(6)...........................     0.34          0.85       0.87       0.72       0.57       0.72      (0.65)
  Return on average equity................    20.95         16.97      19.49       7.79      15.37      22.00     (38.21)
  Return on average equity, as
    adjusted(6)...........................     6.44         16.97      17.59      14.37      15.37      22.00     (38.21)
  Average equity to average assets........     5.33          4.98       4.96       4.98       3.72       3.29       1.70
  Dividend payout ratio...................       --            --         --         --         --         --         --
  Average interest-earning assets to
    average interest-bearing
    liabilities...........................   105.68        105.49     105.51     103.79     100.69     100.00     100.00
  Interest rate spread(7).................     1.84          1.65       1.75       1.30       1.80       1.91       1.46
  Net interest margin(7)..................     2.14          1.92       2.01       1.49       1.84       1.92       1.45
  Operating expenses to average assets....     1.28          1.07       1.10       1.67       1.55       1.60       1.74
  Operating expenses to average assets, as
    adjusted (6)..........................     1.28          1.07       1.10       1.12       1.55       1.60       1.74
  Efficiency ratio(8).....................    67.08         53.14      55.54     100.02      72.17      64.52      89.72
  Efficiency ratio, as adjusted (6)(8)....    57.30         53.14      52.90      66.80      72.17      64.52      89.72
Asset Quality Data:
  Total non-performing assets and troubled
    debt restructurings(9)................  $18,599       $11,897    $10,494    $14,806    $33,123    $46,218    $52,640
  Non-performing loans as a percent of
    loans, net............................     0.55%         0.20%      0.13%      0.40%      0.65%      1.60%      2.90%
  Non-performing assets as a percent of
    total assets(9).......................     0.45          0.14       0.12       0.34       1.05       2.21       2.94
  Non-performing assets and troubled debt
    restructurings as a percent of total
    assets (9)............................     0.57          0.33       0.31       0.44       1.50       2.64       3.33
  Allowance for loan losses as a percent
    of loans, gross.......................     1.00          0.79       0.81       0.86       1.15       1.99       2.50
  Allowance for loan losses as a percent
    of non- performing loans (9)..........   190.12        412.95     662.40     222.14     179.97     127.65      88.71
  Allowance for loan losses as a percent
    of non-performing loans and troubled
    debt restructurings (9)...............   149.67        204.21     218.19     156.39      89.84      90.30      75.67
  Net charge-offs to average loans, net...     0.09          0.08       0.11       0.05       0.63       0.95       0.55
Bank Regulatory Capital Ratios:
  Tier 1 leverage.........................     6.85%         6.12%      6.78%      6.30%      5.43%      4.57%      4.18%
  Tier 1 risk-based.......................    10.45         10.67      11.08      11.48      10.74       9.15       7.56
  Total risk-based........................    11.55         11.53      11.96      12.36      11.99      10.38       8.43

--------------------------

(1) The senior debt was repaid in connection with PBOC's initial public offering.

(2) Minority interest consists of the interest in People's Preferred Capital Corporation held by persons other than People's Bank of California.

(3) At September 30, 2000 and 1999, and at December 31, 1999, 1998 and 1997,
    stockholders' equity is net of $32.8 million, $44.9 million, $38.7 million, $13.6 million and $2.0 million of unrealized losses on securities available-for-sale, respectively.

(4) Based on a weighted average number of shares of common stock of 19,877,821, 20,533,824, 20,487,111, 14,793,644, 3,152,064, 3,152,064 and 4,361,280 for
    the nine months ended September 30, 2000 and 1999 and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively.

(5) With the exception of end of period ratios, all ratios are based on average daily balances during the respective periods.

(6) For the nine months ended September 30, 2000, earnings are fully tax-effected and exclude the effect of loss on investment securities sales and the income tax benefit recognized during the period. For the year ended

    December 31, 1999, exclude effect of extraordinary item and loss on investment securities sales. For the year ended December 31, 1998, excludes effect of one-time initial public offering-related expenses.

(7) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.

(8) Efficiency ratio represents operating expenses as a percent of the aggregate of net interest income and non-interest income.

(9) Non-performing assets consist of nonaccrual loans and real estate owned. Nonaccrual loans are loans that PBOC has removed from accrual status because the loans are 90 or more days delinquent as to principal and/or interest or, in management's opinion, full collectibility of the loans is in doubt. Real estate owned consists of real estate acquired in settlement of loans. A loan is considered a troubled debt restructuring if, as a result of the borrower's financial condition, PBOC has agreed to modify the loan by accepting below market terms either by granting an interest rate concession or by deferring principal or interest payments. As used in this table, the term "troubled debt restructurings" means a restructured loan on accrual status. Troubled debt restructurings on nonaccrual status are reported in the nonaccrual loan category.

                              RECENT DEVELOPMENTS

    On January 29, 2001, PBOC reported net earnings of $31.6 million, or $1.59 per diluted share, for the year ended December 31, 2000, which included a one-time $25.0 million income tax benefit that was based on projections of future taxable income. Excluding the one-time $25.0 million income tax benefit, and on a pro forma fully-taxable basis, net earnings for the year ended December 31, 2000 would have been $5.7 million, or $.29 per diluted share, compared to pro forma fully-taxable earnings before extraordinary item of $11.8 million, or $.58 per diluted share for the year ended December 31, 1999. For the three months ended December 31, 2000, PBOC earned $1.8 million, or $.09 per diluted share, compared to pro forma fully-taxable earnings before extraordinary item of $2.1 million, or $.10 per diluted share, for the three months ended December 31, 1999.

                        SPECIAL MEETING OF SHAREHOLDERS

PURPOSE

    The special meeting will be held at         .m., Pacific Time, on
                  , 2001 at             ,             , Los Angeles, California.
At the special meeting, shareholders of PBOC will be asked to consider and vote on a proposal to approve and adopt the merger agreement. The merger agreement provides for the merger of Acquisition, a Delaware corporation and a wholly-owned subsidiary of FBOP, with and into PBOC. Upon consummation of the merger, PBOC will be the surviving corporation and will be a wholly-owned subsidiary of FBOP. Pursuant to the merger agreement, upon consummation of the proposed merger (i) each share of PBOC's common stock outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive $10.00 in cash, and (ii) each option to acquire shares of PBOC common stock which is outstanding and unexercised immediately prior to the effective time of the merger will be canceled and converted into the right to receive the amount in cash equal to $10.00 less the per-share exercise price of each such option to acquire shares of PBOC common stock. The aggregate purchase price to be paid by FBOP for PBOC's issued and outstanding common stock shall not exceed $198,762,050, plus the cash payment for all outstanding and unexercised options, provided, however, that to the extent that any of such options are exercised prior to the effective time, the $198,762,050 amount shall be increased by an amount equal to the product of (A) the number of shares of PBOC common stock issued pursuant to the exercise of such options and
(B) $10.00. See "THE PROPOSED MERGER--THE MERGER."

    The Board of Directors of PBOC believes that the merger is in the best interests of PBOC and its shareholders and unanimously recommends that you vote "FOR" approval and adoption of the merger agreement.

SOLICITATION AND VOTING

    In addition to the solicitation of proxies by use of the mail, officers, directors and regular employees of PBOC may solicit the return of proxies by personal interview, mail, telephone and facsimile. These persons will not be additionally compensated but will be reimbursed for out-of-pocket expenses. PBOC will also request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares. PBOC will reimburse such persons and the transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

    Innisfree M&A Incorporated has been retained by PBOC to assist it in the solicitation of proxies. Innisfree M&A Incorporated will receive a fee of $10,000.00 for its assistance, plus reimbursement for out-of-pocket expenses. PBOC will bear all of the costs of the solicitation of proxies. Shareholders are urged to send in their proxies without delay.

    All shareholders of PBOC as of the close of business on the record date set for the special meeting are eligible to vote at the special meeting. The record date for the special meeting has been set as of the close of business on
                  , 2001. As of the record date, 21,876,205 shares of PBOC's common stock were issued and 19,876,205 shares were outstanding. At that date,
such shares were held of record by approximately             shareholders. The
presence, in person or by proxy, of at least a majority of all the outstanding shares of PBOC's common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Shareholders as of the record date are entitled to one vote for each share of PBOC's common stock that they own.

    Under Section 251 of the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the outstanding shares of a company's common stock is generally required to approve and adopt a merger agreement. However, Section 203 of the Delaware General Corporation Law prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who owns 15 percent or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

    - the transaction that will cause the person to become an interested stockholder is approved by the Board of Directors of the target prior to the transaction;

    - after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of interested stockholders and (b) shares held by specified employee benefit plans; or

    - after the person becomes an interested stockholder, the business combination is approved by the Board of Directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares owned by the interested stockholder.

    As of the close of business on               , 2001, FBOP owned 975,400
shares of PBOC common stock, had agreements (which agreements do not give FBOP the right to vote the underlying shares and which agreements are subject to certain conditions including the receipt of all requisite regulatory approvals) to acquire an additional 7,479,320 shares of PBOC common stock and holds irrevocable proxies to vote an aggregate of 1,019,571 shares, which were granted by certain directors and executive officers of PBOC and its subsidiaries together with Arbur, Inc. in connection with the execution of the merger agreement, which represents in the aggregate 47.7% of the total issued and outstanding shares of PBOC common stock. The Board of Directors of PBOC was not requested to and did not give prior approval of FBOP's acquisition or agreements to acquire these shares of PBOC common stock. Accordingly, the merger agreement must be approved by:

    - the affirmative vote of the holders of a majority of the outstanding shares of PBOC common stock; and

    - the affirmative vote of the holders of at least two-thirds of the outstanding shares of PBOC common stock that are not owned by FBOP or any of its affiliates.

    The 9,474,291 shares of PBOC common stock which are owned by FBOP or subject to agreements pursuant to which FBOP may acquire such shares will be counted in determining the majority vote required pursuant to Section 251 of the Delaware General Corporation Law but will not be counted in determining the vote required pursuant to Section 203 of the Delaware General Corporation Law. Consequently, a failure to return a properly executed proxy or to vote in person at the special meeting will have the same effect as a vote "AGAINST" approval and adoption of the merger agreement.

    Abstentions and broker nonvotes will be counted as shares present at the special meeting for purposes of determining the presence of a quorum. Abstentions and broker nonvotes will have the same effect as a vote "AGAINST" approval of the merger agreement. A broker nonvote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

REVOCABILITY OF PROXIES

    PBOC encourages the personal attendance of its shareholders at the special meeting. An execution of the accompanying proxy will not affect a shareholder's right to attend the special meeting and to vote in person.

    Proxies may be revoked if you:

    - Deliver a signed, written revocation letter, dated any time before the proxy is voted, to J. Michael Holmes, Corporate Secretary, PBOC Holdings, Inc., at PBOC's principal executive offices, 5900 Wilshire Boulevard, 16th Floor, Los Angeles, California 90036-5013;

    - Sign and deliver a proxy, dated later than the first one, to PBOC's Corporate Secretary at the above address; or

    - Attend the meeting and vote in person. Attending the special meeting alone will not revoke your proxy. A revocation letter or a later-dated proxy will not be effective unless received by PBOC prior to the shareholder vote at the special meeting.

ADJOURNMENTS

    The special meeting may be adjourned for the purpose of soliciting additional proxies to a date not more than 30 days after the date of the special meeting. Any adjournment may be made without notice, other than by an announcement made at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow PBOC shareholders who have already sent in their proxies to revoke them at any time prior to their use. See "ADJOURNMENT OF THE SPECIAL MEETING."

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                  BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of PBOC's common
stock as of                   , 2001, and certain other information with respect
to (i) each person or entity, including any "group" as that term is used in
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who or which was known to PBOC to be a beneficial owner of more than 5% of the issued and outstanding common stock, (ii) each director of PBOC,
(iii) each executive officer of PBOC and its subsidiaries and (iv) all directors and executive officers of PBOC and its subsidiaries as a group.

                                                              AMOUNT AND NATURE OF
NAME OF BENEFICIAL                                            BENEFICIAL OWNERSHIP    PERCENT OF
OWNER OR NUMBER OF                                                   AS OF           OUTSTANDING
PERSONS IN GROUP                                                   , 2001(1)         COMMON STOCK
------------------                                            --------------------   ------------
Trustees of the Estate of Bernice Pauahi Bishop ............        4,759,848(2)         22.9%
  (the "Bishop Estate")
  567 South King Street, Suite 200
  Honolulu, Hawaii 96813

BIL Securities (Offshore) Limited ("BIL") ..................        1,912,272(2)          9.2%
  P.O. Box 5018
  Level 12, Colonial Building
  117 Customhouse Quay
  Wellington, New Zealand

Directors and Executive Officers:

  Rudolf P. Guenzel.........................................          600,000(3)          2.9%

  J. Michael Holmes.........................................          268,153(4)          1.3%

  Murray Kalis..............................................           30,000(5)        *

  Robert W. MacDonald.......................................           50,000(6)        *

  John F. Davis.............................................           33,000(7)        *

                                                              AMOUNT AND NATURE OF
NAME OF BENEFICIAL                                            BENEFICIAL OWNERSHIP    PERCENT OF
OWNER OR NUMBER OF                                                   AS OF           OUTSTANDING
PERSONS IN GROUP                                                   , 2001(1)         COMMON STOCK
------------------                                            --------------------   ------------
  William W. Flader.........................................          297,715(8)          1.4%

  Doreen J. Blauschild......................................           25,651(9)        *

  William G. Carroll........................................           72,121(10)       *

  Richard Delaney...........................................        --                  --

  Carl LoBue................................................           24,665(11)       *

  C. Stephen Mansfield......................................              500           *

  Ronald S. Crane...........................................        --                  --

  Lisa Alexander............................................           22,500(12)       *

  Michael Hilton............................................           22,500(13)       *

  Jeff Tanner...............................................           12,500(14)       *

All directors and executive officers as a group (15                 1,459,305(15)         7.0%
  persons)..................................................

------------------------

*   Represents less than 1% of the outstanding shares of PBOC common stock.

 (1) Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of common stock are deemed to beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

 (2) On November 1, 2000 and November 7, 2000, the Bishop Estate and BIL respectively entered into contracts with FBOP to sell all of their outstanding shares of PBOC common stock, subject to, among other things, FBOP's receipt of all requisite regulatory approvals.

 (3) Includes 3,090 shares held by Mr. Guenzel's spouse and 315,000 shares which may be acquired by Mr. Guenzel upon the exercise of stock options.

 (4) Includes 193,750 shares which may be acquired by Mr. Holmes upon the exercise of stock options.

 (5) Includes 25,000 shares which may be acquired by Mr. Kalis upon the exercise of stock options.

 (6) Includes 50,000 shares which may be acquired by Mr. MacDonald upon the exercise of stock options.

 (7) Includes 8,000 shares which are held by Mr. Davis' children and 25,000 shares which may be acquired by Mr. Davis upon the exercise of stock options.

 (8) Includes 119,806 shares held with Mr. Flader's spouse who serves as a co-trustee of a family trust, 14,909 shares held in an individual retirement account and 160,000 shares which may be acquired by Mr. Flader upon the exercise of stock options.

 (9) Includes 23,833 shares which may be acquired by Ms. Blauschild upon the exercise of stock options.

(10) Includes 3,273 shares held in Mr. Carroll's spouse's individual retirement account and 68,833 shares which may be acquired by Mr. Carroll upon the exercise of stock options.

(11) Includes 7,840 shares held in an individual retirement account by Mr. LoBue's spouse and 4,485 shares which are held by Mr. LoBue's son.

(12) Includes 22,500 shares which may be acquired by Ms. Alexander upon the exercise of stock options.

(13) Includes 22,500 shares which may be acquired by Mr. Hilton upon the exercise of stock options.

(14) Includes 12,500 shares which may be acquired by Mr. Tanner upon the exercise of stock options.

(15) Includes 918,916 shares which may be acquired by all directors and executive officers of the PBOC as a group upon the exercise of stock options.

                              THE PROPOSED MERGER

    The following is a summary description of the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices attached to this proxy statement, including the merger agreement, which is attached as APPENDIX A to this proxy statement. We urge you to read the appendices in their entirety.

THE MERGER

    Under the terms of the merger agreement, at the effective time, Acquisition, a Delaware corporation and a wholly-owned subsidiary of FBOP, which was formed solely to facilitate the merger, will merge with and into PBOC with PBOC continuing as the surviving corporation. As a result of the merger, PBOC will become a wholly-owned subsidiary of FBOP and will succeed to all of the assets and liabilities of Acquisition. The separate corporate existence of Acquisition will cease following consummation of the merger. Upon completion of the merger, shareholders of PBOC will no longer own any shares of PBOC's common stock and will not, as a result of the merger, own any common stock either of FBOP or Acquisition.

    As consideration for the merger of Acquisition with and into PBOC, each of the outstanding shares of PBOC's common stock will be converted at the effective time of the merger into the right to receive $10.00 in cash, and each option to acquire a share of PBOC's common stock that is outstanding and unexercised immediately prior to the effective time of the merger will be converted into the right to receive $10.00 less the per-share exercise price for the option.

    After the merger of Acquisition with and into PBOC and subject to the receipt of regulatory approval, FBOP may cause People's Bank of California to be merged with and into California National Bank, a national banking institution and wholly-owned subsidiary of FBOP, with California National Bank as the surviving entity. Immediately after the consummation of these transactions, California National Bank would be a wholly-owned subsidiary of FBOP.

BACKGROUND OF THE MERGER

    Management and the Board of Directors have, from time to time, discussed intensifying competition in, and the continuing consolidation of, the bank, thrift and financial services industries. Management and the Board of Directors continually are reviewing strategic alternatives in order to enhance shareholder value, and at various times in the past, management and the Board of Directors have considered the possibility of a sale of PBOC as a way to enhance shareholder value. Management and certain members of the Board of Directors also have been contacted from time to time by officers and other representatives of various financial institutions, with inquiries about the willingness of the Board of Directors to consider a sale of PBOC; however, none of such inquiries matured into a formal offer or resulted in a letter of intent for the sale of PBOC.

    Beginning in December 1999, KBW representatives began advising PBOC with respect to a possible acquisition by PBOC of BYL Bancorp and its wholly-owned subsidiary, BYL Bank Group (collectively, "BYL"). These discussions resulted in PBOC providing a non-binding indication of interest letter to BYL on February 24, 2000.

    Beginning in April 2000, the management of PBOC, including from time to time the Board of Directors of PBOC, and KBW began a series of meetings relating to the on-going strategic direction of PBOC and the effect of various strategies on shareholder value over both a short term and longer term perspective.

    On April 12, 2000, Rudolf P. Guenzel, President and Chief Executive Officer of PBOC, and J. Michael Holmes, Senior Executive Vice President and Chief Financial Officer of PBOC, met with representatives of KBW. At that meeting, KBW indicated to PBOC management that internal growth would probably not be sufficient for PBOC to justify remaining independent, and that the most attractive strategy to enhance shareholder value would be a potential sale of control of PBOC preceded by strategic acquisitions of commercial banking franchises, if available. As a result, PBOC determined to continue discussions with BYL.

    In April 2000, a super-regional bank indicated preliminary interest in acquiring PBOC. Subsequent to learning of that indication of interest, on May 4, 2000, PBOC engaged KBW to act as general financial advisor to the PBOC and to evaluate and pursue a possible transaction with the super-regional bank.

    On May 17, 2000, KBW met with representatives of the super-regional bank to discuss their potential interest with respect to the acquisition of PBOC. At the conclusion of that meeting, KBW received a non-binding indication of interest letter, which was subject to, among other things, the completion of due diligence and the negotiation of a definitive agreement.

    On May 19, 2000, the Board of Directors of People's Bank of California met to discuss the indication of interest from the super-regional bank and the status of the investigation of and negotiations with BYL.

    Subsequent to the May 19, 2000 Board of Directors meeting, KBW advised the super-regional bank that PBOC was interested in continuing discussions. A confidentiality agreement was negotiated and signed on May 30, 2000, and arrangements were made to supply the super-regional bank with confidential information relating to the business, operations and prospects of PBOC.

    On June 16, 2000, PBOC entered into a supervisory agreement with the Office of Thrift Supervision ("Supervisory Agreement") which required People's Bank of California to reduce its interest rate risk, strengthen its lending infrastructure and fill open positions on its Board of Directors.

    On August 11, 2000, KBW met with senior executives of the super-regional bank to discuss their offer. On August 18, 2000, following the completion of its due diligence examination of PBOC and conversations with PBOC's senior management, the super-regional bank submitted a revised indication of interest letter to PBOC, which set forth an aggregate purchase price of $178.9 million, or approximately $9.00 per share, and was subject to further due diligence as well as the execution of a definitive agreement.

    On August 21, 2000, KBW reviewed the results of its meeting with the super-regional bank with PBOC's Board of Directors, provided a general overview of the super-regional bank, and discussed the advisability of accepting such an offer. At the conclusion of the meeting, the PBOC Board of Directors determined that the consideration offered was inadequate to justify further discussions. On August 23, 2000, PBOC sent a letter to the super-regional bank advising it of the Board of Directors' decision.

    On October 23, 2000, PBOC reported a net loss for the third quarter 2000 of $6.0 million, or a $0.30 loss per diluted share compared to net earnings of $8.4 million, or $0.41 profit per diluted share during the same period in 1999. The third quarter 2000 loss was the result of the sale of $197.4 million of low-yielding fixed-rate securities from PBOC's available-for-sale portfolio. On a pro forma fully-tax-effected basis and excluding the $8.7 million loss on the sale of fixed-rate securities, net earnings for the third quarter would have been $1.7 million, or $0.09 per diluted share, compared to fully-taxed earnings in the third quarter of 1999 of $3.8 million, or $0.18 per diluted-share. The third quarter 2000 earnings were materially below analysts' expectations.

    During the week of October 23, 2000, KBW contacted two potential buyers of PBOC (one of which was FBOP) to determine their potential interest in an acquisition if the PBOC Board of Directors were to determine that such an acquisition would be in the best interests of PBOC and its stockholders. KBW approached both parties based on its knowledge of their potential interests. Both parties that KBW approached indicated their potential interest in pursuing an acquisition.

    On November 2, 2000, PBOC announced that it had executed a definitive agreement to acquire BYL for cash.

    On November 16, 2000, the Bishop Estate, PBOC's largest shareholder, filed a
Schedule 13D with the Securities and Exchange Commission, which disclosed that it had entered into a stock purchase agreement on November 1, 2000 to sell to FBOP all of the shares of PBOC common stock it owned, 4,759,848 shares or 23.9% of the outstanding PBOC common stock, subject to certain conditions, including but not limited to receipt of requisite regulatory approvals, at $10.00 per share. PBOC's common stock closed at $5.9375 the last full trading day prior to the day the agreement between the Bishop Estate and FBOP was signed.

    On November 20, 2000, PBOC's senior management and PBOC's Board of Directors met to consider strategic alternatives in light of the recent announcement by PBOC's largest shareholder. At that meeting, representatives of Sandler
O'Neill & Partners, LP ("Sandler O'Neill") and PBOC's outside counsel discussed a range of responses, including continuing to seek out alternative parties that might be interested in acquiring PBOC.

    On November 22, 2000, BIL, PBOC's second largest shareholder, filed a
Schedule 13D with the Securities and Exchange Commission, which disclosed that on November 7, 2000, it had entered into a stock purchase agreement to sell FBOP all of its 1,912,272 shares or 9.6% of the outstanding PBOC common stock, subject to certain conditions, including but not limited to receipt of requisite regulatory approvals, for $10.00 per share. PBOC's common stock closed at $6.125 the last full trading day prior to the day the agreement between BIL and FBOP was signed.

    On November 29, 2000, PBOC publicly announced that KBW and Sandler O'Neill had been engaged to explore various options to maximize shareholder value. KBW and Sandler O'Neill were each engaged to assist PBOC in analyzing, structuring, negotiating and effecting a transaction with a potential acquiror. PBOC selected KBW and Sandler O'Neill as financial advisors because both firms are nationally recognized investment-banking firms with substantial experience in transactions similar to the merger and both firms are familiar with PBOC and its business. On that date, PBOC also announced its intention to proceed with the acquisition of BYL.

    On November 30, 2000, representatives of FBOP met in Los Angeles with representatives of KBW, Sandler O'Neill, PBOC's senior management and PBOC's Chairman of the Board to discuss, among other things, whether FBOP would be willing to make an offer for all of the outstanding shares of PBOC.

    On December 1, 2000, KBW and Sandler O'Neill met with PBOC's Board of Directors to review the status of discussions with FBOP and other potentially interested parties. The Board of Directors discussed the relative merits of an offer for all of PBOC's outstanding shares of common stock from FBOP, as well as the possibility of receiving other potential indications of interest. KBW and Sandler O'Neill were instructed to negotiate a potential transaction with FBOP and to concurrently pursue negotiations with other potential acquirors.

    Representatives of KBW and Sandler O'Neill proceeded to contact FBOP, and subsequently FBOP forwarded a non-binding letter dated November 30, 2000 which indicated FBOP's willingness to pay $10.00 a share for all of the outstanding shares of PBOC common stock. KBW and Sandler O'Neill also immediately contacted a number of other banking organizations to determine whether or not they might have an interest in acquiring PBOC. Only one of them, a regional bank (which was one of the two banking organizations KBW had contacted during the week of October 23, 2000) (the "Regional Bank") indicated interest. The Regional Bank subsequently executed a confidentiality agreement and conducted preliminary due diligence.

    During the week of December 3, 2000, representatives of KBW, Sandler O'Neill, PBOC and PBOC's counsel negotiated with representatives of FBOP and its counsel to reach a definitive merger agreement. KBW and Sandler O'Neill were concurrently in discussions with other banking organizations in an attempt to elicit alternative bids for PBOC.

    On December 5, 2000, FBOP filed a Schedule 13D with the Securities and Exchange Commission disclosing that between October 31, 2000 and November 28, 2000, FBOP had acquired 575,400 shares of PBOC common stock in the open market at an average price of $7.45 per share. It was also disclosed in this filing that on November 30, 2000, FBOP had entered into a stock purchase agreement with Advisory Research, Inc. to acquire its 807,200 shares or 4.1% of the outstanding PBOC common stock, subject to certain conditions, including but not limited to receipt of requisite regulatory approvals, at $10.00 per share. FBOP disclosed that upon the closing of the transactions contemplated by all of the stock purchase agreements, it would own 40.5% of PBOC's outstanding common stock.

    On December 7, 2000, PBOC received an unsigned indication of interest letter from the Regional Bank, which set forth a preliminary range of $11.00 to $12.00 per share, but was subject to a number of contingencies, including further due diligence, negotiation of a definitive agreement, and a requirement that the Regional Bank's name not be used publicly until such time as a definitive agreement was executed. After considering this proposal, PBOC's Board of Directors concluded in a Board meeting held on December 7, 2000 that given the non-binding nature of the letter, the number of referenced conditions, and the Regional Bank's unwillingness to disclose publicly its interest in acquiring PBOC, consummation of a definitive agreement with the Regional Bank was highly uncertain.

    PBOC's Board of Directors continued to meet with representatives of KBW, Sandler O'Neill and PBOC's counsel on December 6, 7 and 8, 2000 to discuss the status of the negotiations with FBOP as well as the status of discussions with other potential buyers. On December 8, 2000, PBOC received a signed indication of interest letter from the Regional Bank, which still contained all of the same contingencies. The PBOC Board of Directors met on December 8, 2000 to review the Regional Bank's non-binding indication of interest and the terms of the merger agreement negotiated with FBOP. The Board of Directors considered this non-binding indication of interest from the Regional Bank insufficient in light of the number of contingencies it contained, particularly in light of the substantially negotiated definitive agreement with FBOP. Based on the foregoing, and the presentation by KBW of its oral opinion (which was confirmed in writing following the meeting) that the cash consideration to be paid by FBOP to all PBOC shareholders is fair to the PBOC shareholders from a financial point of view, the PBOC Board of Directors unanimously approved the proposed merger agreement.

    On December 11, 2000, PBOC and FBOP announced they had executed a definitive merger agreement dated December 8, 2000, providing for the acquisition of all of PBOC's shares at $10.00 per share. The closing price per share for the PBOC common stock as reported on the Nasdaq Stock Market on November 15, 2000, the last full trading day prior to the public announcement of FBOP's agreement to acquire the shares of PBOC common stock owned by PBOC's largest shareholder, and on December 8, 2000, the last full trading day prior to the public announcement of the proposed merger, was $7.00 and $9.1875, respectively.

LITIGATION

    Following the public announcement of the proposed merger, three purported class action lawsuits were filed by stockholders of PBOC against PBOC, People's Bank of California, FBOP and certain present and former directors of PBOC in the Court of Chancery of the State of Delaware. The three lawsuits have been consolidated under the caption IN RE PBOC HOLDINGS, INC. SHAREHOLDERS LITIGATION, Cons. C.A. No. 18543 (the "Consolidated Action"). The complaint in the Consolidated Action generally alleges that the directors of PBOC, aided and abetted by FBOP, breached their fiduciary duties in connection with their approval of the proposed merger. Plaintiffs purport to seek, among other things,
(i) an order enjoining the proposed merger; (ii) rescission of the merger in the event that it is consummated; and/or (iii) damages. The defendants in the Consolidated Action intend to defend the action vigorously.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

    At a special board meeting on December 8, 2000, the PBOC Board of Directors determined that the merger is fair to and in the best interests of PBOC and its shareholders and, by the unanimous vote of all the directors, approved and adopted the merger agreement and the transactions contemplated by the merger agreement. ACCORDINGLY, THE PBOC BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS THAT PBOC SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

    The Board of Directors believes that the terms of the merger agreement, which are the product of arm's length negotiations between representatives of FBOP and PBOC, are fair and in the best interests of PBOC and its shareholders. In the course of reaching its determination, the Board of Directors consulted with its legal counsel with respect to its legal duties, the terms of the merger agreement and related issues; with its financial advisors KBW and Sandler O'Neill with respect to the financial aspects and with KBW with respect to the fairness of the transaction; and with senior management regarding, among other things, operational matters.

    The financial services industry has changed significantly in recent years. Such changes include:

    - consolidation of the banking industry through mergers;

    - deregulation of competition among banking, securities and insurance services providers; and

    - a trend towards banks and others offering a broad range of different financial services and products to customers.

    In the future, many expect the extensive use of technology to continue to transform the delivery of banking services. For these reasons, the Board of Directors developed concerns about PBOC's size and limited resources and its ability to meet the challenges facing it. The Board of Directors was also concerned about PBOC's ability to meet its shareholders' expectations. Increasing shareholder value in future years would require increases in profitability and growth, which would be difficult for PBOC to achieve given its size, current market conditions and increasing consumer demand for sophisticated financial services. The Board of Directors believes that the merger at this time is in the best interests of the shareholders. KBW has advised PBOC that FBOP's offer of $10.00 per share for PBOC's outstanding common stock is fair from a financial point of view to PBOC's shareholders.

    In reaching its determination to approve the merger agreement, the Board of Directors considered all factors it deemed material. The Board of Directors analyzed information with respect to the financial condition, results of operations, businesses and prospects of PBOC. In this regard, the Board of Directors considered the performance trends of PBOC over the past several years. The Board of Directors compared PBOC's current and anticipated future operating results to publicly available financial and other information for other similarly sized banking institutions in California. The Board of Directors noted that the financial and operating performance of PBOC over recent periods did not compare favorably with PBOC's peer group (see "THE PROPOSED MERGER--OPINION OF THE FINANCIAL ADVISOR--SELECTED PEER GROUP ANALYSIS.") In addition, the Board of Directors also considered the effect of the Supervisory Agreement entered into with the Office of Thrift Supervision on June 16, 2000 on PBOC's operations going forward as well as its effect on the market for PBOC's stock. The Board of Directors used this information in analyzing the options available to PBOC.

    The Board of Directors concluded that the merger represents an opportunity for PBOC's shareholders to realize a premium over recent market prices for their common stock. The shareholders of PBOC will receive approximately a 42.9% premium over the $7.00 closing price of PBOC's common stock on November 15, 2000, the last full trading day prior to the public announcement of FBOP's agreement to acquire the shares of PBOC common stock owned by PBOC's largest shareholder.

    The Board of Directors considered the opinion of KBW as of December 8, 2000, and updated through the date of this proxy statement, that the purchase price to be received by holders of PBOC's common stock pursuant to the merger agreement was fair to PBOC's shareholders from a financial point of view. See "THE PROPOSED MERGER--OPINION OF THE FINANCIAL ADVISOR." The Board of Directors reviewed the assumptions and results of the various valuation methodologies employed by KBW in arriving at its opinion and found those assumptions and results to be reasonable and complete.

    The Board of Directors considered the current operating environment, including but not limited to the continued consolidation and increasing competition in the banking and financial services industries, the prospects for further changes in these industries, and the importance of being able to capitalize on developing opportunities in these industries. The Board of Directors also considered the current and prospective economic and competitive conditions facing PBOC in its market areas.

    The Board of Directors considered the likelihood of the merger being approved by the appropriate regulatory authorities. See "THE PROPOSED MERGER--REGULATORY APPROVALS."

    The Board of Directors considered the specific terms of the merger agreement, including the taxable nature of the purchase price. The Board of Directors also considered the ability of FBOP to pay the aggregate purchase price, and accordingly reviewed FBOP's financial condition, results of operations, liquidity and capital position.

    The Board of Directors also considered the fact that the merger consideration is all cash, which provides certainty of value to PBOC's shareholders as compared to a stock transaction.

    The above discussion of the factors considered by the Board of Directors is not intended to be exhaustive. In determining whether to approve and recommend the merger agreement, the Board of Directors did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above and the opinion of KBW referred to above, the Board of Directors unanimously approved and adopted the merger agreement and the merger as being in the best interests of PBOC and its shareholders.

    For the reasons set forth above, the Board of Directors has unanimously approved the merger agreement and the merger as advisable and in the best interests of PBOC and its shareholders and recommends that the shareholders of PBOC vote "FOR" the approval and adoption of the merger agreement and the merger.

    This description of the information and factors considered by the PBOC Board of Directors above is not meant to be exhaustive, but is believed to include all material factors considered by the PBOC Board of Directors. The PBOC Board of Directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger agreement is advisable for, and in the best interests of, the shareholders of PBOC. Rather the PBOC Board of Directors made its determination based on the total mix of information available to it.

OPINION OF THE FINANCIAL ADVISOR

    On November 29, 2000, PBOC entered into a new agreement with KBW, pursuant to which PBOC retained KBW to advise PBOC in connection with the merger and to render an opinion to PBOC's Board of Directors as to the fairness of the cash consideration to be received by PBOC's shareholders from a financial point of view. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

    On December 1, 2000, the PBOC Board of Directors held a meeting to evaluate strategic alternatives, including a potential acquisition by FBOP. At this meeting, KBW reviewed the financial aspects of such alternatives and rendered a verbal opinion that, as of that date and subject to the finalization of a merger agreement with FBOP, a $10.00 per share purchase price was fair to PBOC shareholders from a financial point of view. On December 8, 2000, the PBOC Board of Directors held a meeting to review and approve the merger agreement with FBOP. At this meeting, KBW confirmed its oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its written opinion, the $10.00 per share purchase price was fair, from a financial point of view, to the PBOC shareholders. That opinion was reconfirmed in writing as of such date and was further reconfirmed in writing as of the date of this proxy statement.

    The full text of KBW's updated written opinion is attached as APPENDIX B to this proxy statement and is incorporated herein by reference. PBOC's shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

    KBW'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF PBOC AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CASH CONSIDERATION TO BE PAID TO PBOC SHAREHOLDERS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PBOC SHAREHOLDER AS TO HOW THE SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING ON THE MERGER OR ANY RELATED MATTER.

    In rendering its opinion, KBW:

    - reviewed, among other things,

       - the merger agreement,

       - Annual Reports to shareholders and Annual Reports on Form 10-K of PBOC, and

       - Quarterly Reports on Form 10-Q of PBOC;

    - held discussions with members of senior management of PBOC regarding

       - past and current business operations,

       - regulatory relationships,

       - financial condition, and

       - future prospects of PBOC;

    - held discussions with members of senior management of FBOP regarding

       - regulatory relationships, and

       - ability to fund and capitalize the proposed acquisition of PBOC;

    - reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for PBOC and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

    - compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

    - performed other studies and analyses that it considered appropriate.

    In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of PBOC as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for FBOP and PBOC are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of FBOP or PBOC, and KBW did not examine any books and records or review individual credit files.

    The projections furnished to KBW and used by it in certain of its analyses were prepared by PBOC's senior management. PBOC does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

    For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

    - the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

    - the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

    - each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

    - all conditions to the completion of the merger will be satisfied without any waivers; and

    - in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

    KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles.

    In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, PBOC and FBOP. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the PBOC Board of Directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below and the delivery of the opinion should not be viewed as the sole factors in the decision of the PBOC Board of Directors or management of PBOC with respect to the fairness of the cash consideration.

    The following is a summary of the material analyses presented by KBW to the PBOC Board of Directors on December 1, 2000 and December 8, 2000 in connection with its opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the PBOC Board of Directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

    IMPLIED PRICING MULTIPLES. Based on the per share consideration of $10.00 in cash, KBW analyzed the transaction value as a multiple of PBOC's book value per share, tangible book value per share, last twelve months diluted operating fully-taxed earnings per share, and estimated earnings per share for 2000 and 2001.

    The analyses performed indicated that the per share transaction value as a multiple of PBOC's book value per share would be 0.93x and further indicated that the per share transaction value as a multiple of PBOC's tangible book value per share would be 1.08x, in each case based on financial data for the period ending September 30, 2000. KBW's analyses also indicated that the per share transaction value as a multiple of the last twelve months diluted operating fully-taxed earnings per share would be 13.2x, based upon KBW's estimate of $0.76 per share for PBOC's diluted operating fully-taxed earnings per share for the last twelve months ended September 30, 2000. The analyses also indicated that the transaction value as a multiple of PBOC's estimated earnings per share in 2001 would be 15.2x, based on consensus IBES earnings estimates as of November 29, 2000. IBES is a recognized data service that monitors and publishes compilations of earnings estimates.

    KBW also analyzed the per share transaction value as a premium to the closing price of PBOC common stock prior to the announcement of the merger. The analyses performed indicated the per share transaction value as a premium to the closing price of PBOC common stock on November 6, 2000 was 63.3% and on December 6, 2000 was 6.7%.

    SELECTED TRANSACTION ANALYSIS. KBW reviewed certain financial data related to a set of ten comparable nationwide thrift transactions with announced value of over $100 million since December 31, 1999.

    KBW compared multiples of price to various factors for the FBOP-PBOC merger to the same multiples for the comparable group's mergers at the time those mergers were announced. In addition, KBW repeated this analysis using current acquiror stock prices. The results were as follows:

                                              MULTIPLE OF PRICE TO FACTOR
                                       -----------------------------------------
                                          COMPARABLE GROUP
RATIO OF PRICE PER SHARE TO:              ANNOUNCED MEDIAN      FBOP-PBOC MERGER
----------------------------           ----------------------   ----------------
Estimated Forward Earnings per
  Share..............................          11.9x                 15.2x*
Trailing 12 Months Earnings per
  Share..............................          16.0x                 13.2x**
Book Value per Share.................          1.63x                 0.93x
Tangible Book Value per Share........          1.63x                 1.08x

------------------------

*   Based on IBES 2001 estimates.

** Based on twelve months ended September 30, 2000 diluted operating fully taxed earnings.

    No company or transaction used as a comparison in the above analysis is identical to FBOP, PBOC or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

    DISCOUNTED DIVIDEND ANALYSIS--PBOC STAND-ALONE. KBW performed a discounted dividend analysis to estimate a range of present values per share of PBOC common stock, assuming PBOC continued to operate as a stand-alone entity. This range was determined by adding (i) the present value of the estimated future dividend stream that PBOC could generate, and (ii) the present value of the "terminal value" of PBOC common stock at December 31, 2005.

    In calculating a terminal value of PBOC common stock at December 31, 2005, KBW applied a forward earnings multiple of 7.0x to 10.0x to year 2006 projected GAAP earnings. The dividend stream and terminal value were then discounted back to December 31, 2000 using discount rates ranging from

10.0% to 14.0%, which rates KBW viewed as the appropriate range of discount rates for a company of PBOC's risk characteristics.

    In performing this analysis, KBW used PBOC's internal budgeted earnings estimates for 2001 of $0.74 per share. For periods after 2001, earnings per share was assumed to increase at annual long-term earnings growth rates of 9.0% to 11.0%. KBW assumed that no dividends would be paid out to PBOC shareholders during this period. Based on the above assumptions, the stand-alone present value of the PBOC common stock ranged from $5.38 to $8.27 per share.

    KBW advised the PBOC Board of Directors that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of PBOC common stock.

    SELECTED PEER GROUP ANALYSIS. KBW compared the financial performance and market performance of PBOC to those of a group of eleven comparable holding companies. The comparisons were based on:

    - various financial measures:

       - earnings performance

       - operating efficiency

       - capital

       - asset quality

    - various measures of market performance:

       - price/book value

       - price to earnings

       - dividend yields

    To perform this analysis, KBW used the financial information as of and for the quarter ended September 30, 2000 and market price information as of November 29, 2000. The companies in the peer group were California thrift institutions with total market capitalizations ranging from $63 million to $9.0 billion.

    KBW's analysis showed the following concerning PBOC's financial performance:

PERFORMANCE MEASURE:                                    PBOC     PEER GROUP MEDIAN
--------------------                                  --------   -----------------
Return on Equity (operating),
  annualized........................................    3.36%          15.64%
Return on Assets (operating),
  annualized........................................    0.19%           0.94%
Net Interest Margin, annualized.....................    1.95%           2.66%
Efficiency Ratio, annualized
  (non-interest expense to net
  operating revenue)................................   63.25%          46.87%
Tangible Common Equity/
  Tangible Assets...................................    5.94%           6.66%
Non-Performing Assets to Total
  Loans and Other Real Estate
  Owned.............................................    0.73%           0.44%
Loan Loss Reserve to Total
  Gross Loans.......................................    1.00%           1.24%

    KBW's analysis showed the following concerning PBOC's market performance:

PERFORMANCE MEASURE                                      PBOC     PEER GROUP MEDIAN
-------------------                                    --------   -----------------
Price to Earnings per Share,
  based on 2000 GAAP estimated
  earnings per share.................................   15.7x           10.4x
Price to Earnings per Share,
  based on 2001 GAAP estimated
  earnings...........................................   17.2x            8.2x
Price to Book Value per Share........................   0.83x           1.04x
Price to Tangible Book Value per Share...............   0.92x           1.14x
Dividend Yield.......................................    0.00%           0.00%

For purposes of the above calculations, all earnings estimates are based upon the KBW estimates for PBOC, and the price per share for the PBOC common stock used was the closing price of $8.93750 per share as of November 29, 2000.

    OTHER ANALYSES. KBW reviewed the relative financial and market performance of PBOC and the financial performance of FBOP to a variety of relevant industry peer groups and indices. KBW also noted the premium to market provided by the $10.00 cash consideration compared to the prices PBOC was trading at on December 8, 2000, the last full trading day prior to the public announcement of the proposed merger ($9.1875), on November 15, 2000, the last full trading day prior to the public announcement of FBOP's agreement to acquire the shares of PBOC common stock owned by PBOC's largest shareholder ($7.00), and on October 31, 2000, the last full trading day prior to FBOP entering into a stock purchase agreement with PBOC's largest shareholder ($5.9375). These premiums were 8.8%, 42.9% and 68.4% respectively.

    In connection with its opinion dated as of the date of this proxy statement, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its December 1, 2000 opinion.

    The PBOC Board of Directors retained KBW as an independent contractor to act as a financial advisor to PBOC regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, PBOC. In addition, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of PBOC for its own account and for the accounts of its customers.

    PBOC and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger and PBOC has entered into a separate agreement with Sandler O'Neill relating to the services to be provided by Sandler O'Neill in connection with the merger. PBOC has agreed to pay each of KBW and Sandler O'Neill a cash fee ("Contingent Fee") equal to 0.75% (1.50% in the aggregate) of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of PBOC in the merger, the majority of which is to be paid upon the completion of the merger. In addition, PBOC paid KBW a cash fee of $250,000 upon delivering its fairness opinion to PBOC's Board of Directors in connection with the merger. Pursuant to such engagement agreements, PBOC also agreed to reimburse KBW and Sandler O'Neill for their reasonable out-of-pocket expenses and disbursements incurred by them in connection with their retention and to indemnify KBW and Sandler O'Neill against certain liabilities, including liabilities under the federal securities laws.

MERGER CONSIDERATION

    The merger agreement provides that the aggregate purchase price to be paid by FBOP for PBOC's common stock issued and outstanding immediately prior to the effective time and for all existing options to acquire shares of PBOC's common stock outstanding will be an amount equal to $198,762,050, plus the cash payment for the options to PBOC and/or People's Bank of California directors and employees. On a per share, per option basis, the purchase price is equivalent to: $10.00 in cash for each share of PBOC common stock outstanding, and $10.00 less the per-share exercise price in cash for each option to acquire a share of PBOC common stock which is outstanding and unexercised immediately prior to the effective time of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    BENEFICIAL OWNERSHIP. As of the record date, the executive officers and directors of PBOC and its subsidiaries, together with their respective affiliates, excluding options exercisable within 60 days of the record date, collectively owned or had power to vote approximately 540,389 shares of PBOC common stock, or approximately 2.7% of the outstanding shares. In addition, as of the record date, the executive officers and directors of PBOC and its subsidiaries collectively held options to acquire 918,916 shares which are exercisable within 60 days of the record date (the directors and officers of PBOC and its subsidiaries also hold options to acquire an additional 395,832 shares which are exercisable after 60 days of the record date). The directors and executive officers will receive the same consideration for their shares as the other shareholders and option holders of PBOC. See "BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

    INSURANCE; DIRECTORS' AND OFFICERS' INDEMNIFICATION. At the present time, PBOC maintains a directors' and officers' liability insurance policy. Prior to the effective date, PBOC may obtain an extended reporting period (otherwise known as "tail coverage") under this policy for a period of up to four years from the effective time. In addition, for a period of four years after the effective time, FBOP shall indemnify, defend and hold harmless the officers, directors and employees of PBOC and its subsidiaries against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time to the full extent permitted under applicable law and by PBOC's and People's Bank of California's respective bylaws as in effect on the date of the merger agreement.

    EMPLOYMENT AGREEMENTS. PBOC and People's Bank of California (the "Employers") entered into employment agreements with Messrs. Guenzel, Holmes and Flader (individually, the "Executive" and collectively, the "Executives") in 1998, which employment agreements were amended in May 2000. The Employers agreed to employ the executives for a term of three years, in each case in their current respective positions. The employment agreements are to be reviewed annually and, prior to the second annual anniversary of such agreements and each annual anniversary thereafter, the Board of the Directors of the Employers will determine whether to extend the term of such agreements. Under the agreements, the term of the Executives' employment agreements may be extended after the second anniversary of the agreement, for additional one-year periods upon the approval of the Employers' Boards of Directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

    Each of the employment agreements is terminable with or without cause by the Employers. The Executives have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause, disability or retirement. The agreements provide for certain benefits in the event of the Executive's death. In the event that (i) the Executive terminates his or her employment because of failure to comply with any material provision of the employment agreement or the Employers change the executive's title or duties or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the Executive as a result of certain adverse actions which are taken with respect to the Executive's employment following a change in control of the Company, as defined, the Executive will be entitled to a cash severance amount equal to two times the Executive's average annual compensation for the prior five years.

    The employment agreements with the Executives provide that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code, then such payments and benefits received thereunder shall be reduced by the amount which is the minimum necessary to result in the payments not exceeding three times the recipient's average annual compensation from the Employers which was includable in the recipient's gross income during the most recent five taxable years. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

    A change in control is generally defined in the employment agreements to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 25% or more of the Company's outstanding voting securities and (ii) a change in a majority of the directors of the Company during any three-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

    The merger shall be deemed a change in control for purposes of the employment agreements and it is anticipated that in connection with the merger, the employment of Messrs. Guenzel, Holmes and Flader will be terminated. Accordingly, upon consummation of the merger, Messrs. Guenzel, Holmes and Flader will be entitled pursuant to the employment agreements to severance amounting to approximately $1.1 million, $703,000 and $578,000 respectively.

REGULATORY APPROVALS

    In order for the merger to occur, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") must approve the acquisition of PBOC by FBOP because as a result of the merger, FBOP, a registered bank holding company, will acquire control of PBOC, a thrift holding company, as well as People's Bank of California, a federal savings institution. Further, the Office of the Comptroller of the Currency ("OCC") must approve the consummation of the merger of People's Bank of California with and into California National Bank. FBOP and California National Bank have filed applications for such approvals. The merger may not be consummated unless FBOP and California National Bank obtain these approvals. In addition, there is a 30-day waiting period after the Federal Reserve Board approves the transaction (which the Federal Reserve Board may, in its discretion, shorten to 15 days) before the merger can become effective. The Office of Thrift Supervision ("OTS"), which regulates PBOC and People's Bank of California, has also been notified of the proposed merger as required under applicable law.

    The OCC will consider several factors when reviewing the merger of People's Bank of California into California National Bank, including the competitive effects of the transaction, the managerial and financial resources and future prospects of the existing and resulting institutions, and the effect of the transaction on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977 ("CRA") also requires that the OCC, in deciding whether to approve the merger of the two banks, assess their records of performance in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. People's Bank of California currently has a satisfactory CRA rating from the OTS and California National Bank currently has a satisfactory CRA rating from the OCC. Applicable regulations provide for publication of notice and an opportunity for public comment on the application for the merger of People's Bank of California and California National Bank.

    Regulatory approval of an application means that it has satisfied the statutory and regulatory standards required for such approval. It does not mean, and should not be understood to imply, that the merger or the merger consideration that will be paid to PBOC shareholders in the merger is fair to them from a financial standpoint.

    It is a condition to FBOP's and PBOC's obligations to consummate the transactions contemplated by the merger agreement that all requisite regulatory approvals are obtained and all such approvals (i) not contain conditions that could lead to a material adverse effect on FBOP, California National Bank or Acquisition or (ii) not contain conditions that materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to FBOP such that had such conditions or requirements been known, FBOP, in its reasonable judgment, would not have entered into the merger agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    GENERAL. The following is a summary of the material United States federal income tax consequences of the merger to PBOC shareholders. This summary is based upon the provisions of the Internal Revenue Code, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice. Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time, and, therefore, the following statements and conclusions could be altered or modified. This summary applies only to the shares of PBOC common stock that are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation partnership or other business entity, a domestic trust, or domestic estate). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular PBOC shareholder in light of that shareholder's personal investment circumstances, or those PBOC shareholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, and United States expatriates), PBOC shareholders who hold shares of PBOC common stock as part of a hedging, "straddle," conversion or other integrated transaction, or PBOC shareholders who acquired their shares of PBOC common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a PBOC shareholder.

    TAX CONSEQUENCES OF THE MERGER TO PBOC SHAREHOLDERS. The receipt of cash for PBOC's common stock pursuant to the merger will be a taxable transaction to the PBOC shareholders for United States federal income tax purposes. In general, a holder of PBOC's common stock will recognize gain or loss measured by the difference between such shareholder's adjusted tax basis for PBOC's common stock owned by him or her at the effective time and the amount of cash received for the stock. Gain or loss will be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction)converted in the merger. The gain or loss will be capital gain or loss. If the shares have been held for one year or less at the effective time of the merger, the gain or loss will be a short-term capital gain or loss. If the shares have been held for more than one year, the gain or loss will be long-term capital gain or loss. Shareholders who are individuals are subject to tax on net long-term capital gains at a maximum United States federal income tax rate of 20%. However, the maximum tax rate on ordinary income and short-term capital gains is 39.6%. Capital losses are subject to limitations.

    BACKUP TAX WITHHOLDING. Under the United States federal income tax backup withholding rules, the cash payments due the PBOC shareholders upon the exchange of their common stock pursuant to the merger will be subject to "backup withholding" (unless certain exemptions apply) for federal income tax purposes unless certain requirements are met under federal law. Registrar and Transfer

Company as paying agent is required to and will withhold 31% of all payments to which a PBOC shareholder or other payee is entitled in the merger, unless the PBOC shareholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other shareholders), and certifies under penalties of perjury that that number is correct. Each PBOC shareholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent (or other agent). The exemptions provide that certain PBOC shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. Any amounts withheld will be allowed as a credit against the shareholder's United States federal income tax liability for that year.

    No ruling has been or will be requested from the Internal Revenue Service as to any of the tax effects to the PBOC shareholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to the PBOC shareholders with respect to any of the tax effects of the merger to shareholders.

    THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER. THEREFORE, EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THOSE RELATING TO FOREIGN STATE, LOCAL AND OTHER TAXES.

ACCOUNTING TREATMENT

    It is anticipated the merger will be accounted for as a "purchase" transaction under generally accepted accounting principles. Under such method of accounting, the assets and liabilities of PBOC will be revalued on FBOP's consolidated balance sheet at their fair values as of the date the transaction is consummated. The excess purchase price, if any, paid over the fair value of the net assets acquired (including values assigned to core deposits and other such intangible assets) will be reported as goodwill in FBOP's consolidated balance sheet. The results of operations of PBOC will be reported in FBOP's consolidated statement of operations only after the effective time of the merger.

DISSENTERS' RIGHTS

    Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to have an appraisal of the fair value of your shares conducted by the Delaware Court of Chancery. Stockholders electing to exercise dissenters' rights must strictly comply with the provisions of Section 262 of the Delaware General Corporation Law to perfect their rights. A copy of Section 262 is attached as APPENDIX C.

    The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to dissent from the merger and perfect a stockholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law.

    Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters' appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of dissenters' rights in connection with the merger. If you wish to consider exercising your dissenters' rights you should carefully review the text of
Section 262 contained in APPENDIX C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters' rights under Delaware law.

    If you elect to demand appraisal of your shares, you must satisfy ALL of the following conditions:

    - You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

    - You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

    - You must continuously hold your shares of PBOC common stock through the effective time of the merger.

    If you fail to comply with these conditions and the merger is completed, you will be entitled to receive the cash payment for any shares of PBOC common stock you hold as of the effective time of the merger as provided for in the merger agreement but will have no dissenters' rights of appraisal for your shares of PBOC common stock.

    All demands for appraisal should be delivered to the Corporate Secretary, PBOC Holdings, Inc., 5900 Wilshire Boulevard, Los Angeles, California 90036, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of PBOC common stock. The demand must reasonably inform PBOC of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

    To be effective, a demand for appraisal by a holder of PBOC common stock must be made by or in the name of the record holder of the shares, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

    If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

    If you hold your shares of PBOC common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

    Within ten days after the effective date of the merger, PBOC must give written notice that the merger has become effective to each PBOC stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date, either PBOC or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A dissenting stockholder may request from FBOP during this 120 day period a statement setting forth (a) the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received, and (b) the aggregate number of holders of such shares. PBOC does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, your failure to timely file a petition could nullify your demand for appraisal.

    At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of PBOC common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to PBOC, PBOC will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the court may dismiss the proceedings as to such stockholder.

    After determination of the stockholders entitled to appraisal of their shares of PBOC common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

    In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of the shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

    Costs of the appraisal proceeding may be imposed upon PBOC and the stockholders participating in the appraisal proceeding by the Chancery Court as the court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

    Any stockholder who demands appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her PBOC common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of PBOC.

    Failure to comply with these procedures will cause the shareholder to lose his or her dissenters' rights. Consequently, any shareholder who desires to exercise his or her dissenters' rights is urged to consult a legal advisor before attempting to exercise such rights.

                              THE MERGER AGREEMENT

    The following is a summary of the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as APPENDIX A.

EFFECTIVE TIME

    The merger agreement provides that the closing of the merger will take place as soon as reasonably practicable after all regulatory, corporate and other approvals have been obtained and required waiting periods have passed. At such time, a certificate of merger will be prepared, executed by representatives of PBOC and Acquisition, and filed with the Secretary of State of the State of Delaware. The merger will then become effective upon the filing of the certificate of merger by the Secretary of State, or such later date as is set forth in the certificate of merger. The date on which the certificate of merger is issued and the merger is effective is referred to herein as the "effective time." The merger agreement provides that the closing date shall occur as soon as practicable, but in no event later than June 30, 2001, provided, that if all required governmental approvals have not been received but all other conditions have been substantially satisfied, the effective time shall automatically be extended for up to an additional period of 90 days.

CONVERSION OF SHARES OF PBOC'S COMMON STOCK

    No later than three business days after the effective time, FBOP shall furnish or cause to be furnished to PBOC's former shareholders a letter of transmittal and instructions for use in effecting the surrender of the PBOC common stock held by PBOC's shareholders in exchange for the merger consideration. The letter of transmittal and instructions will specify that delivery of certificates representing ownership of PBOC common stock shall be effected only upon delivery, on or after the effective time of the merger, of the certificates to Registrar and Transfer Company, the paying agent for the merger, and that, until the certificates are delivered by the shareholder in accordance with the letter of transmittal and instructions, the risk of loss of the certificates will remain with the shareholder. The instructions will request shareholders to deliver their certificates, along with a properly completed and duly executed letter of transmittal and any other documentation that the instructions may require, to Registrar and Transfer Company.

    FBOP and Acquisition will instruct the paying agent that, on and after the effective time, upon the delivery to the paying agent of the properly completed letter of transmittal and other required documentation, the paying agent will pay the shareholder the amount of cash that the holder is entitled to receive in accordance with the terms of the merger agreement, minus any withholding taxes required by law, payable by check, and the surrendered certificates will be canceled. No payment will be made for share certificates prior to the effective time of the merger. No interest will be payable with respect to the payment of the merger consideration made to PBOC shareholders and option holders under the merger agreement.

TREATMENT OF PBOC STOCK OPTIONS

    The merger agreement provides that, at the effective time, all holders of PBOC options shall cease to have any rights with respect to their options, except the right to receive a cash payment computed in the manner provided in the merger agreement, without interest. Each holder of PBOC options shall, concurrently with the receipt of such cash payment, deliver evidence to FBOP of the cancellation of such options.

REPRESENTATIONS AND WARRANTIES

    REPRESENTATIONS AND WARRANTIES OF PBOC. The merger agreement contains representations and warranties of PBOC, the material ones of which relate to:

    -- PBOC's proper organization, qualification, good standing, authority and other corporate organizational matters;

    -- PBOC's capital structure and the number of its authorized and outstanding shares of its common stock and designated preferred stock;

    -- People's Bank of California's capital structure and the number of its authorized and outstanding shares of its common stock;

    -- PBOC's compliance with applicable laws and its possession of all requisite corporate power and authority to enter into the merger agreement;

    -- the consistency of the merger agreement with PBOC's charter documents and its agreements;

    -- the absence of any default by PBOC or People's Bank of California or any other subsidiary under any agreement, indenture, or other instrument to which any is a party, is bound or to which its assets are subject, except where such default would not have a material adverse effect on PBOC and its subsidiaries, taken as a whole;

    -- compliance of PBOC's consolidated financial statements with generally accepted accounting principles;

    -- the absence of undisclosed liabilities, except as provided in PBOC's consolidated financial statements and as incurred in the ordinary course of business;

    -- PBOC's, People's Bank of California's and each other subsidiary's compliance in all material respects with all filing requirements with governmental regulatory agencies;

    -- PBOC's and each subsidiary's material compliance with applicable environmental laws;

    -- the absence of claims of any kind against PBOC or any subsidiary which could be reasonably expected to have a material adverse effect on PBOC and its subsidiaries taken as a whole;

    -- the filing by PBOC and each subsidiary of all required tax returns, and the absence of material tax liens on the property of PBOC and each subsidiary, except for statutory liens for taxes not yet delinquent;

    -- the absence of any undisclosed professional services agreements, collective bargaining agreements, stock option or employee benefit plans;

    -- the absence of any material prohibited transactions, breaches of fiduciary duty or violations of law related to the employee benefit plans of PBOC or any subsidiary;

    -- the validity and enforceability of the material contracts, employee benefit plans and insurance policies;

    -- the absence, since September 30, 2000, of any material adverse change to the financial condition, results of operations, assets, properties or business of PBOC and its subsidiaries taken as whole;

    -- PBOC's and each subsidiary's good title, free of encumbrances, to all of the personal and real property reflected in PBOC's consolidated financial statements, except as disclosed in PBOC's consolidated financial statements, except for property disposed of in the ordinary course of business, and except for encumbrances and title imperfections that do not have a material adverse effect on PBOC and its subsidiaries taken as a whole;

    -- loans and loan commitments made in accordance with applicable regulatory requirements in the ordinary course of business;

    --  deposits insured to the fullest extent permitted by law and regulation;

    -- loan loss reserves which have been computed in accordance with generally accepted methods and principles and which are adequate;

    -- specified amounts of bonuses, accrued vacations, expenses associated with the merger contemplated by the merger agreement and change in control payments under existing employment agreements; and

    -- the absence of any untrue statements of a material fact or any omission of a material fact relating to the representations and warranties of PBOC or any subsidiary in the merger agreement.

    REPRESENTATIONS AND WARRANTIES OF FBOP. The merger agreement contains representations and warranties of FBOP, the material ones of which relate to:

    -- its proper organization, qualification, good standing and other corporate organizational matters;

    -- the execution, delivery, performance and enforceability of the merger agreement;

    -- consistency of the merger agreement with FBOP's charter documents and agreements and any laws applicable to FBOP;

    -- the lack of consents and approvals of any public body or authority in connection with the transaction except for the governmental approvals described under "THE PROPOSED MERGER--REGULATORY APPROVALS" and

    -- the availability of sufficient funds for FBOP to perform all of their obligations under the merger agreement.

COVENANTS OF PBOC, FBOP AND ACQUISITION; CONDUCT OF BUSINESS PRIOR TO THE MERGER

    The merger agreement provides that PBOC will (and will cause People's Bank of California and PBOC's other subsidiaries to), among other things:

    -- not engage in any transaction except in the ordinary course of business and shall conduct its business consistent with past practices;

    -- maintain its branches in a condition substantially the same as of the date of the merger agreement, reasonable wear and tear excepted;

    -- maintain its books of accounts and records in the usual, regular and ordinary manner; and

    -- duly maintain compliance in all material respects with all laws, regulatory requirements and agreements to which it is subject or by which it is bound.

    The merger agreement further provides that prior to the effective time neither PBOC nor People's Bank of California nor any other subsidiaries of PBOC will, without the prior written consent of FBOP:

    -- fail to maintain its tangible property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted;

    -- fail to maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied;

    -- fail to comply in all material respects with all applicable laws and regulations;

    -- make, renew or modify the terms of any loan, letter of credit or other extension of credit, or commitment, in excess of $2,000,000, provided, however, that loans which are originated pursuant to binding commitments entered into prior to the date of the merger agreement and loans that are secured by secondary market qualified mortgages on single-family dwellings shall be permitted;

    -- except for the terminations of certain benefit agreements set forth in the merger agreement, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee;

    -- authorize or enter into any employee contract or employment agreement, grant any pay raise or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by an existing plan or arrangement or authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided however, that bonuses described in the merger agreement and pay raises to employees pursuant to regularly scheduled reviews in the ordinary course of business not to exceed 6% of such employee's current salary shall not be prohibited; and provided further that nothing contained in the merger agreement shall restrict the hiring of non-officer, clerical or teller employees whose compensation does not exceed $50,000 per year;

    -- authorize or enter into, or amend, modify or supplement any contract or commitment (excluding all loans and loan commitments and except as otherwise set forth in the merger agreement) which provides for the receipt or payment of amounts, in the aggregate, in excess of $100,000;

    -- sell, transfer, convey, assign or otherwise dispose of any of its assets or properties (other than assets which are being sold pursuant to binding commitments entered into prior to the date hereof and immaterial assets or properties sold, transferred, conveyed, assigned or otherwise disposed of in the ordinary course of business consistent with past practices and policies), or authorize any of the foregoing, or sell loans in bulk other than (i) up to $5,000,000 per month of residential mortgage loans sold in the ordinary course of business pursuant to existing and on-going commitments, and (ii) other loans which are sold in the ordinary course of business pursuant to existing written commitments, which commitments will not be amended, modified or supplemented except in accordance with the terms of the merger agreement;

    -- authorize or make any expenditures for assets in excess of $100,000 for any item, or lease or encumber any assets outside the ordinary course of business;

    --  authorize or make any amendment to its charter or bylaws;

    -- fail to keep in force all insurance policies presently in effect, including insurance of deposit accounts with the Federal Deposit Insurance Corporation;

    -- do any act which, or omit to do any act the omission of which, will cause a material breach of any material contract, commitment or obligation;

    -- make any borrowing, incur any debt (other than (i) deposits in the ordinary course of business and consistent with past practice and
       (ii) overnight borrowings from the Federal Home Loan Bank and federal funds purchased or securities sold under agreements to repurchase, in each case in the ordinary course of business and for less than one year in duration and consistent with past practices), or assume, guarantee, endorse or otherwise become liable with respect to any such obligations;

    -- fail to maintain deposit rates substantially in accord with the average of the prevailing rates of competing financial institutions in the local Los Angeles area market, provided that in no event will People's Bank of California accept any deposits for which the interest rate payable thereon exceeds by more than 1.00 percent the average interest rate being paid on similar deposits by savings banks and savings and loan associations in the local Los Angeles area market;

    -- waive, release or cancel any claims in excess of $100,000 against third parties or debts in excess of $100,000 owing to it, or any rights which have any value in excess of $100,000;

    -- make any changes in its accounting systems, policies, principles or practices, except as required by changes in laws or regulations or generally accepted accounting principles;

    -- enter into, authorize, or permit any transaction, except as now existing and disclosed to FBOP, with any affiliate of PBOC (other than transactions between PBOC and People's Bank of California on the one hand, and Peoples Preferred Capital Corporation on the other hand, in the ordinary course of business and consistent with past practices);

    -- make any capital contribution to any person or purchase or invest in any securities issued by any person other than securities which are issued or guaranteed by the United States government or an agency thereof having a maturity of more than twelve months from the date of purchase;

    -- sell any investment securities except in the ordinary course of business consistent with past practices;

    --  enter into, amend or renew any data processing service contract;

    -- materially change or amend its schedules and policies relating to service charges or service fees;

    -- fail to use its best efforts to (i) preserve the present business organizations intact, (ii) keep available the services of its present officers and employees or (iii) preserve its present relationships with persons having business dealings with it;

    -- fail to maintain, consistent with its past practices, a reserve for possible loan and lease losses which is adequate under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable);

    --  make any material change in any lease of real property;

    -- fail to file in a timely manner all required filings with all proper regulatory authorities and fail to cause such filings to be true and correct in all material respects;

    -- foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property; or foreclose upon such commercial real estate if such environmental assessment indicates the presence of hazardous material in amounts that, if such foreclosure were to occur, would be reasonably likely to result in a material adverse effect on People's Bank of California;

    -- amend or modify any of its promotional, deposit account or account loan practices, other than amendments or modifications in the ordinary course of business; or

    -- (i) make any change in its authorized capital stock, (ii) issue any stock options, or issue any warrants, or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities, (iii) pay any stock dividend or make any reclassification in respect of its outstanding shares of capital stock, (iv) except for the issuance of common stock upon exercise of any options, issue, sell, exchange or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchase or otherwise acquire for consideration any outstanding shares of its capital stock, or
       (vi) declare, pay or set apart in respect of its capital stock any dividends or other distributions or payments.

    The merger agreement contains additional covenants of PBOC concerning, among other things:

    -- taking all steps necessary to hold a meeting of its stockholders and using its best efforts to obtain stockholder approval of the merger and the merger agreement;

    -- the preparation and filing of all required regulatory applications, waivers or consents;

    -- the delivery to FBOP of all reports filed by PBOC with the Securities and Exchange Commission and all regulatory reports filed by PBOC with the applicable regulatory authorities; and

    --  keeping FBOP advised of material corporate developments or events.

    The merger agreement also contains covenants of FBOP concerning, among other things:

    -- the preparation and filing of all required regulatory applications, waivers or consents;

    -- the assumption of the rights and obligations of PBOC and People's Bank of California under the Shareholders Rights Agreement dated as of April 20, 1998 by and among PBOC, People's Bank of California, the Trustees of the Estate of Bernice Pauahi Bishop, BIL Securities (Offshore) Limited and Arbur, Inc.;

    -- taking all reasonable action so that retained employees of PBOC and People's Bank of California shall be entitled to participate in employee benefit plans of FBOP and California National Bank of general applicability;

    -- the indemnification (for a period of four years from the effective time of the merger) of the directors, officers and employees of PBOC and People's Bank of California to the fullest extent permitted by law and PBOC's and People's Bank of California's respective bylaws and the maintenance (for a period of four years from the effective time of the merger) of directors officers liability coverage.

CONDITIONS TO CONSUMMATION OF THE MERGER

    The closing of the merger will occur only if, among other things:

    -- the merger shall have been approved and adopted by the required vote of the shareholders of PBOC;

    -- the merger and the other transactions described herein shall have received all necessary regulatory approvals, and such approvals shall not contain conditions that, individually or in the aggregate, could likely have or lead to a material adverse effect on FBOP, California

       National Bank or Acquisition or shall not, individually or in the aggregate, so materially reduce the economic or business benefits of the transactions to FBOP that had such condition or requirement been known, FBOP, in its reasonable judgment, would not have entered into the merger agreement;

    -- The consummation of the merger shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction. No material litigation or administrative proceeding shall be pending or threatened as of the effective time seeking to restrain, enjoin or prohibit the consummation of the merger or the merger agreement.

    The obligation of FBOP and Acquisition to consummate the merger is subject to, among other things, the following conditions:

    -- the representations and warranties of PBOC in the merger agreement must be true and correct in all material respects as of the closing date of the merger;

    -- PBOC must have performed in all material respects its obligations under the merger agreement;

    --  PBOC must have delivered to FBOP an opinion of legal counsel;

    -- there must not have been, since September 30, 2000, a material adverse effect on the financial condition, results of operations or business of PBOC and People's Bank of California, taken as a whole;

    -- PBOC shall have obtained all consents, approvals, authorizations or orders required in connection with the transaction;

    -- the number of dissenting shares of the outstanding PBOC common stock must not exceed 10% of the issued and outstanding PBOC common stock;

    -- each of the directors of PBOC, Peoples' Bank of California and each other subsidiary shall have tendered their resignations, effective as of the closing date of the merger;

    -- each holder of options to purchase PBOC common stock shall have provided evidence satisfactory to Acquisition that, upon payment of the consideration set forth in the merger agreement for their options, each option shall have been cancelled;

    The obligation of PBOC to consummate the merger is subject to, among other things, the following conditions:

    -- the representations and warranties of FBOP in the merger agreement shall be true and correct in all material respects as of the closing date of the merger;

    -- FBOP and Acquisition shall have performed in all material respects their obligations under the merger agreement;

    -- PBOC shall have obtained the opinion of KBW that the consideration to be paid to PBOC's shareholders pursuant to terms the merger agreement are fair from a financial point of view to the shareholders of PBOC;

    --  FBOP shall have delivered to PBOC an opinion of legal counsel; and

    -- FBOP or Acquisition shall have made available to the paying agent funds sufficient to pay the consideration required by the merger agreement to shareholders of PBOC and to holders of the options to acquire PBOC common stock.

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
NO NEGOTIATIONS WITH OTHERS

    Except as may be required by any regulatory authority, or except to the extent required by fiduciary obligations under applicable law in reliance upon the opinion of outside counsel, neither PBOC, Peoples Bank of California, nor any other subsidiary or any of their respective directors, officers, employees, representatives, investment bankers, agents or affiliates shall, directly or indirectly solicit, initiate, encourage or respond favorably to inquiries or proposals from, or provide any confidential information or access to People's Bank of California's or PBOC's premises to, or participate in any discussions or negotiations with, any person (other than Acquisition and FBOP and their directors, officers, employees, representatives and agents) concerning:

    -- any merger, sale of assets not in the ordinary course of business, acquisition, business combination, changes of control or other similar transaction involving PBOC or People's Bank of California, or

    -- any purchase or other acquisition by any person of any shares of capital stock of PBOC or People's Bank of California, or

    -- any issuance by PBOC or People's Bank of California of any shares of its capital stock.

    PBOC is required by the merger agreement to promptly advise FBOP or Acquisition of, and communicate to FBOP or Acquisition the terms and conditions of (and the identity of the person making), any such inquiry or proposal received, and to promptly furnish FBOP or Acquisition with copies of any documents received and summaries of any other communications concerning these matters. In addition, PBOC is required by the merger agreement to cease any such existing activities, discussions or negotiations with any person conducted with respect to any of such matters.

TERMINATION

    The merger agreement provides that it may be terminated at any time prior to the effective time:

    -- by mutual written consent of the boards of directors of Acquisition and PBOC;

    -- by either Acquisition or by PBOC if any condition precedent to the terminating party's obligation to effect the merger has not been satisfied as of the time such condition is required to be fulfilled; or

    -- by FBOP at any time on or prior to December 21, 2000 (which has expired without FBOP exercising its right to terminate the merger agreement) if the results of FBOP's investigation of the business, operations, assets, liabilities, capital, prospects, investments, affairs, condition (financial or otherwise) of PBOC and its subsidiaries are not satisfactory to FBOP or Acquisition.

TERMINATION FEE

    If PBOC and Acquisition fail to consummate the merger and (i) PBOC or People's Bank of California enters into a letter of intent, commitment letter or other written agreement with a third party regarding a merger, consolidation, sale of assets or other similar transaction involving PBOC or People's Bank of California within twelve months following the termination of the merger, and
(ii) PBOC shall not have terminated the merger agreement by reason of
Article XI (a)(iii) or (a)(iv) of the merger agreement, and (iii) Acquisition shall not have terminated the merger agreement by reason of Article XI
(a)(i) or (a)(v) of the merger agreement, PBOC shall, upon execution of any such letter or agreement, promptly pay $10,000,000 to FBOP, and PBOC shall have no further liability or obligation to FBOP or Acquisition with respect to the merger agreement.

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
AMENDMENT

    The merger agreement may be amended by the boards of directors of PBOC, FBOP and Acquisition at any time prior to the closing date of the merger, by an instrument in writing signed on behalf of each of the parties.

                       ADJOURNMENT OF THE SPECIAL MEETING

    Each proxy solicited requests authority to vote for an adjournment of the special meeting, if an adjournment is deemed to be necessary. PBOC may seek an adjournment of the special meeting for not more than 30 days so that we can solicit additional votes in favor of the merger agreement if the merger proposal has not received the requisite vote of stockholders at the special meeting. If PBOC desires to adjourn the meeting, it will request a motion that the meeting be adjourned for up to 29 days with respect to the merger proposal (and solely with respect to the merger proposal, provided that a quorum is present at the special meeting), and no vote will be taken on the merger proposal at the originally scheduled special meeting. Each proxy solicited, if properly signed and returned to PBOC and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the meeting. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for the proposal in question.

    Any adjournment will permit PBOC to solicit additional proxies and will permit a greater expression of the stockholders' views with respect to the merger proposal. The adjournment would be disadvantageous to stockholders who are against the merger agreement because an adjournment will give PBOC additional time to solicit favorable votes and thus increase the chances of passing the merger proposal.

    If a quorum is not present at the special meeting, no proposal will be acted upon and the PBOC Board of Directors will adjourn the special meeting to a later date to solicit additional proxies on each of the proposals being submitted to stockholders.

    An adjournment for up to 29 days will not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting.

    Because the Board of Directors recommends that stockholders vote "FOR" the proposed merger agreement, the Board of Directors also recommends that stockholders vote "FOR" the possible adjournment of the special meeting on the merger proposal. Approval of the proposal to adjourn the special meeting on the merger proposal requires the approval of a majority of the shares of PBOC common stock present in person or by proxy and voting on the adjournment proposal.

                          MARKET PRICES AND DIVIDENDS

    PBOC's common stock has been traded on the Nasdaq National Market under the symbol "PBOC" since the Company's initial public offering in May 1998. The following table sets forth for the quarters indicated the range of high and low bid information per share of common stock as reported by the Nasdaq National Market. No dividends have been paid on the common stock.

2001                                                            HIGH       LOW
----                                                          --------   --------
First Quarter (through             , 2001)..................   $          $

2000                                                            HIGH       LOW
----                                                          --------   --------
First Quarter...............................................   $9.87      $8.25
Second Quarter..............................................    9.81       8.50
Third Quarter...............................................    9.06       7.56
Fourth Quarter..............................................    9.59       5.93

1999                                                            HIGH       LOW
----                                                          --------   --------
First Quarter...............................................   $10.53     $8.75
Second Quarter..............................................    10.00      8.37
Third Quarter...............................................    10.87      7.90
Fourth Quarter..............................................     9.87      7.66

    The closing price per share for the common stock as reported on the Nasdaq National Market on November 15, 2000, the last full trading day prior to the public announcement of FBOP's agreement to acquire the shares of PBOC common stock owned by PBOC's largest shareholder, was $7.00. The closing price per share on December 8, 2000, the last full trading day prior to the public announcement of the proposed merger, was $9.1875. As of the record date,
              , 2001, there were approximately       holders of record of the
common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

    PBOC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and the Securities Exchange Commission's Regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at 450 Fifth Street, N.W., Washington, D.C., 20549 or by calling the Securities Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a World Wide Web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities Exchange Commission.

    PBOC has incorporated by reference into this proxy statement the information it has filed with the Securities and Exchange Commission, which means that PBOC can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement and information that PBOC files subsequently with the Securities and Exchange Commission will automatically update this proxy statement. PBOC incorporates by reference the documents listed below and any filings it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement:

       - Annual Report on Form 10-K for the year ended December 31, 1999;

       - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

       - Current Reports on Form 8-K dated as of the November 1, 2000 and December 8, 2000.

    You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address: 5900 Wilshire Boulevard, Los Angeles, California 90036, Attention: Corporate Secretary, telephone (323) 954-6651.

                          FUTURE SHAREHOLDER PROPOSALS

    PBOC intends to hold an annual meeting in 2001 only if the merger is not completed. Any PBOC shareholder intending to submit a proposal for inclusion in the proxy statement and form of proxy for our 2001 annual meeting of shareholders, in the event that it is held, was required to submit the proposal to the attention of our Corporate Secretary at our principal executive office by not later than November 23, 2000, and such proposal must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.

                                 OTHER BUSINESS

    No other business may be presented for consideration at the special meeting other than as stated in the accompanying Notice of Special Meeting of Shareholders.

               FORWARD-LOOKING STATEMENTS--CAUTIONARY STATEMENTS

    This proxy statement and the materials incorporated by reference herein contain certain forward-looking statements and information relating to PBOC and its subsidiaries that are based on the beliefs of PBOC's management as well as assumptions made by and information currently available to PBOC's management. When used in this proxy statement and the materials incorporated by reference herein, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import, as they relate to PBOC or its subsidiaries or PBOC management, are intended to identify forward-looking statements. Such statements reflect the current view of PBOC with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, the interest rate environment, governmental regulation and supervision, nonperforming asset levels, loan concentrations, changes in industry practices, one time events and other factors described herein. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein or is the material incorporated by reference herein as anticipated, believed, estimated, expected or intended. PBOC does not intend to update these forward-looking statements.

    WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER, PBOC OR PEOPLE'S BANK OF CALIFORNIA, THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS WE HAVE PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

    THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND INCORPORATED BY REFERENCE HEREIN SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                                                      APPENDIX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                              PBOC HOLDINGS, INC.
                                FBOP CORPORATION
                                      AND
                            FBOP ACQUISITION COMPANY

                               As of December 8, 2000

     ----------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                            --------
ARTICLE I.................................................................      1

         MERGER...........................................................      1

          (a) Merger......................................................      1

          (b) Effective Time..............................................      2

          (c) Effects of the Merger.......................................      2

          (d) Prior Approvals.............................................      2

          (e) Certificate of Incorporation................................      2

          (f) Bylaws......................................................      2

          (g) Directors and Officers......................................      2

          (h) Additional Actions..........................................      2

          (i) Conversion of Shares........................................      3

          (j) Total Merger Consideration..................................      3

          (k) Surrender of Shares.........................................      3

          (l) Designation of Paying Agent; Investment of Funds............      4

          (m) Transmittal Materials.......................................      4

          (n) Dissenting Shares...........................................      4

          (o) Termination of Paying Agent's Duties........................      4

          (p) Closing of Holding Company's Transfer Books.................      5

          (q) Employee Stock Options; Restricted Stock....................      5

ARTICLE II................................................................      5

         REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY................      5

          (a) Organization and Standing of Holding Company................      5

          (b) Organization and Standing of Savings Institution............      5

          (c) Holding Company Subsidiaries................................      6

          (d) Capitalization..............................................      6

          (e) Authorization...............................................      6

          (f) Certificates of Incorporation and Bylaws....................      7

          (g) Consents and Approvals......................................      7

          (h) Defaults and Conflicts......................................      7

          (i) SEC Reports; Financial Statements...........................      7

          (j) Regulatory Reports and Filings..............................      8

          (k) Changes Since September 30, 2000............................      8

          (l) Properties..................................................      9

              (i) Real Estate and Mortgages...............................      9

              (ii) Investments............................................      9

              (iii) Title to Property; Zoning.............................      9

          (m) Environmental Laws..........................................      9

                                                                              PAGE
                                                                            --------
          (n) Proprietary Rights..........................................     10

          (o) Agreements..................................................     10

          (p) Litigation; Claims..........................................     11

          (q) Compliance with Laws........................................     11

          (r) Taxes.......................................................     11

          (s) Related Party Transactions..................................     12

          (t) Employee Benefit Plans......................................     12

          (u) Insurance...................................................     13

          (v) Intentionally Omitted.......................................     13

          (w) Deposits....................................................     13

          (x) Loans.......................................................     14

          (y) Reserves....................................................     14

          (z) Agreements with Regulatory Agencies.........................     14

          (aa) Information for Regulatory Approvals........................    14

          (ab) Governmental Notices........................................    14

          (ac) SEC Filings.................................................    15

          (ad) Finders and Investment Bankers..............................    15

          (ae) Third Party Discussions.....................................    15

          (af) Disclosure..................................................    15

          (ag) Bonuses; Accrued Vacation...................................    15

          (ah) Expenses....................................................    15

          (ai) Change in Control Payments..................................    15

ARTICLE III...............................................................     16

        REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND FBOP............     16

          (a) Organization of Acquisition and FBOP........................     16

          (b) Authorization...............................................     16

          (c) Consents and Approvals......................................     16

          (d) Defaults and Conflicts......................................     16

          (e) SEC Filings.................................................     16

          (f) Funds Available.............................................     16

          (g) Finders and Investment Bankers..............................     16

          (h) Governmental Notices........................................     16

          (i) Articles; Bylaws............................................     17

          (j) Access to Certain Information...............................     17

ARTICLE IV................................................................     17

         RIGHT TO INVESTIGATE.............................................  17

                                                                              PAGE
                                                                            --------
ARTICLE V.................................................................     17

         COVENANTS OF HOLDING COMPANY.....................................     17

          (a) Operation in Ordinary Course................................     17

          (b) Exclusivity.................................................     20

          (c) Stockholder Meeting.........................................     20

          (d) Consents....................................................     21

          (e) Reports.....................................................     21

          (f) Notice......................................................     21

          (g) Regulatory Matters..........................................     21

          (h) Schedules...................................................     21

          (i) Supplemental Information; Disclosure Supplements............     21

          (j) Cooperation.................................................     21

          (k) Conditions Precedent........................................     21

          (l) Best Efforts................................................     22

          (m) Proxies.....................................................     22

ARTICLE VI................................................................     22

         COVENANTS OF ACQUISITION AND FBOP................................     22

          (a) Consents....................................................     22

          (b) Cooperation.................................................     22

          (c) Conditions Precedent........................................     22

          (d) Best Efforts................................................     22

          (e) Shareholder Rights Agreement................................     22

          (f) Benefit Plans and Arrangements..............................     22

          (g) Indemnification; Insurance..................................     22

          (h) Standstill..................................................     23

ARTICLE VII...............................................................     24

         CONDITIONS TO THE OBLIGATIONS OF ACQUISITION.....................     24

          (a) Validity of Representation and Warranties...................     24

          (b) Consents....................................................     24

          (c) Compliance with Covenants; Schedules........................     24

          (d) Opinion of Counsel..........................................     24

          (e) Approval of Holding Company Stockholders....................     24

          (f) Dissenting Holding Company Shares...........................     24

          (g) Resignations................................................     24

          (h) Adverse Changes.............................................     24

          (i) Effective Time..............................................     24

          (j) Stock Option Plans and Incentive Plans; Options.............  24

                                                                              PAGE
                                                                            --------
ARTICLE VIII..............................................................     25

         CONDITIONS TO THE OBLIGATIONS OF HOLDING COMPANY.................     25

          (a) Validity of Representations and Warranties..................     25

          (b) Consents....................................................     25

          (c) Compliance with Covenants...................................     25

          (d) Opinion of Counsel..........................................     25

          (e) Fairness Opinion............................................     25

          (f) Effective Time..............................................     25

          (g) Funds to Paying Agent.......................................     25

ARTICLE IX................................................................     25

        CONDITIONS APPLICABLE TO ACQUISITION, FBOP AND HOLDING COMPANY....
                                                                               25

          (a) Governmental Approvals......................................     25

          (b) Injunction..................................................     26

ARTICLE X.................................................................     26

         CLOSING AND CLOSING DOCUMENTS....................................     26

          (a) Closing.....................................................     26

          (b) Holding Company Closing Documents...........................     26

          (c) Acquisition Closing Documents...............................     26

ARTICLE XI................................................................     27

         TERMINATION AND TERMINATION FEE..................................     27

          (a) Termination.................................................     27

          (b) Termination Fee.............................................     27

          (c) Survival of Rights..........................................     27

ARTICLE XII...............................................................     27

         SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS............     27

ARTICLE XIII..............................................................     27

         MISCELLANEOUS....................................................     27

          (a) Payment of Expenses.........................................     27

          (b) Entire Agreement............................................     27

          (c) Modifications, Amendments and Waivers.......................     28

          (d) Assignment; Governing Law...................................     28

          (e) Schedules...................................................     28

          (f) Press Releases..............................................     28

          (g) Notices.....................................................     28

          (h) Attorneys' Fees.............................................     29

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of the 8th day of December, 2000, by and among PBOC Holdings, Inc., a savings institution holding company organized under the laws of the State of Delaware (the "Holding Company"), FBOP Corporation, a bank and savings institution holding company organized under the laws of the State of Illinois ("FBOP") and FBOP Acquisition Company, a corporation organized under the laws of the State of Delaware ("Acquisition"). Holding Company and Acquisition are sometimes referred to herein as the "Constituent Corporations."

                              W I T N E S S E T H:

    WHEREAS, Acquisition is a wholly-owned subsidiary of FBOP; and

    WHEREAS, the parties desire that Holding Company be acquired by Acquisition through the merger of Acquisition with and into Holding Company upon the terms and conditions contained herein and in accordance with applicable laws (the "Merger"); and

    WHEREAS, the Board of Directors of Holding Company deems the Merger to be advisable and in the best interests of Holding Company and its stockholders and has adopted resolutions approving this Agreement and directing that this Agreement be submitted for consideration at a meeting of its stockholders; and

    WHEREAS, the Boards of Directors of FBOP and Acquisition deem the Merger to be advisable and in the best interests of their respective stockholders and each has adopted resolutions approving this Agreement; and

    WHEREAS, following the execution and delivery of this Agreement, Peoples Bank of California, a federally-chartered stock savings institution and wholly-owned subsidiary of Holding Company (the "Savings Institution"), and California National Bank, a national banking institution and wholly-owned subsidiary of FBOP ("CNB," and sometimes referred to herein as the "Surviving Bank"), may enter into a Bank Agreement and Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Bank Merger"), of Savings Institution with and into CNB, with the Bank Merger to be consummated following the consummation of the Merger (the Merger and the Bank Merger and the transactions contemplated thereby are referred to herein as the "Transaction");

    NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and in the Proxies, for the purpose of prescribing the terms and conditions of the Merger, the manner of converting the common stock, $0.01 par value per share, of Holding Company (the "Common Stock") into cash, and such other details and provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

                                   ARTICLE I
                                     MERGER

    (a) MERGER. In accordance with the provisions of this Agreement and the Delaware General Corporation Law ("DGCL"), at the Effective Time (as herein defined), Acquisition shall be merged with and into Holding Company and the separate existence of Acquisition thereupon shall cease. Following the Merger, Holding Company shall continue as the surviving corporation ("Surviving Corporation"). At Acquisition's option, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, the Merger may be structured so that Holding Company merges into another direct or indirect wholly-owned subsidiary of FBOP (such entity, if any, to be included in the definition of "Acquisition"); provided, however, that (i) Acquisition shall assign to such entity, and such entity shall assume, all rights and obligations of Acquisition under this Agreement, (ii) the consideration to be paid to the holders of Holding Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification or the taxation of any amounts to be received by the holders of Holding Company Common Stock is not altered and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to the obligations of FBOP and Acquisition set forth herein.

    (b) EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article X, the parties hereto will file a certificate of merger (the "Certificate of Merger") with the Secretary of State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such later time as is specified in the Certificate of Merger (the "Effective Time").

    (c) EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchise of the Constituent Corporations shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.

    (d) PRIOR APPROVALS. The parties hereto acknowledge that the requisite approvals for the Transaction must be received from or notices must be given to certain federal governmental bodies and agencies including, but not limited to:
(i) the Office of Thrift Supervision of the Department of the Treasury (the "OTS"); (ii) the Federal Deposit Insurance Corporation (the "FDIC"); (iii) the Board of Governors of the Federal Reserve System ("Federal Reserve Board"); and
(iv) any other regulatory authorities having jurisdiction, which approvals or notices (x) shall not contain conditions that, individually or in the aggregate, could likely have or lead to a Material Adverse Effect (as hereinafter defined) on FBOP, CNB or Acquisition or (y) shall not, individually or in the aggregate, so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to FBOP that had such condition or requirement been known, FBOP, in its reasonable judgment, would not have entered into this Agreement. The governmental bodies and agencies referred to in items
(i)-(iv) above are referred to herein as the "Applicable Governmental Authorities".

    (e) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Holding Company in effect at the time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided thereunder and in the DGCL.

    (f) BYLAWS. The Bylaws of Acquisition in effect at the time of the Merger shall be the Bylaws of the Surviving Corporation until altered, amended or repealed, as provided thereunder and in the Certificate of Incorporation and the DGCL.

    (g) DIRECTORS AND OFFICERS. The directors and officers of Acquisition at the time of the Merger shall be the directors and officers of the Surviving Corporation, in each case to serve, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their successors shall have been elected and shall qualify. If at the Effective Time a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the Bylaws of the Surviving Corporation.

    (h) ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to best perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Acquisition acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Holding Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation are fully authorized in the name of Holding Company or otherwise to take any and all such actions.

    (i) CONVERSION OF SHARES. The manner and basis of converting and exchanging the shares of Holding Company Common Stock, and the manner and basis of making distributions, if any, to stockholders of Holding Company, shall be as follows:

        (i) Each share of Common Stock of Holding Company which is issued and outstanding immediately prior to the Effective Time other than Dissenting Shares (as defined below) shall, by virtue of the Merger and without any action on the part of the holder thereof, at and after the Effective Time be converted into the right to receive $10.00 (the "Per Share Merger Consideration") without interest thereon, after the date when such holder satisfies the procedures contemplated by subpart (k) below in accordance with the provisions of this Agreement.

        (ii) At the Effective Time, Acquisition shall pay or cause to be paid to each of the persons listed on Schedule 1(q) hereto, with respect to the outstanding options for Holding Company Common Stock (without regard to the expiration date thereof) (collectively, the "Options") set forth opposite such person's name therein, an amount per share of Common Stock subject to an Option equal to the excess of the Per Share Merger Consideration over the exercise price per share of such Option, as set forth on Schedule 1(q) (the "Cash Consideration Per Option"). Concurrently with the payment of the Cash Consideration Per Option, each holder of an Option shall deliver to Acquisition evidence satisfactory to Acquisition of the cancellation of such Option. At the Effective Time, each Option shall be canceled and retired and shall cease to exist and shall be deemed to represent only the right to receive the Cash Consideration Per Option. Payment of the Cash Consideration Per Option in accordance with this Article I(i)(ii) shall be deemed to be full satisfaction of all rights pertaining to the Options. All amounts payable under this Article I(i)(ii) shall be subject to any required withholding of taxes and shall be paid without interest.

        (iii) Each share of Holding Company Common Stock, if any, which is issued and held in the treasury of Holding Company, shall, by virtue of the Merger, at the Effective Time, be retired and canceled, and no cash or other consideration shall be issued with respect thereto.

        (iv) Each share of common stock, par value $1.00 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one share of common stock, $0.01 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

    (j) TOTAL MERGER CONSIDERATION. Notwithstanding the preceding subparts of this Article, except to the extent payments made to holders of Dissenting Shares exceed the Per Share Merger Consideration, in no event shall the total cash consideration paid by Acquisition hereunder (the "Aggregate Merger Consideration") exceed $198,762,050 plus the cash payment for the Options as described in subpart (i)(ii) above. To the extent that any of the Options are exercised prior to the Closing, the $198,762,050 amount shall be increased by an amount equal to the product of (A) the number of shares of Holding Company Common Stock issued pursuant to the exercise of such Options and (B) $10.00.

    (k) SURRENDER OF SHARES. As promptly as practicable after the Effective Time, each holder of shares of Holding Company Common Stock shall, upon presentation and surrender of the certificate or certificates therefor to the Paying Agent (as defined below) for cancellation in accordance with the transmittal materials described below, be entitled to receive in exchange therefor a check or checks payable to such person representing the payment of cash into which such holder's shares of Holding Company Common Stock have been converted at the Effective Time. Each certificate which represented issued and outstanding shares of Holding Company Common Stock immediately prior to the Effective Time shall be deemed canceled at the Effective Time and shall represent only the right to receive cash for each share represented by such certificate. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the funds to be received in the Merger.

    (l) DESIGNATION OF PAYING AGENT; INVESTMENT OF FUNDS. Registrar and Transfer Company shall act as paying agent hereunder ("Paying Agent"), and Acquisition and FBOP shall make available to Paying Agent at the Effective Time
(i) an amount in cash equal to the product of the Per Share Merger Consideration times the number of shares of Holding Company Common Stock outstanding immediately prior to the Effective Time, which shall not include the number of shares of Holding Company Common Stock held in Holding Company's treasury, less the number of Holding Company Dissenting Shares whose holders have complied with the provisions of Section 262 of the DGCL as described in subpart (n) below at or prior to the Effective Time and less any shares owned by Acquisition or any other subsidiary or affiliate of Acquisition, and (ii) an amount in cash equal to the aggregate Cash Consideration Per Option. The cash deposited with the Paying Agent shall be invested by the Paying Agent as directed by Acquisition.

    (m) TRANSMITTAL MATERIALS. As promptly as practicable after the Effective Time, but in any event within three business days following the Effective Time, Acquisition shall send or cause to be sent to each former holder of record of shares of Holding Company Common Stock transmittal materials for use in surrendering their certificate or certificates in exchange for cash. The letter of transmittal will contain instructions with respect to the surrender of such certificates. Acquisition shall instruct record date holders of Holding Company Common Stock who hold such shares for the account of others to provide the respective beneficial holders of such shares instructions with respect to the surrender of their shares.

    (n) DISSENTING SHARES. Each outstanding share of Holding Company Common Stock as to which a proper written objection to the Merger is filed in accordance with Section 262 of the DGCL and which is not voted in favor of the Merger shall not be converted into or represent a right to receive cash hereunder unless and until the holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal of and payment for such shares of Common Stock under Section 262 of the DGCL, at which time such shares of Common Stock shall be converted into a right to receive cash in the same manner and subject to the same conditions as provided for other outstanding shares of Common Stock in this Article. All such shares of Holding Company Common Stock as to which such a written objection is so filed and which are not voted in favor of the Merger, except any such shares of Holding Company Common Stock the holder of which shall have effectively withdrawn or lost his or her right to appraisal of and payment for such shares of Common Stock under the DGCL are herein called "Dissenting Shares" and each holder is herein called a "Dissenting Shareholder." Holding Company shall give Acquisition prompt notice upon receipt by Holding Company of any such written objection to the Merger. Holding Company agrees that prior to the Effective Time it will not, except with the prior written consent of Acquisition, voluntarily make any payment with respect to, or settle or offer to settle, any such objection. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of the DGCL, to payment for the fair cash value of his or her shares of Holding Company Common Stock shall receive payment therefor from Holding Company as the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions), and such shares of Common Stock shall be retired and canceled.

    (o) TERMINATION OF PAYING AGENT'S DUTIES. Promptly following the date which is twelve months after the Effective Time, the Paying Agent shall deliver to FBOP all cash and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing shares of Holding Company Common Stock who has not previously surrendered such certificate may surrender such certificate to

FBOP and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefore the Per Share Merger Consideration for each share of Holding Company Common Stock represented by such certificate.

    (p) CLOSING OF HOLDING COMPANY'S TRANSFER BOOKS. At the Effective Time, the stock transfer records of Holding Company shall be closed and no transfer of shares of Holding Company Common Stock shall thereafter be made.

    (q) EMPLOYEE STOCK OPTIONS; RESTRICTED STOCK. Schedule 1(q) hereto contains an accurate and complete list of all outstanding options and restricted stock awards, including the name of the grantee, date of grant, number of shares and exercise price.

                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY

    Holding Company represents and warrants to Acquisition and FBOP with respect to Holding Company and the Subsidiaries (as defined below) as follows (it being understood and acknowledged that no representations and warranties are made with respect to BYL Bancorp, a California corporation, and BYL Bank Group, a California commercial bank and wholly owned subsidiary of BYL Bancorp):

    (a) ORGANIZATION AND STANDING OF HOLDING COMPANY. Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holding Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Holding Company and the Subsidiaries (defined below), taken as a whole. Holding Company is duly registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"), and the regulations issued thereunder.

    As used in this Agreement, the term "Material Adverse Effect" or "Material Adverse Change" means with respect to any person, any effect or change that
(i) is material and adverse to the financial condition, results of operations or business of such person or (ii) materially impairs the ability of such person to consummate the transactions contemplated by this Agreement or the Bank Merger Agreement; provided, however, that Material Adverse Effect shall not be deemed to include: (x) the impact of changes in (a) laws, regulations or policies of any Applicable Governmental Authority or interpretations thereof, or
(b) generally accepted accounting principles, that in each case are generally applicable to the banking industry; or (y) in the case of Holding Company, actions taken or to be taken by Holding Company upon the written request of FBOP and/or Acquisition pursuant to this Agreement or the Bank Merger Agreement.

    (b) ORGANIZATION AND STANDING OF SAVINGS INSTITUTION. Savings Institution is a federally-chartered stock savings and loan association, duly organized, validly existing, and in good standing under the laws of the United States of America, and Savings Institution has the requisite corporate power and authority to enter into the Bank Merger. Savings Institution is duly authorized to conduct a savings and loan business, is a member of the Federal Home Loan Bank of San Francisco, and is duly authorized to operate each of its offices, including branch offices (collectively, the main office and each branch location are referred to herein as the "Branches"). Savings Institution is a wholly-owned subsidiary of Holding Company.

    (c) HOLDING COMPANY SUBSIDIARIES. Schedule 2(c) hereto sets forth a list of all of Holding Company's direct and indirect subsidiaries including Savings Institution (hereinafter separately called a "Subsidiary" and collectively called the "Subsidiaries"). The Schedule sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by each shareholder of the Subsidiary and the jurisdiction of incorporation of each Subsidiary. The shares of capital stock of the Subsidiaries are validly issued, fully paid and non-assessable (subject to statutory obligations of holders, if any), and are owned free and clear of any liens, claims, charges or encumbrances. Except as disclosed on such Schedule, neither Holding Company nor any of the Subsidiaries has any investment in any subsidiary or any investment in any partnership, joint venture, limited liability company or similar entity, all of which investments are owned free and clear of any liens, claims, charges or encumbrances except as disclosed thereon. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own or lease its properties and carry on its business as now being conducted. Each of the Subsidiaries is duly qualified or otherwise authorized to transact business as a foreign corporation and is in good standing in every jurisdiction in which such qualification or authorization is required by law to carry on its business as now being conducted, except where the failure so to qualify or to be authorized would not have a Material Adverse Effect on the assets, properties, business or financial condition of Holding Company and the Subsidiaries, taken as a whole. Schedule 2(c) sets forth a true and correct description of the activities of each of the Subsidiaries. No certificate of authority identified in such Schedule has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of, nor to the knowledge of Holding Company is there a basis for, a proceeding for revocation, restriction, suspension, limitation or modification.

    (d) CAPITALIZATION. The authorized capital stock of Holding Company consists of 25,000,000 shares of Preferred Stock, $0.01 par value per share, none of which has been issued, and 75,000,000 shares of Common Stock, par value $0.01 per share, of which 19,876,205 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Holding Company Common Stock have been validly issued and are fully paid and non- assessable (subject to statutory obligations of holders, if any) and free of preemptive rights. As of the date hereof, 2,012,212 shares of Holding Company Common Stock were reserved for issuance upon exercise of outstanding Holding Company stock options granted pursuant to Holding Company's 1999 Stock Option Plan and 2000 Stock Incentive Plan. Except for the options and shares specified above and as reflected in Schedule 2(d), there is no contract, understanding, restriction or agreement, including any voting trust or other agreement or understanding with respect to the voting of any of the capital stock of Holding Company, or any convertible, exchangeable or exercisable security, option, warrant, call, or commitment on the part of Holding Company of any character relating to issued or unissued shares of the capital stock of Holding Company.

    (e) AUTHORIZATION. The Board of Directors of Holding Company has adopted resolutions approving the Agreement and the Transaction and has authorized the execution and delivery of the Agreement and has directed by resolution that the Agreement be submitted to a vote of the holders of shares of Holding Company Common Stock taken at a meeting called for the purpose of considering and acting upon this Agreement. Holding Company has full power and authority to enter into this Agreement and, upon appropriate consent of its stockholders in accordance with law, subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holding Company and constitutes the valid and legally binding obligation of Holding Company, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

    (f) CERTIFICATES OF INCORPORATION AND BYLAWS. Holding Company has delivered to FBOP true and complete copies of its and each of the Subsidiaries' Certificates of Incorporation and Bylaws as in effect as of the date hereof, and in the case of Savings Institution, has delivered true and complete copies of Savings Institution's Federal Stock Charter and Bylaws.

    (g) CONSENTS AND APPROVALS. Except for the consents and approvals of the Applicable Governmental Authorities, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Holding Company of the transactions contemplated by this Agreement and the Bank Merger Agreement.

    (h) DEFAULTS AND CONFLICTS. Neither Holding Company, Savings Institution or any other Subsidiary is or immediately prior to the Effective Time will be in conflict with or default under its Certificate of Incorporation (or similar organizational document) or Bylaws, or in default under any indenture or under any material agreement or other material instrument to which it is a party or by which it or any of its properties is bound or to which it is subject. Subject to the receipt of all consents and approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the Transaction nor the fulfillment of and compliance with the terms and provisions hereof, will (i) violate any judicial, administrative or arbitral order, writ, award, judgment, injunction or decree involving Holding Company, Savings Institution or any other Subsidiary, (ii) conflict with the terms, conditions or provisions of the charter or Bylaws of Holding Company, Savings Institution or any other Subsidiary, (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any indenture or any agreement or other instrument to which Holding Company, Savings Institution or any other Subsidiary is a party or by which Holding Company, Savings Institution or any other Subsidiary is bound,
(iv) result in the creation of any lien, charge or encumbrance upon any of the assets of Holding Company, Savings Institution or any other Subsidiary under any such agreement or instrument, or (v) terminate or give any party thereto the right to terminate any such indenture, agreement or instrument, except with respect to (iii) or (iv) above, such as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Holding Company and its Subsidiaries, taken as a whole, and which could not reasonably be expected to jeopardize or delay consummation of the Transaction. Except as disclosed in Schedule 2(h) hereto, no consent of any third party to any indenture or any material agreement or other material instrument to which Holding Company, Savings Institution or any other Subsidiary is a party is required in connection with the Transaction. Holding Company agrees that prior to the Effective Time it will use its best efforts to obtain all required consents to the Transaction of parties to any such indenture, agreement, or other instrument which is material to the business of Holding Company and its Subsidiaries taken as a whole.

    (i) SEC REPORTS; FINANCIAL STATEMENTS. Holding Company has filed all required forms, reports, registration statements and documents with the Securities and Exchange Commission (the "SEC"), since December 31, 1995 (collectively, the "SEC Reports"), each of which, as of its respective date, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Holding Company included in its Annual Report on Form 10-K for the years ended December 31, 1997, 1998 and 1999, and the unaudited consolidated interim financial statements included in its Quarterly Report on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000 fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Holding Company and its Subsidiaries as of the dates thereof and their consolidated statements of operations, stockholders' equity, and cash flows for the periods then ended (in the case of any unaudited interim financial statements, subject to (i) normal year-end adjustments and
(ii) standard limitations on the application of generally accepted accounting principles).

    Except as and to the extent reflected in the interim consolidated statement of financial position of Holding Company and the Subsidiaries as of September 30, 2000, and notes thereto (the "September 30, 2000 Balance Sheet") or in Schedule 2(i) hereto, neither Holding Company nor any Subsidiary had, as of September 30, 2000, any liability or obligation (absolute, contingent or otherwise) except for contractual liabilities arising in the ordinary course which are not required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles. Except as and to the extent disclosed in Schedule 2(i) hereto, neither Holding Company nor any Subsidiary has incurred any liability or obligation (absolute, contingent or otherwise) since September 30, 2000 other than in the ordinary course of business.

    (j) REGULATORY REPORTS AND FILINGS. Holding Company, Savings Institution and each Subsidiary has filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with the OTS, the FDIC, the Federal Home Loan Bank, and any other governmental agency or authority with jurisdiction over Holding Company, Savings Institution or such Subsidiary and each such report, notice and other statement, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which it was filed. No material deficiencies have been asserted by any such governmental or regulatory body with respect to such registrations, filings and submissions that have not been satisfied. Holding Company has furnished to FBOP or Acquisition copies of all regulatory filings (and all related correspondence) for Holding Company and any Subsidiary for and during the years ended
December 31, 1996, 1997, 1998 and 1999 and the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 as filed with the OTS (the "Regulatory Reports"). The Regulatory Reports, including, without limitation, the provisions made therein for investments and the valuation thereof, and loan loss reserves, together with the notes thereto, fairly present the financial position, assets, liabilities, change in financial position, surplus and other funds of Holding Company and Savings Institution as of the dates thereof and the results of its operations for the periods indicated in conformity with regulatory accounting principles prescribed or permitted by law or the rules and regulations of OTS, applied on a consistent basis with prior periods, except as set forth therein. Except for liabilities and obligations disclosed or provided for in the Regulatory Reports, Savings Institution did not have, as of the respective dates of each such Regulatory Reports, any liabilities or obligations (whether absolute or contingent and whether due or to become due) except for contractual liabilities arising in the ordinary course which are not required to be reflected in regulatory financial statements. All books of account of Savings Institution and each other Subsidiary fairly and accurately disclose in all material respects all the transactions, properties, assets, investments, liabilities and obligations of Savings Institution or the respective Subsidiary and all such books of account are in the possession of Savings Institution or the respective Subsidiary and are true and complete in all material respects.

    (k)  CHANGES SINCE SEPTEMBER 30, 2000.  Except as disclosed in
Schedule 2(k) hereto, since September 30, 2000 there has been no Material Adverse Change in the assets, properties, business, financial condition or results of operations of Holding Company and its Subsidiaries, taken as a whole; and neither Holding Company, Savings Institution nor any other Subsidiary has, since September 30, 2000 (i) made any change in its authorized capital stock,
(ii) issued any stock options, warrants or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities, (iii) paid any stock dividend or made any reclassification in respect of its outstanding shares of capital stock, (iv) issued, transferred, sold or delivered any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchased or otherwise acquired for consideration any outstanding shares of its capital stock, (vi) disposed of a material portion of its assets, properties or business other than in the ordinary course of business, or (vii) authorized or made any distribution to Holding Company's stockholders of any assets of Holding Company, Savings Institution or any other Subsidiary, by way of cash dividends or otherwise.

    (l)  PROPERTIES.

        (i) REAL ESTATE AND MORTGAGES. Schedule 2(l)(i) hereto sets forth a list and summary description of (a) all real property owned by Holding Company or any Subsidiary and all buildings and other structures located on such real property, (b) all leases, subleases or other agreements under which Holding Company or any Subsidiary is the lessor or lessee of any real property, (c) all unexpired options held by Holding Company or any Subsidiary or contractual obligations on its part to purchase or acquire any interest in real property, (d) all unexpired options granted by Holding Company or any Subsidiary or contractual obligations on its part to sell or dispose of any interest in real property, and (e) all mortgages held by Holding Company or any Subsidiary (other than as investment securities), identifying all such mortgages, if any, for which deficiency notices have been issued or that are otherwise not current. Except as disclosed in
    Schedule 2(l)(i) hereto as of the date hereof such leases, subleases, options and other agreements are in full force and effect and neither Holding Company nor any Subsidiary has received any notice of any material default thereunder.

        (ii) INVESTMENTS. The common stock, preferred stock, bonds, and other investments owned by Holding Company or any Subsidiary as of the date hereof are evidenced by written instruments and certificates (except where in non-certificated form), and to the best knowledge of Holding Company after due inquiry, are valid and genuine in all material respects. All such bonds, stocks, and other investments are permissible investments under applicable laws and regulations. Except as disclosed in Schedule 2(l)(ii) hereto, none of such investments is in default on the payment of principal, interest or other required distributions.

        (iii)  TITLE TO PROPERTY; ZONING.  Except as disclosed in
    Schedule 2(l)(iii) hereto, Holding Company and each Subsidiary has good and marketable title to all real properties reflected in Section 2(l)(i) and good and marketable title to all other assets and properties shown as owned by it on Holding Company's September 30, 2000 Balance Sheet or acquired since that date (except properties disposed of in the ordinary course of business subsequent to said date), in each case free of all mortgages, liens, security interests, charges and encumbrances of any nature whatsoever, other than liens for Taxes (as defined below) not yet due and payable, except such as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Holding Company and its Subsidiaries taken as a whole. All such real property complies with all applicable private agreements, zoning requirements, Environmental Laws (defined below), and other governmental laws and regulations relating thereto, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the Holding Company and its Subsidiaries taken as a whole. There are no condemnation proceedings pending or, to the best knowledge of Holding Company, threatened with respect to the Real Property.

    (m) ENVIRONMENTAL LAWS. Except as disclosed in Schedule 2(m) hereto, and to the best knowledge of Holding Company after due inquiry, but without the requirement that Holding Company conduct a Phase I environmental review as part of its due inquiry, Holding Company and each Subsidiary has conducted and is conducting its business in compliance with all applicable federal, state, and local laws, regulations and requirements currently in force relating to the protection of the environment ("Environmental Laws"), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the Holding Company and its Subsidiaries taken as a whole. There is no pending or, to the best knowledge of Holding Company, threatened, civil or criminal litigation, written notice of violation, or administrative proceeding relating to such

Environmental Laws involving Holding Company or any Subsidiary. There has not been and to Holding Company's best knowledge, there is no condition existing, with respect to the release, emission, discharge or presence of hazardous substances in connection with the business of Holding Company or any Subsidiary, which condition could subject Holding Company or any Subsidiary to any proceeding or remediation under such Environmental Laws or could otherwise have a Material Adverse Effect on the Holding Company and its Subsidiaries taken as a whole. Holding Company and each Subsidiary has received all approvals, consents, licenses, and permits with respect to environmental matters necessary to carry on its business substantially as currently conducted.

    (n) PROPRIETARY RIGHTS. Schedule 2(n) hereto discloses all the trademarks, trade names and service marks (and all registrations and applications with respect thereto) (collectively the "Proprietary Rights") used in the business of Holding Company or any Subsidiary. Except as otherwise disclosed in such Schedule, either Holding Company or one of the Subsidiaries owns or is duly authorized to use all of such Proprietary Rights. Such Proprietary Rights as used by Holding Company or a Subsidiary in its business do not violate or infringe upon the proprietary rights of any third party, except where such violation or infringement could not reasonably be expected to have a Material Adverse Effect on Holding Company or the Subsidiaries, taken as a whole, and there is no claim, action, proceeding or investigation pending or, to the best of Holding Company's knowledge, threatened against Holding Company or any of the Subsidiaries with respect to any such Proprietary Rights.

    (o) AGREEMENTS. Except as set forth and described on Schedule 2(o) hereto, neither Holding Company nor any Subsidiary is a party to nor is Holding Company or any Subsidiary bound by any oral or written (i) contract for the employment of any officer or employee, or contract with a former officer or employee pursuant to which payments are required to be made at any time following the date hereof, or contract with any labor union or association representing any employee, (ii) stock ownership, profit-sharing, bonus, deferred compensation, stock option, severance pay, pension, retirement or similar plan or agreement,
(iii) mortgage, indenture, note or installment obligation the unpaid balance of which exceeds $500,000, or other instrument for or relating to any borrowing of money by Holding Company or any of the Subsidiaries, the unpaid balance of which exceeds $500,000, (iv) guaranty of any obligation for borrowings or otherwise which in the aggregate exceed $200,000, (v) agreement or arrangement for the sale or lease of any material amount of its assets or part of its business other than in the ordinary course of business or for the grant of preferential rights to purchase or lease any material amount of its assets or part of its business,
(vi) agreement or arrangement obligating it to register any of its outstanding shares or other securities with the SEC, (vii) agreement or arrangement with any officer or director of Holding Company, any Subsidiary, or any other affiliate of Holding Company, or (viii) contract, agreement or other instrument which is material to the assets, properties, business, financial condition or results of operations of Holding Company or any Subsidiary. True and correct copies of each such document described in (i)--(viii) have been provided to FBOP or Acquisition. All contracts, plans, mortgages, indentures, guaranties and other agreements disclosed in Schedule 2(o) hereto are in full force and effect as of the date hereof, and neither Holding Company nor any Subsidiary or any other party thereto is in default in any material respect under such agreement and no event has occurred which with the passage of time or the taking of any action, or both, would constitute a default in any material respect under any such contract or agreement. No party thereto may terminate any of such agreements by reason of the transactions contemplated by this Agreement (other than change of control provisions in employment agreements).

    (p) LITIGATION; CLAIMS. Except as disclosed in Schedule 2(p) hereto, there are no actions, suits, claims, investigations or proceedings pending, settled since January 1, 2000, or to the best knowledge of Holding Company, threatened, against or affecting Holding Company or any Subsidiary or its properties or businesses, at law or in equity, or before any governmental or administrative body or agency or before any arbitrator (i) which involve a claim in excess of $200,000, or (ii) which alone or in the aggregate, could have a Material Adverse Effect on Holding Company or any Subsidiary. Holding Company is not aware of any facts that would reasonably afford a basis for any such actions, suits, claims, investigations or proceedings. Except as may be disclosed on such Schedule, there are no unresolved disputes under any contract to which Holding Company or any Subsidiary is a party or by which Holding Company or any Subsidiary is bound involving in the aggregate an amount in excess of $100,000. Neither Holding Company nor any Subsidiary is in default with respect to any order, writ, award, judgment, injunction or decree of any court, governmental or administrative body or agency, or arbitrator applicable to it which could have a Material Adverse Effect on the Holding Company or any Subsidiary.

    (q) COMPLIANCE WITH LAWS. Holding Company and each of the Subsidiaries has complied with all laws, regulations, opinions, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) applicable to its businesses, including without limitation, the FDIC and OTS, except where the failure to have so complied would not, individually or in the aggregate, have a Material Adverse Effect on the Holding Company or any Subsidiary. Except as disclosed in Schedule 2(q) hereto, neither Holding Company nor any Subsidiary has received any notification of any asserted failure by it to comply with any of such laws.

    (r)  TAXES.

        (i) Except as disclosed in Schedule 2(r) hereto: (a) all Tax Returns (as defined below) required to be filed with the appropriate taxing authorities have been filed by or on behalf of Holding Company or any Subsidiary and all Taxes (as defined below) due have been paid or provided for in full;
    (b) there are no liens for Taxes upon the assets of Holding Company or any Subsidiaries except statutory liens for Taxes not yet due; (c) there are no outstanding deficiencies in respect of Taxes asserted or threatened or assessments of Taxes made or threatened, nor any administrative or judicial proceedings pending or threatened concerning Taxes, with respect to Holding Company or any Subsidiary and any deficiencies, assessments or proceedings shown in Holding Company Schedule are being contested in good faith through appropriate proceedings; (d) Holding Company has established on the financial statements described in Section 2(i) of this Agreement reserves and accruals adequate for the payment of all Taxes accruing with respect to or payable by Holding Company and each Subsidiary for all periods reflected therein; (e) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed with respect to Holding Company or any Subsidiary; and (f) neither Holding Company nor any Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed.

        (ii) The appropriate income Tax Returns of Holding Company and each Subsidiary have been examined by (a) the Internal Revenue Service or the statute of limitations has expired for all periods up to and including December 31, 1996, and (b) the taxing authorities of all of the states disclosed in Schedule 2(c) or the statute of limitations has expired for all periods up to and including December 31, 1996, respectively, and there are no outstanding or unresolved proposed adjustments.

        (iii) Except as disclosed in Schedule 2(r)(iii) hereto, no power of attorney has been granted by Holding Company or any Subsidiary with respect to any matter relating to Taxes which is currently in force.

        (iv) The consummation of the transactions contemplated by this Agreement will not give rise to any payments by Holding Company or any Subsidiary which payments will not be deductible (in whole or in part) by reason of Sections 280G or 162(m) of the Internal Revenue Code (the "Code").

    For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, premium or privilege, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority (domestic or foreign) upon Holding Company or any Subsidiary and the term "Tax Returns" shall mean all returns, declarations, reports, estimates, and statements, regarding Taxes, required to be filed under United States federal, state, local or any foreign laws.

    (s) RELATED PARTY TRANSACTIONS. Except as disclosed in Schedule 2(s) hereto, and other than transactions exclusively between or among Holding Company and/or any of the Subsidiaries, neither Holding Company nor any Subsidiary has made any loan to any director, officer or other Affiliate (as defined below in Article V(b)) of Holding Company or a Subsidiary which remains outstanding nor has Holding Company or any Subsidiary entered into any agreement, other than an agreement referred to in subpart (o) hereof, for the purchase or sale of any property or services from or to any director, officer or other Affiliate of Holding Company or a Subsidiary.

    (t)  EMPLOYEE BENEFIT PLANS.

        (i) Schedule 2(t)(i) hereto sets forth a true and complete list of each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each other plan, arrangement and agreement providing employee benefits (collectively the "Plans"), that covers current or former employees of Holding Company or any Subsidiary or affiliate and is presently maintained by Holding Company or any Subsidiary or any affiliate thereof or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with Holding Company would be deemed a "single employer" within the meaning of
    Section 4001 of ERISA. None of the Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA. Holding Company has delivered or made available to FBOP or Acquisition: copies of all such Plans; any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements relating thereto; the most recent determination letter, if any, from the Internal Revenue Service with respect to each of the Plans which is subject to ERISA ("ERISA Plans"); actuarial valuations, if applicable, for the most recent plan year for which such valuations are available; the current summary plan descriptions; and the annual return/report on Form 5500 and summary annual reports for each of the Plans for each of the last three years.

        (ii) Each of the ERISA Plans is in compliance in all material respects with all applicable provisions of law, including the Code and ERISA. Neither Holding Company nor any ERISA Affiliate currently maintains or sponsors a defined benefit pension plan as defined in Section 414(j) of the Code and neither Holding Company nor any ERISA Affiliate has ever maintained or sponsored any such plan that could give rise to a liability against Holding Company or any Subsidiary.

        (iii) The written terms of each of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in compliance with all applicable laws in all material respects including ERISA, the Code, and the Age Discrimination in Employment Act, as applicable, and each of such Plans has been administered in substantial compliance with such requirements.

        (iv) Except with respect to income taxes on benefits paid or provided, no income, excise or other tax or penalty (federal or state) has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary, Holding Company and ERISA Affiliates) with respect to the operations of, or any transactions with respect to, any Plan. No action has been taken, nor has there been any failure to take any action, nor is any action or failure to take action contemplated, that would subject any person or entity to any material liability for any tax or penalty in connection with any Plan. No reserve for any taxes or penalties has been established with respect to any Plan, nor has any advice been given to any person with respect to the need to establish such a reserve.

        (v) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) complaints to or by any governmental entity, which are pending, anticipated, or to the Holding Company's best knowledge, threatened, against the Plans or their assets.

        (vi) The present value of the future cost to Holding Company and ERISA Affiliates of post-retirement medical benefits that Holding Company or any ERISA Affiliate is obligated to provide, calculated on the basis of actuarial assumptions Holding Company considers reasonable estimates of future experience and which have been provided to Acquisition, does not exceed the amount specified in Schedule 2(t)(vi) hereto.

        (vii) Neither Holding Company nor any ERISA Affiliate, nor any of the ERISA Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Holding Company or any ERISA Affiliate, any of the ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. Neither Holding Company nor any ERISA Affiliate is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to the Effective Time, may become liable for any tax imposed under Section 4978 of the Code.

    (u) INSURANCE. All properties of Holding Company and each Subsidiary are covered by valid and currently effective insurance policies issued in favor of Holding Company or a Subsidiary and such insurance policies provide Holding Company and its Subsidiaries with coverage and limits for its operations consistent with past practices and reasonably believed by the Holding Company to be adequate. Schedule 2(u) hereto sets forth a true and correct list of all insurance policies covering Holding Company and the Subsidiaries. Holding Company or a Subsidiary is included as an insured party under such policies or has full rights as a loss payee. No notice of cancellation or termination has been received with respect to any such policy. Such policies will not be terminable or cancelable by reason of this Agreement and the consummation of the transactions contemplated hereby.

    (v)  INTENTIONALLY OMITTED.

    (w) DEPOSITS. Schedule 2(w) hereto is a schedule of the aggregate deposit accounts of Savings Institution, prepared as of the date indicated thereon, listing by category and by Branch the amount of such deposits, together with the amount of accrued but unpaid interest thereon (the "Deposits"). All such Deposits are insured to the fullest permissible extent by the Savings Association Insurance Fund ("SAIF") administered by the FDIC. All related insurance premiums due and owing have been paid to the FDIC as of the date hereof. Savings Institution has, and will have at the Effective Time, all rights and full authority to transfer the Deposits pursuant to the Bank Merger without restriction to the extent customary for a SAIF-insured institution (subject to any notification or similar requirements pursuant to laws and regulations limiting deposit insurance to $100,000 per account). As of the date hereof, with respect to the Deposits, subject to immaterial bookkeeping errors, Savings Institution has administered all of the Deposits in accordance with good and sound financial practices and procedures, and has properly made all appropriate credits and debits thereto.

    (x)  LOANS.

        (i) All loans of Savings Institution (the "Loans") and loan commitments extended by Savings Institution and any extensions, renewals or continuations of such Loans and loan commitments were made in accordance with applicable regulatory requirements in the ordinary course of business. The Loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices for federal savings institutions.

        (ii) All documents and instruments which evidence the Loans are in all material respects legal and enforceable in accordance with the terms thereof, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors generally or by the exercise of judicial discretion, and authorized under applicable federal and state laws and regulations. For purposes of the foregoing sentence, it is agreed and understood that the phrase "enforceable in accordance with the terms thereof" shall not mean that the borrower has the financial ability to pay a loan or that the collateral is sufficient in value to result in payment of the loan secured thereby.

        (iii) Except for loans pledged to the Federal Home Loan Bank or participations purchased or sold by the Savings Institution or loans held in custody and in each case as fully described at Schedule 2(x) hereto, the note evidencing each Loan and the collateral documents securing each Loan have not been assigned or pledged, the Savings Institution has good and marketable title thereto, and the Savings Institution is the sole owner and holder of each note evidencing a Loan and each collateral document securing such Loan, and except as fully described at Schedule 2(x), each Loan and each collateral document securing a Loan is free and clear of any and all prior liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature.

    (y) RESERVES. The loan loss reserves of Savings Institution, as set forth on the September 30, 2000 financial statements have been computed in accordance with generally accepted methods and principles consistently applied and, in all cases, have been properly computed in all material respects and in management's opinion are adequate under applicable requirements of law and generally accepted accounting standards to provide for possible losses on Loans outstanding.

    (z)  AGREEMENTS WITH REGULATORY AGENCIES.  Except as set forth in
Schedule 2(z) hereto, neither Holding Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding (each a "Regulatory Agreement"), with any regulatory agency or other government entity that restricts in any respect the conduct of its business or that relates to its capital adequacy, its credit policies or its management, nor has Holding Company or any of its Subsidiaries been notified by any regulatory agency or other governmental entity that it is considering issuing or requesting any Regulatory Agreement. Except as set forth in Schedule 2(z) hereto, no regulatory agency has initiated any investigation or proceeding into the business or operations of Holding Company or any of its Subsidiaries.

    (aa) INFORMATION FOR REGULATORY APPROVALS. The information furnished or to be furnished by Holding Company or Savings Institution in any regulatory application filed by Holding Company, Savings Institution, FBOP or Acquisition in connection with the Transaction, will be true and complete in all material respects as of the date so furnished.

    (ab) GOVERNMENTAL NOTICES. Neither Holding Company nor Savings Institution has received notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the Transaction. To the best knowledge of Holding Company, there are no facts that could reasonably be expected to have an adverse effect on the ability of Holding Company or Savings Institution to obtain all requisite regulatory consents or to perform their respective obligations under this Agreement and in connection with the Transaction.

    (ac) SEC FILINGS. None of the information contained in the proxy statement to be mailed to the stockholders of Holding Company in connection with the Merger or in any amendments thereof or supplements thereto (the "Proxy Statement") will, at the time of (i) the first mailing thereof, and (ii) the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing representation shall not apply to information supplied by Acquisition or FBOP in writing expressly for inclusion in the Proxy Statement.

    (ad) FINDERS AND INVESTMENT BANKERS. Neither Holding Company nor any Subsidiary has retained any broker, finder or other agent or incurred any liability for any brokerage fees, commissions or finders' fees with respect to the Transaction except for Holding Company's retention of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") and Keefe Bruyette & Woods, Inc. ("Keefe Bruyette") pursuant to the terms of their agreements dated November 29, 2000. True and correct copies of the agreements with Sandler O'Neill and Keefe Bruyette have been delivered to FBOP.

    (ae) THIRD PARTY DISCUSSIONS. Holding Company is not currently negotiating or discussing with any third party a possible sale or merger of Holding Company or any Subsidiary or a substantial portion of any of their assets or business.

    (af) DISCLOSURE. No representation or warranty of Holding Company and no statement or information relating to Holding Company or any Subsidiary or their respective businesses or properties contained in (i) this Agreement (including the Schedules hereto), or (ii) in any certificate furnished or to be furnished to FBOP or Acquisition pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

    (ag) BONUSES; ACCRUED VACATION. Bonuses paid or payable by the Holding Company, Savings Institution and the other Subsidiaries during or for the fiscal year ended December 31, 2000 shall not exceed $2,500,000 in the aggregate, and liabilities for accrued vacation, if any, for employees of any of Holding Company, Savings Institution and any other Subsidiary shall not, at December 31, 2000 exceed $200,000 in the aggregate.

    (ah) EXPENSES. The sum of all third party fees and expenses incurred by Holding Company and Savings Institution in connection with the Transaction, including finders' and brokers' fees, legal expenses and filing and printing fees shall not exceed in the aggregate $3,750,000.

    (ai) CHANGE IN CONTROL PAYMENTS. The following sets forth a list of all cash payments due to officers and employees of Holding Company, Savings Institution or any Subsidiary under any employment, severance or other agreement as a result of the Transaction:

NAME                                                            AMOUNT
----                                                          ----------
Rudolf P. Guenzel...........................................  $1,301,370
J. Michael Holmes...........................................  $  795,718
William W. Flader...........................................  $  646,046

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND FBOP

    FBOP and Acquisition each represent and warrant to Holding Company as follows:

    (a) ORGANIZATION OF ACQUISITION AND FBOP. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Acquisition is a wholly-owned subsidiary of FBOP. FBOP is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

    (b) AUTHORIZATION. The Boards of Directors of FBOP and Acquisition have adopted resolutions approving the Agreement and the Transaction and have authorized the execution and delivery of this Agreement. Acquisition and FBOP have full power and authority to enter into this Agreement and, subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and FBOP and constitutes the valid and legally binding obligation of Acquisition and FBOP, enforceable against them in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

    (c) CONSENTS AND APPROVALS. Except for consents and approvals of the Applicable Governmental Authorities, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Acquisition and FBOP of the transactions contemplated by this Agreement.

    (d) DEFAULTS AND CONFLICTS. Subject to the receipt of all consents and approvals contemplated by this Agreement, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof will not
(i) violate any judicial or administrative order, writ, award, judgment, injunction or decree involving Acquisition or FBOP or (ii) conflict with any of the terms, conditions or provisions of the charter or bylaws of Acquisition or FBOP. No consent of any third party to any indenture or any material agreement or other material instrument to which Acquisition or FBOP is a party is required in connection with the Transaction.

    (e) SEC FILINGS. None of the information supplied or to be supplied by Acquisition or FBOP in writing expressly for inclusion in the Proxy Statement will, at the time of (i) the first mailing thereof and (ii) the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (f) FUNDS AVAILABLE. Acquisition and FBOP have or will have available to them sufficient funds to perform all of their obligations pursuant to the Merger.

    (g) FINDERS AND INVESTMENT BANKERS. FBOP and Acquisition will be responsible for any of their respective brokerage fees, commissions or finders' fees with respect to the Transaction.

    (h) GOVERNMENTAL NOTICES. Neither FBOP nor Acquisition has received any notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the Transaction. To the best knowledge of Acquisition and FBOP, there are no facts that could reasonably be expected to have an adverse effect on the ability of Acquisition or FBOP to obtain all requisite regulatory consents or to perform their respective obligations under this Agreement.

    (i) ARTICLES; BYLAWS. FBOP will deliver to Holding Company true and complete copies of its Articles of Incorporation and Bylaws as in effect as of the date hereof.

    (j) ACCESS TO CERTAIN INFORMATION. For a period of 14 days from the date hereof, FBOP shall make available to Holding Company FBOP's consolidated financial statements for the year ended December 31, 1999 and the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

                                   ARTICLE IV
                              RIGHT TO INVESTIGATE

    Holding Company shall afford (during regular business hours) to the officers and authorized representatives of Acquisition and FBOP reasonable access to the offices, properties, books, contracts, commitments and records (including all relevant computer files and databases) of Holding Company and Savings Institution in order that FBOP and Acquisition may have full opportunity to make such investigations as they shall desire of the affairs of Holding Company, Savings Institution and the other Subsidiaries. The officers of Holding Company shall furnish Acquisition and FBOP with such additional financial and operating data and other information as to the assets, properties and business of Holding Company, Savings Institution and the other Subsidiaries as Acquisition or FBOP shall from time to time reasonably request; provided that such requested data and information may be presented in the format maintained by Holding Company in the normal course of its business. Holding Company, Savings Institution and the Subsidiaries shall consent to the review by the officers and authorized representatives of Acquisition or FBOP of the reports and working papers of Holding Company's independent auditors (upon reasonable advance notice) and to discussions by the officers and authorized representatives of Acquisition or FBOP with parties with which Holding Company, Savings Institution and the other Subsidiaries have business relationships.

                                   ARTICLE V
                          COVENANTS OF HOLDING COMPANY

    The covenants in this Article V relate to Holding Company and the Subsidiaries, but specifically do not include BYL Bancorp or BYL Bank Group.

    (a) Operation in Ordinary Course. From the date hereof to the Effective Time, each of Holding Company, Savings Institution and the other Subsidiaries shall: (a) not engage in any transaction except in the ordinary course of business and shall conduct its business consistent with past practices;
(b) maintain the Branches in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; (c) maintain its books of accounts and records in the usual, regular and ordinary manner; and (d) duly maintain compliance in all material respects with all laws, regulatory requirements and agreements to which it is subject or by which it is bound. Without limiting the generality of the foregoing, prior to the Effective Time, Holding Company, Savings Institution and other Subsidiaries shall not, without the prior written consent of FBOP:

        (1) fail to maintain its tangible property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted;

        (2) fail to maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied;

        (3) fail to comply in all material respects with all applicable laws and regulations;

        (4) make, renew or modify the terms (including, but not limited to, any release or substitution of collateral, change of the interest rate, or release or substitution of any guarantor) of any loan, letter of credit or other extension of credit, or commitment to make a loan, in excess of $2,000,000, provided, however, that loans which are originated pursuant to binding commitments entered into prior to the date hereof and loans that are secured by secondary market qualified mortgages on single-family dwellings shall be permitted under this subsection;

        (5) except for the terminations of benefit agreements listed on
    Schedule 5(a)(5) hereto, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee;

        (6) authorize or enter into any employee contract or employment agreement, grant any pay raise or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by an existing plan or arrangement or authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided however, that bonuses described in Article II (ag) hereof and pay raises to employees pursuant to regularly scheduled reviews in the ordinary course of business not to exceed 6% of such employee's current salary shall not be prohibited hereunder; and provided further that nothing contained in this subparagraph (6) shall restrict the hiring of non-officer, clerical or teller employees whose compensation does not exceed $50,000 per year;

        (7) Intentionally Omitted;

        (8) authorize or enter into, or amend, modify or supplement any contract or commitment (excluding all loans and loan commitments and except as otherwise set forth in Article V(a)(14)) which provides for the receipt or payment of amounts, in the aggregate, in excess of $100,000;

        (9) sell, transfer, convey, assign or otherwise dispose of any of its assets or properties (other than assets which are being sold pursuant to binding commitments entered into prior to the date hereof and immaterial assets or properties sold, transferred, conveyed, assigned or otherwise disposed of in the ordinary course of business consistent with past practices and policies), or authorize any of the foregoing, or sell loans in bulk other than (i) up to $5,000,000 per month of residential mortgage loans sold in the ordinary course of business pursuant to existing and on-going commitments, and (ii) other loans which are sold in the ordinary course of business pursuant to existing written commitments, which commitments will not be amended, modified or supplemented except in accordance with the terms of this Agreement;

       (10) authorize or make any expenditures for assets in excess of $100,000 for any item, or lease or encumber any assets outside the ordinary course of business;

       (11) authorize or make any amendment to its charter or bylaws;

       (12) fail to keep in force all insurance policies presently in effect, including insurance of deposit accounts with the FDIC;

       (13) do any act which, or omit to do any act the omission of which, will cause a material breach of any material contract, commitment or obligation;

       (14) make any borrowing, incur any debt (other than (i) deposits in the ordinary course of business and consistent with past practice and
    (ii) overnight borrowings from the Federal Home Loan Bank and federal funds purchased or securities sold under agreements to repurchase, in each case in the ordinary course of business and for less than one year in duration and consistent with past practices), or assume, guarantee, endorse or otherwise become liable with respect to any such obligations;

       (15) fail to maintain deposit rates substantially in accord with the average of the prevailing rates of competing financial institutions in the local Los Angeles area market, provided that in no event will Savings Institution accept any deposits for which the interest rate payable thereon exceeds by more than 1.00 percent the average interest rate being paid on similar deposits by savings banks and savings and loan associations in the local Los Angeles area market;

       (16) waive, release or cancel any claims in excess of $100,000 against third parties or debts in excess of $100,000 owing to it, or any rights which have any value in excess of $100,000;

       (17) make any changes in its accounting systems, policies, principles or practices, except as required by changes in laws or regulations or generally accepted accounting principles;

       (18) enter into, authorize, or permit any transaction, except as now existing and disclosed to Acquisition or FBOP, with any affiliate of Holding Company or any Subsidiary (other than transactions between Holding Company and Savings Institution on the one hand, and Peoples Preferred Capital Corporation on the other hand, in the ordinary course of business and consistent with past practices);

       (19) make any capital contribution to any person or purchase or invest in any securities issued by any person other than securities which are issued or guaranteed by the United States government or an agency thereof having a maturity of more than twelve (12) months from the date of purchase;

       (20) sell any investment securities except in the ordinary course of business consistent with past practices;

       (21) enter into, amend or renew any data processing service contract;

       (22) materially change or amend its schedules and policies relating to service charges or service fees;

       (23) fail to use its best efforts to (i) preserve the present business organizations intact, (ii) keep available the services of its present officers and employees or (iii) preserve its present relationships with persons having business dealings with it;

       (24) fail to maintain, consistent with its past practices, a reserve for possible loan and lease losses which is adequate under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable);

       (25) make any material change in any lease of real property;

       (26) fail to file in a timely manner all required filings with all proper regulatory authorities and fail to cause such filings to be true and correct in all material respects;

       (27) foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property; or foreclose upon such commercial real estate if such environmental assessment indicates the presence of hazardous material in amounts that, if such foreclosure were to occur, would be reasonably likely to result in a material adverse effect on Savings Institution;

       (28) amend or modify any of its promotional, deposit account or account loan practices, other than amendments or modifications in the ordinary course of business; or

       (29) (i) make any change in its authorized capital stock, (ii) issue any stock options, or issue any warrants, or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities,
    (iii) pay any stock dividend or make any reclassification in respect of its outstanding shares of capital stock, (iv) except for the issuance of Common Stock upon exercise of any Options, issue, sell, exchange or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchase or otherwise acquire for consideration any outstanding shares of its capital stock, or
    (vi) declare, pay or set apart in respect of its capital stock any dividends or other distributions or payments.

    For purposes of this Article V(a), FBOP and Acquisition shall be deemed to have consented to any action described in (1)--(29) above if the chief financial officer of FBOP shall have received a written request for consent to any action described in (1)--(29) above, which request describes in sufficient detail the proposed action, and FBOP shall have failed to respond to such request within five (5) business days of his receipt of such request.

    (b) EXCLUSIVITY. Except as may be required by any regulatory authority, or except to the extent required by fiduciary obligations under applicable law in reliance upon the opinion of outside counsel, neither Holding Company, Savings Institution, nor any other Subsidiary or any of their respective directors, officers, employees, representatives, investment bankers (including but not limited to Sandler O'Neill and Keefe Bruyette), agents or Affiliates (as defined below) shall, directly or indirectly, solicit, initiate, encourage or respond favorably to inquiries or proposals from, or provide any confidential information or access to Savings Institution's or Holding Company's premises to, or participate in any discussions or negotiations with, any person (other than Acquisition and FBOP and their directors, officers, employees, representatives and agents) concerning (i) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving Holding Company or Savings Institution, or
(ii) any purchase or other acquisition by any person of any shares of capital stock of Holding Company or Savings Institution, or (iii) any issuance by Holding Company or Savings Institution of any shares of its capital stock. It is understood that notwithstanding the foregoing or anything to the contrary herein, Holding Company will promptly advise FBOP or Acquisition of, and communicate to FBOP or Acquisition the terms and conditions of (and the identity of the person making), any such inquiry or proposal received, and will promptly furnish FBOP or Acquisition with copies of any documents received and summaries of any other communications with respect thereto. Holding Company will cease any such existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing.

    As used in this Agreement, the term "Affiliate" shall mean, with respect to any specified person, (1) any other person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified person, (2) any other person which is a director, officer or partner, of the specified person or a person described in clause (1) of this paragraph, (3) another person of which the specified person is a director, officer or partner, (4) another person in which the specified person has a substantial beneficial interest or as to which the specified person serves as trustee or in a similar capacity, or (5) any relative or spouse of the specified person or any of the foregoing persons, any relative of such spouse or any spouse of any such relative.

    (c) STOCKHOLDER MEETING. Holding Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is practicable for the purpose of voting upon the approval of the Merger and this Agreement. Holding Company will, through its Board of Directors, use its best efforts to obtain stockholder approval and, except to the extent otherwise specifically required by the Board of Directors' fiduciary duties under applicable law as set forth in Article V(b) above, will recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement. As soon as practicable, Holding Company shall prepare and cause to be filed with the SEC the related proxy material and shall use its best efforts to obtain clearance by the SEC for the mailing of such material to Holding Company stockholders. FBOP or Acquisition shall have the right to review the proxy material prior to filing with the SEC.

    (d) CONSENTS. Holding Company shall, and shall cause the Savings Institution to, as soon as practicable, prepare or cause to be prepared and make all filings required to be made by either of them, if any, with Applicable Governmental Authorities and shall use its best efforts to obtain all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities and furnish true, correct and complete copies of each thereof to FBOP or Acquisition.

    (e) REPORTS. Promptly after filing with the applicable authorities, Holding Company shall provide to FBOP or Acquisition copies of: (i) all reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2000, which shall conform to the requirements for SEC Reports specified in Article II(i) above; and (ii) its Regulatory Reports, which shall conform to the requirements for Regulatory Reports specified in Article II(j) and (v) above.

    (f) NOTICE. Holding Company shall give prompt notice to FBOP or Acquisition of (i) any notice of, or other communication relating to, a default or event which with notice or lapse of time or both would become a default, received by Holding Company or any Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under its charter or bylaws or any indenture, or material instrument or agreement, to which Holding Company or any Subsidiary is a party, by which it or any of its properties is bound or to which it or any of its properties is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (iii) any matter which, if it had occurred prior to the date hereof, would have been required to be included on the Schedules hereto.

    (g) REGULATORY MATTERS. Holding Company shall, from the date hereof through the Effective Time, keep FBOP and Acquisition advised with respect to any and all regulatory matters or proceedings affecting Holding Company or Savings Institution and shall promptly forward to FBOP or Acquisition copies of all correspondence, notices, orders, memoranda or other written material received from any regulatory agency (to the extent permitted by law) and shall provide FBOP and Acquisition full access to its regulatory files to the extent permitted by law.

    (h) SCHEDULES. Within seven (7) days of the date hereof, Holding Company will deliver to FBOP each of the Schedules to this Agreement, which Schedules will be attached hereto and made a part hereof, and which Schedules will be in form and substance acceptable to FBOP in its sole discretion, pursuant to such format and presentation as Holding Company and FBOP shall mutually agree.

    (i) SUPPLEMENTAL INFORMATION; DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, Holding Company will promptly disclose in writing to FBOP and Acquisition any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed or which would render inaccurate any of the representations, warranties or statements set forth in this Agreement. From time to time prior to the Effective Time, Holding Company will promptly supplement or amend the Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule that has been rendered inaccurate thereby.

    (j) COOPERATION. Holding Company and its Subsidiaries shall execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by FBOP or Acquisition to carry out the provisions hereof and to consummate the Transaction.

    (k) CONDITIONS PRECEDENT. Holding Company and the Subsidiaries shall use their commercially reasonable best efforts to cause all of the conditions precedent to the consummation of the Transaction applicable to them to be met.

    (l) BEST EFFORTS. Subject to the terms and conditions of this Agreement, Holding Company and the Subsidiaries shall use their commercially reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger on a prompt basis.

    (m) PROXIES. Holding Company shall deliver to FBOP irrevocable proxies, in substantially the form attached hereto as Exhibit A (the "Proxies"), from Arbur, Inc. and the individuals set forth on Schedule 7(m), which shall include all of the members of the board of directors of Holding Company, to vote the shares of Common Stock owned by such persons.

                                   ARTICLE VI

                       COVENANTS OF ACQUISITION AND FBOP

    (a) CONSENTS. Acquisition and FBOP shall, as soon as practicable, prepare and make all necessary filings with all Applicable Governmental Authorities and shall use their best efforts to obtain all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities and furnish true, correct and complete copies of each to Holding Company.

    (b) COOPERATION. Acquisition and FBOP shall execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by Holding Company to carry out the provisions hereof and to consummate the transactions contemplated hereby.

    (c) CONDITIONS PRECEDENT. Acquisition and FBOP shall use their commercially reasonable best efforts to cause all of the conditions precedent to the consummation of the Transaction applicable to each to be met.

    (d) BEST EFFORTS. Subject to the terms and conditions of this Agreement, Acquisition and FBOP will use their commercially reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger on a prompt basis.

    (e) SHAREHOLDER RIGHTS AGREEMENT. Acquisition and CNB will assume the rights and obligations of Holding Company and Savings Institution to the extent required under that certain Shareholder Rights Agreement dated as of April 20, 1998 by and among Holding Company, Savings Institution, the Trustees of the Estate of Bernice Pauahi Bishop, BIL Securities (Offshore) Limited and
Arbur, Inc.

    (f) BENEFIT PLANS AND ARRANGEMENTS. As soon as administratively practicable after the Effective Time, FBOP and CNB shall take reasonable action so that employees of Holding Company and Savings Institution who, in the sole discretion of FBOP or CNB, are retained by FBOP and/or CNB and become employees thereof, shall be entitled to participate in the respective FBOP and CNB employee benefit plans of general applicability. For purposes of determining eligibility to participate in and the vesting of benefits under the FBOP and CNB employee benefit plans (other than under any defined benefit plan), FBOP and CNB shall recognize years of service with Holding Company and Savings Institution prior to the Effective Time.

    (g)  INDEMNIFICATION; INSURANCE.

        (i) From and after the Effective Time through the fourth anniversary of the Effective Time, FBOP and CNB (each an "Indemnifying Party" and together the "Indemnifying Parties"), agrees to indemnify and hold harmless each present director, officer or employee of Holding Company or Savings Institution, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys'
    fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which Holding Company or Savings Institution is or was required by law or their respective Bylaws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the Bylaws of Holding Company and Savings Institution, in each case as in effect on the date hereof, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

        (ii)  Any Indemnified Party wishing to claim indemnification under this
    Article VI(g), upon learning of any such claim, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or a conflict of interest exists or arises between the Indemnified Party and the Indemnifying Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction); (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent; and
    (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

        (iii) Holding Company shall be permitted to maintain up to $15,000,000 in aggregate directors' and officers' liability insurance coverage for acts or omissions occurring prior to the Effective time by persons who are currently covered by the directors' and officers' liability insurance policy maintained by Holding Company and to purchase an extension of the claims reporting period for the policy providing such coverage for a period of four years following the Effective Date.

    (h) STANDSTILL. For the period beginning on the date of this Agreement and ending on the earlier of (x) December 21, 2000, (y) the date of termination of this Agreement by FBOP or Acquisition pursuant to Article XI(a)(v), or (z) the date that FBOP delivers to Holding Company written notice of its intent to waive its right to terminate this Agreement pursuant to Article XI(a)(v), neither FBOP nor Acquisition nor any of their respective subsidiaries nor any of the shareholders, directors, officers or affiliates (as defined in Rule 12b-2 under the Exchange Act) of any of the foregoing will in any manner directly or indirectly: (i) acquire, purchase, agree to acquire or offer, assist, advise or encourage any other person in acquiring any additional equity securities of Holding Company, any warrants or options to acquire such securities, any securities convertible into or exchangeable for such securities or any other right to acquire such securities; (ii) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, encourage, finance or assist, any other persons in connection with any of the foregoing; and (iii) make any publicly disclosed proposal regarding any of the foregoing or make any proposal, statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing.

                                  ARTICLE VII
             CONDITIONS TO THE OBLIGATIONS OF ACQUISITION AND FBOP

    The obligations of Acquisition and FBOP under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at their option, subject to the conditions that:

        (a) VALIDITY OF REPRESENTATION AND WARRANTIES. The representations and warranties of Holding Company herein contained shall be true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and at the Effective Time with the same force and effect as though made on and at the Effective Time.

        (b) CONSENTS. All required consents, waivers, approvals, authorizations or orders in connection with the Transaction (other than those set forth in Article IX(a)) shall have been obtained by Holding Company and copies of the same shall have been delivered to Acquisition and FBOP.

        (c) COMPLIANCE WITH COVENANTS; SCHEDULES. Holding Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Effective Time. The Schedules and information disclosed to FBOP pursuant to Articles V(h) and V(i) hereof shall be in form and substance acceptable to FBOP in its sole discretion and shall not, in the case of Schedules provided pursuant to Article V(i), be materially different from the Schedules provided to FBOP pursuant to Article V(h).

        (d) OPINION OF COUNSEL. FBOP and Acquisition shall have received the opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel for Holding Company, specified in Article X(b)(ii).

        (e) APPROVAL OF HOLDING COMPANY STOCKHOLDERS. This Agreement shall have been approved and adopted at a duly called meeting of the stockholders of Holding Company Common Stock by at least a majority of the issued and outstanding shares of Holding Company Common Stock entitled to vote thereon.

        (f) DISSENTING HOLDING COMPANY SHARES. The holders of not more than 10% of the issued and outstanding shares of Holding Company Common Stock at the Effective Time shall have delivered written notice of intent to demand payment of the fair value oftheir shares of Holding Company Common Stock pursuant to Section 262 of the DGCL.

        (g) RESIGNATIONS. The directors of Holding Company, Savings Institution and the Subsidiaries shall have tendered their resignations in writing, effective on the Effective Time.

        (h) ADVERSE CHANGES. From September 30, 2000 to the Effective Time, there shall not have been any Material Adverse Effect on Holding Company and Savings Institution, taken as a whole, but not including Material Adverse Effects which result solely from FBOP's unreasonable failure to consent to actions under Article V(a).

        (i)  EFFECTIVE TIME.  The Effective Time shall be no later than
    5:00 P.M. Central Time on June 30, 2001; provided however, that if the condition in Article IX(a) shall not have been satisfied prior to June 30, 2001, but all other conditions to Closing shall be substantially satisfied, the Effective Time shall automatically be extended for an additional period of 90 days.

        (j) STOCK OPTION PLANS AND INCENTIVE PLANS; OPTIONS. Acquisition shall have received evidence satisfactory to it that, upon payment of the Cash Consideration Per Option, each Option shall have been canceled, and any other options or warrants for Common Stock and all related plans have been cancelled.

                                  ARTICLE VIII
                CONDITIONS TO THE OBLIGATIONS OF HOLDING COMPANY

    The obligations of Holding Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at its option, subject to the conditions that:

        (a) VALIDITY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquisition and FBOP herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and at the Effective Time with the same force and effect as though made on and at the Effective Time.

        (b) CONSENTS. All consents, waivers, approvals, authorizations or orders (other than those set forth in Article IX(a)) required to be obtained by Acquisition and FBOP shall have been obtained and copies of the same shall have been delivered to Holding Company.

        (c) COMPLIANCE WITH COVENANTS. Acquisition and FBOP shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Effective Time.

        (d) OPINION OF COUNSEL. Holding Company shall have received the opinion of Lord, Bissell & Brook, counsel for Acquisition, specified in
    Article X(c)(ii).

        (e) FAIRNESS OPINION. Holding Company shall have received an opinion from Keefe, Bruyette dated as of the date of this Agreement to the effect that, in its opinion, the consideration to be paid to the shareholders of Holding Company hereunder is fair to such shareholders from a financial point of view.

        (f)  EFFECTIVE TIME.  The Effective Time shall be no later than
    5:00 P.M. Central Time on June 30, 2001; provided however, that if the condition in Article IX(a) shall not have been satisfied prior to June 30, 2001, but all other conditions to Closing shall be substantially satisfied, the Effective Time shall automatically be extended for an additional period of 90 days.

        (g) FUNDS TO PAYING AGENT. FBOP or Acquisition shall have made available to the Paying Agent the funds as described at Article I(l) hereof.

                                   ARTICLE IX
         CONDITIONS APPLICABLE TO ACQUISITION, FBOP AND HOLDING COMPANY

    The obligations of Acquisition, FBOP and Holding Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are subject to the following terms and conditions:

        (a) GOVERNMENTAL APPROVALS. To the extent required by applicable law or regulation, the OTS, the Federal Reserve Board, the FDIC and/or such other state or federal agencies whose approval of the Transaction and the other transactions contemplated by this Agreement is so required, shall have approved or authorized the Transaction and all of the transactions contemplated by this Agreement and such approval (x) shall not contain conditions that, individually or in the aggregate, could likely have or lead to a Material Adverse Effect on FBOP, CNB or Acquisition or (y) shall not, individually or in the aggregate, so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to FBOP that had such condition or requirement been known, FBOP, in its reasonable judgment, would not have entered into this Agreement. All other statutory or regulatory requirements for the valid consummation of the Transaction shall have been satisfied and all other required governmental consents and approvals shall have been obtained.

        (b) INJUNCTION. The consummation of the Merger shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction. No material litigation or administrative proceeding shall be pending or threatened as of the Effective Time seeking to restrain, enjoin or prohibit the consummation of this Agreement, the Merger or the Transaction.

                                   ARTICLE X
                         CLOSING AND CLOSING DOCUMENTS

    (a) CLOSING. The closing ("Closing") under this Agreement shall be held at the offices of Lord, Bissell & Brook in Los Angeles, California, as promptly as practicable after the fulfillment or waiver of all the terms and conditions contained in Articles VII, VIII, IX and X of this Agreement, or at such other place and time as shall be mutually agreeable to the parties. The required number of fully executed and verified copies of the Certificate of Merger shall be filed immediately after the Closing with the Secretary of State of Delaware.

    (b) HOLDING COMPANY CLOSING DOCUMENTS. At the Closing, Holding Company shall deliver, or cause to be delivered, to FBOP and Acquisition:

        (i) A certificate of Holding Company, signed by its Chairman or President, which shall confirm the compliance in all material respects by Holding Company with its covenants and agreements contained in this Agreement and the accuracy in all material respects of the representations and warranties made by Holding Company in this Agreement at and as of the Effective Time as if made at such time and as contemplated by this Agreement.

        (ii)  The opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel for
    Holding Company, dated the Effective Time, and in form and   substance
    reasonably satisfactory to FBOP and Acquisition.

        (iii) A certificate of Holding Company's inspector of elections as to the vote taken at the meeting of the holders of shares of Holding Company Common Stock with respect to this Agreement and as to the holders of shares of Holding Company Common Stock that shall have demanded payment of the fair value of their shares of Holding Company Common Stock pursuant to the DGCL.

        (iv) Written resignations, effective the Effective Time, of all of the directors of Holding Company and the Subsidiaries.

        (v) Certificate of Incorporation and Certificate of Good Standing of Holding Company each certified by the Secretary of State of Delaware within ten (10) days prior to the Closing.

    (c) ACQUISITION CLOSING DOCUMENTS. At the Closing, Acquisition shall deliver, or cause to be delivered, to Holding Company:

        (i) A Certificate of Acquisition, signed by its President or Vice President, which shall confirm the compliance in all material respects by Acquisition with its covenants and agreements contained in this Agreement and the accuracy in all material respects of the representations and warranties made by it in this Agreement at and as of the Effective Time as if made at such time and as contemplated by this Agreement.

        (ii) The opinion of Lord, Bissell & Brook, counsel for Acquisition, dated the Effective Time, and in form and substance reasonably satisfactory to Holding Company.

                                   ARTICLE XI
                        TERMINATION AND TERMINATION FEE

    (a) TERMINATION. This Agreement and the Transaction may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of Delaware, whether before or after action by the stockholders of Holding Company as contemplated by Article V(k) of this Agreement and without further approval by the outstanding stockholders of Holding Company (i) by mutual written consent of the Boards of Directors of Acquisition and Holding Company,
(ii) by action of the Board of Directors of Acquisition in the event of a failure of a condition set forth in Article VII of this Agreement as of the time such condition is required hereunder to be fulfilled, (iii) by action of the Board of Directors of Holding Company in the event of failure of a condition set forth in Article VIII of this Agreement as of the time such condition is required hereunder to be fulfilled, or (iv) by action of the Board of Directors of either Acquisition or Holding Company in the event of a failure of a condition set forth in Article IX of this Agreement as of the time such condition is required hereunder to be fulfilled, or (v) by action of the Board of Directors of Acquisition or FBOP at any time on or prior to December 21, 2000 if the results of FBOP's investigation of the business, operations, assets, liabilities, capital, prospects, investments, affairs, condition (financial or otherwise) of Holding Company and its Subsidiaries are not satisfactory to FBOP or Acquisition in their sole discretion, whether or not any of the foregoing would constitute a Material Adverse Change.

    (b) TERMINATION FEE. If Holding Company and Acquisition fail to consummate the Merger and (i) Holding Company or Savings Institution enters into a letter of intent, commitment letter or other written agreement with a third party regarding a merger, consolidation, sale of assets or other similar transaction involving Holding Company or Savings Institution within twelve (12) months following the termination of the Merger, and (ii) Holding Company shall not have terminated this Agreement by reason of paragraphs (a)(iii) or (a)(iv) above, and
(iii) Acquisition shall not have terminated this Agreement by reason of paragraph (a)(i) or (a)(v) above, Holding Company shall, upon execution of any such letter or agreement, promptly pay Ten Million Dollars ($10,000,000) to FBOP, and Holding Company shall have no further liability or obligation to FBOP or Acquisition with respect to this Agreement.

    (c) SURVIVAL OF RIGHTS. Except as otherwise provided in paragraph (b) above, nothing in this Article XI or in this Agreement shall be construed as limiting the rights of any party in the event of a breach by any party of this Agreement.

                                  ARTICLE XII
             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

    Except for the agreements set forth in Articles I, II(ad), V(j), VI(e), VI(f), VI(g), VII(g),XI, XII, XIII(a), XIII(f) and XIII(g), no representations, warranties or agreements shall survive beyond the Effective Time.

                                  ARTICLE XIII
                                 MISCELLANEOUS

    (a) PAYMENT OF EXPENSES. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and incident to the consummation of the Merger and the Transaction.

    (b) ENTIRE AGREEMENT. This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters.

    (c) MODIFICATIONS, AMENDMENTS AND WAIVERS. At any time prior to the Effective Time, the parties hereto may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto,
(c) waive compliance with any of the covenants or agreements contained in this Agreement, or (d) make any other modification of this Agreement approved by the respective Boards of Directors of the parties hereto. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    (d) ASSIGNMENT; GOVERNING LAW. Except as provided in Article I(a) hereto, this Agreement shall not be assignable by any of the parties hereto and shall be construed in accordance with the laws of the State of Illinois.

    (e) SCHEDULES. All information set forth in the Schedules hereto shall be deemed a representation and warranty of Holding Company as to the accuracy and completeness of such information.

    (f) PRESS RELEASES. Except as may otherwise be required by law, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made prior to the Effective Time without advance approval thereof by Holding Company and FBOP. Holding Company and FBOP will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, the Transaction or any of the transactions contemplated hereby or thereby.

    (g) NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight express service or confirmed facsimile transmission as follows:


If to Holding Company:                      PBOC Holdings, Inc.
                                            5900 Wilshire Blvd.
                                            Los Angeles, CA 90036
                                            Facsimile: 323-965-6216
                                            Attn: Rudolf P. Guenzel

With a copy to:                             Elias, Matz, Tiernan & Herrick L.L.P.
                                            734 15th Street, N.W.
                                            Washington, D.C. 20005
                                            Facsimile: 202-347-2172
                                            Attn: Norman B. Antin
                                                 Jeffrey D. Haas

If to FBOP or                               FBOP Corporation
Acquisition:                                11 West Madison Street
                                            Oak Park, IL 60302
                                            Facsimile: 708-445-3223
                                            Attn: Michael E. Kelly

With a copy to:                             Lord, Bissell & Brook
                                            115 S. LaSalle Street
                                            Chicago, IL 60603
                                            Facsimile: 312-443-0336
                                            Attn: Edward C. Fitzpatrick

    (h) ATTORNEYS' FEES. If any action at law or in equity, including an action for declaratory relief is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party, which fees shall be in addition to any other relief which may be awarded.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

                                            PBOC HOLDINGS, INC.
Attest:

                                            By:
                                            Name:
                                            Title:

                                            FBOP ACQUISITION COMPANY
Attest:

                                            By:
                                            Name:
                                            Title:

                                            FBOP CORPORATION
Attest:

                                            By:
                                            Name:
                                            Title:

                                                                      APPENDIX B

                                              __________________, 2001

Board of Directors
PBOC Holdings, Inc.
5900 Wilshire Boulevard
Los Angeles, CA 90036

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of PBOC Holdings, Inc. ("PBOC") of the Merger Consideration (as defined below) set forth in the Agreement and Plan of Merger, dated as of December 8, 2000 (the "Agreement") by and between FBOP Corporation ("FBOP"), FBOP Acquisition Company ("Acquisition"), a wholly owned subsidiary of FBOP, and PBOC.

    As more fully described in the Agreement, and subject to the terms and conditions thereof, (i) Acquisition will be merged with and into PBOC (the "Merger") and (ii) each outstanding share of common stock, par value $0.01 per share, of PBOC, other than dissenting shares, will be converted into and exchangeable for the right to receive $10.00 in cash, without interest thereon (the "Merger Consideration"). Keefe, Bruyette & Woods, Inc. ("KBW") has assumed for purposes of its opinion, that the Merger will be consummated on the terms contemplated by the Agreement.

    KBW as part of its investment banking business is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to PBOC and FBOP. We may also trade the debt and equity securities of PBOC and FBOP for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We have acted as a financial advisor to the Board of Directors of PBOC in rendering this fairness opinion and will receive a fee from PBOC for our services, a significant portion of which is payable only upon the consummation of the Merger. We will also receive a fee for rendering this opinion.

    In connection with this opinion, we have reviewed, among other things:
(i) the Agreement and Plan of Merger; (ii) certain publicly available financial statements and other historical financial information of PBOC that we deemed relevant; (iii) certain publicly available information of FBOP that we deemed relevant; (iv) certain internal financial analyses and forecasts of PBOC prepared by management of PBOC and the views of senior management of PBOC regarding PBOC's business, financial condition, results of operations and future prospects; (v) the views of senior management of FBOP, based on certain limited discussions with certain members of senior management, regarding FBOP's ability to obtain regulatory approval of the Merger and to fund the Merger Consideration
(vi) the publicly reported historical price and trading activity for PBOC's common stock, including comparison of certain financial and stock market information for PBOC with similar publicly available information for certain other companies the securities of which are publicly traded; (vii) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (viii) the current market environment generally and the banking environment in particular;

and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

    In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of PBOC as to the reasonableness and achievability of the forecasts (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts reflect the best currently available estimates and judgments of PBOC and that such forecasts will be realized in the amounts and in the time period currently estimated by such management. We have also assumed that the aggregate allowances for loan losses for PBOC are adequate to cover such losses. We have also relied upon the accuracy and completeness of statements of management of FBOP as to the availability of resources to fund the Merger Consideration. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of PBOC or FBOP nor have we examined any individual credit files.

    Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which PBOC's common stock will trade at any time. In opining on the fairness to holders of PBOC stock of the Merger Consideration to be received by them, we have not opined on the fairness relative to the amount of consideration which may be paid to shareholders had PBOC sought to enter into alternative transactions with other buyers.

    Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of PBOC in its evaluation of the proposed Merger and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed Merger.

    Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of PBOC common shares, pursuant to the Agreement, is fair to such shareholders from a financial point of view.

                                          Very truly yours,
                                          KEEFE, BRUYETTE & WOODS, INC

                                                                      APPENDIX C

                      SECTION 262 OF THE DELAWARE GENERAL
                       CORPORATION LAW--APPRAISAL RIGHTS

SECTION 262.  APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to
Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder' means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock' and "share' mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt' mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by a parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable.

    (d)  Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2)  If the merger or consolidation was approved pursuant to
    Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of the mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereof of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter within the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 10-Q
                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2000

                        COMMISSION FILE NUMBER: 000-24215

                               PBOC HOLDINGS, INC.

             DELAWARE                                 33-0220233
   -------------------------------        ------------------------------------
   (STATE OR OTHER JURISDICTION OF        (IRS EMPLOYER IDENTIFICATION NUMBER)
   INCORPORATION OR ORGANIZATION)

                             5900 WILSHIRE BOULEVARD
                          LOS ANGELES, CALIFORNIA 90036
                                 (323) 938-6300

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(b) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                               Yes |X|     No |_|

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest possible date:


              CLASS                  SHARES OUTSTANDING AT  NOVEMBER 1, 2000
              -----                  ---------------------------------------
  Common Stock, $.01 par value                     19,876,205



================================================================================

                               PBOC HOLDINGS, INC.
                                    FORM 10-Q

                                TABLE OF CONTENTS



                         PART I -- FINANCIAL INFORMATION
                         -------------------------------


ITEM 1.      FINANCIAL STATEMENTS                                                                                 PAGE
                                                                                                                  ----
                Consolidated Statements of Financial Condition - September 30, 2000
                and December 31, 1999.........................................................................       3

                Consolidated Statements of Operations - Three and Nine months ended
                September 30, 2000 and 1999...................................................................       4

                Consolidated Statements of Comprehensive Earnings (Loss) - Three and Nine
                months ended September 30, 2000 and 1999......................................................       5

                Consolidated Statements of Cash Flows - Nine months ended September 30, 2000
                and 1999......................................................................................       6

                Notes to Consolidated Financial Statements....................................................       7


ITEM 2.      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
             RESULTS OF OPERATIONS............................................................................       8

ITEM 3.      QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.......................................      21

                                            PART II -- OTHER INFORMATION
                                            ----------------------------

ITEMS 1-5    NOT APPLICABLE...................................................................................      21

ITEM 6.      EXHIBITS AND REPORTS ON FORM 8-K ................................................................      22

             SIGNATURES.......................................................................................      23


                               PBOC HOLDINGS, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    SEPTEMBER 30, 2000 AND DECEMBER 31, 1999
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   SEPTEMBER 30,              DECEMBER 31,
                                                                                       2000                       1999
                                                                                --------------------       -------------------
                                                                                    (Unaudited)
                                 ASSETS
                                 ------
Cash and cash equivalents................................................           $     29,039             $     19,582
Federal funds sold.......................................................                 28,800                    2,000
Securities available-for-sale, at estimated market values................                514,585                  771,864
Mortgage-backed securities held-to-maturity, market values
$3,918 at September 30, 2000 and $4,274 at December 31, 1999.............                  3,924                    4,326
Loans receivable, net....................................................              2,531,929                2,462,837
Real estate held for sale, net...........................................                  1,006                      846
Premises and equipment, net..............................................                  6,818                    7,105
Federal Home Loan Bank stock, at cost....................................                 58,082                   66,643
Accrued interest receivable..............................................                 18,944                   16,863
Goodwill ................................................................                 21,174                    7,246
Deferred tax assets......................................................                 55,145                   31,569
Other assets.............................................................                  7,241                    7,347
                                                                                --------------------       -------------------
     Total assets........................................................             $3,276,687               $3,398,228
                                                                                ====================       ===================


                  LIABILITIES AND STOCKHOLDERS' EQUITY
                  ------------------------------------
Deposits.................................................................             $2,000,631               $1,647,337
Securities sold under agreements to repurchase...........................                135,000                  381,109
Advances from Federal Home Loan Bank.....................................                871,000                1,123,700
Accrued expenses and other liabilities...................................                 12,293                   28,754
Other borrowings - line of credit........................................                     --                    4,621
                                                                                --------------------       -------------------
   Total liabilities.....................................................              3,018,924                3,185,521
                                                                                --------------------       -------------------

Company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated deferrable
   interest notes of the Company.........................................                 10,000                       --
Minority interest........................................................                 33,250                   33,250

Stockholders' equity:
   Common stock, par value $.01 per share. Authorized 75,000,000 shares;
     issued 21,876,205 shares; and outstanding 19,876,205 and 19,941,005
     at September 30, 2000 and December 31, 1999, respectively...........                    219                      219
   Treasury stock, at cost (2,000,000 shares and 1,935,200 shares at
     September 30, 2000 and December 31, 1999, respectively).............                (19,331)                 (18,710)
   Additional paid-in capital............................................                259,207                  259,260
   Accumulated other comprehensive loss..................................                (32,353)                 (38,300)
   Retained earnings (accumulated deficit)...............................                  6,771                  (23,012)
                                                                                --------------------       -------------------
         Total stockholders' equity......................................                214,513                  179,457
                                                                                --------------------       -------------------
         Total liabilities and stockholders' equity......................             $3,276,687               $3,398,228
                                                                                ====================       ===================

          See accompanying notes to consolidated financial statements.

                               PBOC HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                              Three Months Ended September 30,   Nine Months Ended September 30,
                                                              --------------------------------   -------------------------------
                                                                  2000              1999             2000              1999
                                                              ------------    ----------------   ------------    ---------------
Interest, fees and dividend income:
   Short term investments .................................   $      1,246    $        194       $      3,306    $        853
   Securities purchased under agreements to resell ........           --              --                  267             396
   Investment securities ..................................          6,334           6,064             18,769          17,894
   Mortgage-backed securities .............................          6,255           9,387             19,603          26,219
   Loans receivable .......................................         48,897          43,056            146,416         121,278
   Federal Home Loan Bank stock ...........................          1,062             857              3,231           2,494
                                                              ------------    ------------       ------------    ------------
        Total interest, fees and dividend income ..........         63,794          59,558            191,592         169,134
                                                              ------------    ------------       ------------    ------------
Interest expense:
   Deposits ...............................................         25,009          18,189             66,979          53,867
   Advances from the Federal Home Loan Bank ...............         16,246          17,031             49,186          49,468
   Securities sold under agreements to repurchase .........          5,401           6,382             18,654          16,957
   Other borrowings .......................................            260            --                  569            --
   Hedging costs, net .....................................              8              32                 67             113
                                                              ------------    ------------       ------------    ------------
        Total interest expense ............................         46,924          41,634            135,455         120,405
                                                              ------------    ------------       ------------    ------------
Net interest income .......................................         16,870          17,924             56,137          48,729
   Provision for loan losses ..............................          2,500           1,200              5,500           3,300
                                                              ------------    ------------       ------------    ------------
        Net interest income after provision for loan
          losses...........................................         14,370          16,724             50,637          45,429
                                                              ------------    ------------       ------------    ------------
Other income:
   Loan service and loan related fees .....................            169             116                568             183
   Gain (loss) on mortgage-backed securities sales, net ...         (8,330)              3             (8,203)            200
   Gain on loan and loan servicing sales, net .............              2            --                    4              49
   Income (loss) from real estate operations, net .........            (48)            418                (37)            533
   Deposit fee income .....................................            634             434              1,897           1,340
   Other income ...........................................             82             145                383             459
                                                              ------------    ------------       ------------    ------------
        Total other income (loss) .........................         (7,491)          1,116             (5,388)          2,764
Operating expenses:
   Personnel and benefits .................................          4,442           3,994             13,607          11,702
   Occupancy ..............................................          2,821           2,651              8,548           7,203
   FDIC insurance .........................................            237             368                663           1,041
   Professional services ..................................            718             280              2,139             964
   Office related expenses ................................          1,215           1,431              4,378           3,835
     Other ................................................          1,774           1,299              4,707           2,619
                                                              ------------    ------------       ------------    ------------
        Total operating expenses ..........................         11,207          10,023             34,042          27,364
                                                              ------------    ------------       ------------    ------------
Earnings (loss) before income taxes (benefit) and minority
   interest................................................         (4,328)          7,817             11,207          20,829
Income taxes (benefit) ....................................            807          (1,500)           (21,184)         (3,500)
                                                              ------------    ------------       ------------    ------------
Earnings (loss) before minority interest ..................         (5,135)          9,317             32,391          24,329
Minority interest .........................................            869             869              2,607           2,607
                                                              ------------    ------------       ------------    ------------
        Net earnings (loss) ...............................   $     (6,004)   $      8,448       $     29,784    $     21,722
                                                              ============    ============       ============    ============
Earnings (loss) per share basic and diluted ...............   $      (0.30)   $       0.41       $       1.50    $       1.06
                                                              ============    ============       ============    ============

Basic and diluted weighted average shares .................     19,876,205      20,423,705         19,877,821      20,533,824


            See accompanying notes to consolidated financial statements.

                               PBOC HOLDINGS, INC.
            CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                     SEPTEMBER 30,               SEPTEMBER 30,
                                                               -----------------------      ----------------------
                                                                    2000          1999          2000          1999
                                                                --------      --------      --------      --------
Net earnings (loss) ........................................    $ (6,004)     $  8,448      $ 29,784      $ 21,722
Other comprehensive loss:
   Unrealized gain (loss) on securities available-for-sale..       7,118       (12,326)       (2,256)      (31,451)

   Reclassification of realized loss included in earnings...       8,330             3         8,203           200

                                                                --------      --------      --------      --------
   Other comprehensive earnings (loss) .....................      15,448       (12,323)        5,947       (31,251)
                                                                --------      --------      --------      --------

Comprehensive earnings (loss) ..............................    $  9,444      $ (3,875)     $ 35,731      $ (9,529)
                                                                ========      ========      ========      ========


          See accompanying notes to consolidated financial statements.

                               PBOC HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                                                                        -----------------------------------------
                                                                                               2000                  1999
                                                                                        -------------------   -------------------
Cash flows from operating activities:
    Net earnings ...................................................................       $    29,784           $    21,722
    Adjustments to reconcile net earnings to net cash provided by (used in)
        operating activities:
        Provision for loan losses...................................................             5,500                 3,300
        Depreciation................................................................             1,443                 1,359
        Amortization/accretion of premiums, discounts and deferred fees ............            (5,049)                8,960
        Increase in net deferred tax assets.........................................           (22,630)               (3,750)
        Amortization of purchase accounting intangibles.............................               135                   139
        (Gain) loss on sale of securities available-for-sale........................             8,203                  (200)
        (Gain) loss  on sale of real estate owned...................................                 3                  (562)
        FHLB stock dividend.........................................................            (3,228)               (2,528)
        Increase in accrued interest receivable.....................................            (1,494)               (1,496)
        Decrease in accrued interest payable........................................              (732)               (1,086)
        (Increase) decrease in other assets.........................................             1,150                (2,690)
        Amortization for discontinued lease operations..............................                38                    38
        Increase (decrease) in accrued expenses and other liabilities...............           (15,947)                6,148
        Gain on sale of loans ......................................................                (4)                  (49)
        Amortization of goodwill....................................................             1,412                   240
                                                                                        -------------------   -------------------
        Net cash provided by (used in) operating activities.........................            (1,416)               29,545
                                                                                        -------------------   -------------------
Cash flows from investing activities:
    Proceeds from sales of securities available-for-sale............................           272,458               121,331
    Proceeds from sale of loans ....................................................               464                92,548
    Investment and mortgage-backed securities principal repayments and maturities...           361,048               128,457
    Loan originations, net of repayments............................................             5,122              (196,237)
    Purchases of investments and mortgage-backed securities available-for-sale......          (330,090)             (270,731)
    Purchases of loans..............................................................            (9,823)             (193,148)
    Cost capitalized on real estate, net of insurance settlements...................               123                    46
    Proceeds from the sale of real estate...........................................               831                 7,691
    Net increase in premises and equipment..........................................              (489)               (1,145)
    Redemption of FHLB stock........................................................            11,789                    --
    Bank of Hollywood acquisition...................................................            12,063                    --
                                                                                        -------------------   -------------------
    Net cash provided by (used in) investing activities.............................           323,496              (311,188)
                                                                                        -------------------   -------------------
Cash flows from financing activities:
    Purchases of treasury stock ....................................................              (621)               (6,152)
    Net increase in deposits........................................................           208,228               148,954
    Net increase (decrease) in securities sold under agreements to repurchase.......          (246,109)               64,901
    Issuance of FHLB advances.......................................................         4,886,379               721,950
    Repayments of FHLB advances.....................................................        (5,139,079)             (674,950)
    Net change in other borrowings - line of credit.................................            (4,621)                   --
    Issuance of preferred securities of a subsidiary trust..........................            10,000                    --
                                                                                        -------------------   -------------------
    Net cash provided by  (used in) financing activities............................          (285,823)              254,703
                                                                                        -------------------   -------------------
Net increase (decrease) in cash.....................................................            36,257               (26,940)
Cash and cash equivalents at beginning of period....................................            21,582                46,401
                                                                                        -------------------   -------------------
Cash and cash equivalents at end of period..........................................       $    57,839           $    19,461
                                                                                        ===================   ===================
Supplemental disclosures of cash flow information: Cash paid during the period for:
      Interest......................................................................       $   136,187           $   121,377
      Income taxes..................................................................             2,690                   330
Supplemental schedule of non cash investing and financing activities:
    Foreclosed real estate..........................................................             1,185                 6,384
    Transfer of loans held for investment to loans held for sale....................               460                92,499


          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   BASIS OF CONSOLIDATION

         The consolidated financial statements include all the accounts of PBOC Holdings, Inc. (the "Company") and its subsidiaries, all of which are wholly owned, except for PBOC Capital Trust I (the "subsidiary trust") in which the Company owns all the common stock (see Note 7 herein), and for People's Preferred Capital Corporation ("PPCC") in which People's Bank of California (the "Bank") owns all of the common stock. All significant inter-company accounts and transactions have been eliminated in consolidation.

2.   BASIS OF PRESENTATION

         The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods presented. Actual results could differ significantly from those estimates. Prior period's consolidated financial statements have been reclassified to conform to the 2000 presentation.

3.   EARNINGS PER SHARE

         Basic earnings per share excludes dilution and is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in earnings.

     Earnings per share is calculated by taking the net earnings and dividing by the weighted average number of shares of common stock outstanding. The weighted average number of shares of common stock for the three months ended September 30, 2000 and 1999 were 19,876,205 and 20,423,705, respectively. The weighted average number of shares of common stock for the nine months ended September 30, 2000 and 1999 were 19,877,821 and 20,533,824, respectively.

4.   STOCK INCENTIVE PLAN

         In April 1999, the stockholders of the Company approved the 1999 Stock Option Plan (the "1999 Plan"), which authorized granting up to 985,500 options to officers and key employees of the Company. All 985,500 options were granted in January 1999 at an exercise price of $13.75 per share. Options under the 1999 Plan have a life of 10 years and vest over 3 years.

         In September 1999, the Board of Directors of the Company approved the 2000 Stock Incentive Plan (the "2000 Plan"), which authorized granting up to 991,822 options to officers, directors and key employees of the Company. In September 1999, 479,250 options were granted at an exercise price of $9 per share. In January 2000, the Board of Directors of the Company granted an additional 100,000 options to officers, directors and key employees of the Company at an exercise price of $10 per share. In April 2000, the stockholders of the Company approved the 2000 Plan.

5.   RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. Among other things, it amends SFAS No.107, "Disclosure about Fair Value of Financial Instruments," to include in SFAS No. 107 disclosure provisions about concentrations of credit risk from SFAS No. 105. SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as
(a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This Statement, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, SFAS No. 133 was further amended by SFAS No. 138, which addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS No. 133. SFAS No. 138 also amends SFAS No. 133 for the decisions reached by the Derivatives Implementation Group Process. Management believes that adoption of SFAS 133, as amended, will not have a material impact on the Company's financial position and results of operations.

6.   VOLUNTARY SUPERVISORY AGREEMENT

          On June 16, 2000, the Company formalized on-going plans to reduce interest rate risk, strengthen its lending infrastructure, and fill open positions on the Board of Directors at the request of the Office of Thrift Supervision ("OTS") through a voluntary supervisory agreement between the OTS and the Bank. The adoption of the supervisory agreement formalizes many of the steps the Company has already taken to expand and strengthen its lending programs, particularly in the consumer and commercial areas.

7. COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST NOTES OF THE COMPANY

          On July 26, 2000, the subsidiary trust, a subsidiary of the Company, issued $309,000 of 11.045% Common Securities (the "common securities") to the Company and $10,000,000 of 11.045% Trust Preferred Securities (the "preferred securities") in a private placement transaction. In connection with the subsidiary trust's issuance of the common securities and the preferred securities, the Company, issued to the subsidiary trust $10,309,000 principal amount of its 11.045% junior subordinated notes, due July 2030 (the "subordinated notes"). The sole assets of the subsidiary trust are and will be the subordinated notes. The Company's, obligations under the subordinated notes and related agreements, taken together, constitute a full and unconditional guarantee by the Company of the subsidiary trust's obligations under the preferred securities.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         WHEN USED IN THIS FORM 10-Q OR FUTURE FILINGS BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), IN THE COMPANY'S PRESS RELEASES OR OTHER PUBLIC OR STOCKHOLDER COMMUNICATIONS, OR IN ORAL STATEMENTS MADE WITH AN APPROVAL OF AN AUTHORIZED EXECUTIVE OFFICER, THE WORDS OR PHRASES "WOULD BE", "WILL ALLOW", "INTENDS TO", "WILL LIKELY RESULT", "ARE EXPECTED TO", "WILL CONTINUE", "IS ANTICIPATED", "ESTIMATE", "PROJECT", OR SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE LITIGATION REFORM ACT OF 1995.

         THE COMPANY WISHES TO CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE MADE, AND TO ADVISE READERS THAT VARIOUS FACTORS, INCLUDING REGIONAL AND NATIONAL ECONOMIC CONDITIONS, SUBSTANTIAL CHANGES IN LEVELS OF MARKET INTEREST RATES, CREDIT AND OTHER RISK OF LENDING AND INVESTMENT ACTIVITIES AND COMPETITIVE AND REGULATORY FACTORS, COULD AFFECT THE COMPANY'S FINANCIAL PERFORMANCE AND COULD CAUSE THE COMPANY'S

ACTUAL RESULTS FOR FUTURE PERIODS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED. THE COMPANY DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS ANY OBLIGATION, TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT OCCURRENCES OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS. ACQUISITION OF THE BANK OF HOLLYWOOD

     On January 31, 2000, the Company completed the acquisition of The Bank of Hollywood ("BOH"), a California-chartered commercial bank with $157.4 million in assets and $145.1 million in deposits for a cash purchase price of $27.4 million. In connection with the acquisition, the Company recorded an addition of $15.3 million in Goodwill which is being amortized on a straight-line basis over 15-years.

PENDING ACQUISITIONS

          On October 4, 2000, the Company announced the execution of an agreement to acquire two branch offices and related deposits from Universal Bank, a West Covina based bank. The purchase of the Encino and Woodland Hills offices includes buildings, furniture, fixtures and equipment. The branches have a combined deposit base of just over $54 million. The transaction, pending regulatory approval, will be accounted for as a purchase and is expected to be completed in December 2000.

          On November 2, 2000, the Company announced the signing of a definitive merger agreement for the Company to acquire BYL Bancorp and its wholly owned commercial bank subsidiary, BYL Bank Group ("BYL"). BYL, which was chartered as a California commercial bank in 1980, is headquartered in Orange, California and operates seven full-service branches and two loan origination offices in Orange and Riverside counties. The combined institution will have 31 branch offices and approximately $3.6 billion in total assets, servicing Los Angeles, Orange, Ventura and Riverside counties. BYL also originates for sale, single-family residential loans. BYL had total assets of $322.3 million, total deposits of $293.3 million and stockholders' equity of $29.0 million at June 30, 2000.

          Under the terms of the agreement, which was approved unanimously by both boards of directors, holders of BYL Bancorp common stock will receive $15.00 in cash for each share of BYL common stock owned. The cash amount may be adjusted upward or downward under certain circumstances which are set forth in the agreement. The transaction, which has an approximate value of $39 million, will be accounted for as a purchase and will add $11 million in goodwill to the balance sheet. The purchase is expected to close during the first half of calendar 2001 pending regulatory approvals and approval of BYL's shareholders.

FINANCIAL CONDITION

ASSETS.

         At September 30, 2000 the Company's consolidated assets were of $3.3 billion, a decrease of $121.5 million or 4%, from $3.4 billion at December 31, 1999. The decrease was primarily the result of the sale and principal repayments of securities available-for-sale of $257.3 million and a decrease in the Federal Home Loan Bank stock ("FHLB") of $8.6 million. These decreases were partially offset by increases in net loans receivable of $69.1 million, cash and federal funds sold of $36.3 million, the goodwill asset account (primarily due to the BOH acquisition) of $13.9 million, and an increase in deferred tax assets of $23.6 million.

LOAN PORTFOLIO.

         Total loans receivable at September 30, 2000 were $2.6 billion an increase of $39.3 million from December 31, 1999. The increase in loan receivable balances was primarily the result of the origination of new loans. During the first nine months of 2000 the Company's loan originations were $355.5 million, exclusive of the $66.7 million acquired through The Bank of Hollywood acquisition. Including the BOH acquisition total new loan originations were $422.2 million, of which business, commercial real estate and consumer new loan originations and purchases accounted for $350.2 million, or 83.0%. Single and multi-family new loan originations and purchases accounted for $72.0 million or 17.0%. Loan repayments of $342.9 million offset this increase in loans receivable.

The following table sets forth the composition of the Bank's loan portfolio at the dates indicated:


                                                          SEPTEMBER 30, 2000                          DECEMBER 31, 1999
                                                 -------------------------------------      --------------------------------------
                                                                        PERCENT OF                                  PERCENT OF
                                                     AMOUNT                TOTAL                AMOUNT                 TOTAL
                                                 ----------------     ----------------      ----------------      ----------------
                                                                              (DOLLARS IN THOUSANDS)
Mortgage loans:
    Single-family residential..................     $1,397,526               53%                $1,475,151              57%
    Multi-family residential...................        315,266               12                    327,252              13
    Commercial.................................        458,345               18                    420,919              16
    Land  .....................................            706               --                        847              --
                                                 ----------------     ----------------      ----------------      ----------------
       Total mortgage loans ...................      2,171,843               83                  2,224,169              86
                                                 ----------------     ----------------      ----------------      ----------------
Other loans:
    Commercial business........................        181,209                7                    159,740               6
    Consumer...................................        269,376               10                    199,879               8
    Secured by deposits........................          2,595               --                      1,918              --
                                                 ----------------     ----------------      ----------------      ----------------
       Total loans receivable..................      2,625,023              100%                 2,585,706             100%
                                                 ----------------     ================      ----------------      ================
Less:
    Undisbursed loan proceeds .................         67,510                                      95,683
    Unamortized net loan discounts and
       Deferred origination fees...............         (2,256)                                      4,045
    Deferred gain on servicing sold............          1,509                                       2,090
    Allowance for loan losses .................         26,331                                      21,051
                                                 ----------------                           ----------------
Loans receivable, net..........................     $2,531,929                                  $2,462,837
                                                 ================                           ================

LIABILITIES

         During the nine months ended September 30, 2000, the Company reduced higher cost borrowings by decreasing the securities sold under agreements to repurchase by $246.1 million and reducing FHLB advances by $252.7 million. These decreases were funded by an increase of $353.3 million in deposits and a decrease in securities available-for-sale of $257.3 million.

The following table sets forth the composition of the Bank's deposits at the dates indicated:


                                                          SEPTEMBER 30, 2000                          DECEMBER 31, 1999
                                                 -------------------------------------      --------------------------------------
                                                                        PERCENT OF                                  PERCENT OF
                                                     AMOUNT                TOTAL                AMOUNT                 TOTAL
                                                 ----------------     ----------------      ----------------      ----------------
                                                                              (DOLLARS IN THOUSANDS)
Transaction accounts:
    Checking accounts..........................    $   281,747               14.1%             $   214,113              13.0%
    Passbook accounts..........................        112,524                5.6                  134,377               8.1
    Money market accounts......................        273,673               13.7                  152,899               9.3
                                                 ----------------     ----------------      ----------------      ----------------
       Transaction accounts....................        667,944               33.4                  501,389              30.4
                                                 ----------------     ----------------      ----------------      ----------------
Term Certificates:
    Certificates of deposit....................        931,288               46.5                  825,515              50.1
    $100,000 and over..........................        401,399               20.1                  320,433              19.5
                                                 ----------------     ----------------      ----------------      ----------------
       Total certificates......................      1,332,687               66.6                1,145,948              69.6
                                                 ----------------     ----------------      ----------------      ----------------
Total deposits.................................     $2,000,631              100.0%              $1,647,337             100.0%
                                                 ================     ================      ================      ================


         Transaction accounts increased to $667.9 million, or 33% of total deposits at September 30, 2000, an increase of $166.6 million compared to $501.4 million at December 31, 1999. Checking accounts comprised 41% of the increase in transaction accounts.

EQUITY.

         The Company's stockholders' equity increased by $35.1 million to $214.5 million at September 30, 2000 from December 31, 1999. The increase was primarily due to the Company's net earnings of $29.8 million and a decrease in the unrealized loss on securities available-for-sale of $5.9 million, offset by an additional purchase of treasury stock during the period of $621,000.

RESULTS OF OPERATIONS

         The Company reported a net loss for the third quarter 2000 of $6.0 million, or $0.30 per diluted share compared to net earnings of $8.4 million, or $0.41 per diluted share during the same period a year ago. The third quarter 2000 loss was the result of steps taken by the Company to improve its net interest margin and reduce interest rate risk by selling $197.4 million of low-yielding fixed-rate securities from its available-for-sale portfolio. On a proforma fully-tax-effected basis and excluding the $8.7 million loss on the sale of fixed-rate securities, net earnings for the third quarter would have been $1.7 million, or $0.09 per diluted share compared to fully-taxed earnings in the like quarter a year ago of $3.8 million, or $0.18 per diluted share.

         Net earnings for the nine months ended September 30, 2000 were $29.8 million, or $1.50 per diluted share compared to $21.7 million, or $1.06 per diluted share during the like period a year ago. On a proforma fully-tax-effected basis and excluding the $8.7 million loss on the sale of securities, net earnings for the nine months ended September 30, 2000 would have been $9.2 million, or $0.46 per diluted share, compared to a proforma fully-tax-effected net earnings of $9.7 million, or $0.47 per diluted share during the like period a year ago.

FINANCIAL RATIOS

The table below reflects selected financial performance ratios:


Financial Ratios:                                      Three months ended September 30,     Nine months ended September 30,
                                                      -----------------------------------   ----------------------------------
                                                           2000                1999              2000               1999
                                                      ----------------    ---------------   ---------------    ---------------
Return (loss) on average assets..................          (0.68)%              0.94%            1.12%             0.85%
Proforma return on average assets,
   fully-tax-effected, excluding losses
   on securities sales                                      0.19                0.42             0.34              0.38
Return (loss) on average equity..................         (11.88)              20.18            20.98             16.97
Proforma return on average equity,
   fully-tax-effected, excluding losses
   on securities sales                                      3.36                8.98             6.45              7.60
Average equity to average assets.................           5.70                4.68             5.33              4.98
Interest-earning assets to interest-bearing
   liabilities...................................         106.02              105.65           105.68            105.49
Interest rate spread.............................           1.66                1.81             1.84              1.65
Net interest margin..............................           1.95                2.03             2.14              1.92
Operating expenses to average assets.............           1.27                1.12             1.28              1.07
Efficiency ratio excluding losses on
   securities sales..............................          62.13               52.64            57.30             53.14


NET INTEREST INCOME

         A higher cost of funds impacted the net interest margin in the third quarter. The net interest margin was 1.95% compared to 2.03% for the third quarter of 1999 and 2.20% for the second quarter of 2000. The net interest margin for the nine months ended September 30, 2000 was 2.14%, an improvement over 1.92% for the same period a year ago. Impacted by the higher cost of funds, net interest income before provision for loan losses for the third quarter decreased 6% to $16.9 million, compared to $17.9 million in the year-ago quarter. Net interest income before provision for loan losses for the first nine months of 2000 rose 15% to $56.1 million from $48.7 million in the comparable period of 1999. The loan loss provision was $2.5 million in the third quarter 2000, an increase of $1.3 million over the third quarter of 1999. This increase coupled with the higher cost of funds led to a decrease in net interest income after provision for loan losses to $14.4 million for the third quarter 2000 compared to $16.7 million for the like quarter a year ago. Net interest income after provision for loan losses for the first nine months of 2000 increased 11% to $50.6 million compared to $45.4 million in the like period a year ago.

         The Company's interest rate spread was 1.66% for the three months ended September 30, 2000, compared to 1.81% for the same period in 1999. This decrease in the interest rate spread was due primarily to the increased cost of deposits and borrowings. For the nine months ended September 30, 2000, the interest rate spread was 1.84% an increase of 19 basis points higher than the 1.65% reported in the like period a year ago.

         The following tables set forth, for the periods indicated, information regarding: (a) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (b) the total dollar amount of interest expense on interest-bearing liabilities and resultant average rates; (c) net interest income; (d) interest rate spread; and (e) net interest margin. Information is based on average daily balances during the indicated periods.


                                                                    Three months ended September 30,
                                       --------------------------------------------------------------------------------------
                                                          2000                                       1999
                                       ------------------------------------------   -----------------------------------------
                                         Average                      Average          Average                      Average
                                         Balance         Interest     Yield/Cost      Balance       Interest       Yield/Cost
                                       -----------     -----------   ------------   ----------     -----------     ----------
                                                                           (Dollars in thousands)
Interest-earning assets:
  Loans receivable(1) .............     $2,570,748      $   48,897        7.61%     $2,382,557      $   43,056       7.23%
  Mortgage-backed securities (2) ..        402,506           6,255        6.22         659,544           9,387       5.69
  Other interest-earning assets (3)        433,231           7,580        7.00         415,639           6,258       6.02
  FHLB stock ......................         57,873           1,062        7.30          65,505             857       5.19
                                        ----------      ----------                  ----------      ----------
  Total interest-earning assets ...      3,464,358          63,794        7.37%      3,523,245          59,558       6.76%
                                                        ----------      ======                      ----------     ======
Non-interest-earning assets .......         60,704                                      27,231
                                        ----------                                  ----------
      Total assets ................     $3,525,062                                  $3,550,476
                                        ==========                                  ==========
Interest-bearing liabilities:
  Deposits:
    Transaction accounts(4) .......     $  639,892           5,005        3.11%     $  445,005           3,269       2.91%
    Term certificates of deposit ..      1,284,794          20,004        6.19       1,190,516          14,920       4.97
                                        ----------      ----------                  ----------      ----------
        Total deposits ............      1,924,686          25,009        5.17       1,635,521          18,189       4.41
  Other borrowings (5) ............      1,334,093          21,647        6.46       1,699,195          23,413       5.47
  Other borrowings - line of credit          1,555              58       14.84           --              --           --
  Preferred securities of a
        subsidiary trust ..........          7,204             202       11.17           --              --           --
  Hedging costs ...................             --               8         --            --                 32        --
                                        ----------      ----------                  ----------      ----------
       Total interest-bearing
         liabilities ..............      3,267,538          46,924        5.71%      3,334,716          41,634       4.95%
                                                        ----------      ======                      ----------     ======
Non-interest-bearing liabilities ..         56,459                                      49,686
                                        ----------                                  ----------
       Total liabilities ..........      3,323,997                                   3,384,402
Stockholders' equity ..............        201,065                                     166,073
                                        ----------                                  ----------
       Total liabilities and
         stockholders' equity .....     $3,525,062                                  $3,550,475
                                        ==========                                  ==========
Net interest-earning assets .......     $  196,820                                  $  188,529
                                        ==========                                  ==========
Net interest income/interest rate
     spread .......................                     $   16,870        1.66%                     $   17,924       1.81%
                                                        ==========      ======                      ==========     ======
            Net interest margin ...                                       1.95%                                      2.03%
                                                                        ======                                     ======
Ratio of average interest-earning
     assets to average interest-
     bearing liabilities ..........                                     106.02%                                    105.65%
                                                                        ======                                     ======


                                                                       Nine months ended September 30,
                                      -------------------------------------------------------------------------------------------
                                                      2000                                            1999
                                      ------------------------------------------    ---------------------------------------------
                                         Average                      Average          Average                        Average
                                         Balance     Interest       Yield/Cost         Balance       Interest        Yield/Cost
                                      -------------  ----------     ------------    -------------   ------------    -------------
                                                                       (Dollars in thousands)
Interest-earning assets:
  Loans receivable(1)...........        $2,568,898     $146,416          7.60%        $2,253,816      $121,278          7.17%
  Mortgage-backed securities (2)           424,449       19,603          6.16            632,738        26,219          5.52
  Other interest-earning assets (3)        444,483       22,342          6.70            430,339        19,143          5.93
  FHLB stock....................            59,008        3,231          7.31             64,669         2,494          5.16
                                      -------------  -----------                    -------------   ------------
  Total interest-earning assets.         3,496,838      191,592          7.31%         3,381,562       169,134          6.67%
                                                     -----------     ===========                    ------------    =============
Non-interest-earning assets.....            58,286                                        52,813
                                      -------------                                 -------------
      Total assets..............        $3,555,124                                    $3,434,375
                                      =============                                 =============

Interest-bearing liabilities:
  Deposits:
    Transaction accounts(4).....           620,727       13,833          2.98%           435,486         9,357          2.87%
    Term certificates of deposit         1,218,637       53,146          5.83          1,147,839        44,510          5.18
                                      -------------  -----------                    -------------   ------------
        Total deposits..........         1,839,364       66,979          4.86          1,583,325        53,867          4.55
  Other borrowings (5)..........         1,462,933       67,840          6.19          1,622,273        66,425          5.47
  Other borrowings - line of credit          4,161          367         11.78                 --            --            --
  Preferred securities of a
        subsidiary trust........             2,409          202         11.17                 --            --            --
  Hedging costs.................                --           67           --                  --           113            --
                                      -------------  -----------                    -------------   ------------

       Total interest-bearing
         liabilities............         3,308,867      135,455          5.47%         3,205,598       120,405          5.02%
                                                     -----------     ===========                    ------------    =============
Non-interest-bearing liabilities            56,666                                        57,687
                                      -------------                                 -------------
       Total liabilities........         3,365,533                                     3,263,285
Stockholders' equity............           189,591                                       171,090
                                      -------------                                 -------------

       Total liabilities and
         stockholders' equity...        $3,555,124                                    $3,434,375
                                      =============                                 =============
Net interest-earning assets.....       $   187,971                                   $   175,964
                                      =============                                 =============
Net interest income/interest rate
     spread.....................                       $ 56,137          1.84%                       $  48,729          1.65%
                                                     ===========     ===========                    ============    =============

Net interest margin.............                                         2.14%                                          1.92%
                                                                     ===========                                    =============
Ratio of average interest-earning
     assets to average interest-
     bearing liabilities........                                       105.68%                                        105.49%
                                                                     ===========                                    =============

(1) The average balance of loans receivable includes nonperforming loans, interest on which is recognized on a cash basis.
(2) Includes mortgage-backed securities classified as held-to-maturity and available-for-sale.
(3) Includes short-term investments, securities purchased under agreements to resell and investment securities.
(4) Includes passbook, checking and money market accounts.
(5) Includes advances from FHLB and securities sold under agreements to repurchase.

         The following tables set forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (a) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); (b) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); and (c) changes in rate/volume (change in rate multiplied by change in volume).


                                                                     THREE MONTHS ENDED SEPTEMBER 30, 2000
                                                                         COMPARED TO SEPTEMBER 30, 1999
                                                                                 (IN THOUSANDS)
                                                   ---------------------------------------------------------------------------
                                                                INCREASE (DECREASE) DUE TO
                                                   -------------------------------------------------
                                                                                                             TOTAL NET
                                                          RATE            VOLUME         RATE/VOLUME    INCREASE/(DECREASE)
                                                          ----            ------         -----------    -------------------
Interest-earning assets:
  Loans receivable.............................          $ 2,262           $ 3,401          $   178              $ 5,841
  Mortgage-backed securities...................              863            (3,658)            (337)              (3,132)
  Other interest-earning assets ...............            1,014               265               43                1,322
  FHLB stock...................................              345              (100)             (40)                 205
                                                   ---------------------------------------------------------------------------
Total net change in income on interest-
  earning assets ..............................            4,484               (92)            (156)               4,236
                                                   ---------------------------------------------------------------------------

Interest-bearing liabilities:
  Deposits:
       Transaction accounts....................              212             1,428               96                1,736
       Term certificates of deposit............            3,616             1,178              290                5,084
                                                   ---------------------------------------------------------------------------
         Total deposits........................            3,828             2,606              386                6,820
  Other borrowings.............................            4,158            (5,031)            (893)              (1,766)
  Other borrowings - line of credit............               --                58               --                   58
  Preferred securities of a subsidiary trust...               --               202               --                  202
  Hedging costs................................               --                --              (24)                 (24)
                                                   ---------------------------------------------------------------------------
Total net change in expense on interest-
  bearing liabilities..........................            7,986            (2,165)            (531)               5,290
                                                   ---------------------------------------------------------------------------

Change in net interest income..................          $(3,502)          $ 2,073          $   375             $ (1,054)
                                                   ===========================================================================

                                                                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                                         COMPARED TO SEPTEMBER 30, 1999
                                                                                 (IN THOUSANDS)
                                                   ---------------------------------------------------------------------------
                                                                INCREASE (DECREASE) DUE TO
                                                   --------------------------------------------------
                                                                                                             TOTAL NET
                                                          RATE            VOLUME         RATE/VOLUME    INCREASE/(DECREASE)
                                                          ----            ------         -----------    -------------------
Interest-earning assets:
  Loans receivable.............................          $ 7,180           $16,955          $ 1,003              $25,138
  Mortgage-backed securities...................            3,004            (8,631)            (989)              (6,616)
  Other interest-earning assets ...............            2,488               629               82                3,199
  FHLB stock...................................            1,047              (219)             (91)                 737
                                                   ---------------------------------------------------------------------------
Total net change in income on interest-
  earning assets ..............................           13,719             8,734                5               22,458
                                                   ---------------------------------------------------------------------------

Interest-bearing liabilities:
  Deposits:
       Transaction accounts....................              348             3,984              144                4,476
       Term certificates of deposit............            5,548             2,748              340                8,636
                                                   ---------------------------------------------------------------------------
         Total deposits........................            5,896             6,732              484               13,112
  Other borrowings.............................            8,804            (6,530)            (859)               1,415
  Other borrowings - line of credit............               --               367               --                  367
  Preferred securities of a subsidiary trust...               --               202               --                  202
  Hedging costs................................               --                --              (46)                 (46)
                                                   ---------------------------------------------------------------------------
Total net change in expense on interest-
  bearing liabilities..........................           14,700               771             (421)              15,050
                                                   ---------------------------------------------------------------------------

Change in net interest income..................          $  (981)          $ 7,963          $   426              $ 7,408
                                                   ===========================================================================

PROVISION FOR LOAN LOSSES

         The provision for loan losses for the third quarter 2000 was $2.5 million compared with $1.2 million for the like quarter a year ago. The Company's provision for loan losses increased by $2.2 million for the nine months ended September 30, 2000, compared to the same period in 1999. The provision for loan losses was $5.5 million for the nine months ended September 30, 2000 compared to $3.3 million for the nine months ended September 30, 1999. These increases were primarily due to an increase in non- performing loans, to loan portfolio growth and the change in the current portfolio mix to a higher proportion of consumer and commercial loans.

OTHER INCOME

          Due to an $8.3 million net loss on the sale of fixed-rate securities, non-interest income (loss) decreased to $(7.5) million in the third quarter 2000 compared to $1.1 million in the like quarter a year ago. Additionally income (loss) from real estate operations decreased by $466,000 to $(48,000) compared to income from real estate operations of $418,000 for the same quarter a year ago. Loan service and deposit fee income increased by $53,000 and $200,000, respectively, from the same quarter a year ago. For the nine months ended September 30, 2000 other income (loss) was $(5.4) million compared to $2.8 million at September 30, 1999.

OPERATING EXPENSES

         Reflecting the costs associated with acquisitions, PBOC's operating expenses for the third quarter of 2000 rose 12% over third quarter 1999 levels. For the three months ended September 30, 2000, operating expenses were $11.2 million compared to $10.0 million for the same period last year. Operating expenses for the first nine months of the year rose 24% to $34.0 million versus $27.4 million in the like period of 1999. The acquisition of two branches during the third quarter of 1999 and the Bank of Hollywood during the first quarter of 2000 resulted in the increase in personnel, occupancy and office related expenses of $1.9 million, $1.3 million and $543,000, respectively, for the first nine months of 2000. Other expenses increased by $2.1 million, to $4.7 million for the nine months ended September 30, 2000 compared to $2.6 million for the like period a year ago. The increase in other expense was primarily the result of an increase in goodwill amortization of $1.2 million for the nine months ended September 30, 2000.

INCOME TAXES

   Third quarter income taxes include applicable federal and state income taxes. The income tax provision for the third quarter was $807,000, compared to an income tax benefit of $1.5 million, reported during the like period a year ago. For the nine months ended September 30, 2000 the Company reported an income tax benefit of $21.2 million, compared to an income tax benefit of $3.5 million during the same period a year ago. During the first quarter of 2000, the Company recorded a $25.0 million income tax benefit, resulting from a decrease in the valuation allowance on its deferred tax assets which the Company expects will be realizable in future periods.

ASSET QUALITY

         The following table sets forth information with respect to non-performing assets identified by the Bank, including non-accrual loans, real estate owned and troubled debt restructurings at the dates indicated:


                                                                   SEPTEMBER 30, 2000             DECEMBER 31, 1999
                                                                   ------------------             -----------------
                                                                                (DOLLARS IN THOUSANDS)
                                                                -------------------------------------------------------
      Non-performing loans, net:
      Mortgage loans:
          Single-family residential loans....................            $ 2,319                        $  2,331
          Multi-family residential loans.....................                561                             557
          Commercial real estate loans.......................                 18                              20
      Commercial business loans..............................             10,258                             163
      Consumer loans.........................................                694                             107
                                                                ----------------------          -----------------------
      Total non-performing loans, net........................             13,850                           3,178
                                                                ----------------------          -----------------------
      Real estate owned, net:
          Single-family residential..........................              1,006                             846
                                                                ----------------------          -----------------------
      Total real estate owned, net...........................              1,006                             846
                                                                ----------------------          -----------------------
      Total non-performing assets............................             14,856                           4,024
      Troubled debt restructurings...........................              3,743                           6,470
                                                                ----------------------          -----------------------
      Total non-performing assets and troubled debt
          restructurings.....................................            $18,599                         $10,494
                                                                ======================          =======================

      Non-performing loans to total loans, net...............             0.55%                           0.13%
      Non-performing loans to total assets...................             0.42                            0.09
      Non-performing assets to total assets..................             0.45                            0.12
      Total non-performing assets and troubled debt
          restructurings to total assets.....................             0.57                            0.31

         Assets considered to be non-performing include nonaccrual loans and foreclosed assets. Classification of a loan as nonaccrual does not necessarily indicate that the principal of the loan is uncollectible in whole or in part. Loans are generally placed on a nonaccrual status when they are four payments or more past due. Non-performing assets as presented in the table above and stated at fair value as of September 30, 2000 and December 31, 1999 were $14.9 million and $4.0 million, respectively. As a result, the ratio of non-performing assets to total assets increased from 0.12% at December 31, 1999 to 0.45% at September 30, 2000. The increase was primarily the result of delinquencies in two participations in syndicated loans totaling $7.5 million. In January, the Company chose to discontinue its participation in syndicated loans and to focus solely on local originations.

         The following table sets forth the activity in the Bank's allowance for loan losses during the periods indicated:


                                                                                         FOR THE NINE MONTHS ENDED
                                                                                                 SEPTEMBER 30,
                                                                                   -----------------------------------------
                                                                                          2000                  1999
                                                                                   -------------------   -------------------
                                                                                             (DOLLARS IN THOUSANDS)
                                                                                   -----------------------------------------
           BEGINNING BALANCE...................................................             $21,051               $18,897
                                                                                   -------------------   -------------------
           Addition to allowance due to Bank of Hollywood acquisition..........               2,084                    --
           Transfer to other real estate owned.................................                 (53)                   --
           Provision for loan losses...........................................               5,500                 3,300

           CHARGE-OFFS:
           Single-family residential loans.....................................                  --                   303
           Multi-family residential loans......................................                  --                   131
           Commercial real estate loans........................................                   7                   175
           Commercial business loans...........................................                 606                   703
           Consumer loans......................................................               2,155                   823
                                                                                   -------------------   -------------------
              Total charge-offs................................................               2,768                 2,135
                                                                                   -------------------   -------------------

           RECOVERIES:
           Single-family residential loans.....................................                   2                    32
           Commercial business.................................................                   1                    11
           Consumer............................................................                 514                   245
                                                                                   -------------------   -------------------
           Total recoveries....................................................                 517                   288
                                                                                   -------------------   -------------------
           Net charge-offs.....................................................               2,251                 1,847
                                                                                   -------------------   -------------------
           ENDING BALANCE .....................................................             $26,331               $20,350
                                                                                   ===================   ===================

           Allowance for loan losses to total non-performing loans at end of
              period...........................................................              190.12%               412.95%
           Allowance for loan losses to total non-performing loans and
              troubled debt restructurings at the end of period................              149.67                204.21
           Allowance for loan losses to total gross loans, at the end of
              period...........................................................                1.00                  0.79

         Net loan charge-offs were $2.3 million for the nine months ended September 30, 2000, compared to $1.8 million for the nine months ended September 30, 1999.

          On an ongoing basis, management monitors the loan portfolio and evaluates the adequacy of the allowance for loan losses. In determining the adequacy of the allowance for loan losses, management considers such factors as historical loan loss experience, underlying collateral values, evaluations made by bank regulatory authorities, assessment of economic conditions and other appropriate data to identify the risks in the loan portfolio.

          The following table sets forth information concerning the allocation of the Bank's allowance for loan losses by loan category at the dates indicated.


                                                 September 30, 2000                  December 31, 1999
                                                 ------------------                  -----------------
                                                                Percent to                       Percent to
                                                                  Total                             Total
                                               Amount           Allowance         Amount          Allowance
                                              --------        -------------      --------       ------------
                                                                 (Dollars in Thousands)
      Residential real estate........         $  3,732            14.2%          $  5,020            23.8%
      Multi-family residential.......            3,960            15.0              4,990            23.7
      Commercial real estate.........            3,505            13.3              4,073            19.4
      Land...........................               36             0.1                 42             0.2
      Commercial business............            9,948            37.8              3,959            18.8
      Consumer ......................              197             0.8                243             1.2
      Auto...........................            4,953            18.8              2,724            12.9
                                          ------------      ----------       ------------      ----------
           Total.....................          $26,331           100.0%           $21,051           100.0%
                                          ============      ==========       ============      ==========

          Based on management's analysis of loss experience and various other factors of the loan portfolio components, certain percentage allocations were revised at March 31, 2000.

          Loans deemed by management to be uncollectible are charged to the allowance for loan losses. Recoveries on loans previously charged off are credited to the allowance. Provisions for loan losses are charged to expense and credited to the allowance in amounts deemed appropriate by management based upon its evaluation of the known and inherent risks in the loan portfolio.

ASSET AND LIABILITY MANAGEMENT

         Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Company to attempt to control the risk associated with interest rate movements. In general, management's strategy is to match asset and liability balances within maturity categories to limit the Bank's exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time. The Company's asset and liability management strategy is formulated and monitored by the Bank's Asset/Liability Management Committee, which is comprised of senior officers of the Bank, in accordance with policies approved by the Board of Directors of the Bank.

         The Asset/Liability Management Committee's methods for evaluating interest rate risk include an analysis of the Bank's interest rate sensitivity "gap," which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely.

         On June 16, 2000, the Company formalized on-going plans to reduce interest rate risk and strengthen its lending infrastructure at the request of the OTS through a voluntary supervisory agreement between the OTS and the Bank. See note 6 to Consolidated Financial Statements.

         The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of September 30, 2000, based on the information and assumptions set forth in notes below.


                                                                             MORE THAN      MORE THAN
                                                              THREE TO       ONE YEAR      THREE YEARS
                                            WITHIN THREE       TWELVE           TO           TO FIVE      OVER FIVE
                                               MONTHS          MONTHS       THREE YEARS       YEARS         YEARS        TOTAL
                                            ------------      --------      -----------    -----------    ---------      -----
                                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets: (1)
  Loans receivable(2)
     Single-family residential:
        Fixed..............................   $    23,809      $ 111,907      $  221,280     $  218,025  $  391,421     $  966,442
        Adjustable ........................       128,902        108,795          88,930        102,138          --        428,765
     Multi-family residential:
        Fixed..............................           317          1,559           5,137          4,047      15,342         26,402
        Adjustable ........................       270,190         18,113              --             --          --        288,303
     Commercial, industrial and land:
        Fixed..............................         4,567         11,714          34,111         36,056     125,939        212,387
        Adjustable ........................       129,249        117,397              --             --          --        246,646
     Other loans(3)........................       136,833        114,400         115,668         59,325      16,002        442,228
  Mortgage-backed and other securities (4).        77,892         25,227          35,651         30,200      26,702        195,672
  Other interest-earning assets (5)........       281,925             --              --             --     160,553        442,478
                                           -----------------------------------------------------------------------------------------
             Total........................     $1,053,684      $ 509,112      $  500,777     $  449,791  $  735,959     $3,249,323
                                           =========================================================================================

Interest-bearing liabilities:
   Deposits:
      Checking accounts....................   $   110,415      $      --      $       --     $       --  $       --     $  110,415
      Passbook accounts....................       112,524             --              --             --          --        112,524
      Money market accounts................       273,673             --              --             --          --        273,673
      Term certificates of deposit.........       106,371        755,624         440,094         30,531          67      1,332,687
  Other borrowings.........................            --             --         656,000        170,000     190,000      1,016,000
                                           -----------------------------------------------------------------------------------------
             Total.........................  $    602,983      $ 755,624      $1,096,094     $  200,531   $ 190,067     $2,845,299
                                           =========================================================================================
  Excess (deficiency) of interest earning
    assets over interest-bearing
    liabilities............................  $    450,701      $(246,512)     $ (595,317)    $  249,260   $ 545,892     $  404,024
  Excess (deficiency) of interest-earning
    assets over interest-bearing
    liabilities as a percent of total
    assets.................................         13.75%         (7.52%)        (18.17%)         7.61%      16.66%         12.33%
                                           =========================================================================================
  Cumulative excess (deficiency) of
    interest-earning assets over interest
    -bearing liabilities...................  $    450,701      $ 204,189      $ (391,128)     $(141,868)  $ 404,024
                                           ===========================================================================
  Cumulative excess (deficiency) of
    interest-earning assets over interest-
    bearing liabilities as a percentage of
    total assets...........................       13.75%          6.23%        (11.94%)         (4.33%)      12.33%
                                           ===========================================================================

-------------------------------------------------------------------------------
(1) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments based on assumptions used by the OTS in assessing the interest rate sensitivity of savings associations in the Company's region.
(2) Balances have been reduced for non-performing loans, which amounted to $13.9 million at September 30, 2000.
(3)  Comprised of commercial and consumer loans and loans secured by deposits.
(4) Does not include an unrealized loss on securities available-for-sale of $32.8 million.
(5) Comprised of short-term investments, securities purchased under agreements to resell, investment securities and FHLB stock.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

         Liquidity refers to a company's ability to generate sufficient cash to meet the funding needs of current loan demand, deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. The Bank monitors its liquidity in accordance with guidelines established by the Bank and applicable regulatory requirements. The Bank's need for liquidity is affected by loan demand, net changes in deposit levels and the scheduled maturities of its borrowings. The Bank can minimize the cash required during the times of heavy loan demand by modifying its credit policies or reducing its marketing effort. Liquidity demand caused by net reductions in deposits are usually caused by factors over which the Bank has limited control. The Bank derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including deposits, advances from the FHLB of San Francisco and other short and long-term borrowings.

         At September 30, 2000, the Bank had $257.4 million in borrowing capacity under a collateralized line of credit with the FHLB of San Francisco. At September 30, 2000, the Bank had total FHLB advances of $871 million with a weighted average interest rate of 6.2%, which mature between 2002 and 2008. Additionally, at September 30, 2000, the Bank had securities sold under agreements to repurchase totaling $135 million with a weighted average interest rate of 7.0%, which mature between 2001 and 2002.

         At September 30, 2000, the Bank had outstanding commitments to originate and/or purchase mortgage and non-mortgage loans of $3.3 million. In addition, at September 30, 2000 the Bank had unused lines of credit in the amount of $17.1 million, which amount is included by loan type in the loan portfolio composition table. Certificates of deposit which are scheduled to mature within one year totaled $862 million at September 30, 2000, and there are no borrowings that are scheduled to mature within the same period. Management anticipates that it will have sufficient funds available to meet its current loan commitments.

CAPITAL RESOURCES

         The OTS capital regulations include three separate minimum capital requirements for savings institutions - a "tangible capital requirement," a "leverage limit" and a "risk based capital requirement." These capital standards must be no less stringent than the capital standards applicable to national banks.

         As of September 30, 2000 the Bank was deemed to be "well capitalized" under applicable requirements. To be categorized as "well capitalized", the Bank must maintain minimum tier 1 leverage capital, tier 1 risk-based capital and total risk-based capital ratios as set forth in the table below. The following table reflects the Bank's actual levels of regulatory capital and applicable regulatory capital requirements at September 30, 2000:


                                            WELL CAPITALIZED
                                           MINIMUM REQUIREMENT               ACTUAL                       EXCESS
                                          --------------------        --------------------         --------------------
                                          AMOUNT       PERCENT        AMOUNT       PERCENT         AMOUNT       PERCENT
                                          ------       -------        ------       -------         ------       -------
                                                                      (DOLLARS IN THOUSANDS)
Tangible capital......................     $  64,934      2.00%     $ 222,283        6.85%          $157,349       4.85%
Tier 1 leverage capital ..............       162,334      5.00        222,283        6.85             59,949       1.85
Tier 1 risk-based capital ............       127,668      6.00        222,283       10.45             94,615       4.45
Total risk-based capital .............       212,780     10.00        245,866       11.55             33,086       1.55


ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PART II           OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS.

         None

ITEM 2.  CHANGES IN SECURITIES.

         None

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES.

         None

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         None

ITEM 5.  OTHER INFORMATION.

         None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

LIST OF EXHIBITS    (FILED HEREWITH UNLESS INDICATED)


No.          Description
------------ -------------------------------------------------------------------
3.1          Amended and Restated Certificate of Incorporation of PBOC Holdings,
             Inc.1/
3.2          Bylaws of PBOC Holdings, Inc.(5)
4            Stock Certificate of PBOC Holdings, Inc.(2)
10.1         Employment Agreement between PBOC Holdings, Inc.,
             People's Bank of California and Rudolf P. Guenzel(1)
10.2         Employment Agreement between PBOC Holdings, Inc.,
             People's Bank of California and J. Michael Holmes(1)
10.3         Employment Agreement between PBOC Holdings, Inc.,
             People's Bank of California and William W. Flader(1)
10.4         Employment Agreement between the People's Bank of California and
             Doreen J. Blauschild(2)
10.5         Deferred Compensation Plan(1)
10.6         Grantor Trust(1)
10.7         Shareholder Rights Agreement(1)
10.8         Stockholders' Agreement(1)
10.9         1999 Stock Option Plan(3)
10.10        2000 Stock Incentive Plan(4)
10.11        Amendment Number 1 to Employment Agreement between PBOC Holdings,
             Inc., People's Bank of California and Rudolf P. Guenzel.(5)
10.12        Amendment Number 1 to Employment Agreement between PBOC Holdings,
             Inc., People's Bank of California and J. Michael Holmes.(5)
10.13        Amendment Number 1 to Employment Agreement between PBOC Holdings,
             Inc., People's Bank of California and William W. Flader.(5)
27           Financial Data Schedule

-----------------
(1) Incorporated by reference from the Company's Form 10-K filed by the Registrant with the SEC on December 31, 1998.
(2) Incorporated by reference from the Registration Statement on Form S-1 (Registration No. 333-48397) filed by the Registrant with the SEC on March 20, 1998, as amended.
(3) Incorporated by reference from the Company's Proxy Statement on Schedule 14A as filed on March 22, 1999 (File No. 000-24215).
(4) Incorporated by reference from the Company's Proxy Statement on Schedule 14A as filed on March 23, 2000 (File No. 000-24215).
(5) Incorporated by reference from the Company's Form 10-Q filed by the Registrant with the SEC on August 11, 2000.

    (b) Reports on Form 8-K

    A Current Report on Form 8-K dated July 6, 2000, reported the voluntary supervisory agreement between the OTS and the Bank. See Note 6 to the Notes to Consolidated Financial Statements herein.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       PBOC HOLDINGS, INC.



Date:  November 10, 2000               By:   /s/ Rudolf P. Guenzel
                                           -------------------------------
                                             Rudolf P. Guenzel
                                             President and Chief Executive
                                             Officer



                                       By:    /s/ J. Michael Holmes
                                           -------------------------------
                                              J. Michael Holmes
                                              Senior Executive Vice President
                                              and Chief Financial Officer

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K

                      ANNUAL REPORT PURSUANT TO SECTION 13
                 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended: December 31, 1999

                          Commission File No.: 0-24215

                               PBOC Holdings, Inc.
             (Exact name of registrant as specified in its charter)

                Delaware                                   33-0220233
      (State or other jurisdiction                     (I.R.S. Employer
     of incorporation or organization)               Identification Number)

             5900 Wilshire Boulevard, Los Angeles, California, 90036 (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (323) 938-6300

   Securities registered pursuant to Section 12(b) of the Act: Not Applicable

           Securities registered pursuant to Section 12(g) of the Act:
                    Common Stock (par value $0.01 per share)
                                (Title of Class)

      Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. |X|

      As of March 7, 2000, the aggregate value of the 19,262,913 shares of Common Stock of the Registrant issued and outstanding on such date, which excludes 613,292 shares held by all directors and executive officers of the Registrant as a group, was approximately $163.7 million. This figure is based on the last known trade price of $8.50 per share of the Registrant's Common Stock on March 7, 2000.

      Number of shares of Common Stock outstanding as of March 7, 2000:
19,876,205

                       DOCUMENTS INCORPORATED BY REFERENCE

      Portions of the definitive proxy statement for the 2000 Annual Meeting of Stockholders are incorporated into Part III.

================================================================================

                               PBOC HOLDINGS, INC.
                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----
                                     PART I

ITEM 1.   BUSINESS ........................................................   3
              General......................................................   3
              Lending Activities...........................................   5
              Asset Quality................................................  10
              Investment Activities........................................  12
              Sources of Funds.............................................  13
              Competition..................................................  14
              Subsidiaries.................................................  15
              Regulation ..................................................  15
              Regulation of Savings and Loan Holding Companies.............  16
              Regulation of Federal Savings Banks..........................  17
              Taxation.....................................................  20
ITEM 2.   PROPERTIES.......................................................  22
ITEM 3.   LEGAL PROCEEDINGS................................................  24
              The Goodwill Litigation......................................  24
              The Shareholder Rights Agreement.............................  26
ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS..............  28

                                     PART II

ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
              STOCKHOLDER MATTERS..........................................  28
ITEM 6.   SELECTED FINANCIAL DATA..........................................  30
ITEM 7.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS....................................  32
              General......................................................  32
              Financial Condition..........................................  32
              Results of Operations........................................  44
              Average Balances, Net Interest Income, Yields Earned and
                Rates Paid.................................................  45
              Rate /Volume Analysis........................................  46
              Asset and Liability Management...............................  50
              Liquidity and Capital Resources..............................  54
              Year 2000....................................................  56
              Recent Accounting Pronouncements.............................  56
ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.......  56
ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA......................  57
ITEM 9.   CHANGES IN AND DISAGREEMENTS ON ACCOUNTING AND FINANCIAL
              DISCLOSURE...................................................  92

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT...............  92
ITEM 11.  EXECUTIVE COMPENSATION...........................................  92
ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
              MANAGEMENT...................................................  92
ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................  92

                                     PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON
              FORM 8-K ....................................................  92

      When used in this form 10-K or future filings by PBOC Holdings, Inc. (the "Company") with the Securities and Exchange Commission ("SEC"), in the Company's press releases or other public or stockholder communications, or in oral statements made with an approval of an authorized executive officer, the words or phrases "would be", "will allow", "intends to", "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Litigation Reform Act of 1995.

      The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risk of lending and investment activities and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                                     PART I

ITEM 1. BUSINESS

General

      The Company is a Delaware corporation which was organized in 1987 to acquire the People's Bank of California (the "Bank") from the Federal Savings and Loan Insurance Corporation ("FSLIC") in connection with its conversion from mutual to stock form. (Unless the context otherwise requires, references herein to the Company include the Bank and its other subsidiaries.) The Company owns 100% of the common stock of the Bank, which is its primary investment. The Bank is a federally chartered savings bank which was originally organized in 1887 under California law and conducts business from its executive offices located in Los Angeles, California and 23 full-service branch offices located primarily in Los Angeles County as well as Orange and Ventura Counties in Southern California. At December 31, 1999, the Company had total assets of $3.4 billion, net loans receivable of $2.5 billion, total deposits of $1.6 billion and total stockholders' equity of $179.5 million.

      Business Strategy. The Bank experienced financial difficulties in the early 1990s due in part to local economic conditions and the 1994 Northridge earthquake, which resulted in significant increases in non-performing assets and substantial losses. The Bank was required to be recapitalized in 1992 and again in 1995. In connection with the 1995 recapitalization, the Bank replaced its former senior managers with a new management team with considerable experience in commercial banking and problem asset resolution.

      The Bank's new management team initially adopted a business strategy designed to enhance the Bank's internal controls and underwriting standards, reduce problem assets, increase net interest income, reduce operating expenses and cost of funds and maximize profitability while limiting interest rate and credit risk. With the reduction in the Company's non-performing assets and the Company's return to profitability in 1996, the Bank was able to actively resume the origination and purchase of residential, commercial and consumer loans. In order to fund the Bank's increased lending activities, in October 1997, the Bank raised approximately $33.3 million in net proceeds in connection with the sale of 1,426,000 shares of 9.75% Noncumulative Preferred Stock, Series A by Peoples Preferred Capital Corporation ("PPCC"), all of the common stock of which is owned by the Bank (the "Series A Offering") and, in May 1998 the Company raised approximately $129.6 million in net proceeds in connection with an initial public offering of common stock of the Company (the "IPO"), a substantial portion of which was contributed as equity to the Bank. With the funds raised in the Series A Offering and the IPO, management has been able to focus on the following elements of its business strategy:

      o Significantly Grow the Bank's Loan Portfolio. The Bank leveraged the proceeds raised in the Series A Offering and the IPO through wholesale purchases of $408.8 million and $876.9 million of primarily single-family residential loans, respectively. The Bank has since been shifting the composition of its assets toward the types of commercial loans traditionally associated with commercial banks. Accordingly, the Bank is replacing its whole loan purchases with internally originated loans, primarily of a commercial nature, and, since June 1995, has hired over 25 individuals with significant expertise in commercial and consumer lending. The increase in staffing has enabled the Bank to increase its multi-family residential, commercial real estate, commercial business and consumer loan originations (including loans secured by deposits), which during the years ended December 31, 1999, 1998 and 1997 amounted in the aggregate to $627.0 million, $218.1 million and $72.6 million or 75.6%, 35.9% and 45.2% of total loans originations, respectively. Substantially all of such loans are secured by property or made to customers located within the Bank's primary market area. Management intends to continue to place increased emphasis on commercial and consumer lending, with a corresponding decrease in emphasis on single-family and multi-family residential lending. Commercial and consumer loans generally have shorter terms and higher interest rates than singly-family residential loans but are generally considered to have a higher level of credit risk.

      o Expand the Bank's Branch Network. Management is enhancing the Bank's branch network by opening new facilities and acquiring other banking institutions and branches in strategic locations within its primary market area. Since December 31, 1998, the Bank has acquired three branches with approximately $141.6 million in deposits which includes two branches with approximately $124.5 million in deposits which were acquired in August 1999. In addition, on January 31, 2000, PBOC acquired The Bank of Hollywood ("BOH"), a California commercial bank headquartered in Hollywood, California with $157.4 million of assets, $145.1 million of deposits and $12.4 million of stockholders' equity at December 31, 1999. The BOH acquisition will permit the Bank to expand into a high growth market for the individuals and small-to-medium sized businesses the Bank is seeking to attract as customers. The Bank focuses on acquiring branches or whole institutions when such acquisitions are expected to be accretive to earnings, when such acquisitions will reduce the Bank's cost of funds through a lower rate paid on the deposits acquired, or when the deposit mix of the branches so acquired will further the Bank's strategy of shifting the composition of its assets and liabilities closer to that of a commercial bank.

      o Reduce Funding Costs. The Bank leveraged the proceeds raised in the Series A Offering and the IPO through the use of reverse repurchase agreements and Federal Home Loan Bank ("FHLB") advances. The Bank is currently replacing such wholesale borrowings with lower cost deposits. The Bank is currently replacing such wholesale borrowings with lower cost deposits. The Bank has reduced its overall cost of funds by promoting retail deposit growth (particularly transaction accounts) and by allowing its out-of-market, institutional jumbo certificates of deposit to run off as they mature. The Bank's transactional accounts (passbook, checking and money market accounts) have increased from $183.2 million or 13.2% of total deposits at December 31, 1994 to $501.4 million or 30.4% of total deposits at December 31, 1999.

      o Improve Operating Efficiency. The Bank has significantly reduced its operating expenses through the consolidation of certain of its operations and, to lesser extent, reducing its staff levels. The ratio of the Bank's operating expenses to average total assets has steadily decreased, from 2.14% during the year ended December 31, 1994 to 1.10% during the year ended December 31, 1999 (excluding the effect of extraordinary items and losses on the sale of investment securities). Despite the Bank's - recent cost-cutting efforts, management believes that it has significant operating leverage, and, therefore, continued incremental growth will not cause the Bank's ratio of operating expenses to average total assets to increase by a corresponding amount.

      o Manage the Bank's Capital. A substantial portion of the net proceeds in connection with the Series A Offering and the IPO was contributed by the Company to the Bank in order to enhance its capital and fund its growth strategy. The Company has not paid dividends on its common stock and instead has retained its earnings in furtherance of its overall business objectives. Management of the Bank has established a targeted minimum level of core capital of 6.0% of adjusted total assets. At December 31, 1999 the Bank's core capital amounted to $231.4 million or 6.78% of adjusted total assets.

      o Maintain a Community Focus. The Bank's growth strategy is focused on individuals and businesses located in Los Angeles, Orange and Ventura Counties in Southern California. Management of the Bank believes that the recent consolidation of financial institutions within Southern California has resulted in a decline in product offerings and attention paid to the individuals and small-to medium sized businesses which the Bank focuses on. The Bank intends to fill this void by offering a community banking alternative and by instilling a sales and service oriented culture in its personnel in order to build relationships and maximize cross-selling opportunities.

      The Bank, as federally chartered savings bank, is subject to comprehensive regulation and examination by the OTS, as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), which administers the Savings Association Insurance Fund ("SAIF"), which insures the Bank's deposits to the maximum extent permitted by law. The Bank is a member of the FHLB of San Francisco, which is one of the 12 regional banks which comprise the FHLB System. The Bank is also subject to the regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") governing reserves required to be maintained against deposits and certain other matters. See "Regulation."

      The Bank's principal executive offices are located at 5900 Wilshire Boulevard, Los Angeles, California 90036, and its telephone number is (323) 938-6300.

Lending Activities

      At December 31, 1999, the Bank's total loans receivable net amounted to $2.5 billion, which represented 72.5% of the Company's $3.4 billion in total assets at that date. The Bank has traditionally concentrated its lending activities on conventional first mortgage loans secured by single-family residential properties and, to a lesser extent, multi-family residential properties. At December 31, 1999, such loans constituted $1.5 billion and $327.3 million, or 57.1% and 12.6%, respectively, of the total loan portfolio. Substantially all of the Bank's loan portfolio consists of conventional loans, which are loans that are neither insured by the Federal Housing Administration nor partially guaranteed by the Department of Veterans Affairs. More recently, the Bank has increased it emphasis on commercial and consumer lending. At December 31, 1999, commercial real estate loans amounted to $420.9 million or 16.3% of the total loan portfolio, while commercial business and consumer loans (including loans secured by deposits) amounted to $159.7 million and $201.8 million or 6.2% and 7.8% of the total loan portfolio, respectively. The Bank's total loan portfolio also included a small amount of land and other miscellaneous loans, which amounted to $847,000 at December 31, 1999.

      The Bank has general authority to originate and purchase loans secured by real estate located throughout the United States. Notwithstanding this nationwide lending authority, the Bank's primary market area for originations is Los Angeles, Orange and Ventura Counties in Southern California. The Bank may from time to time purchase additional loans to supplement its loan origination activity, which may include loans secured by properties outside of the Bank's primary market area in California as well as in other states.

      Origination, Purchase and Sale of Loans. The lending activities of the Bank are subject to the written, non- discriminatory underwriting standards and loan origination procedures established by the Bank's Board of Directors and management. Loan originations are obtained by a variety of sources, including referrals from real estate brokers, existing customers, walk-in customers and advertising. In its present marketing efforts, the Bank emphasizes its community ties, customized personal service, competitive rates, and an efficient underwriting and approval process. With an orientation under new management to make the branch office network more responsive to customers needs, loan applications now are taken at all of the Bank's branch offices. The Bank's centralized underwriting department supervises the obtaining of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by the Bank's Appraisal Department as well as by independent outside appraisers approved by the Bank's Board of Directors. The Bank requires title, hazard and, to the extent applicable, flood insurance on all security property.

      Mortgage loan applications are initially processed by loan officers who have approval authority up to designated limits. Senior officers of the Bank who serve on the Credit Committee acting together have additional approval authority. All loans in excess of such designated limits are referred to the Bank's Credit Committee, comprised of the Senior Lending Officer, the Chief Financial Officer and the Senior Executive Vice President of Retail Banking, which has approval authority for all loans in excess of $1.0 million and up to $5.0 million. Any loans exceeding $5.0 million must be approved by the Board of Directors of the Bank.

      The Bank's commercial loan officers have approval authority up to designated limits. The commercial loan officers do all of the underwriting associated with an application and prepare the credit authorization for submission to the Senior Commercial Lending Officer for verification. Loans in excess of $100,000 are referred directly to the Senior Commercial Lending Officer who has authority to approve loans up to $500,000. The Bank's Senior Lending Officer can approve loans up to $1.0 million. Loans in excess of such amounts fall under the jurisdiction of the Credit Committee or the Board of Directors, based on the loan amounts set forth above.

      Applications for consumer loans, as well as the Bank's smaller "business express" loans, which range between $5,000 and $50,000, are taken in the Bank's branches and submitted to the Vice President, Manager of the Bank's Business Center, who has authority to approve consumer loans up to $300,000. Other consumer loan officers have approval authority up to lesser designated amounts.

      In order to improve the Bank's balance sheet as well as due to asset and liability management considerations, during the year ended December 31, 1997, the Bank sold $85.2 million of single-family residential mortgage loans tied to the FHLB 11th District Cost of Funds ("COFI") and reinvested $59.0 million of such proceeds in one year adjustable- rate single-family residential mortgage loans. Management used the balance of the sale proceeds to purchase $4.8 million and $5.0 million of multi-family residential loans and a land loan, respectively. In addition, during the last quarter of 1997, management leveraged the capital raised in the Series A Offering by purchasing in two transactions an aggregate of $408.8 million of adjustable-rate single-family residential mortgage loans.

      In 1998, the Bank leveraged the capital raised from the IPO primarily through purchases of single-family residential loans totaling $821.7 million. Such loans were generally underwritten in accordance with the Bank's underwriting guidelines for direct originations, and were a mix of adjustable and fixed-rate loans.

      During the year ended December 31, 1999, the Bank purchased $191.6 million of single family residential loans. In order to decrease the Bank's interest rate risk, of the single family loans purchased, $180.9 million become adjustable after 5, 7 or 10 years. Additionally, the Bank sold $92.5 million of long-term fixed-rate single family residential loans. The Bank intends to focus on loan originations, but may continue to selectively purchase residential mortgage loans that meet its underwriting criteria from time to time in order to supplement its loan originations.

      A savings institution generally may not make loans to any one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At December 31, 1999, the Bank's regulatory limit on loans-to-one borrower was $37.4 million and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $29.8 million, $25.0 million, $25.0 million $21.0 million and $21.0 million. Four of the five largest loans or loan concentrations were secured by commercial real estate and multi-family residential properties. The fifth loan, a $25.0 million loan is secured by marketable securities. All of these loans or loan concentrations were performing in accordance with their terms at December 31, 1999.

      Single-Family Residential Real Estate Loans. Although the Bank has historically concentrated its lending activities on the origination of loans secured by first mortgage liens on existing single-family residences, more recently, the Bank has placed less emphasis on such lending and has placed increased emphasis on commercial and consumer lending. At December 31, 1999, $1.5 billion or 57.1% of the Bank's total gross loan portfolio consisted of single-family residential loans. The single-family residential loans originated by the Bank are generally made on terms, conditions and documentation except for non-conforming loan size which would permit the sale of loans to the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") and other institutional investors in the secondary market.

      Although the Bank has historically originated its single-family residential loans internally, in an effort to enhance its ability to originate greater volumes of loans without increasing its staff, during 1997, the Bank entered into agreements with various mortgage brokers with respect to the origination of single-family residential loans. Under the terms of such agreements, the mortgage brokers originate loans on behalf of the Bank using the Bank's loan documents. Such loans (which generally conform except for the size of the loans with FHLMC and FNMA resale requirements) are originated and underwritten in accordance with the Bank's underwriting policies. Currently, the Bank originates approximately 75% of its single-family residential loans pursuant to such mortgage broker relationships. The Bank currently utilizes approximately 38 mortgage brokers and management believes that its single-family loan originations are of high quality based on its scoring results (average FICO score as of December 31, 1999 of over 700). Substantially all of the single-family residential loans originated by the Bank (either internally or through mortgage brokers) are secured by properties located within the Bank's market area.

      Although the Bank had previously not been an active purchaser of single-family residential loans, during 1997, the Bank established PPCCP as a real estate investment trust ("REIT") and leveraged the capital generated from two transactions through wholesale purchases of an aggregate of $408.8 million of adjustable-rate (based upon a weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year) single-family residential loans, which were funded by short- to intermediate-term FHLB advances. Such purchases significantly increased the size of the Bank's residential mortgage portfolio. Similarly, in 1998, the Bank leveraged the proceeds raised from the IPO through wholesale purchases of $821.7 of single-family residential loans. During the year ended, December 31, 1999, the Bank purchased $180.9 million of fixed-rate single-family residential loans which become adjustable after 5, 7 or 10 years. As the Bank is able to increase its loan originations, management intends to, over time, replace its wholesale loan purchases with loans which have been originated internally.

      The Bank currently offers adjustable-rate single-family residential loans with terms of 15 or 30 years. Such loans are amortized on a monthly basis with principal and interest due each month. In addition to these products, the Bank offers a fixed bi-weekly pay option, which results in 26 payments per year, thereby permitting a customer to pay off the loan faster than would otherwise be the case. At December 31, 1999, the Bank had $1.1 billion or 71.7% of fixed-rate single-family residential loans in its single-family residential portfolio.

      Since the 1980's, the Bank has also offered a variety of adjustable- rate single-family residential mortgage loans. Such loans generally have up to 30 year terms. Presently, the Bank offers a "5/1 Product," in which the loan is fixed- at origination for a five year period, after which the interest rate adjusts every year in accordance with a designated index (the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year, as made available by the Federal Reserve Board). Such loans currently have a 2% cap on the amount of any increase or decrease in the interest rate per year, and a 6% limit on the amount by which the interest rate can increase or decrease over the life of the loan. In addition, the Bank's adjustable-rate loans are currently not convertible into fixed-rate loans and do not contain prepayment penalties. Approximately 28.3% of the single-family residential loans in the Bank's single-family residential loan portfolio at December 31, 1999 had adjustable interest rates.

      Under prior management, the Bank's adjustable-rate loans were tied to COFI, which does not adjust as rapidly to changes in interest rates as the U.S. Treasury constant comparable maturity index now utilized by the Bank. The Bank has discontinued the use of COFI-based loans. At December 31, 1999, 31.7% of the Bank's adjustable-rate single-family loans were tied to COFI.

      Adjustable-rate mortgage loans decrease but do not eliminate the risks associated with changes in interest rates. Because periodic and lifetime caps limit the interest rate adjustments, the value of adjustable-rate mortgage loans also fluctuates inversely with changes in interest rates. In addition, as interest rates increase, the required payments by the borrower increase, thus increasing the potential for default.

      The Bank is permitted under applicable law to lend up to 100% of the appraised value of the real property securing a residential loan (referred to as the loan-to-value ratio). However, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, the Bank is required by federal regulations to obtain private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the security property. Pursuant to underwriting guidelines adopted by the Board of Directors, the Bank will generally lend up to 90% of the appraised value of the property securing a single-family residential loan. However, the Bank generally obtains private mortgage insurance on the principal amount that exceeds 80% of the appraised value of the security property. For properties with an appraised value in excess of $400,000, the Bank will generally not lend in excess of 80%. At December 31, 1999, $16.9 million or 1.1% of the Bank's single-family residential loans had loan-to-value ratios in excess of 80% and did not have private mortgage insurance. In addition, as of such date, the Bank's single- family residential loans had a weighted average loan-to-value ratio of 65%.

      In 1997, the Bank sold the servicing rights both with respect to substantially all of its residential mortgage loans as well as the residential mortgage loans which the Bank was servicing for others to Temple Inland Mortgage Corporation (the "Residential Servicing Agent"), a wholly owned subsidiary of Guaranty Federal Bank, F.S.B., which is wholly owned by Temple-Inland Inc., an unrelated third party. The sale of loan servicing was predicated upon new management's determination that it was costly and inefficient for the Bank to service a varied collection of loan products which it no longer offered. The Bank recognized a gain on sale of $3.2 million during the year with respect to the Bank's loans serviced for others and an additional $5.3 million, related to the Bank's mortgage loans, which was deferred and is being recognized over the estimated lives of the related loans.

      In connection with the Bank's sale of servicing, the Bank entered into a servicing agreement with the Residential Servicing Agent (the "Residential Servicing Agreement"), pursuant to which the Residential Servicing Agent serviced substantially all of such residential mortgage loans. The Bank also entered into a forward production servicing purchase and sale agreement with the Residential Servicing Agent with respect to new residential loan originations. However, the Bank terminated this agreement in early 1998, and the Bank began servicing all of the residential mortgage loans it originated after February 20, 1998.

      Multi-Family and Commercial Real Estate Loans. At December 31, 1999, the Bank had an aggregate of $327.3 million and $420.9 million invested in multi-family and commercial real estate loans, respectively, or 12.6% and 16.3% of the gross loan portfolio, respectively. The Bank has generally targeted higher quality, smaller commercial real estate loans with principal balances of up to $5.0 million. In originating such loans, the Bank relies on relationships it has developed with brokers, correspondents and mortgage brokers.

      The Bank's portfolio of multi-family loans are secured by multi-family properties of five units or more, while the Bank's commercial real estate loans are secured by industrial, warehouse and self-storage properties, office buildings, office and industrial condominiums, retail space and strip shopping centers, mixed-use commercial properties, mobile home parks, nursing homes, hotels and motels. Substantially all of these properties are located in California. The Bank will presently originate these loans for terms of up to 10 years based upon a 20 to 25 year loan amortization period and up to 15 years for loans amortized over a period of 15 years or less. The Bank will originate these loans on both a fixed-rate or adjustable-rate basis, with the latter based primarily on the one year or ten year U.S. Treasury index of constant comparable maturities. Adjustable-rate loans may have an established ceiling and floor, and the maximum loan-to-value for these loan products is 75%. As part of the criteria for underwriting commercial real estate loans, the Bank generally requires a debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of 1.20 or more. It is also the Bank's general policy to seek additional protection to mitigate any weaknesses identified in the underwriting process. Additional coverage may be provided through secondary collateral and personal guarantees from the principals of the borrowers.

      Commercial real estate lending entails different and significant risks when compared to single-family residential lending because such loans typically involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the project or the borrower's business. These risks can also be significantly affected by supply and demand conditions in the local market for apartments, offices, warehouses or other commercial space. The Bank attempts to minimize its risk exposure by imposing stringent loan-to-value ratios, requiring conservative debt coverage ratios, and continually monitoring the operation and physical condition of the collateral.

      Originations of multi-family and commercial real estate loans increased from an aggregate $40.0 million during the year ended December 31, 1997 to $124.1 million during the year ended December 31, 1998 to $264.5 million during the year ended December 31, 1999. The Bank began making purchases of multi-family and commercial real estate loans during the year ended December 31, 1997. Such loan purchases aggregated $23.5 million in 1998 and $1.6 million in 1999.

      Commercial Business and Consumer Loans. The Bank is placing increased emphasis on the development of commercial business and consumer lending programs within the areas serviced by its branches. Toward that end, during 1998 and 1999 the Bank hired over 25 individuals with significant expertise in commercial and consumer credit administration and lending. Except for loans secured by deposits, the Bank did not engage in this type of lending activity prior to 1996. During the years ended December 31, 1999, 1998 and 1997, the Bank originated $362.5 million, $94.0 million and $32.6 million, respectively, of commercial business and consumer loans including loans secured by deposits, which amounted to 43.7%, 15.5% and 20.3% of total originations during such respective periods.

      The Bank is originating and intends to originate commercial business loans including working capital lines of credit, inventory and accounts receivable loans (including a specialized accounts receivable loan product for small business), equipment and other asset-based financing (including equipment leases), term loans and loans guaranteed by the Small Business Administration ("SBA"). Depending on the collateral pledged to secure the extension of credit, maximum loan-to-value ratios are 75% or less. Loan terms may vary from one to seven years. The interest rates on such loans are generally variable and are indexed to the Wall Street Journal Prime Rate, plus a margin.

      The Bank intends to grow its SBA lending business, on which loans are guaranteed up to certain levels by the SBA. The SBA-guaranteed loans bear adjustable-rates tied to the lowest published New York prime rate, adjusted monthly, plus a margin, which depends on the term of the loan. The loans generally have amortization schedules of seven to 25 years, depending on the purpose of the loan. Each loan is reviewed by the SBA and, depending on the size of the loan and the proposed use of proceeds, the SBA establishes what percentage of the loan it will guarantee. The guarantee cannot exceed 80% of the loan or $750,000, whichever is less. The guarantee applies not only to the principal, but also covers accrued interest, foreclosure costs, legal fees and other expenses. The Bank plans to obtain preferred lender status, which will permit it to underwrite and close such loans much more promptly. At December 31, 1999, approximately $18.4 million of the Bank's $159.7 million in commercial business loans were comprised of SBA loans.

      The Bank is authorized to make loans for a wide variety of personal or consumer purposes but had not engaged in any lending other than loans secured by deposits for most of the 1990s. The Bank began originating home equity loans and lines of credit and automobile loans in August 1996 in order to provide a wide range of products and services to its customers. The Bank also offers overdraft protection and unsecured lines of credit. At December 31, 1999, home equity loans and lines amounted to $9.7 million. On owner-occupied homes, these loans and lines are originated by the Bank for up to 80% of the first $500,000 of appraised value, plus 75% of the value from $500,001 to $1,000,000, plus 60% of the value from $1,000,001 to $1,500,000, less the amount of any prior liens on the property. For non- owner occupied properties, the Bank will lend up to 75% of the first $400,000 of appraised value, plus 60% of the value from $400,001 to $1,000,000, less the amount of any prior liens on the property. Home equity loans and lines of credit have a maximum term of 25 years and carry variable interest rates. The Bank will secure each of these types of loans with a mortgage on the property (generally a second mortgage).

      The Bank also originates loans secured by new and used automobiles, primarily through an indirect lending program with automobile dealers. The maximum term for the Bank's automobile loans is 84 months for a new luxury car loan and 72 months for a used luxury car loan. For all other models, the maximum term is 72 months for new vehicles and 60 months for used vehicles. The Bank will lend up to 100% of the purchase price on new car loans with a purchase price of $25,000 or more, and up to 80% for new and used vehicles (up to five years). On used vehicles, the Bank will finance up to 80% of the lower of the total purchase price or 100% of the National Automobile Dealers' Association Wholesale Blue Book Value. The Bank requires all borrowers to maintain automobile insurance with the Bank named as loss payee. At December 31, 1999, the Bank had $2.6 million of direct automobile loans in portfolio. During 1998, the Bank hired an individual with significant experience to manage the Bank's indirect automobile lending program. As a result, the Bank has increased its originations of indirect automobile loans. The Bank currently originates such loans through approximately 61 dealers, all of which are located in California. Although management believes that less than 10% of the Bank's indirect automobile loan portfolio at December 31, 1999 consisted of loans made to "subprime" borrowers at the time of origination, less than 10% of current originations are being made to such "subprime" borrowers. The Bank intends to securitize and sell a portion of its indirect automobile loan portfolio in the future. At December 31, 1999, the Bank had $178 million of indirect automobile loans in its portfolio with an effective yield of 9.03%. At December 31, 1999, 0.98% of the indirect automobile portfolio (net of repossessions) was delinquent 30 days or more.

      Commercial business and consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. The Bank believes that the generally higher yields earned on commercial business and consumer loans compensate for the increased credit risk associated with such loans and the Bank intends to continue to offer such loans in order to provide a full range of services to its customers.

Asset Quality

      General. The Bank's loan review function is carried out through an internal asset review process which is supplemented on a quarterly basis by loan reviews conducted by an unaffiliated firm. The Bank maintains an Internal Asset Review Committee and Loan Review and Special Assets Departments and maintains updated loan underwriting, credit, collection and monitoring procedures. Management initiated a policy to take title to non-performing assets as promptly as practicable and improve the properties' physical condition where appropriate so that marketing efforts may be commenced. In the case of commercial properties, management takes steps to enhance net operating income with respect to its properties in order to command a better sales price. The Bank's future results of operations will be significantly affected by its ability to continue to maintain its reduced level of non-performing assets without incurring additional material losses.

      Loan Delinquencies. When a borrower fails to make a required payment on a loan, the Bank attempts to cure the deficiency by contacting the borrower and seeking payment. Contacts are generally made following the grace period after a payment is due, which is generally ten days on commercial loans and 15 days on residential loans. At such time, a late payment fee is assessed. In most cases, deficiencies are cured promptly. If a delinquency extends past the applicable grace period, the loan file and payment history are reviewed and continued efforts are made to collect the loan. In the event that no contact with the borrower is made, or no payment is received by the end of the grace period, a Notice of Intent to Foreclose ("Notice") is sent. Depending upon the scheduled payment date, this Notice is sent no later than 30 days after the due date for residential loans and no later than 15 days after the due date for commercial loans.

      With respect to commercial loans, a trial balance is updated weekly, and those accounts that are identified as being past the due date are assigned to staff to begin the collection process. With respect to commercial loans, delinquent reports and a listing of those accounts for which a Notice has been issued are sent to senior management and the Special Assets Department to provide advance information as to potential problems which may fall under their Department in the coming quarter. Generally when an account becomes 90 days delinquent, the Bank institutes foreclosure or other proceedings, as necessary, to minimize any potential loss.

      Non-Performing Assets. With respect to residential mortgage loans, as described under "--Single-family Residential Real Estate Loans," the Residential Servicing Agent services a substantial amount of the Bank's loan portfolio. The Bank began servicing all of the residential mortgage loans it originated after February 20, 1998. The Residential Servicing Agreement requires the Residential Servicing Agent to foreclose upon or otherwise comparably convert the ownership of properties securing such residential mortgage loans as they come into and continue in default and as to which no satisfactory agreements can be made for collection of delinquent payments. When residential mortgage loans handled by the Residential Servicing Agent go into non-accrual status, the Bank may request that they be transferred back to the Bank. All loans serviced by the Residential Servicing Agent which become real estate owned are automatically transferred to the Bank.

      All commercial loans held in the Bank's portfolio are reviewed on a regular basis to determine any potential problems. Monthly committee meetings are held to identify problem assets and to set forth a strategy for the mitigation of loss and the resolution of the problem. Loans are placed on non-accrual status if management has substantive doubts about payment in full of both principal and interest, or if principal and interest is contractually in default for a period of 90 days or more. The Bank provides an allowance for the loss of previously accrued but uncollected interest on all non-accrual loans. Typically, after a collection problem has necessitated the issuance of a Notice, the Special Assets Department will review and recommend the selection and an appointment of a receiver. The Bank's current policy is to have a receiver appointed at the expiration of the Notice, which is 10 days after issuance, unless some type of formal, written agreement with the borrower has been arranged.

      The receiver has specific criteria to fulfill with respect to the management of the property on behalf of the Bank. The first responsibility is to gain control of the cash generated from the property. The receiver is responsible for all collection activity. In addition, the receiver is required to prepare forward forecasting with respect to occupancy and potential rent collections. Approximately 30 to 60 days after a receiver is appointed, the Bank will order a third party appraisal report. The information pertaining to the property operations will be supplied to the appraiser by the receiver. The Bank's in-house Appraisal Department reviews the third party appraisal report for accuracy and reasonableness of assumptions.

      The receiver and the Bank work together in preparing a budget for potential repairs and maintenance, as well as capital expenditure items needed at the property. It is the policy of the Bank to instruct the receiver to utilize all net operating income available to restore the property or units of current vacancy to "lease ready" condition.

      A review of the collateral value is performed to determine if sufficient equity exists to repay the indebtedness in the event of a foreclosure and subsequent sale of the property. The valuation is prepared by the Bank's Appraisal Department. The valuation is performed under two scenarios. First, a review of the current market conditions of similar properties within the collateral property's market is completed to ascertain comparable rent and sale data. Second, a discounted cash flow analysis is prepared, utilizing current investor return requirements and capitalization rates. Once a value for the property has been estimated based upon its ability to generate cash flow, expenses associated with the sale of the property, such as broker commissions and closing costs are deducted from the estimated value. A comparison of this amount is made to the loan balance to determine whether a specific allowance or a write-off is appropriate.

      During this on-going process, the Bank and the receiver will identify and catalogue any potential purchasers who call and express an interest in the property prior to the Bank taking title. Once title is transferred, the Bank will then begin the process of contacting those entities that previously expressed an interest to confirm that interest and proceed with the qualification stage.

      Real Estate Owned. Real estate acquired through foreclosure is carried at the estimated fair value less estimated selling expenses at the date of transfer. A loan charge-off is recorded for any writedown in the loan's carrying value to fair value at the date of transfer. Real estate loss provisions are recorded if the properties' estimated fair value subsequently declines below the value determined at the recording date. In determining the fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

      In preparing a real estate owned property to be marketed for sale, certain repairs are undertaken and other repair items are left as negotiating points pertaining to the sale contract. The Bank may offer to adjust the sale price for such minor repair items, or may offer to deliver the property in a repaired state. As part of the disposition strategy, the Bank may offer financing at current market terms to qualified buyers of the real estate owned. Generally, the Bank requires that the purchaser/borrowing entity provide a minimum of 20% cash toward the purchase of the property. Terms offered are similar to terms being offered on other new originations and at comparable rates. The Special Assets Department makes great efforts to ensure that the underwriting for a loan to facilitate is comparable to other new loan production, and that the transactions are done at arms-length and reflect fair market terms.

      Troubled Debt Restructuring. A loan constitutes a troubled debt restructuring ("TDR") if the Bank, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that it would not otherwise consider. Among other things, a TDR involves the modification of terms of the loan, including a reduction of the interest rate, an extension of the maturity date at a stated interest rate lower than the current market for new loans with similar risk, a reduction of the face amount of the loan or a reduction of accrued interest. The Bank provides an allowance for the loss of previously accrued but uncollected interest on TDR's, as well as non-accrual loans. Currently, the Bank's TDR's consist of loans collateralized by single- and multi-family residential properties. The majority of these restructurings were entered into during the early 1990's when economic conditions in California were severely depressed or in conjunction with damage to the collateral properties caused by the Northridge earthquake.

Management's decision to provide such restructurings was based upon both an internal assessment of the situation and a consensus of other lenders in California who believed that this resolution would be the most effective mitigating measure. Management considers all loans formerly treated as TDR's to be impaired loans in the year of restructuring. Generally, such loans, as well as those previously placed on non-accrual status, are returned to accrual status when the borrower has had a period of repayment performance for twelve consecutive months.

      The Bank's management has aggressively focused on problem asset rehabilitation, and has undertaken a number of initiatives in this area. The Bank has established an Internal Asset Review Committee, which is comprised of the Chief Executive Officer, the Chief Financial Officer, the Senior Lending Officer and the Vice President and Loan Review Officer. The Committee meets at least monthly and monitors the Bank's assets to ensure proper classification. All multi-family commercial real estate and commercial assets in excess of $500,000, regardless of performance, are reviewed at least once each year. Assets that are classified as special mention are reviewed every six months and those assets classified as substandard are reviewed every three months and, if collateral dependent, a market value analysis is performed on the property to determine whether valuation allowances are required. Loans that are non-performing, subject to workout or forbearance or classified substandard are monitored and managed by the Senior Lending Officer. Assets that are foreclosed and become real estate owned continue to be managed by the Senior Lending Officer through resolution.

Investment Activities

      The Bank's securities portfolio is managed by the Senior Executive Vice President and Chief Financial Officer in accordance with a comprehensive written Investment Policy which addresses strategies, types and levels of allowable investments and which is reviewed and approved annually by the Board of Directors of the Bank. The management of the securities portfolio is set in accordance with strategies developed by the Bank's Asset/Liability Management Committee.

      The Bank's Investment Policy authorizes the Bank to invest in U.S. Treasury obligations (with a maturity of up to five years), U.S. agency obligations (with a maturity of up to ten years), U.S. Government agency mortgage-backed securities (limited to no more than 50% of the Bank's total assets), bankers' acceptances (with a maturity of 180 days or less), FHLB overnight deposits, investment-grade corporate trust preferred obligations, investment-grade commercial paper (with a maturity of up to nine months), federal funds (with a maturity of one month or less), certificates of deposit in other financial institutions (with a maturity of one year or less), repurchase agreements (with a maturity of six months or less), reverse repurchase agreements (with a maturity of two years or less) and certain collateralized mortgage obligations (with a weighted average life of less than ten years).

      At December 31, 1999, the Bank's securities portfolio consisted of $425.8 million of mortgage-backed securities, $421.5 million of which were classified as available-for-sale and $4.3 million of which were classified as held-to-maturity, $34.2 million of U.S. Government agency obligations, $241.9 million of investment-grade trust preferred securities and $74.3 million of SBA certificates and other asset backed securities. Of the Bank's total investment in mortgage-backed securities at December 31, 1999, $26.7 million consisted of Government National Mortgage Association ("GNMA") certificates, $240.9 million consisted of FNMA certificates, $110.7 million consisted of non-agency certificates and $47.5 million consisted of FHLMC certificates. Of the $425.8 million of mortgage-backed securities at December 31, 1999, $296 million consisted of fixed-rate securities and $129.8 million consisted of adjustable-rate securities. Of the Bank's $34.2 million of U.S. Government and federal agency obligations at December 31, 1999, none were scheduled to mature within one through five years thereof, $34.2 million were scheduled to mature after five through ten years thereof and none were scheduled to mature after ten years. Of the Bank's $742 million of mortgage-backed and other securities available-for-sale as well as held-to-maturity at December 31, 1999, none were scheduled to mature within one year thereof, $62.4 million were scheduled to mature after one through five years thereof, $147.9 million were scheduled to mature after five through ten years thereof and $531.7 million were scheduled to mature after ten years. The Bank's aggregate securities portfolio, net of repayments and prepayments and sales, increased by $430.4 million or 74.1% between 1997 and 1998 and decreased by $235.0 million or 23.2% during 1999. At December 31, 1999, such portfolio amounted to $776.2 million.

      Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as the Bank. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, the FNMA and the GNMA.

      The FHLMC is a public corporation chartered by the U.S. Government and owned by the 12 Federal Home Loan Banks and federally insured savings institutions. The FHLMC issues participation certificates backed principally by conventional mortgage loans. The FHLMC guarantees the timely payment of interest and the ultimate return of principal within one year. The FNMA is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for conventional mortgage loans. The FNMA guarantees the timely payment of principal and interest on FNMA securities. FHLMC and FNMA securities are not backed by the full faith and credit of the United States, but because the FHLMC and the FNMA are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks. The GNMA is a government agency which is intended to help finance government-assisted housing programs. GNMA securities are backed by FHA-insured and VA-guaranteed loans, and the timely payment of principal and interest on GNMA securities are guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government. Because the FHLMC, the FNMA and the GNMA were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. For example, the FNMA and the FHLMC currently limit their loans secured by a single-family, owner-occupied residence to $252,700. To accommodate larger-sized loans, and loans that, for other reasons, do not conform to the agency programs, a number of private institutions have established their own home-loan origination and securitization programs.

      Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The characteristics of the underlying pool of mortgage, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.

Sources of Funds

      General. The Bank will consider various sources of funds to fund its investing and lending activities and evaluates the available sources of funds in order to reduce the Bank's overall funding costs, subject to the Bank's asset and liability management policies. Deposits, reverse repurchase agreements, advances from the FHLB of San Francisco, and sales, maturities and principal repayments on loans and securities have been the major sources of funds for use in the Bank's lending and investing activities, and for other general business purposes. Management of the Bank closely monitors rates and terms of competing sources of funds on a daily basis and utilizes the source which it believes to be the most cost effective, consistent with the Bank's asset and liability management policies. Products are priced each week through the Bank's Asset Liability Management Committee.

      Deposits. The Bank attempts to price its deposits in order to promote deposit growth and offers a wide array of deposit products in order to satisfy its customers' needs. The Bank's current deposit products include passbook accounts, checking accounts, money market deposit accounts, fixed-rate, fixed-maturity retail certificates of deposit ranging in terms from 30 days to five years, individual retirement accounts, and non-retail certificates of deposit consisting of jumbo (generally greater than $100,000) certificates and public deposits.

      The Bank's retail deposits are generally obtained from residents in its primary market area. The principal methods currently used by the Bank to attract deposit accounts include offering a wide variety of products and services and competitive interest rates. The Bank utilizes traditional marketing methods to attract new customers and savings deposits, including various forms of advertising. Although the Bank has in the past utilized the services of deposit brokers to attract out-of-market, institutional certificates of deposit, the Bank has allowed such brokered deposits to run off as they mature and is not accepting any new brokered deposits.

      The Bank currently operates a total of 44 ATMs. As of June 30, 1999, after giving effect to the consolidation activity in California, the Bank ranked seventh in terms of thrift deposit market share in Los Angeles, Orange and Ventura Counties.

      Borrowings. The Bank obtains both fixed and variable-rate long and short-term advances from the FHLB of San Francisco upon the security of certain of its residential first mortgage loans and other assets, provided certain standards related to creditworthiness of the Bank have been met. FHLB of San Francisco advances are available for general business purposes to expand lending and investing activities. Borrowings have generally been used to fund the purchase of mortgage-backed and investment securities or lending activities and have been collateralized with a pledge of loans, securities in the Bank's portfolio or any mortgage-backed or investment securities purchased.

      Advances from the FHLB of San Francisco are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At December 31, 1999, the Bank had total FHLB of San Francisco advances of $1.1 billion at a weighted average interest rate of 5.15%, $614 million of which matures in 2000, $200 million of which matures in 2003 and the remaining $310 million of which matures in 2008. Certain of these advances from the FHLB of San Francisco have call provisions. FHLB advances decreased by $74 million during 1999.

      The Bank increasingly relies on obtaining funds from the sale of securities to investment dealers under reverse repurchase agreements. At December 31, 1999, reverse repurchase agreements amounted to $381 million, as compared to $364 million and $341 million at December 31, 1998 and 1997, respectively. As of December 31, 1999, the weighted average remaining term to maturity of the Bank's reverse repurchase agreements was 2.4 years compared to
3.73 years at December 31, 1998 and 2.71 years at December 31, 1997, and such reverse repurchase agreements had a weighted average interest rate of 5.85% compared to 5.61% and 5.76% at December 31, 1999, 1998 and 1997, respectively. Certain of the reverse repurchase agreements have call provisions. In a reverse repurchase agreement transaction, the Bank will generally sell a mortgage-backed security agreeing to repurchase either the same or a substantially identical security on a specified later date (which range in maturity from overnight to ten years) at a price greater than the original sales price. The difference in the sale price and purchase price is the cost of the use of the proceeds. The mortgage-backed securities underlying the agreements are delivered to the dealers who arrange the transactions. For agreements in which the Bank has agreed to repurchase substantially identical securities, the dealers may sell, loan or otherwise dispose of the Bank's securities in the normal course of their operations. However, such dealers or third party custodians safe-keep the securities which are to be specifically repurchased by the Bank. Reverse repurchase agreements represent a competitive cost short-term funding source for the Bank. Nevertheless, the Bank is subject to the risk that the lender may default at maturity and not return the collateral. The amount at risk is the value of the collateral which exceeds the balance of the borrowing. In order to minimize this potential risk, the Bank only deals with large, established U.S. investment brokerage firms when entering into these transactions. Reverse repurchase transactions are accounted for as financing arrangements rather than sales of securities, and the obligation to repurchase such securities is reflected as a liability in the Company's Consolidated Financial Statements.

      In December, 1999, the Company secured a $10 million line of credit from a third-party commercial bank for working capital purposes and to fund the repurchase of the Company's outstanding stock to be effected from time to time in open market or privately-negotiated transactions. As of December 31, 1999, $4.7 million of the line of credit had been utilized.

Competition

      The Bank experiences significant competition in both attracting and retaining deposits and in originating real estate, commercial business and consumer loans.

      The Bank competes with other thrift institutions, commercial banks, insurance companies, credit unions, thrift and loan associations, money market mutual funds and brokerage firms in attracting and retaining deposits. Competition for deposits from large commercial banks is particularly strong. Many of the nation's thrift institutions and many large commercial banks have a significant number of branch offices in the areas in which the Bank operates.

      In addition, there is strong competition in originating and purchasing real estate, commercial business and consumer loans, principally from other savings and loan associations, commercial banks, mortgage banking companies, insurance companies, consumer finance companies, pension funds and commercial finance companies. The primary factors in competing for loans are the quality and extent of service to borrowers and brokers, economic factors such as interest rates, interest rate caps, rate adjustment provisions, loan maturities, loan-to-value ("LTV") ratios, loan fees, and the amount of time it takes to process a loan from receipt of the loan application to date of funding. The Bank's future performance is dependent on its ability to originate a sufficient volume of loans and attract deposits in its local market areas. There can be no assurance that the Bank will be able to effect such actions on satisfactory terms.

Subsidiaries

      The Bank is permitted to invest up to 2% of its assets in the capital stock of, or secured or unsecured loans to, subsidiary corporations, with an additional investment of 1% of assets when such additional investment is primarily for community development purposes. In addition, the Bank is permitted to make an unlimited investment in one or more operating subsidiaries, which are permitted to engage only in activities that the Bank may undertake directly. PPCCP is such an operating subsidiary of the Bank. As of December 31, 1999, the Bank maintained one operating subsidiary, four direct service corporations and one indirect service corporation subsidiary consisting of SoCal Mortgage Corporation ("SMC"), Direct Investment Company of Southern California ("DIC"), SCP Investments, Inc. ("SCP"), Continental Development of California, Inc. ("CDC") and SCS Insurance Services, Inc. ("SCS"). At December 31, 1999, the Bank's investment in its five service corporation subsidiaries amounted to $39.2 million in the aggregate.

      PPCCP was established as an operating subsidiary of the Bank in 1997 to acquire, hold and manage primarily mortgage assets and to operate in a manner so as to quality as a REIT for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1997. In October 1997, PPCCP commenced its operations upon consummation of a public offering of 1,426,000 shares of its 9.75% Noncumulative Exchangeable Preferred Stock, Series A (the "Series A Preferred Shares"), at a liquidation preference of $25.00 per share. The Series A Preferred Shares are traded on the Nasdaq National Market under the symbol "PPCCP."

      SMC is an inactive corporation which was formed in 1987 to originate mortgage loans. However, SMC has never conducted any business since it was organized. DIC was formed in 1987 to acquire, develop, construct and sell real estate developments and is currently inactive. DIC owns 100% of the capital stock of SCP which was formed in 1989 to invest in various real estate development projects. In 1998, SCP sold the Bank's last remaining real estate development project consisting of 62 acres of vacant land located in Corona, California.

      CDC was formed in 1969 for the purpose of acquiring, developing, constructing and selling real estate developments. CDC does not currently hold any real estate and CDC's sole operation consists of acting as trustee under the Bank's deeds of trust with respect to its mortgage lending.

      SCS was formed in 1984 in order to sell, through the Bank's branch offices, annuities and various other investments as well as other insurance products to the Bank's account holders and members of the general public. During the years ended December 31, 1999, 1998 and 1997, SCS recognized net earnings of $434,000, $434,000 and $362,000, respectively.

Regulation

      The Bank is a federally chartered and insured stock savings bank subject to extensive regulation and supervision by the OTS, as the primary federal regulator of savings associations, and the FDIC, as the administrator of the SAIF.

      The federal banking laws contain numerous provisions affecting various aspects of the business and operations of savings associations and savings and loan holding companies. The following description of statutory and regulatory provisions and proposals, which is not intended to be a complete description of these provisions or their effects on the Company or the Bank, is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals. Certain federal banking laws have been recently amended. See "Regulation of Savings and Loan Holding Companies-Financial Modernization."

Regulation of Savings and Loan Holding Companies

      The Company is a registered savings and loan holding company. The Home Owners' Loan Act, as amended ("HOLA"), and OTS regulations generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring, directly or indirectly, the ownership or control of any other savings association or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

      Holding Company Activities. The Company currently operates as a unitary savings and loan holding company. Generally, there are limited restrictions on the activities of a unitary savings and loan holding company and its non-savings association subsidiaries. If the Company ceases to be a unitary savings and loan holding company, the activities of the Company and its non-savings association subsidiaries would thereafter be subject to substantial restrictions.

      The HOLA requires every savings association subsidiary of a savings and loan holding company to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock, or else such dividend will be invalid, unless an application is required. See "Regulation of Federal Savings Banks-Capital Distribution Regulation."

      Affiliate Restrictions. Transactions between a savings association and its "affiliates" are subject to quantitative and qualitative restrictions under
Section 11 of the HOLA and Sections 23A and 23B of the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association's holding company and companies that are under common control with the savings association.

      In general, Sections 23A and 23B and OTS regulations issued in connection therewith limit the extent to which a savings association or its subsidiaries may engage in certain "covered transactions" with affiliates to an amount equal to 10% of the association's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings association and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

      In addition, under the OTS regulations, a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

      The OTS regulation generally excludes all non-bank and non-savings association subsidiaries of savings associations from treatment as affiliates, except to the extent that the OTS or the Federal Reserve Board decides to treat such subsidiaries as affiliates. The regulation also requires savings associations to make and retain records that reflect affiliate transactions in reasonable detail, and provides that certain classes of savings associations may be required to give the OTS prior notice of transactions with affiliates.

      Financial Modernization. Under the Gramm-Leach-Bliley Act enacted into law on November 12, 1999, no company may acquire control of a savings and loan holding company after May 4, 1999, unless the company is engaged only in activities traditionally permitted to a multiple savings and loan holding company or newly permitted to a financial holding company under Section 4(k) of the Bank Holding Company Act. Existing savings and loan holding companies and those formed pursuant to an application filed with the OTS before May 4, 1999, may engage in any activity including non-financial or commercial activities provided such companies control only one savings and loan association that meets the Qualified Thrift Lender test. Corporate reorganizations are permitted, but the transfer of grandfathered unitary thrift holding company status through acquisition is not permitted.

Regulation of Federal Savings Banks

      As a federally insured savings bank, lending activities and other investments of the Bank must comply with various statutory and regulatory requirements. The Bank is regularly examined by the OTS and must file periodic reports concerning its activities and financial condition.

      Although the OTS is the Bank's primary regulator, the FDIC has "backup enforcement authority" over the Bank. The Bank's eligible deposit accounts are insured by the FDIC under the SAIF, up to applicable limits.

      Federal Home Loan Banks. The Bank is a member of the FHLB System. Among other benefits, FHLB membership provides the Bank with a central credit facility. The Bank is required to own capital stock in an FHLB in an amount equal at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year or 5% of its advances from the FHLB, whichever is greater.

      Liquid Assets. Under OTS regulations, for each quarter, a savings bank is required to maintain an average daily balance of liquid assets (including cash, certain time deposits and savings accounts, bankers' acceptances, certain government obligations and certain other investments) not less than a specified percentage of the average daily balance of its net withdrawable deposit accounts and borrowings payable in one year or less. This liquidity requirement, which is currently at 4.0%, may be changed from time to time by the OTS to any amount between 4.0% to 10.0%, depending upon certain factors. The Bank maintains liquid assets in compliance with these regulations.

      Regulatory Capital Requirements. OTS capital regulations require savings banks to satisfy minimum capital standards: risk-based capital requirements, a leverage requirement and a tangible capital requirement. Savings banks must meet each of these standards in order to be deemed in compliance with OTS capital requirements. In addition, the OTS may require a savings association to maintain capital above the minimum capital levels.

      All savings banks are required to meet a minimum risk-based capital requirement of total capital (core capital plus supplementary capital) equal to 8% of risk-weighted assets (which includes the credit risk equivalents of certain off-balance sheet items). In calculating total capital for purposes of the risk-based requirement, supplementary capital may not exceed 100% of core capital. Under the leverage requirement, a savings bank is required to maintain core capital equal to a minimum of 3% of adjusted total assets. (In addition, under the prompt corrective action provisions of the OTS regulations, all but the most highly-rated institutions must maintain a minimum leverage ratio of 4% in order to be adequately capitalized.) A savings bank is also required to maintain tangible capital in an amount at least equal to 1.5% of its adjusted total assets.

      These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations, upon a determination that the savings association's capital is or may become inadequate in view of its circumstances. The OTS regulations provide that higher individual minimum regulatory capital requirements may be appropriate in circumstances where, among others: (1) a savings association has a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk, certain risks arising from nontraditional activities, or similar risks or a high proportion of off-balance sheet risk; (2) a savings association is growing, either internally or through acquisitions, at such a rate that supervisory problems are presented that are not dealt with adequately by OTS regulations; and (3) a savings association may be adversely affected by activities or condition of its holding company, affiliates, subsidiaries or other persons or savings associations with which it has significant business relationships. The Bank is not subject to any such individual minimum regulatory capital requirement.

      The Bank's Tier-1 risk-based capital ratio was 11.08%, its leverage capital ratio was 6.78% and its total risk- based capital ratio was 11.96% at December 31, 1999.

      Certain Consequences of Failure to Comply with Regulatory Capital Requirements. A savings bank's failure to maintain capital at or above the minimum capital requirements may be deemed an unsafe and unsound practice and may subject the savings bank to enforcement actions and other proceedings. Any savings bank not in compliance with all of its capital requirements is required to submit a capital plan that addresses the bank's need for additional capital and meets certain additional requirements. While the capital plan is being reviewed by the OTS, the savings bank must certify, among other things, that it will not, without the approval of its appropriate OTS Regional Director, grow beyond net interest credited or make capital distributions. If a savings bank's capital plan is not approved, the bank will become subject to additional growth and other restrictions. In addition, the OTS, through a capital directive or otherwise, may restrict the ability of a savings bank not in compliance with the capital requirements to pay dividends and compensation, and may require such a bank to take one or more of certain corrective actions, including, without limitation: (i) increasing its capital to specified levels, (ii) reducing the rate of interest that may be paid on savings accounts, (iii) limiting receipt of deposits to those made to existing accounts, (iv) ceasing issuance of new accounts of any or all classes or categories except in exchange for existing accounts, (v) ceasing or limiting the purchase of loans or the making of other specified investments, and (vi) limiting operational expenditures to specified levels.

      The HOLA permits savings banks not in compliance with the OTS capital standards to seek an exemption from certain penalties or sanctions for noncompliance. Such an exemption will be granted only if certain strict requirements are met, and must be denied under certain circumstances. If an exemption is granted by the OTS, the savings bank still may be subject to enforcement actions for other violations of law or unsafe or unsound practices or conditions.

      Prompt Corrective Action. The prompt corrective action regulation of the OTS, promulgated under the Federal Deposit Insurance Corporation Improvement Act of 1991, requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings bank that falls within certain undercapitalized capital categories specified in the regulation. The regulation establishes five categories of capital classification: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulation, the ratio of total capital to risk-weighted assets, core capital to risk-weighted assets and the leverage ratio are used to determine an institution's capital classification. At December 31, 1999, the Bank met the capital requirements of a "well capitalized" institution under applicable OTS regulations.

      Enforcement Powers. The OTS and, under certain circumstances, the FDIC, have substantial enforcement authority with respect to savings associations, including authority to bring various enforcement actions against a savings association and any of its "institution-affiliated parties" (a term defined to include, among other persons, directors, officers, employees, controlling stockholders, agents and stockholders who participate in the conduct of the affairs of the institution). This enforcement authority includes, without limitation: (i) the ability to terminate a savings association's deposit insurance, (ii) institute cease-and-desist proceedings, (iii) bring suspension, removal, prohibition and criminal proceedings against institution-affiliated parties, and (iv) assess substantial civil money penalties. As part of a cease-and-desist order, the agencies may require a savings association or an institution-affiliated party to take affirmative action to correct conditions resulting from that party's actions, including to make restitution or provide reimbursement, indemnification or guarantee against loss restrict the growth of the institution and rescind agreements and contracts.

      Capital Distribution Regulation. In addition to the prompt corrective action restriction on paying dividends, OTS regulations limit certain "capital distributions" by OTS-regulated savings associations. Capital distributions currently are defined to include, in part, dividends and payments for stock repurchases and cash-out mergers. The current regulation requires savings associations to file an application or notice with the OTS depending on whether the association and the proposed dividend fall within certain criteria such as the association's capital classification and the amount of the proposed dividend. Since the Bank is a subsidiary of a savings and loan holding company, the Bank is presently required to give the OTS at least 30 days notice prior to distribution. The OTS may prohibit a proposed capital distribution that would otherwise be permitted if the OTS determines that the distribution would constitute an unsafe or unsound practice.

      Qualified Thrift Lender Test. In general, savings associations are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings association that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties. A savings association may qualify as a qualified thrift lender not only by maintaining 65% of portfolio assets in qualified thrift investments (the "QTL test") but also, in the alternative, by qualifying under the Code as a "domestic building and loan association." The Bank is a domestic building and loan association as defined in the Code. As of December 31, 1999 the Bank's QTL percentage was 71.3%.

      FDIC Assessments. The deposits of the Bank are insured to the maximum extent permitted by the SAIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action.

      Under FDIC regulations, institutions are assigned to one of three capital groups for insurance premium purposes -- "well capitalized," "adequately capitalized" and undercapitalized" -- which are defined in the same manner as the regulations establishing the prompt corrective action system, as discussed above. These three groups are then divided into subgroups which are based on supervisory evaluations by the institution's primary federal regulator, resulting in nine assessment classifications. Effective January 1, 1997, assessment rates for both SAIF-insured institutions and BIF-insured institutions ranged from 0% of insured deposits for well-capitalized institutions with minor supervisory concerns to .27% of insured deposits for undercapitalized institutions with substantial supervisory concerns. In addition, an additional assessment of 6.4 basis points and 1.3 basis points was added to the regular SAIF-assessment and the regular BIF-assessment, respectively, in order to cover Financing Corporation debt service payments.

      Both the SAIF and the BIF are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF satisfied the required reserve ratio prior to the SAIF, and as a result, the FDIC reduced the average deposit insurance premium paid by BIF-insured banks to a level substantially below the average premium previously paid by savings institutions. Banking legislation was enacted on September 30, 1996 to eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions. The legislation provided that all insured depository institutions with SAIF-assessable deposits as of March 31, 1995 pay a special one-time assessment to recapitalize the SAIF. Pursuant to this legislation, the FDIC promulgated a rule that established the special assessment necessary to recapitalize the SAIF at 65.7 basis points of SAIF-assessable deposits held by affected institutions as of March 31, 1995. However, as a result of the Bank's financial condition, the Bank made application to the FDIC for an exemption from this one-time special assessment, which exemption was approved on October 5, 1996. As a result, the Bank was exempt from paying the special one-time assessment and instead, paid subsequent assessments at the assessment rate schedule in effect as of June 30, 1995. However, upon consummation of the IPO, the Bank used $4.5 million of the proceeds from the IPO to pay the FDIC the special assessment which the Bank had previously received permission from the OTS to defer. As a result, the Bank's assessment rate was reduced from 35.28 basis points to 9.1 basis points (which included in each are the Financing Corporation debt service payments).

      The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. There are no pending proceedings to terminate the deposit insurance of the Bank.

      Community Reinvestment Act and the Fair Lending Laws. Savings institutions have a responsibility under the CRA, and related regulations of the OTS to help meet the credit needs of their communities, including low-and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities, and failure to comply with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice.

      New Safety and Soundness Guidelines. The OTS and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The OTS and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions.

      Change of Control. Subject to certain limited exceptions, no company can acquire control of a savings association without the prior approval of the OTS, and no individual may acquire control of a savings association if the OTS objects. Any company that acquires control of a savings association becomes a savings and loan holding company subject to extensive registration, examination and regulation by the OTS. Conclusive control exists, among other ways, when an acquiring party acquires more than 25% of any class of voting stock of a savings association or savings and loan holding company, or controls in any manner the election of a majority of the directors of the company. In addition, a rebuttable presumption of control exists if, among other things, a person acquires more than 10% of any class of a savings association or savings and loan holding company's voting stock (or 25% of any class of stock) and, in either case, any of certain additional control factors exist.

      Companies subject to the Bank Holding Company Act of 1956, as amended, that acquire or own savings associations are no longer defined as savings and loan holding companies under the HOLA and, therefore, are not generally subject to supervision and regulation by the OTS. OTS approval is no longer required for a bank holding company to acquire control of a savings association, although the OTS has a consultative role with the FRB in examination, enforcement and acquisition matters.

Taxation

      Federal Taxation. The Company is subject to those rules of federal income taxation generally applicable to corporations under the Code. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Company and the Bank.

      The Company reports its earnings on a consolidated basis with the Bank and is subject to federal income taxation in the same general manner as other corporations with some exceptions discussed below. The Bank has entered into an agreement with the Company whereby the Bank computes and pays taxes based upon the Bank's tax position assuming that a separate tax return was filed.

      Method of Accounting. For federal income tax purposes, the Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its consolidated federal income tax returns.

      Bad Debt Reserves. The Small Business Job Protection Act of 1996 (the "1996 Act") eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995 and provided for recapture of a portion of the reserves existing at the close of the last taxable year beginning before January 1, 1996 for institutions such as the Bank. Prior to the 1996 Act, the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at the Bank's taxable income.

      As a further result of the 1996 Act, the Bank must use the specific chargeoff method in computing its bad debt deduction beginning with its 1996 Federal tax return. Under this method, deductions may be claimed only and to the extent that loans become wholly or partially worthless.

      Minimum Tax. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. NOLs can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. As of December 31, 1999, the Bank had an alternative minimum tax credit carryforward of approximately $1.7 million.

      Net Operating Loss Carryforwards. The Code allows net operating losses ("NOLs") for tax years beginning before August 5, 1997 to be carried back and deducted from taxable income for the three preceding taxable years and carried forward and deducted from taxable income for the fifteen succeeding years taxable years. For taxable years beginning after August 5, 1997, NOLs can be carried back and deducted from taxable income for the two preceding taxable years and carried forward and deducted from taxable income for the twenty succeeding taxable years. The Company had federal tax NOLs of approximately $153.4 million at December 31, 1999.

      Impact of Ownership Change on Use of Net Operating Loss Carryforwards.
Section 382 of the Code imposes a limitation on the use of NOLs if there has been an "ownership change." In general, an ownership change occurs if immediately after any "owner shift involving a 5% stockholder" the percentage of the stock of the corporation owned by one or more 5% stockholders has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such stockholders at any time during the testing period. An "owner shift involving a 5% stockholder" is defined as any change in the stock ownership of the corporation that affects the percentage of stock in the corporation owned by any person who is a 5% stockholder before or after the change. A 5% stockholder is any person (or group) holding 5% or more of the corporation's stock at any time during the test period. It does not matter whether that stockholder is a 5% stockholder before the change or after. As a general rule, the ownership of owners of less than 5% is aggregated and treated as the ownership percentage of a single 5% stockholder. The testing period for an ownership change is the three-year period ending on the day of the owner shift.

      Under Section 382 of the Code, if an ownership change of a corporation with NOLs occurs, the amount of the taxable income for a post-change year that may be offset by the NOLs arising before the ownership change is limited by an amount known as the Section 382 limitation. The annual Section 382 limitation for any post-change year is an amount equal to the value of the corporation multiplied by the long-term tax-exempt rate that applies with respect to the ownership change. The annual Section 382 limitation may be increased, however, in a succeeding year by the amount of the limitation for the previous year that was not used.

      The Bank's 1992 recapitalization (the "1992 recapitalization") resulted in an ownership change within the meaning of Section 382 of the Code (the "1992 Ownership Change"). The 1992 Ownership Change resulted in an annual Section 382 limitation on the Company's ability to utilize its NOLs in any one year of approximately $7.7 million. At December 31, 1999, the Bank had $30.1 million of NOLs which were created prior to the 1992 Ownership Change.

      Similarly, the IPO resulted in a second ownership change within the meaning of Section 382 of he Code (the "1998 Ownership Change"). The 1998 Ownership Change resulted in an annual Section 382 limitation on the Bank's ability to utilize any NOLs created prior to the 1998 Ownership Change but after the 1992 Ownership Change in any one year of approximately $21.3 million. At December 31, 1999, the Bank had $111.2 million of NOLs which were created prior to the 1998 Ownership Change but after the 1992 Ownership Change.

      Treatment of Rights. KPMG LLP has issued an opinion to the Company and the Bank to the effect that, for federal income tax purposes, the Rights (as defined and described under Item 3. Legal Proceedings) evidenced by the terms of the Shareholder Rights Agreement (as defined and described under Item 3. Legal Proceedings) should be treated as stock of the Company for purposes of Sections 382(e), 311(a) and 305(a) of the Code. Thus, the Company should recognize no gain or loss on the distribution of the Rights to the Material Stockholders with respect to their ownership of Company common stock. In addition, the Bank should not recognize gain or loss on the Company's distribution of the Rights to the Material Stockholders. Finally, the amount of value taken into account for purposes of determining the annual Section 382 limitation should include the value of the Rights. Despite the Company's receipt of the foregoing opinion from KPMG LLP, such opinion is not binding on the Internal Revenue Service ("IRS") and no assurance can be made that the IRS will treat the Shareholder Rights Agreement as stock of the Company for federal income tax purposes.

      State Taxation. The California franchise tax rate applicable to the Bank equals the franchise tax rate applicable to corporations generally plus an "in lieu" rate approximately equal to personal property taxes and business license taxes paid by such corporation (but generally not paid by banks or financial corporations such as the Bank); however, the total rate cannot exceed 10.84%. Under California regulations, bad debt deductions are available in computing California franchise taxes using a three or six year weighted average loss experience method. The Bank had no state tax NOLs at December 31, 1999.

ITEM 2. PROPERTIES

      The following table sets forth certain information with respect to the Company's offices at December 31, 1999.

                                                                       Net Book Value of
                                               Lease/Owned                Property at             Total Deposits at
           Office Location                Lease Expiration Date        December 31, 1999          December 31, 1999
           ---------------                ---------------------        -----------------          -----------------
                                                                    (Dollars in Thousands)
Executive Office (and Branch):

Los Angeles
5900 Wilshire Blvd.                              Leased                      $2,098                    $15,824
3rd, 15th and 16th Floors                        04/2006
 Los Angeles, CA 90036                     Option: 1 - 5 years

Branch Offices:

North Hollywood
6350 Laurel Canyon Blvd.                         Leased                         147                     61,733
North Hollywood, CA 91606                        09/2009
                                           Option: 1 - 5 years

Long Beach
525 East Ocean Blvd.                             Leased                         243                     48,641
Long Beach, CA 90802                             02/2010
                                          Option: 1 - 10 years

Beverly Hills
9100 Wilshire Blvd.                              Leased                         119                    129,596
Beverly Hills, CA 90212                          03/2010
                                           Option: 1 - 5 years

Orange
216 E Chapman Avenue                             Leased                         117                     99,793
Orange, CA 92866-1506                            01/2001
                                           Option: 2 - 5 years

Pacific Palisades
15305 Sunset Blvd.                               Leased                         211                     74,691
Pacific Palisades, CA 90272                      12/2006
                                          Option: 1 - 10 years

Montebello
1300 W Beverly Blvd.                             Leased                         192                     99,694
Montebello, CA 90640                             08/2003
                                          Option: 1 - 10 years

Garden Grove
12112 Valley View                                 Owned                         141                     80,937
Garden Grove, CA 92845

Simi Valley
1445 Los Angeles Ave.                            Leased                         143                     98,442
Simi Valley, CA 93065                            01/2002
                                          Option: 1 - 30 months
                                         followed by 3 - 5 years

                                                                       Net Book Value of
                                               Lease/Owned                Property at             Total Deposits at
           Office Location                Lease Expiration Date        December 31, 1999          December 31, 1999
           ---------------                ---------------------        -----------------          -----------------
                                                                    (Dollars in Thousands)
Sylmar
13831 Foothill Blvd.                             Leased                         143                     51,975
Sylmar, CA 91342                                 09/2002
                                          Option: 2 - 10 years

Buena Park
5470 Beach Blvd.                                 Leased                         129                     31,602
Buena Park, CA 90621                             12/2004
                                           Option: 3 - 5 years

North Hollywood
12848 Victory Blvd.                              Leased                          79                     89,790
North Hollywood, CA 91606                        05/2000

Beverly/Serrano
4500 W. Beverly Blvd.                            Leased                         154                     42,415
Los Angeles, CA 90004                            01/2006
                                           Option: 2 - 5 years

Tarzana
19500 Ventura Blvd.                              Leased                         202                     81,311
Tarzana, CA 91356                                10/2002

Burbank
240 North San Fernando Road                      Leased                         360                    160,836
Burbank, CA 91502                                09/2000
                                           Option: 2 - 5 years

No. Irvine
4860 Irvine Blvd.                                Leased                         159                     18,682
Irvine, CA 92620                                 12/2010
                                          Option: 1 - 20 years

Santa Clarita
26425 Sierra Highway                              Owned                         199                     69,625
Santa Clarita, CA 91321

Ventura
996 South Seaward Ave.                           Leased                          98                     65,306
Ventura, CA 93001                                10/2001
                                           Option: 1 - 3 years

Calabasas
23642 Calabasas Road, Bldg 2                     Leased                         160                     70,864
Calabasas, CA 91302                              03/2007

Irvine
15475 Jeffrey Road                               Leased                         218                     58,025
Irvine, CA 92620-4102                            10/2005

Fairfax
145 South Fairfax Avenue                         Leased                         116                     86,029
Los Angeles, CA 90036                            01/2003
                                           Option: 1 - 5 years

                                                                       Net Book Value of
                                               Lease/Owned                Property at             Total Deposits at
           Office Location                Lease Expiration Date        December 31, 1999          December 31, 1999
           ---------------                ---------------------        -----------------          -----------------
                                                                    (Dollars in Thousands)
Westminster
15555 Brookhurst Street                          Leased                         159                     19,264
Westminster, CA 92683                            09/2000
                                           Option: 2 - 5 years

San Pedro
28110 South Western Avenue                        Owned                         770                     92,262
San Pedro, CA 90732                                                          ------                 ----------

                                                                             $6,357                 $1,647,337
                                                                             ======                  =========

      In addition to the foregoing branch office locations, the Bank currently operates 44 ATMs.

ITEM 3. LEGAL PROCEEDINGS

      Except with respect to the Goodwill Litigation and the Ancillary Litigation, each of which is defined and discussed below, neither the Company nor the Bank is involved in any legal proceedings which are material to the Company. The Bank is involved in routine legal proceedings from time to time which arise in the normal course of its business.

The Goodwill Litigation

      General. On January 28, 1993, the Company, the Bank and certain current and former stockholders of the Company (collectively, the "Plaintiffs") filed a complaint against the United States in the United States Court of Federal Claims ("Court of Claims") seeking damages for breach of contract and for deprivation of property without just compensation and without due process of law. The Company's and Bank's allegations in the complaint arose out of the abrogation of certain contractual promises made to the Company and to the Bank, by the Federal Home Loan Bank Board (the predecessor to the OTS) and the Federal Savings and Loan Insurance Corporation ("FSLIC") (the federal fund which previously insured the deposits of savings institutions) in exchange for the Company's agreement to acquire and to operate the Bank which was then a failed thrift institution. One of the current stockholders of the Company, Arbur, Inc. ("Arbur") is also a plaintiff in the case, which is entitled Southern California Federal Savings and Loan Association, et al. v. United States, No. 93-52C (the "Goodwill Litigation"). The Plaintiffs' claims arose from changes, mandated by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), with respect to the rules for computing the Bank's regulatory capital. As discussed below, the Goodwill Litigation was stayed pending the resolution on appeal of several cases which present issues similar to those presented by the Goodwill Litigation.

      In connection with the Company's acquisition of the Bank in April 1987, the Bank was permitted to include in its regulatory capital and recognize as supervisory goodwill $217.5 million of cash assistance provided to the Bank by the FSLIC (the "Capital Credit"), as well as $79.7 million of goodwill which was recorded by the Bank under generally accepted accounting principles ("GAAP"). In August 1989, Congress enacted FIRREA which provided, among other things, that savings institutions such as the Bank were no longer permitted to include goodwill in their regulatory capital (subject to a gradual phase out which expired on December 31, 1994). Consequently, the Bank was required to write-off its goodwill subject to a regulatory phase-out, which resulted in the Bank failing to comply with its minimum regulatory capital requirements during 1990 and 1991. The balance of the Bank's GAAP goodwill was written off as unrealizable in 1992.

      The Plaintiffs allege that the enactment of FIRREA constituted a breach by the United States of its contractual commitment regarding the treatment of the Capital Credit and supervisory goodwill and an unlawful taking of the Bank's property rights in the Capital Credit and supervisory goodwill. The Plaintiffs seek damages and restitution of all benefits conferred on the United States by the alleged contract. As discussed below, no conclusive determination has been made as to the type or amount of damages sought.

      Related Cases. On July 1, 1996, the United States Supreme Court issued its opinion for United States v. Winstar Corporation, No. 95-865, which affirmed the decisions of the United States Court of Appeals for the Fourth Circuit and the United States Court of Federal Claims in various consolidated cases (the "Winstar Cases") granting summary judgment to the plaintiff thrift institutions on the liability portion of their breach of contract claims against the United States. The Supreme Court held that the U.S. Government breached certain express contracts when Congress enacted FIRREA, and the Supreme Court remanded the proceedings for a determination of the appropriate measure and amount of damages, which have not been finally litigated.

      The Court of Claims issued a Case Management Order ("CMO") in all of the Winstar Cases, including the Goodwill Litigation. The CMO sets forth procedures for all of the plaintiffs and the defendant, the United States, to follow relating to the exchange of documents, filing of partial summary judgment motions with respect to liability only, discovery on damages issues and the timing of all of the Winstar Cases being set for trial. Pursuant to the CMO, the Company and the Bank filed a motion for partial summary judgment as to the Government's liability to the them for breach of contract. The Government's response thereto appears to concede that there was a contract allowing the Bank to apply the Capital Credit to regulatory capital and that, by enacting FIRREA, the Government acted inconsistently with that contract. The Government still maintains that it does not have liability with respect to the Bank's $79.7 million of GAAP goodwill. Furthermore, the Government contends that only the Bank and not the Company nor the other Plaintiffs have standing to pursue breach of contract claims. The Court of Claims has not yet ruled on this motion for partially summary judgement

      Assuming a settlement is not reached and based upon the status of the proceedings in the Winstar Cases and the CMO, the Goodwill Litigation is not expected to be set for trial for at least another year. The amount of damages the Plaintiffs have suffered as a result of the Government's breach of contract has not yet been determined. In addition, although the decision of the Supreme Court in the Winstar Cases has been rendered, there can be no assurance that the court will not reach a different conclusion in the Goodwill Litigation. To date, there have been no material substantive settlement discussions to resolve the Goodwill Litigation by and among the Company, the Bank and the Government and no trial date has been set.

      Third Party Lawsuit Related to the Goodwill Litigation. In August 1997, Ariadne Financial Services Pty. Ltd. and Memvale Pty Ltd. (collectively, "Ariadne") filed a request with the Court of Claims in the Goodwill Litigation for leave to file a motion to intervene as a plaintiff in the Goodwill Litigation. The motion to intervene is based on Ariadne's claim as a former stockholder of the Company that intervention is necessary to protect their interests and alleged right to participate in any recovery against the Government in the Goodwill Litigation. The Court has not yet ruled on Ariadne's motion. Ariadne had previously filed its own action in the Court of Claims in April 1996 against the Government which has been dismissed (and which dismissal has been upheld on appeal) based on the statute of limitations. In February 1998, Ariadne petitioned the Circuit Court of Appeals for a rehearing, and in March 1998, Ariadne's petition was denied.

      In May 1997, Ariadne filed a lawsuit against the Company, the Bank, the Company's former stockholders and Arbur seeking damages and a constructive trust based upon causes of action for breach of contract; anticipatory breach of contract; breach of fiduciary duty; fraud; negligent misrepresentation, and mistake of fact. Ariadne was a preferred stockholder in the Company and the Bank which subordinated its interest as part of the 1992 recapitalization of the Company to the new investors, the Trustees of the Estate of Bernice Pauahi Bishop (the "Bishop Estate"), BIL Securities (Offshore) Limited ("BIL Securities") and Arbur (collectively, the "Material Stockholders"), and then consented to the redemption of all of its stock for approximately $50,000 as part of the 1995 recapitalization. Ariadne alleges that there was an oral and/or implied in fact contract between Ariadne and the defendants that Ariadne would have a right to a portion of any monetary damages awarded to the Company and the other individual defendants (but not the Bank) in the Goodwill Litigation, notwithstanding that Ariadne was not a named plaintiff in the action. Ariadne further alleges that when it agreed to have its stock redeemed, it was misled as to its right relating to participation in any recovery from the Goodwill Litigation and the value of its stock and investment in the Company and the Bank as a result of such Goodwill Litigation. In August 1998, Ariadne named the Bishop Estate and BIL Securities and certain affiliates of BIL Securities as defendants in this lawsuit. In June 1999, Ariadne amended its complaint to include Ariadne's parent company as a plaintiff and to allege additional causes of action against the defendants. Ariadne's amended complaint seeks damages in an amount not specified but in excess of $63 million. The Company and the Bank (by demurrer and summary judgement) successfully eliminated most of Ariadne's causes of action against them.

However, these rulings are subject to appeal by Ariadne. The Company and the Bank intend to continue to defend this action vigorously. For purposes of the Shareholder Rights Agreement, discussed below, the Ariadne lawsuit against the Company and the Bank, among others, is considered to be "Ancillary Litigation."

      Damages. Although the Company and the Bank have conducted preliminary reviews of the damages allegedly suffered by the Company and the Bank, no conclusive determination has been made regarding the amount or type of such damages. Moreover, the Company and the Bank believe that there are no finally adjudicated precedents on how to assess damages in cases such as the Goodwill Litigation. In addition, the Government may argue that some or all of the damages proffered by the Plaintiffs are too speculative to permit a recovery. Therefore, even if the Plaintiffs prevail in establishing the liability of the United States, there can be no assurances as to the amount, if any, and type of damages that they may recover. Without limiting the generality of the foregoing, there can be no assurance that the Plaintiffs will obtain any cash recovery in the Goodwill Litigation. Furthermore, assuming that there is a cash recovery, it is impossible to predict the amount of the Litigation Recovery (as defined below) because the fees, costs and taxes associated with the Litigation Recovery cannot be estimated. To the extent that the Plaintiffs must engage in protracted litigation, such fees and costs may increase significantly.

The Shareholder Rights Agreement

      General. The Company, the Bank and each of the Material Stockholders (i.e., the Bishop Estate, BIL Securities and Arbur) have entered into an agreement (the "Shareholder Rights Agreement"), the effective date of which was the commencement of the IPO, whereby each Material Stockholder received one Contingent Goodwill Participation Right (each a "Right" and collectively, the "Rights") for each share of Common Stock held by the Material Stockholder as of the date of the Shareholder Rights Agreement.

      Each Right entitles the Material Stockholders to receive 0.0009645% of the Litigation Recovery, if any (as defined below) and all of the Rights to be owned by the Material Stockholders will entitle the Material Stockholders to receive in the aggregate 95% of the Litigation Recovery (such portion of the Litigation Recovery, the "Recovery Payment"). The remaining 5.0% of the Litigation Recovery will be retained by the Company and/or the Bank in consideration for the time and effort incurred previously and hereafter by the Company, the Bank and management of the Company and the Bank with respect to prosecuting the Goodwill Litigation.

      None of the Material Stockholders have paid any cash or other consideration to the Company and/or the Bank in connection with their entering into the Shareholder Rights Agreement. Any successor to the Company and/or the Bank shall assume the rights and obligations of the Company and/or the Bank with respect to the Shareholder Rights Agreement. In addition, to the extent that the Company enters into a definitive agreement providing for the acquisition, merger or consolidation of the Company or the Bank in which the Company or the Bank is not the surviving entity, the Company (or any successor thereto) is required to create a statutory business trust under Delaware law (the "Litigation Trust") with five trustees (the "Litigation Trustees") designated by the Material Stockholders. The Litigation Trustees shall have the same authority, identical to and succeeding that of the Litigation Committee of the Board of Directors, which has the responsibility to make all decisions on behalf of the Company and the Bank with respect to the Goodwill Litigation and any claim by a party now pending or hereafter brought seeking in whole or in part any amounts paid or to be paid as part of the Litigation Recovery or a claim by a party other than the Company or the Bank challenging the validity or binding effect of the Shareholder Rights Agreement (the "Ancillary Litigation").

      Litigation Recovery. The Litigation Recovery will equal the cash payment (or any cash resulting from the liquidation of Non-Cash Proceeds (as defined below)) (the "Cash Payment"), if any, actually received by the Company and/or the Bank in the aggregate pursuant to a final, nonappealable judgment in or final settlement of the Goodwill Litigation (including any post-judgment interest actually received by the Company and/or the Bank with respect to any Cash Payment) after deduction of (i) (A) the aggregate fees and expenses incurred after the date of the Shareholder Rights Agreement by the Company and the Bank in prosecuting the Goodwill Litigation and obtaining the Cash Payment (including any costs and expenses incurred with respect to the monetization of any marketable assets received and/or liquidation of Non-Cash Proceeds), and/or
(B) the aggregate liabilities, fees and expenses incurred after the date of the Shareholder Rights Agreement by the Company and the Bank in any Ancillary Litigation, and/or (C) the amount reimbursed to any Litigation Trustee; (ii) any income tax liability of the Company and/or the Bank, computed on a pro forma basis, as a result of the Company's and/or the Bank's receipt of the Cash Payment (net of any income tax benefit to the Company and/or the Bank from making the Recovery Payment to the Material Stockholders, and disregarding for purposes of this clause (ii) the effect of any NOLs or other tax attributes held by the Company and the Bank or any of their respective subsidiaries or affiliated entities); (iii) any portion of the Litigation Recovery (calculated for purposes of this clause (iii) before the deduction of the amounts calculated pursuant to clauses (i) and (ii) above and clause (iv) below) which is determined to be owing to one or more of the Plaintiffs (other than the Company and the Bank) or to any other third parties; and (iv) any portion of the Litigation Recovery (calculated for purposes of this clause (iv) before the deduction of the amounts calculated pursuant to clauses
(i), (ii) and (iii))which Doreen J. Blauschild is entitled to receive as a result of her employment agreement with the Bank, dated as of April 11, 1995 (which entitles Ms. Blauschild to 0.25% of the amount by which any net recovery (i.e., gross amount less attorneys' fees incurred by the Bank) by and payable to the Bank relating to the Goodwill Litigation, whether by judgment or settlement, exceeds $150.0 million).

      Conversion of Rights to Preferred Stock. In the event that applicable laws, rules, regulations, directives or the terms of any judgment or settlement limit or prevent the Bank from distributing any or all of the Litigation Recovery and/or the Company from redeeming the Rights and distributing all or a portion of the Recovery Payment, the Bank shall only distribute such portion of the Litigation Recovery and the Company shall only redeem those Rights (on a pro rata basis) and distribute such portion of the Recovery Payment (on a pro rata basis), to the extent not otherwise restricted. While the Bank has a continuing obligation to distribute the balance of any Litigation Recovery which it has been precluded from paying as soon as permissible, and the Company has a continuing obligation to redeem the balance of the Rights and distribute the balance of any Recovery Payment which it has been precluded from paying as soon as permissible, in no event, however, will the Company's redemption of the Rights result in an aggregate distribution of an amount greater than the Recovery Payment.

      To the extent the Company is prohibited from distributing the Recovery Payment, or any portion thereof, or cannot do so because the Bank is prohibited from distributing the Litigation Recovery to the Company, the Company shall, upon the written request of any Material Stockholder, issue to such Material Stockholder preferred stock of the Company with an aggregate liquidation preference equal in value to the Recovery Payment or portion thereof which the Company shall have been prohibited from distributing or unable to distribute (the "Recovery Payment Preferred"). The terms of the Recovery Payment Preferred shall be set forth in Certificate of Designations and Preferences filed as a supplement to the Company's Amended and Restated Certificate of Incorporation. The Company shall issue the Recovery Payment Preferred upon surrender to the Company of such Material Stockholder's Rights.

      The stated value of each share of Recovery Payment Preferred shall be $1,000. The holders of the Recovery Payment Preferred shall be entitled to receive, when, as and if declared by the Board of Directors and out of the assets of the Company which are by law available for the payment of dividends, cumulative preferential cash dividends payable quarterly on the last day of each calendar quarter commencing with the first full quarter following issuance thereof at a fixed-rate per share of 9 3/4%. Each quarterly dividend shall be fully cumulative and dividends shall accrue, whether or not earned, declared or the Company shall have funds or assets available for the payment of dividends.

      Reimbursement of Fees and Expenses and Indemnification. Under the terms of the Shareholder Rights Agreement, the amount of the Recovery Payment which is to be paid to the Material Stockholders in connection with a Litigation Recovery is to be reduced by, among other things, the fees and expenses incurred in connection with the Goodwill Litigation and any Ancillary Litigation. While such agreement does not legally require reimbursement of such expenses in the event there is no Litigation Recovery, the Material Stockholders have reimbursed the Company and the Bank for their expenses to date and have advised the Board of Directors of their willingness to reimburse the Company and/or the Bank for such fees and expenses upon periodic request by the Company and/or the Bank. No assurance can be made that the Material Stockholders will in fact continue to reimburse the Company and the Bank for any fees and expenses incurred with respect to the Goodwill Litigation and any Ancillary Litigation and the Material Stockholders are not obligated to do so. The Shareholder Rights Agreement provides that the Material Stockholders shall indemnify the Company and/or the Bank for 95% of the liability incurred in any claim by a party now pending (such as Ariadne) or hereafter brought, seeking in whole or in part any amounts paid or to be paid as part of the Litigation Recovery, and 100% of the liability incurred in any claim by a party, other than the Company or the Bank, challenging the validity or binding effect of the Shareholders Rights Agreement.

      Rights of the Material Stockholders. The Material Stockholders will not have any rights to receive any payment pursuant to the Shareholder Rights Agreement except in each case to the extent of the Recovery payment, if any and except as described in the Shareholder Rights Agreement. The Rights (i) will be junior to all debt obligations of the Company and the Bank existing at the time of the redemption except as to an obligation that is expressly made junior to the Rights, (ii) do not have a right to vote, and (iii) will be a senior claim in relation to the right of the holders of any stock of Company, including the Company Common Stock or other preferred stock, whether now existing or hereafter created, as to dividends or as to the distribution of assets upon redemption, liquidation, dissolution, or winding up with respect to a Recovery Payment attributable to any Litigation Recovery (although the Material Stockholders will continue to have such other rights on liquidation attributable to their status as holders of Common Stock).

      Tax Consequences. KPMG LLP has issued an opinion to the Company and the Bank to the effect that, for federal income tax purposes, the Rights evidenced by the terms of the Shareholder Rights Agreement should be treated as stock of the Company for purposes of Sections 382(e), 311(a) and 305(a) of the Code. Thus, the Company should recognize no gain or loss on the distribution of the Rights to the Material Stockholders with respect to their ownership of Company common stock. In addition, the Bank should not recognize gain or loss on the Company's distribution of the Rights to the Material Stockholders. Furthermore, the Material Stockholders should not be required to include the amount of the Rights in income. Finally, the amount of value taken into account for purposes of determining the annual Section 382 limitation in connection with the 1998 Ownership Change should include the value of the Rights.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      Not applicable.

                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      The Company's Common Stock has been traded on the Nasdaq National Market under the symbol "PBOC" since the Company's initial public offering in May 1998. At March 7, 2000 the Company had approximately 34 stockholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and 19,876,205 outstanding (excluding treasury stock) shares of Common Stock. The following table sets forth for the quarters indicated the range of high and low bid information per share of Common Stock as reported by the Nasdaq National Market.

                   1998                           High                Low
         ------------------------                ------             ------
         First Quarter...........                $   --             $   --
         Second Quarter..........                 14.50              13.62
         Third Quarter...........                 13.81               9.00
         Fourth Quarter..........                 10.75               8.00
         Year....................                 14.50               8.00

                   1998                           High                Low
         ------------------------                ------             ------
         First Quarter...........                 10.53               8.75
         Second Quarter..........                 10.00               8.37
         Third Quarter...........                 10.87               7.90
         Fourth Quarter..........                  9.87               7.66
         Year....................                 10.87               7.66

      The Company has never paid a cash dividend on the Common Stock and does not expect to pay a cash dividend on its Common Stock for the foreseeable future. Rather, the Company intends to retain earnings and increase capital in furtherance of its overall business objectives. The Company will periodically review its dividend policy in view of the operating performance of the Company, and may declare dividends in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Cash and stock dividends are subject to determination and declaration by the Board of Directors, which will take into account the Company's consolidated earnings, financial condition, liquidity and capital requirements, applicable governmental regulations and policies, and other factors deemed relevant by the Board of Directors.

ITEM 6. SELECTED FINANCIAL DATA

          SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY
                  (Dollars in thousands, except per share data)

      The following selected historical consolidated financial and other data for the five years ended December 31, 1999 is derived in part from the audited consolidated financial statements of the Company. The selected historical consolidated financial and other data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of the Company, including the related notes, included elsewhere herein.

                                                                            At or For The Year Ended December 31,
                                                        --------------------------------------------------------------------------
                                                           1999              1998            1997           1996           1995
                                                        -----------      -----------     ------------   -----------   ------------
                                                                       (Dollars in thousands, except per share data)
Selected Financial Condition Data:
  Total assets...................................       $ 3,398,228      $ 3,335,027     $  2,213,054   $ 1,747,918   $  1,579,760
  Cash and cash equivalents......................            19,582           22,401           14,113        14,720          7,258
  Federal funds sold.............................             2,000           24,000            7,004         7,200         11,800
  Securities purchased under agreements to resell                --               --               --            --         35,000
  Securities available-for-sale..................           771,864        1,004,937          571,160       502,301        241,645
  Mortgage-backed securities held-to-maturity....             4,326            6,282            9,671        10,971             --
  Loans receivable, net..........................         2,462,837        2,148,857        1,533,212     1,141,707      1,228,152
  Real estate held for investment and sale, net..               846            2,723           15,191        22,561         16,288
  Deposits.......................................         1,647,337        1,542,162        1,266,615     1,371,243      1,473,318
  Securities sold under agreements to repurchase.           381,109          364,000          340,788       192,433             --
  FHLB advances..................................         1,123,700        1,198,000          472,000        80,000         31,746
  Senior debt(1).................................                --               --           11,113        11,398         10,000
  Other borrowings                                            4,621               --               --            --             --
  Minority interest(2)...........................            33,250           33,250           33,250            --             --
  Stockholders' equity(3)........................           179,457          180,606           79,602        64,822         56,613

Selected Operating Data:
  Interest, fees and dividend income.............       $   230,428      $   180,873     $    130,979   $   122,896   $    122,926
  Interest expense...............................           161,677          140,358           97,205        90,791         97,977
                                                        -----------      -----------     ------------   -----------   ------------
  Net interest income............................            68,751           40,515           33,774        32,105         24,949
  Provision for loan losses......................             4,747            2,000            2,046         2,884          8,823
                                                        -----------      -----------     ------------   -----------   ------------
  Net interest income after provision for loan losses        64,004           38,515           31,728        29,221         16,126
  Gain (loss) on sale of mortgage-backed securities, net     (3,217)           1,682            1,275         3,638            641
  Gain (loss) on loan and servicing sales, net...                49              613            3,413           (53)          (166)
  Income (loss) from other real estate operations, net          513            1,479           (1,805)        1,946         (2,067)
  Other noninterest income.......................             2,547            2,662            2,234         2,593          2,095
  Operating expenses.............................            38,123           46,962           29,543        27,816         30,751
                                                        -----------      -----------     ------------   -----------   ------------
  Earnings (loss) before income tax benefit, minority
     interest and extraordinary item.............            25,773           (2,011)           7,302         9,529        (14,122)
  Income tax benefit.............................             4,500           16,390            4,499         3,015          2,644
                                                        -----------      -----------     ------------   -----------   ------------
  Earnings (loss) before minority interest and
     extraordinary item ........................             30,273           14,379           11,801        12,544        (11,478)
  Minority interest..............................             3,476            3,476              859            --             --
                                                        -----------      -----------     ------------   -----------   ------------
  Earnings (loss) before extraordinary item                  26,797           10,903           10,942        12,544        (11,478)
  Extraordinary item gain on sale of  FHLB advances           6,678               --               --            --             --
                                                        -----------      -----------     ------------   -----------   ------------
     Net earnings (loss).........................            33,475           10,903           10,942        12,544        (11,478)
  Dividends on preferred stock                                   --            2,160            7,340         6,555          3,385
                                                        -----------      -----------     ------------   -----------   ------------
  Net earnings (loss) available to common stockholders  $    33,475      $     8,743     $      3,602   $     5,989   $    (14,863)
                                                        ===========      ===========     ============   ===========   ============
  Earnings (loss) per share basic and diluted before
      extraordinary item                                $      1.31      $      0.59     $       1.14   $      1.90   $      (3.41)
  Earnings (loss) per share, basic and diluted(4)       $      1.63      $      0.59     $       1.14   $      1.90   $      (3.41)
                                                        -----------      -----------     ------------   -----------   ------------
  Weighted average number of shares outstanding          20,487,111       14,793,644        3,152,064     3,152,064      4,361,280
                                                        -----------      -----------     ------------   -----------   ------------

                                   (Continued)

                                                                            At or For The Year Ended December 31,
                                                            -------------------------------------------------------------------
                                                                1999          1998          1997         1996           1995
                                                            ----------    ----------    -----------   -----------   -----------
                                                                         (Dollars in thousands, except per share data)
Key Operating Ratios:(5)
      Return on average assets ..........................         0.97%         0.39%         0.57%         0.72%        (0.65)%
      Return on average assets, as adjusted (6) .........         0.87          0.72          0.57          0.72         (0.65)
      Return on average equity ..........................        19.49          7.79         15.37         22.00        (38.21)
      Return on average equity, as adjusted (6) .........        17.59         14.37         15.37         22.00        (38.21)
      Average equity to average assets ..................         4.96          4.98          3.72          3.29          1.70
      Dividend payout ratio .............................           --            --            --            --            --
      Average interest-earning assets to average
             interest-bearing liabilities ...............       108.34        105.58        100.69        100.00        100.00
      Interest rate spread(7) ...........................         1.62          1.20          1.80          1.91          1.46
      Net interest margin(7) ............................         2.01          1.49          1.84          1.92          1.45
      Operating expenses to average assets ..............         1.10          1.67          1.55          1.60          1.74
      Operating expenses to average assets, as
          adjusted (6) ..................................         1.10          1.12          1.55          1.60          1.74
      Efficiency ratio(8) ...............................        55.54        100.02         72.17         64.52         89.72
      Efficiency ratio, as adjusted (6)(8) ..............        52.90         66.80         72.17         64.52         89.72

Asset Quality Data:
      Total non-performing assets and troubled debt
          restructurings(9) .............................   $   10,494    $   14,806    $   33,123    $   46,218    $   52,640
      Non-performing loans as a percent of loans, net ...         0.13%         0.40%         0.65%         1.60%         2.90%
      Non-performing assets as a percent of total
          assets (9) ....................................         0.12          0.34          1.05          2.21          2.94
      Non-performing assets and troubled debt
          restructurings as a percent of total assets (9)         0.31          0.44          1.50          2.64          3.33
      Allowance for loan losses as a percent of loans,
          gross .........................................         0.81          0.86          1.15          1.99          2.50
      Allowance for loan losses as a percent of non-
          performing loans (9) ..........................       662.40        222.14        179.97        127.65         88.71
      Allowance for loan losses as a percent of non-
          performing loans and troubled debt
          restructurings (9) ............................       218.19        156.39         89.84         90.30         75.67
      Net charge-offs to average loans, net .............         0.11          0.05          0.63          0.95          0.55

Bank Regulatory Capital Ratios(10):
      Tier 1 leverage ...................................         6.78%         6.30%         5.43%         4.57%         4.18%
      Tier 1 risk-based .................................        11.08         11.48         10.74          9.15          7.56
      Total risk-based ..................................        11.96         12.36         11.99         10.38          8.43

----------
(1)   The senior debt was repaid in connection with the IPO.
(2) Minority interest consists of the interest in PPCCP held by persons other than the Bank. See "ITEM 1. BUSINESS--Subsidiaries."
(3) At December 31, 1999, 1998 and 1997, stockholders' equity is net of $38.7 million, $13.6 million and $2.0 million of unrealized losses on securities available-for-sale, respectively.
(4) Based on a weighted average number of shares of Common Stock of 20,487,111, 14,793,644, 3,152,064, 3,152,064 and 4,361,280 for 1999, 1998,
      1997, 1996 and 1995, respectively.
(5) With the exception of end of period ratios, all ratios are based on average daily balances during the respective periods.
(6) For 1999, excludes effect of extraordinary item and loss on investment securities sales. For 1998, excludes effect of one-time IPO-related expenses.
(7) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.
(8) Efficiency ratio represents operating expenses as a percent of the aggregate of net interest income and non-interest income.
(9) Non-performing assets consist of nonaccrual loans and real estate owned. Nonaccrual loans are loans that the Company has removed from accrual status because the loans are 90 or more days delinquent as to principal and/or interest or, in management's opinion, full collectibility of the loans is in doubt. Real estate owned consists of real estate acquired in settlement of loans. A loan is considered a troubled debt restructuring if, as a result of the borrower's financial condition, the Company has agreed to modify the loan by accepting below market terms either by granting an interest rate concession or by deferring principal or interest payments. As used in this table, the term "troubled debt restructurings" means a restructured loan on accrual status. Troubled debt restructurings on nonaccrual status are reported in the nonaccrual loan category. See "ITEM 1. BUSINESS--Asset Quality."
(10)  For information on the Bank's regulatory capital requirements. See "ITEM
      1. BUSINESS--Regulation of Federal Savings Banks--Regulatory Capital Requirements."

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included in "ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA" incorporated hereof.

General

      The Bank is a community oriented savings bank which emphasizes customer service and convenience. As a part of its overall business strategy, the Bank has sought to develop a wide variety of products and services which meet the needs of its retail and commercial customers. On the asset side of the Bank's balance sheet, management is emphasizing commercial real estate, commercial business and consumer lending which complements the Bank's residential lending operations. In addition, the Bank has increased its investment in corporate trust preferred obligations and U.S. Government agency mortgage-backed securities, which investments enhance net interest income while limiting credit and interest rate risk. On the liability side of the Bank's balance sheet, the Bank has been accessing cost-efficient funding sources, including retail deposits, FHLB advances and securities sold under agreements to repurchase.

      The Bank's business strategy focuses on achieving attractive returns consistent with the Company's risk management objectives. The Bank has implemented this strategy by (i) significantly growing its loan portfolio, with a particular emphasis on commercial and consumer lending; (ii) expanding the Bank's branch network through the acquisition of branch offices and whole institutions; (iii) reducing funding costs through the utilization of retail deposits; (iv) improving operating efficiency by maintaining a low level of operating expenses relative to interest-earning assets; (v) managing the Bank's capital in order to support its growth strategy; (vi) taking advantage of recent consolidation in its market area by promoting the Bank as a community banking alternative to individuals and small-to-medium sized businesses in Southern California.

Financial Condition

      General. Total assets increased by $63.2 million or 1.9% to $3.4 billion during the year ended December 31, 1999 and increased by $1.1 billion or 50.7% during the year ended December 31, 1998. During 1998, the Bank took advantage of the leverage opportunities presented as a result of the capital raised from the IPO, originating $607.6 million of loans and purchasing $876.9 million of loans, which were funded by intermediate-term FHLB advances. Total investments increased by $430.4 million during 1998 and were the primary reason for the increase in total assets in 1998. These assets were funded primarily through the use of short- and intermediate-term borrowings, consisting of reverse repurchase agreements and FHLB advances.

      Cash, Cash Equivalents and Other Short-Term Investments. Cash, cash equivalents and other short-term investments (consisting of cash, federal funds sold and securities purchased under agreements to resell) amounted to $21.6 million and $46.4 million at December 31, 1999 and 1998, respectively. The Bank manages its cash, cash equivalents and other short-term investments based upon the Bank's operating, investing and financing activities. The Bank generally attempts to invest its excess liquidity into higher yielding assets such as loans or securities. At December 31, 1999, the Bank's regulatory liquidity exceeded the minimum OTS requirements. See "Liquidity And Capital Resources."

      Securities. At December 31, 1999, the Bank's securities portfolio (both held-to-maturity and available-for-sale) amounted to $776.2 million or 22.8% of the Company's total assets, as compared to $1.0 billion or 30.3% at December 31, 1998. At December 31, 1999 and 1998, $425.8 million and $590.8 million, or 54.9%
and 58.4% of the Bank's securities portfolio consisted of mortgage-backed securities, $241.9 million and $325.0 million, or 31.1% and 32.1% of such portfolio, consisted of investment-grade trust preferred obligations, and $34.2 million and $37.0 million, or 4.4% and 3.7% of such portfolio, consisted of U.S. Government agency securities, respectively. Although mortgage-backed securities often carry lower yields than traditional mortgage loans, such securities generally increase the credit quality of the Bank's assets because they have underlying insurance or guarantees, require less capital under risk-based regulatory capital requirements than non-insured or non-guaranteed mortgage loans, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Bank. At December 31,

1999, $4.3 million of the Bank's securities portfolio was classified as held-to-maturity and reported at historical cost and $771.9 million of such portfolio was classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and instead reported as a separate component of stockholders' equity. Historically, the Bank has classified substantially all of its securities purchases as available-for-sale except for certain mortgage-backed securities which are qualifying for purposes of the Community Reinvestment Act of 1978, as amended ("CRA"). At December 31, 1999, the Bank's securities classified as available-for-sale had in the aggregate $38.7 million of unrealized losses, which represents a substantial increase from the $13.6 million of unrealized losses at December 31, 1998. During the fourth quarter of 1999 the Bank sold $200 million of its investment securities in an effort to improve its regulatory capital ratios.

      The following table sets forth information regarding the carrying and market value of the Bank's securities at the dates indicated.

                                                                           At December 31,
                                      ------------------------------------------------------------------------------------------
                                                 1999                            1998                            1997
                                      --------------------------      --------------------------      --------------------------
                                       Carrying         Market         Carrying         Market         Carrying         Market
                                         Value           Value           Value          Value           Value           Value
                                      ----------      ----------      ----------      ----------      ----------      ----------
                                                                          (Dollars in Thousands)
Available-for-sale (at market):
U.S. Government and federal
  agency obligations ...........      $   34,202      $   34,202      $   36,977      $   36,977      $  139,719      $  139,719
Investment-grade trust preferred
   obligations .................         241,875         241,875         324,965         324,965              --              --
Mortgage-backed securities .....         421,439         421,439         584,515         584,515         418,450         418,450
SBA and asset backed securities           74,348          74,348          58,480          58,480          12,991          12,991
                                      ----------      ----------      ----------      ----------      ----------      ----------
                                      $  771,864      $  771,864      $1,004,937      $1,004,937      $  571,160      $  571,160
                                      ==========      ==========      ==========      ==========      ==========      ==========
Held-to-maturity:
Mortgage-backed securities .....      $    4,326      $    4,274      $    6,282      $    6,372      $    9,671      $    9,743
                                      ==========      ==========      ==========      ==========      ==========      ==========

      The following table sets forth the activity in the Bank's aggregate securities portfolio (both securities classified available-for-sale and held-to-maturity) during the periods indicated.

                                                          Year Ended December 31,
                                              -----------------------------------------------
                                                  1999              1998              1997
                                              -----------       -----------       -----------
                                                           (Dollars in Thousands)
Securities at beginning of period ......      $ 1,011,219       $   580,831       $   513,272
Purchases ..............................          270,731         1,134,026           408,729
Sales ..................................         (322,040)         (513,159)         (234,339)
Repayments and prepayments,
   amortization /accretion of
   premiums/discounts ..................         (158,625)         (178,842)         (110,941)
Decrease (increase) in unrealized losses
   on available-for-sale securities(1) .          (25,095)          (11,637)            4,110
                                              -----------       -----------       -----------
Securities at end of period(2)(3)(4) ...      $   776,190       $ 1,011,219       $   580,831
                                              ===========       ===========       ===========

----------
(1) At December 31, 1999, the cumulative unrealized losses on securities classified as available-for-sale amounted to $38.7 million, which reduces stockholders' equity.
(2) At December 31, 1999, the book value and market value of the Bank's securities (including held-to-maturity and available-for-sale securities) amounted to $776.2 million and $776.1 million, respectively.
(3) At December 31, 1999, $389.9 million or 50.2% of the Bank's securities portfolio consisted of adjustable-rate securities, compared to $501.1 million or 49.5% and $222.4 million or 43.3% at December 31, 1998 and 1997, respectively.

---------------------

(4) The decrease in securities during 1999 reflects the sale of $200 million of investment securities by the Bank during the fourth quarter of 1999. Such sales reflected management's strategy of replacing wholesale assets with loan originations.

      Loans Receivable. Net loans receivable increased by $314.0 million, or 14.6% during the year ended December 31, 1999, and by $615.6 million, or 40.2%, during the year ended December 31, 1998. The increase during 1999 reflected the increase in loan originations from $607.6 million in 1998 to $828.8 million in 1999. The significant increase during 1998 was directly attributable to management's strategy of leveraging the capital generated from the IPO. The Bank purchased $191.6 million and $821.7 million of single-family residential mortgage loans in 1999 and 1998, respectively on a servicing retained basis. The Bank also increased its loan originations to $607.6 million in 1998 compared to $160.7 million in 1997.

      Loan Portfolio Composition. The following table sets forth the composition of the Bank's loans at the dates indicated.

                                                                          December 31,
                                    ------------------------------------------------------------------------------------
                                              1999                        1998                       1997
                                    -------------------------    ------------------------  -------------------------
                                                   Percent of                 Percent of                 Percent of
                                       Amount        Total         Amount        Total       Amount         Total
                                    -----------   -----------    -----------  -----------  -----------   -----------
                                                                  (Dollars in Thousands)
Mortgage loans:

  Single-family residential .....   $ 1,475,151            57%   $ 1,494,756           68% $   953,701            61%

  Multi-family residential ......       327,252            13        366,625           17      426,254            27

  Commercial real estate ........       420,919            16        206,402            9      135,407             9

  Land and other ................           847            --            880           --        5,896            --
                                    -----------   -----------    -----------  -----------  -----------   -----------

      Total mortgage loans ......     2,224,169            86      2,068,663           94    1,521,258            97
                                    -----------   -----------    -----------  -----------  -----------   -----------

Other loans:

  Commercial business ...........       159,740             6         62,665            3       22,484             2

  Consumer ......................       199,879             8         53,826            3        8,485             1

  Secured by deposits ...........         1,918            --          3,537           --        2,287            --
                                    -----------   -----------    -----------  -----------  -----------   -----------

      Total loans receivable ....     2,585,706           100%     2,188,691          100%   1,554,514           100%
                                    -----------   ===========    -----------  ===========  ===========   ===========
Less:

  Undistributed loan proceeds ...        95,683                       17,152                     6,206

  Unamortized net loan discounts
    and deferred origination fees         4,045                          814                    (6,859)

  Deferred gain on servicing sold.        2,090                        2,971                     4,131

  Allowance for loan losses.......       21,051                       18,897                    17,824
                                    -----------                   ----------               -----------

  Loans receivable, net...........   $2,462,837                   $2,148,857                $1,533,212
                                    ===========                  ===========               ===========

                                                          December 31,
                                   ------------------------------------------------------
                                             1996                          1995
                                   -------------------------    -------------------------
                                                 Percent of                    Percent of
                                      Amount         Total         Amount        Total
                                   -----------   -----------    -----------   -----------
                                                    (Dollars in Thousands)
Mortgage loans:

  Single-family residential .....  $   595,915            51%   $   658,412            52%

  Multi-family residential ......      453,064            39        479,100            38

  Commercial real estate ........      110,931            10        120,109            10

  Land and other ................        1,639            --          3,176            --
                                   -----------   -----------    -----------   -----------

      Total mortgage loans ......    1,161,549           100      1,260,797           100
                                   -----------   -----------    -----------   -----------

Other loans:

  Commercial business ...........        3,523            --             --            --

  Consumer ......................          988            --             --            --

  Secured by deposits ...........        2,132            --          1,976            --
                                   -----------   -----------    -----------   -----------

      Total loans receivable ....    1,168,192           100%     1,262,773           100%
                                   -----------   ===========    ===========   ===========
Less:

  Undistributed loan proceeds ...          473                           28

  Unamortized net loan discounts
    and deferred origination fees        2,732                        3,021

  Deferred gain on servicing sold.          --                           --

  Allowance for loan losses.......      23,280                       31,572
                                   -----------                  -----------

  Loans receivable, net...........  $1,141,707                   $1,228,152
                                   ===========                  ===========

      Contractual Principal Repayments and Interest Rates. The following table sets forth scheduled contractual amortization of the Bank's total loan portfolio at December 31, 1999, as well as the dollar amount of such loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less.

                                                                  Principal Repayments Contractually Due or Repricing
                                                                             in Year(s) Ended December 31,
                                              -------------------------------------------------------------------------------------
                                Total at
                               December 31,                                            2003-        2005-       2011-     There-
                                   1999         2000         2001         2002         2004         2010        2016       after
                                ----------   ----------   ----------   ----------   ----------   ----------  ----------  ----------
                                                                         (Dollars In Thousands)
Mortgage loans:
  Single-family residential .   $1,475,151   $   29,917   $   29,946   $   32,527   $   33,996   $   38,346  $   37,959  $1,272,460
  Multi-family residential ..      327,252        7,582       10,783        8,001        8,561       10,753      14,154     267,418
  Commercial real estate ....      420,919       50,803        6,088       22,064       12,578        9,612       6,206     313,568
  Land ......................          847          144           10          693           --           --          --          --
Other loans:
  Commercial business .......      159,740      119,149        6,005        3,673        5,740        1,317         292      23,564
  Consumer ..................      199,879       40,068       31,498       33,572       36,114       10,898         341      47,388
  Secured by deposits .......        1,918        1,918           --           --           --           --          --          --
                                ----------   ----------   ----------   ----------   ----------   ----------  ----------  ----------
       Total (1) ............   $2,585,706   $  249,581   $   84,330   $  100,530   $   96,989   $   70,926  $   58,952  $1,924,398
                                ==========   ==========   ==========   ==========   ==========   ==========  ==========  ==========

-------------------

(1) Of the $2.3 billion of loan principal repayments contractually due after December 31, 2000, $1.4 billion have fixed-rates of interest and $888 million have adjustable-rates of interest.

      Scheduled contractual principal repayments do not reflect the actual maturities of loans. The average maturity of loans is substantially less than their average contractual terms because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses, which generally give the Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when the current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially lower than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates).

      The following table shows the activity in the Bank's loans during the periods indicated.

                                                      Year Ended December 31,
                                            -----------------------------------------
                                               1999            1998           1997
                                            -----------    -----------    -----------
                                                      (Dollars in Thousands)
Gross loans held at beginning of period .   $ 2,188,691    $ 1,554,514    $ 1,168,192
Originations of loans:
Mortgage loans:
   Single-family residential ............       201,836        389,475         88,077
   Multi-family residential .............        11,003          7,847         15,806
   Commercial real estate ...............       253,477        116,242         24,232
Other loans:
   Commercial business ..................       166,140         57,492         20,869
   Consumer .............................       194,432         32,969          8,050
   Secured by deposits ..................         1,918          3,537          3,664
                                            -----------    -----------    -----------
      Total originations ................       828,806        607,562        160,698
                                            -----------    -----------    -----------
Purchases of loans:
   Single-family residential ............       191,576        821,716        482,943
   Multi-family residential .............         1,579         13,302          4,834
   Commercial real estate ...............            --         10,201         12,899
   Land .................................            --             --          5,000
   Commercial business ..................            57          9,200             --
   Consumer .............................           183         22,479              5
                                            -----------    -----------    -----------
      Total purchases ...................       193,395        876,898        505,681
                                            -----------    -----------    -----------
         Total originations and purchases     1,022,201      1,484,460        666,379
                                            -----------    -----------    -----------
Loans sold:
   Single-family residential ............       (92,492)       (37,051)       (85,241)

   Commercial real estate ...............        (1,563)          (357)            --
   Commercial business ..................            --         (5,000)            --
   Consumer .............................            (7)           (13)            --
                                            -----------    -----------    -----------
      Total sold ........................       (94,062)       (42,421)       (85,241)
                                            -----------    -----------    -----------
Repayments ..............................      (522,601)      (794,127)      (162,814)
Transfers to real estate owned ..........        (6,384)       (10,248)       (31,349)
Principal charge-offs ...................        (2,139)        (3,487)          (653)
                                            -----------    -----------    -----------
Net activity in loans ...................       397,015        634,177        386,322
                                            -----------    -----------    -----------
Gross loans held at end of period .......   $ 2,585,706    $ 2,188,691    $ 1,554,514
                                            ===========    ===========    ===========

      Non-Performing Loans and Troubled Debt Restructurings. The Bank's new management has successfully taken steps to reduce the level of the Bank's non-performing assets, which has resulted in a substantial decline in non-performing loans and troubled debt restructurings (troubled debt restructurings consist of loans with respect to which the Bank has agreed to grant an interest rate concession or defer principal or interest payments) ("TDR's") from an aggregate of $25.8 million at December 31, 1996 to an aggregate of $9.6 million at December 31, 1999.

      The following table sets forth information with respect to non-performing assets identified by he Bank, including non-accrual loans, real estate owned and TDR's at the dates indicated.

                                                            At December 31,
                                           ---------------------------------------------------
                                             1999       1998       1997       1996       1995
                                           -------    -------    -------    -------    -------
                                                          (Dollars in Thousands)
Non-performing loans, net:
Mortgage loans:
   Single-family residential ...........   $ 2,331    $ 3,959    $ 8,435    $ 7,947    $10,467
   Multi-family residential ............       557        428        405      9,198     16,840
   Commercial real estate ..............        20      3,613      1,064      1,093      8,173
   Land ................................        --         --         --         --        112
Non-mortgage loans:
   Commercial business .................       163         99         --         --         --
   Consumer ............................       107        408         --         --         --
                                           -------    -------    -------    -------    -------
     Total non-performing loans, net ...     3,178      8,507      9,904     18,238     35,592
                                           -------    -------    -------    -------    -------
Real estate owned, net:
   Single-family residential ...........       846      2,723        678      3,268      6,387
   Multi-family residential ............        --         --      6,482      8,310        901
   Commercial real estate ..............        --         --      5,921      8,614      3,506
   Land ................................        --         --        202        244        121
                                           -------    -------    -------    -------    -------
Total real estate owned, net ...........       846      2,723     13,283     20,436     10,915
                                           -------    -------    -------    -------    -------
Total non-performing assets ............     4,024     11,230     23,187     38,674     46,507
Troubled debt restructurings ...........     6,470      3,576      9,936      7,544      6,133
                                           -------    -------    -------    -------    -------
Total non-performing assets and
   troubled debt restructurings ........   $10,494    $14,806    $33,123    $46,218    $52,640
                                           =======    =======    =======    =======    =======

Non-performing loans to total loans, net      0.13%      0.40%      0.65%      1.60%      2.90%
Non-performing loans to total assets ...      0.09       0.26       0.45       1.04       2.25
Non-performing assets to total assets ..      0.12       0.34       1.05       2.21       2.94
Total non-performing assets and
  troubled debt restructurings to total
  assets ...............................      0.31       0.44       1.50       2.64       3.33

      The interest income that would have been recorded during the years ended December 31, 1999, 1998 and 1997 if the Bank's non-accrual loans at the end of such periods had been current in accordance with their terms during such periods was $372,000, $950,000, and $644,000, respectively.

      As a result of the focus given by the Bank to rehabilitate or liquidate the Bank's problem assets, nonperforming assets and TDR's have declined from $14.8 million or 0.44% of total assets at December 31, 1998 to $10.5 million or 0.31% of total assets at December 31, 1999.

      Management's actions to acquire non-performing assets, make necessary improvements and list such properties for resale, coupled with improved real estate market conditions in California, contributed to significant declines in each of the major real estate owned property categories in 1999. In particular, during 1999, the Company sold all multi- family, commercial real estate, and 79.8% of residential properties owned during the year. As a consequence of such actions, at December 31, 1999, real estate owned totaled $846,000 compared to $2.7 million as of December 31, 1998.

      Of the Bank's $3.2 million of non-performing loans at December 31, 1999, the largest loan was secured by an apartment complex, with a carrying value of $556,900. This loan has been classified as collateral dependent, and as of December 31, 1999 was carried at fair value. The Bank's $846,000 of real estate owned at December 31, 1999 was comprised of two residential properties.

      The decline in real estate owned in 1997 was due to a significant extent to the Bank financing purchases of such real estate owned through loans to facilitate (which loans generally carry more favorable terms to the borrower than what is otherwise obtainable in the market). To the extent that current management has financed the disposition of real estate owned, such loans have been made consistent with market terms and conditions and cash down payments to qualify the transaction as a sale under applicable accounting guidelines. During 1998 and 1997, the Bank extended an aggregate of $6.1 million and $16.1 million to finance the disposition of real estate owned, respectively, which constituted 22.8% and 40.8% of total sales of real estate owned during such years, respectively. During 1999, the Bank did not fund any loans to finance the disposition of real estate owned.

      With the downturn in the California economy experienced during the early 1990s and the problems associated with the Northridge earthquake in 1994, prior management entered into a significant number of TDR's. Since the change in the Bank's management in 1995, the Bank enters into TDR's only on a limited basis.

      Allowance for Loan Losses. It is management's policy to maintain an allowance for estimated loan losses based on a number of factors, including economic trends, industry experience, estimated collateral values, past loss experience, the Bank's underwriting practices, and management's ongoing assessment of the credit risk inherent in its portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance may be necessary, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations. The Bank's Internal Asset Review Committee undertakes a quarterly evaluation of the adequacy of the allowance for loan losses as well as the allowance with respect to real estate owned. The Committee will provide allowances to absorb losses that are both probable and reasonably quantifiable as well as for those that are not specifically identified but can be reasonably estimated.

      The following table sets forth the activity in the Bank's allowance for loan losses during the periods indicated.

                                                             Year Ended December 31,
                                          ------------------------------------------------------------
                                            1999          1998        1997         1996         1995
                                          --------     --------     --------     --------     --------
                                                              (Dollars in Thousands)
Allowance at beginning of period ......   $ 18,897     $ 17,824     $ 23,280     $ 31,572     $ 29,801
Provision for loan losses .............      4,747        2,000        2,046        2,884        8,823
Charge-offs:
    Mortgage loans:
        Single-family residential .....       (303)        (616)      (1,967)      (2,213)      (3,416)
        Multi-family residential ......       (131)        (261)      (5,599)      (5,039)      (1,854)
        Commercial real estate ........       (820)          --          (42)      (3,371)        (860)
        Land ..........................         --           --           --       (1,478)        (956)
    Non-mortgage loans:
        Commercial business ...........       (741)         (16)          --           --           --
        Consumer ......................     (1,101)        (119)          --           --           --
                                          --------     --------     --------     --------     --------
          Total charge-offs ...........     (3,096)      (1,012)      (7,608)     (12,101)      (7,086)
Recoveries:
    Mortgage loans:
        Single-family residential .....         32           85          106           16           34
        Multi-family residential ......         --           --           --           22           --
        Commercial real estate ........         60           --           --            2           --
        Land ..........................         --           --           --          885           --
    Non-mortgage loans:
        Commercial business ...........        134           --           --           --           --
        Consumer ......................        277           --           --           --           --
                                          --------     --------     --------     --------     --------
          Total recoveries ............        503           85          106          925           34
                                          --------     --------     --------     --------     --------
Net charge-offs .......................     (2,593)        (927)      (7,502)     (11,176)      (7,052)
                                          --------     --------     --------     --------     --------
Allowance at end of period ............   $ 21,051     $ 18,897     $ 17,824     $ 23,280     $ 31,572
                                          ========     ========     ========     ========     ========

Allowance for loan losses to total
    nonperforming loans at end of
    period ............................     662.40%      222.14%      179.97%      127.65%       88.71%
                                          ========     ========     ========     ========     ========
Allowance for loan losses to total
    nonperforming loans and troubled
    debt restructurings at end of
    period ............................     218.19%      156.39%       89.84%       90.30%       75.67%
                                          ========     ========     ========     ========     ========
Allowance for loan losses to
    total loans, gross at end of period       0.81%        0.86%        1.15%        1.99%        2.50%
                                          ========     ========     ========     ========     ========

      As shown in the table above, loan charge-offs (net of recoveries) amounted to $2.6 million, $927,000 and $7.5 million, during the years ended December 31, 1999, 1998 and 1997, respectively. The net charge-offs recognized by the Bank during the years ended December 31, 1999, 1998 and 1997 primarily reflected the transfer of loans (particularly multi-family residential loans) to real estate owned, as shown in the preceding non-performing assets table. Such multi-family loans had specific valuation allowances which had been established through increased provisions for loan losses in prior periods. At the time of transfer of the loans to real estate owned, such specific valuation allowances were charged off. As a result of the transfer of such loans to real estate owned, the Bank's non-performing loans have declined significantly since 1995, which has contributed to the decrease in the Bank's provision for loan losses. The Bank also experienced increased net charge-offs of $824,000 and $607,000 on its consumer and commercial business portfolios in 1999 due to growth in such portfolios. The increase in provision for loan losses in 1999 reflects the Bank's increased volume of originations of commercial real estate, commercial business and consumer loans. Management believes that its allowance for loan losses at December 31, 1999 is adequate. Nevertheless, there can be no assurances that additions to such allowance will not be necessary in future periods, particularly if the growth in the Bank's commercial and consumer lending continues.

      The following table sets forth information concerning the allocation of the Bank's allowance for loan losses by loan category at the dates indicated.

                                                                    Year Ended December 31,
                               ------------------------------------------------------------------------------------------------
                                        1999                    1998                     1997                     1996
                               ---------------------   ----------------------    ---------------------   ----------------------
                                          Percent to               Percent to               Percent to               Percent to
                                            Total                    Total                    Total                    Total
                                Amount    Allowance      Amount    Allowance      Amount    Allowance     Amount     Allowance
                                ------    ---------      ------    ---------      ------    ---------     ------     ---------
                                                              (Dollars in Thousands)
Residential real estate .      $ 5,020       23.8%      $ 5,636       29.8%      $ 5,014       28.1%      $ 4,051       17.4%
Multi-family
   residential ..........        4,990       23.7         7,239       38.3         8,964       50.3        15,753       67.7
Commercial real estate ..        4,073       19.4         3,887       20.6         3,062       17.2         3,267       14.0
Land ....................           42        0.2            44        0.2           305        1.7            94        0.4
Commercial business .....        3,959       18.8         1,160        6.1           352        2.0           102        0.5
Consumer ................          243        1.2           160        0.9           127        0.7            13         --
Auto ....................        2,724       12.9           771        4.1            --         --            --         --
                               -------      -----       -------      -----       -------      -----       -------      -----
   Total ................      $21,051      100.0%      $18,897      100.0%      $17,824      100.0%      $23,280      100.0%
                               =======      =====       =======      =====       =======      =====       =======      =====

      Deposits. Total deposits increased by $105.2 million or 6.8% during the year ended December 31, 1999. The Bank's aggregate certificates of deposit increased from $1.109 billion, or 71.9% of total deposits, at December 31, 1998 to $1.146 billion, or 69.6% of total deposits, at December 31, 1999. The Bank has offered a wide array of deposit products through its branch system in order to foster retail deposit growth. Transaction accounts (consisting of passbook, checking and money market accounts) increased from $433.0 million, or 28.1% of total deposits, at December 31, 1998 to $501.4 million, or 30.4% of total deposits, at December 31, 1999.

      The following table presents the average balance of each deposit type and the average rate paid on each deposit type of the Bank for the periods indicated.

                                                                   Year Ended December 31,
                                   ------------------------------------------------------------------------------------------
                                            1999                             1998                              1997
                                   --------------------------      --------------------------       -------------------------
                                                   Weighted                        Weighted                         Weighted
                                   Average         Average          Average        Average           Average        Average
                                   Balance         Rate Paid        Balance        Rate Paid         Balance        Rate Paid
                                   -------         ---------        -------        ---------         -------        ---------
                                                                     (Dollars in Thousands)
Checking accounts ..........      $  182,275            1.22%      $  120,632            1.75%      $   83,248            1.96%
Money market accounts ......         141,149            4.13           96,422            4.71           21,938            2.94
Passbook accounts ..........         137,725            3.40          158,355            3.88          235,162            4.34
                                  ----------                       ----------                       ----------
Total transaction accounts .         461,149                          375,409                          340,348

Term certificates of deposit       1,145,621            5.22        1,010,307            5.71          966,863            5.66
                                  ----------                       ----------                       ----------
   Total deposits ..........      $1,606,770            4.51%      $1,385,716            5.09%      $1,307,211            5.14%
                                  ==========      ==========       ==========      ==========       ==========      ==========

      The following table sets forth the activity in the Bank's deposits during the periods indicated.

                                                                       Year Ended December 31,
                                                           -----------------------------------------------
                                                              1999              1998               1997
                                                           ----------        ----------         ----------
                                                                      (Dollars in Thousands)
          Beginning balance.........................       $1,542,162        $1,266,615         $1,371,243
          Net increase (decrease) before interest...           47,948           221,269           (157,599)
          Interest credited.........................           57,227            54,278             52,971
                                                           ----------        ----------         ----------
          Net increase (decrease) in deposits.......          105,175           275,547           (104,628)
                                                           ----------        ----------         ----------
          Ending balance............................       $1,647,337        $1,542,162         $1,266,615
                                                           ==========        ==========         ==========

      The following table sets forth by various interest rate categories the term certificates of deposit with the Bank at the dates indicated.

                                                                 Year Ended December 31,
                                            ----------------------------------------------------------
                                               1999                       1998                  1997
                                            ----------                 ----------            ---------
                                                                (Dollars in Thousands)
         0.00% to 2.99%..................   $    3,869               $      4,536            $   4,071
         3.00 to 3.99....................        9,740                      5,085                2,993
         4.00 to 4.99....................      207,756                    107,373                5,700
         5.00 to 6.99....................      923,621                    961,204              918,842
         7.00 to 8.99....................          962                     30,961                1,219
                                            ----------                 ----------            ---------
              Total......................   $1,145,948(1)              $1,109,159(1)         $ 932,825(1)
                                            ==========                 ==========            =========

-----------

(1) At December 31, 1999, 1998 and 1997, certificates of deposit in amounts greater than or equal to $100,000 amounted to $320.4 million, $316.3 million and $138.2 million, respectively.

      The following table sets forth the amount and remaining maturities of the Bank's term certificates of deposit at December 31, 1999.

                                     Over Six Months     Over One        Over Two
                      Six Months         Through       Year Through    Years Through        Over
                       and Less         One Year         Two Years      Three Years      Three Years
----------------------------------------------------------------------------------------------------
                                                (Dollars in Thousands)
0.00% to 1.99% .....   $    206         $     --         $     --         $     --         $     --
2.00 to 2.99 .......      2,732              620              311               --               --
3.00 to 3.99 .......      9,012              676               52               --               --
4.00 to 4.99 .......    176,842           25,466            4,867              311              270
5.00 to 6.99 .......    533,973          257,170          112,319            9,367           10,792
7.00 to 8.99 .......        867               --               95               --               --
                       --------         --------         --------         --------         --------
     Total .........   $723,632         $283,932         $117,644         $  9,678         $ 11,062
                       ========         ========         ========         ========         ========

      The following table presents the maturity of term certificates of deposit in amounts greater than or equal to $100,000 at December 31, 1999.

                                                       At December 31, 1999
                                                       --------------------
                                                      (Dollars in Thousands)

3 months or less.............................             $   117,972
Over 3 months through 6 months...............                  88,886
Over 6 months through 12 months..............                  79,776
Over 12 months...............................                  33,799
                                                          -----------
   Total.....................................             $   320,433
                                                          ===========

      Borrowings. The following table sets forth certain information regarding the borrowings of the Bank at or for the dates indicated.

                                                               At or For the Year Ended December 31,
                                                          -----------------------------------------------
                                                               1999             1998             1997
                                                          -------------    -------------    -------------
                                                                      (Dollars in Thousands)
FHLB of San Francisco advances:
     Average balance outstanding ......................   $   1,211,000    $     902,083    $     148,681
     Maximum amount outstanding at any month-end
         during the period ............................       1,259,000        1,249,000          472,000
     Balance outstanding at end of period .............       1,123,700        1,198,000          472,000
     Weighted average interest rate during the period .            5.39%            5.54%            5.91%
     Weighted average interest rate at end of period ..            5.15%            5.38%            5.87%
     Weighted average remaining term to maturity at end
         of period (in years) .........................            3.49             5.01             1.61

Securities sold under agreements to purchase:
     Average balance outstanding ......................   $     417,604    $     385,451    $     357,396
     Maximum amount outstanding at any month-end
         during the period ............................         480,181          658,409          415,676
     Balance outstanding at end of period .............         381,109          364,000          340,788
     Weighted average interest rate during the period .            5.60%            5.66%            5.49%
     Weighted average interest rate at end of period ..            5.85%            5.61%            5.76%
     Weighted average remaining term to maturity at end
         of period (in years) .........................            2.40             3.73             2.71

      Other than deposits, the Bank's primary sources of funds consist of reverse repurchase agreements and advances from the FHLB of San Francisco. At December 31, 1999, reverse repurchase agreements amounted to $381.1 million, compared to $364.0 million at December 31, 1998. The Bank has been utilizing reverse repurchase agreements as part of its overall asset growth and leverage strategy. As of December 31, 1999, the weighted average remaining term to maturity of the Bank's reverse repurchase agreements decreased to 2.40 years, compared to 3.73 years at December 31, 1998, and such reverse repurchase agreements had a weighted average interest rate of 5.85% at December 31, 1999 as compared to 5.61% at December 31, 1998. Certain of the reverse repurchase agreements have call provisions.

      Advances from the FHLB of San Francisco amounted to $1.1 billion and $1.2 billion at December 31, 1999 and 1998, respectively. Of the Bank's FHLB advances outstanding as of December 31, 1999, $613.7 million is scheduled to mature during 2000 and the remaining $510 million matures between years of 2003 and 2008. Certain of these advances from the FHLB of San Francisco have call provisions. As of December 31, 1999, the weighted average remaining term to maturity of the Bank's FHLB advances amounted to 3.49 years, compared to 5.01 at December 31, 1998, and had a weighted average interest rate of 5.15% at December 31, 1999, compared to 5.38% at December 31, 1998. At December 31, 1999, the Bank had a collateralized available line of credit of approximately $1.1 billion with the FHLB of San Francisco.

      During the fourth quarter of 1999 the Bank sold $199 million of FHLB advances. The sales resulted in a gain of $6.7 million, which was reported as an extraordinary item.

      In 1999 the Company secured a $10 million line of credit with a third party commercial bank for working capital as well as to fund the repurchase of the Company's outstanding common stock. As of December 31, 1999, $4.7 million of the line of credit had been utilized.

      Stockholder's Equity. Stockholder's equity decreased from $180.6 million at December 31, 1998 to $179.5 million at December 31, 1999. The Bank's 1999 net earnings of $33.5 million, offset by a (loss) in market valuation of securities for ($25.1) million and the purchase of treasury stock ($10.4) million, a decrease in minimum pension liability of $820,000 resulted in decrease of $1.1 million in stockholders' equity.

Results of Operations

      General. The Company's results of operations depend substantially on its net interest income, which is the difference between interest income on interest-earning assets (which consist primarily of loans receivable, mortgage-backed and investment securities and various other short-term investments) and interest expense on interest-bearing liabilities (which consist primarily of deposits and borrowings). The Company's results of operations are also significantly affected by the Bank's provisions for loan losses resulting from the Bank's assessment of the adequacy of its allowance for loan losses, the level of its other income, including loan service and related fees, net gains on sales of securities, loans and loan servicing, and net earnings and losses from real estate operations, the level of its operating expenses, such as personnel and benefits expense, occupancy and other office related expense and FDIC insurance premiums, and income taxes and benefits.

      The Company reported net earnings before preferred dividends of $33.5 million, $10.9 million and $10.9 million during the years ended December 31, 1999, 1998 and 1997, respectively. During 1999, the Bank executed its strategy to expand its franchise by purchasing three existing branches in Southern California. Additionally, management focused on growing its commercial and consumer loan portfolio in order to achieve a higher yielding loan portfolio, while controlling expenses and increasing the number of lower-cost transaction deposit accounts. The 1999 results were impacted by an extraordinary gain on sale of FHLB advances of $6.7 million and an income tax benefit of $4.5 million. The 1998 results were impacted by a one-time expense of $11.1 million ($6.5 million net of applicable tax benefits) for employment agreement benefits due to certain senior executives officers of the Company in connection with the IPO. In 1998, the Company also paid a one-time special FDIC assessment, which it had deferred from paying in prior years, of $4.5 million ($2.7 million net of applicable tax benefits). Without the effect of such one-time payments, the Company would have reported net earnings of $20.1 million for the year ended December 31, 1998.

      Net earnings, after extraordinary item, increased $22.6 million for the year ended December 31, 1999, primarily due to the increase of the loan portfolio reflecting an increased volume of originations and purchases.

      Net Interest Income. Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

      Net interest income totaled $68.8 million, $40.5 million and $33.8 million during the years ended December 31, 1999, 1998 and 1997, respectively. Net interest income increased by $28.2 million or 70% for the year ended December 31, 1999, compared to the prior year, due to a $688.0 million or 25.2% increase in the average balance of interest-earning assets (consisting primarily of a $489.6 million increase in the average balance of loans receivable and a $141.4 million increase in the average balance of other interest earning assets and FHLB stock), and an increase in the interest rate spread of 42 basis points. Net interest income increased by $6.7 million, or 20%, during the year ended December 31, 1998 compared to the year ended December 31, 1997 due a $888.5 million or 48.4% increase in the average balance of total interest earning assets.

      The Company's net interest margin for the year ended December 31, 1999 was 2.01% as compared to 1.49% and 1.84% for the years ended December 31, 1998 and 1997. The increase in net interest margin during 1999 compared to 1998 reflects the increase in yields on earning assets consistent with management's strategy of originating higher yielding loans and reducing lower yielding securities in the investment portfolio. The decrease in net interest margin during the year ended December 31, 1998 reflected the decrease in yields on earning assets, primarily due to accelerated premium amortization on the Bank's purchased adjustable-rate single family residential loan portfolio.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

      The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods.

                                                                    Year Ended December 31,
                                      ---------------------------------------------------------------------------------
                                                      1999                                     1998
                                      -------------------------------------    --------------------------------------
                                       Average                    Average      Average                       Average
                                       Balance      Interest     Yield/Cost    Balance       Interest      Yield/Cost
                                       -------      --------     ----------    -------       --------      ----------
                                                                  (Dollars in Thousands)
Interest-earning assets:
   Loans receivable (1)..........     $2,304,450    $166,595        7.23%     $1,814,855     $125,851         6.93%
   Mortgage-backed securities (2)        614,019      34,535        5.62         557,038       32,439         5.82
   Other interest-earning assets (3)     430,210      25,869        6.01         310,462       20,062         6.46
   FHLB stock....................         65,116       3,429        5.27          43,464        2,521         5.80
                                      ----------     -------                  ----------      -------
     Total interest-earning assets     3,413,795     230,428        6.75       2,725,819      180,873         6.64

Noninterest-earning assets.......         47,889                                  84,039
                                      ----------                              ----------
     Total assets................     $3,461,684                              $2,809,858
                                      ==========                              ==========

Interest-bearing liabilities:
   Deposits:
     Transaction accounts (4)....    $   376,581    $ 12,520        3.32%    $   330,762     $ 12,786         3.87%
     Term certificates of deposit      1,145,621      59,771        5.22       1,010,307       57,141         5.66
                                     -----------    --------                  ----------     --------
       Total deposits............      1,522,202      72,291        4.75       1,341,069       69,927         5.21
   Senior debt and other borrowings           --          19          --           4,467          445         9.96
   FHLB advances and repurchase
     agreements..................      1,628,656      89,221        5.48       1,236,120       69,772         5.64
   Hedging costs.................             --         146          --              --          214           --
                                     -----------    --------                  ----------     --------
     Total interest-bearing
       liabilities ..............      3,150,858     161,677        5.13%      2,581,656      140,358         5.44%
                                                     -------                                 --------
   Noninterest-bearing liabilities       139,042                                  88,308
                                     -----------                              ----------
     Total liabilities...........      3,289,900                               2,669,964

Stockholders' equity.............        171,784                                 139,894
                                     -----------                              ----------

Total liabilities and
   stockholders' equity..........     $3,461,684                              $2,809,858
                                      ==========                              ==========

Net interest-earning assets......     $  262,937                              $  144,163
                                      ==========                              ==========

Net interest income/interest
  rate spread ...................     $   68,751        1.62%                 $   40,515         1.20%
                                      ==========        ====                  ==========         ====
Net interest margin..............                       2.01%                                    1.49%
                                                        ====                                     ====
Ratio of average interest-earning
   assets to average
     interest-bearing liabilities                     108.34%                                  105.58%
                                                      ======                                   ======

                                             Year Ended December 31,
                                     -------------------------------------
                                                      1997
                                     -------------------------------------
                                      Average                    Average
                                      Balance       Interest    Yield/Cost
                                      -------       --------    ----------
                                            (Dollars in Thousands)
Interest-earning assets:
   Loans receivable (1)..........    $1,200,137     $  89,938      7.49%
   Mortgage-backed securities (2)       501,261        32,672      6.52
   Other interest-earning assets (3)    119,429         7,346      6.15
   FHLB stock....................        16,520         1,023      6.19
                                      ---------      --------
     Total interest-earning assets    1,837,347       130,979      7.13

Noninterest-earning assets.......        74,487
                                     ----------
     Total assets................    $1,911,834
                                     ==========

Interest-bearing liabilities:
   Deposits:
     Transaction accounts (4)....    $  340,348        12,476      3.67%
     Term certificates of deposit       966,863        54,771      5.66
                                     ----------     ---------
       Total deposits............     1,307,211        67,247      5.14
   Senior debt and other borrowings      11,404         1,271     11.15
   FHLB advances and repurchase
     agreements..................       506,077        28,420      5.62
   Hedging costs.................            --           267        --
                                     ----------     ---------
     Total interest-bearing
       liabilities ..............     1,824,692        97,205      5.33%
                                                      -------
   Noninterest-bearing liabilities       15,957
                                     ----------
     Total liabilities...........     1,840,649

Stockholders' equity.............        71,185
                                     ----------

Total liabilities and
   stockholders' equity..........    $1,911,834
                                     ==========

Net interest-earning assets......    $   12,655
                                     ==========

Net interest income/interest
  rate spread ...................    $   33,774          1.80%
                                     ==========          ====
Net interest margin..............                        1.84%
                                                         ====
Ratio of average interest-earning
   assets to average
     interest-bearing liabilities                      100.69%
                                                       ======

--------------------------
(1) The average balance of loans receivable includes nonperforming loans, interest on which is recognized on a cash basis.
(2) Includes mortgage-backed securities classified as held-to-maturity and available-for-sale.
(3) Includes short-term investments, securities purchased under agreements to resell and investment securities.
(4)   Includes passbook checking and money market accounts.

Rate/Volume Analysis

         The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); (ii) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); and (iii) changes in rate/volume (change in rate multiplied by change in volume).

                                         Year Ended December 31, 1999 Compared            Year Ended December 31, 1998 Compared
                                             to Year Ended December 31, 1998                 to Year Ended December 31, 1997
                                      --------------------------------------------      -------------------------------------------
                                          Increase (decrease) due to    Total Net        Increase (decrease) due to      Total Net
                                       -------------------------------  Increase        ------------------------------   Increase
                                       Rate       Volume   Rate/Volume  (Decrease)      Rate       Volume  Rate/Volume  (Decrease)
                                       ----       ------   -----------  ----------      ----       ------  -----------  ----------
                                                                            (Dollars in Thousands)
Interest-earning assets:
   Loans receivable ..............   $  5,350    $ 33,951    $  1,443    $ 40,744    $ (6,715)   $ 46,067    $ (3,439)   $ 35,913
   Mortgage-backed securities ....     (1,109)      3,318        (113)      2,096      (3,481)      3,636        (388)       (233)
   Other interest-earning assets .     (1,394)      7,738        (537)      5,807         371      11,750         595      12,716
   FHLB stock ....................       (232)      1,256        (116)        908         (65)      1,669        (106)      1,498
                                     --------    --------    --------    --------    --------    --------    --------    --------
   Total net change in income on
      interest-earning assets ....      2,615      46,263         677      49,555      (9,890)     63,122      (3,338)     49,894
                                     --------    --------    --------    --------    --------    --------    --------    --------
Interest-bearing liabilities:
   Deposits:
      Transaction accounts .......     (1,789)      1,771        (248)       (266)        681        (351)        (20)        310
      Term certificates of deposit     (4,430)      7,653        (593)      2,630         (87)      2,461          (4)      2,370
                                     --------    --------    --------    --------    --------    --------    --------    --------
        Total deposits ...........     (6,219)      9,424        (841)      2,364         594       2,110         (24)      2,680
   Senior debt and other
      borrowings .................         --        (445)         19        (426)       (135)       (773)         82        (826)
   FHLB advances and
      repurchase agreements ......     (2,055)     22,156        (652)     19,449         145      40,997         210      41,352
   Hedging costs .................         --          --         (68)        (68)         --          --         (53)        (53)
                                     --------    --------    --------    --------    --------    --------    --------    --------
Total net change in expense on
   interest-bearing liabilities ..     (8,274)     31,135      (1,542)     21,319         604      42,334         215      43,153
                                     --------    --------    --------    --------    --------    --------    --------    --------
Change in net interest income ....   $ 10,889    $ 15,128    $  2,219    $ 28,236    $(10,494)   $ 20,788    $ (3,553)   $  6,741
                                     ========    ========    ========    ========    ========    ========    ========    ========

      Interest Income. Total interest income increased by $49.6 million or 27.4% during the year ended December 31, 1999 and increased by $49.9 million or 38.1% during the year ended December 31, 1998. These increases were primarily due to the increase of the loan portfolio. Interest income on loans receivable, the largest component of interest-earning assets, increased by $40.7 million or 32.4% during the year ended December 31, 1999 and increased by $35.9 million or 39.9% during the year ended December 31, 1998. The increase during 1999 was due to loan growth and, to a lesser extent, a shift in the portfolio to a greater proportion of commercial and consumer loans, which has resulted in an increase in the weighted average yield earned on the loan portfolio. The increase in interest income in 1998 was primarily due to loan growth and investment of funds as a result of leverage of capital raised in the Company's IPO. Loan purchases in 1998 were funded by FHLB advances with a weighted average rate of 5.38%. See "ITEM 1. BUSINESS--Lending Activities--Origination, Purchase and Sale of Loans."

      Interest income on mortgage-backed securities increased by $2.1 million or 6.5% during the year ended December 31, 1999 and decreased by $233,000 or 0.7% during the year ended December 31, 1998. This increase in 1999 was mainly due to an increase in the average balance of such securities. The small decrease in interest income on mortgage-backed securities during the year ended December 31, 1998 was mainly due to sales and accelerated premium amortization due to prepayments.

      Interest income on other interest-earning assets (which consist of U.S. Government agency securities, corporate trust preferred securities, FHLB stock, securities purchased under agreements to resell and other short-term investments) increased by $6.7 million or 29.7% during the year ended December 31, 1999 and increased by $14.2 million or 169.8% during the year ended December 31, 1998. The increase in such interest income during the year ended December 31, 1999 was primarily due to a $141.4 million increase in the average balance of investments, which was partially offset by a 47 basis point decrease in the weighted average yield earned therein. The increase in such interest income during 1998 was due primarily to a $218.0 million increase in the average balance of such investments and an increase in the weighted average yield earned on such investments of 22 basis points.

      Interest Expense. Total interest expense increased by $21.3 million or 15.2% during the year ended December 31, 1999 and increased by $43.2 million or 44.4% during the year ended December 31, 1998. The increase during 1999 was the result of a $569.2 million or 22.1% increase in the average balance of interest-bearing liabilities, reflecting the growth in the balance sheet. The increase during 1998 was the result of an increase in the average balance of interest-bearing liabilities (primarily borrowings), reflecting the Bank's leveraging of it balance sheet. Interest expense on deposits, the largest component of the Bank's interest-bearing liabilities, increased by $2.4 million or 3.4% during the year ended December 31, 1999 and increased by $2.7 million or 4.0% during the year ended December 31, 1998. The increase in interest expense on deposits during the year ended December 31, 1999 was primarily due to a $181.1 million increase in the average balance of deposits. The increase in interest expense on deposits during the year ended December 31, 1998 was primarily due to a $33.9 million increase in the average balance of deposits.

      Interest expense on borrowings consists primarily of reverse repurchase agreements and FHLB advances. Interest expense on borrowings increased by $19.5 million or 27.9% during the year ended December 31, 1999 and increased by $41.4 million or 145.5% during the year ended December 31, 1998. Interest expense on advances from the FHLB increased by $18.1 million or 38.1% during 1999 and $38.8 million or 442.0% during 1998. The Bank's new management has utilized FHLB advances when the rates and other terms on such borrowings are favorable as compared to its other funding sources. Interest expense on securities sold under agreements to repurchase increased by $1.3 million or 6.0% during the year ended December 31, 1999 and increased by $2.5 million or 12.9% during the year ended December 31, 1998. The Bank has increased its use of FHLB balances and reverse repurchase agreements in order to fund its leverage strategy.

      The Bank's interest expense during the years ended December 31, 1999, 1998 and 1997 included the costs of hedging the Bank's interest rate exposure. Such hedging costs amounted to $146,000, $214,000 and $267,000 during such respective periods. The Bank in the past has utilized interest rate swaps, corridors, caps and floors in order to manage its interest rate risk. However, since the change in management, the Bank has not entered into any such interest rate contracts and has allowed its remaining contracts to expire as they mature. The Bank has instead focused on internal hedging through balance sheet restructuring. At December 31, 1999, the Bank had no remaining interest rate swap contracts and five remaining interest rate corridors with an aggregate contract amount of $32 million.

      Provision for Loan Losses. The Bank established provisions for loan losses of $4.7 million, $2.0 million and $2.0 million during the years ended December 31, 1999, 1998 and 1997, respectively. Management has aggressively charged off non-performing loans and taken possession of and sold a significant amount of the assets which collateralized such loans. As a consequence of such actions, the Bank's non-performing assets have been reduced over the periods presented and the Bank's provision for loan losses have been reduced to more normalized levels. The increase in provision for loan losses in 1999 reflects the Bank's increased volume of originations of commercial real estate, commercial business and consumer loans.

      The allowance for loan losses is established through provisions based on management's evaluation of the risks inherent in the Company's loan portfolio and the local real estate economy. The allowance is maintained at amounts management considers adequate to cover losses which are deemed probable and calculable. The allowance is based upon a number of factors, including asset classifications, collateral values, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience and the Company's underwriting policies.

      Management believes that its allowance for loan losses at December 31, 1999 is adequate. Nevertheless, there can be no assurance that additions to such allowance will not be necessary in future periods, particularly if the growth in the Bank's commercial and consumer lending continues. In addition, as a result of continuing uncertainties in certain real estate markets, increases in the valuation allowance may be required in future periods. Furthermore, various regulatory agencies, as an integral part of their examination process, periodically review the Company's valuation allowance. These agencies may require increases to the allowance, based on their judgments of the information available to them at the time of the examination.

      Other Income (Loss). Total other income decreased by $6.5 million or (101.7%) during the year ended December 31, 1999 and increased by $1.3 million during the year ended December 31, 1998. Loan service and loan related fees amounted to $219,000, $111,000 and $481,000 during the years ended December 31, 1999, 1998 and 1997, respectively. The decline in such fees from 1997 to 1998 primarily reflected the sale of residential loan servicing during 1998 and the reduction in loan balances outstanding in the loan servicing portfolio due to normal repayments and prepayments. See "ITEM 1. BUSINESS--Lending Activities--Single-Family Residential Real Estate Loans."

      The Bank recognized net gains (losses) on sales of mortgage-backed and other securities of $(3.2) million, $1.7 million and $1.3 million during the years ended December 31, 1999, 1998 and 1997, respectively. During such respective periods, the Bank sold $203.7 million, $281.2 million and $234.3 million of mortgage-backed securities. The 1999 sales were completed in an effort to improve regulatory capital ratios.

      Net gains (losses) on the sale of loans and loan servicing amounted to $49,000, $613,000 and $3.4 million during the years ended December 31, 1999, 1998 and 1997, respectively. The Bank sold $94.1 million, $42.4 million and $85.2 of loans during the years ended December 31, 1999, 1998 and 1997, respectively, and $868.4 million of loan servicing during the year ended December 31, 1997. The Bank did not sell any loan servicing during the years ended December 31, 1998 and 1999. In connection with the sale of loan servicing during 1997, the Bank recognized a gain of $3.2 million during the year and an additional $5.3 million was deferred and is being recognized over a period corresponding with the estimated lives of the related loans. See "ITEM 1.
BUSINESS--Lending Activities--Single- Family Residential Real Estate Loans."

      Income (loss) from real estate operations amounted to $513,000, $1.5 million and $(1.8) million during the years ended December 31, 1999, 1998 and 1997, respectively. Income (loss) from real estate operations consists of (i) losses from real estate operations (rental income less operating expenses), (ii) gains on sales of real estate owned and real estate held for investment, and
(iii) provisions for losses on real estate owned and real estate held for investment.

During the years ended December 31, 1999, 1998 and 1997, losses from real estate operations amounted to $(36,000), $(701,000) and $(1.3) million, respectively. Gains on sales of real estate owned and real estate held for investment amounted to $602,000, $2.2 million and $2.2 million for the years ended December 31, 1999, 1998 and 1997, respectively, and provisions for losses on real estate owned and real estate held for investment amounted to $53,000, $0 and $2.8 million for the respective periods. The improving economy in Southern California since 1996 has assisted in management's efforts to dispose of the Bank's real estate holdings and has facilitated sales.

      Miscellaneous other income, consisting primarily of bank service charges, amounted to $2.3 million, $2.6 million and $1.8 million during the years ended December 31, 1999, 1998 and 1997, respectively. The increase in 1998 was primarily due to litigation settlements of $680,000 related to investment securities and property damage recoveries. The decrease in 1999 was primarily due to lack of such litigation settlements offset by increases in Bank service charge income of $167,000 and increases in Bank subsidiary income of $209,000.

      Operating Expenses. Total operating expenses decreased by $8.8 million or 18.8% during the year ended December 31, 1999 and increased by $17.4 million or 59.0% during the year ended December 31, 1998. The decrease in operating expenses during 1999 and the increase in operating expenses during 1998 were primarily attributable to one-time payments of $15.6 million ($9.2 million net of applicable tax benefits) which were incurred in connection with the Company's IPO. During the years ended December 31, 1999, 1998 and 1997, total operating expenses as a percentage of average total assets amounted to 1.10%, 1.67% and 1.55%, respectively, and the Company's efficiency ratio amounted to 55.54%, 100.02% and 72.17%, respectively.

      The principal category of the Company's operating expenses is personnel and benefits expense of the Bank, which amounted to $15.8 million, $23.8 million and $11.8 million during the years ended December 31, 1999, 1998 and 1997, respectively. The decrease in 1999 and the increase in 1998 were primarily the result of a one-time $11.1 million payment of benefits to certain senior executives in connection with the Company's IPO in 1998, partially offset by increases due to the expansion of the Bank's commercial business and consumer lending activities in 1999.

      Occupancy expense amounted to $10.1 million, $8.4 million and $7.1 million during the years ended December 31, 1999, 1998 and 1997, respectively. The increase in such expense during the year ended December 31, 1999 was primarily due to the acquisition of three new branches. Management expects occupancy expense to continue to increase over the next year as the Bank has begun to operate additional branch offices.

      FDIC insurance premiums totaled $1.4 million, $7.3 million and $4.9 million during the years ended December 31, 1999, 1998 and 1997, respectively. The decrease in 1999 and the increase in 1998 was mainly due to the one-time special FDIC assessment, which the Company deferred paying in prior years, of $4.5 million. As a result of paying the one-time special assessment, the Bank lowered its assessment rate from 35.28 basis points to 9.1 basis points which includes the debt service paid to the Financing Corporation. The Financing Corporation was established by the government in the early 1980's for the purpose of liquidating troubled thrift institutions. FDIC insurance premiums are a function of the size of the Bank's deposit base.

      Professional services expense amounted to $1.5 million, $1.3 million and $528,000 during the years ended December 31, 1999, 1998 and 1997, respectively. These increases were primarily due to increases in other consulting expenses.

      Office related expenses have increased over the periods presented and amounted to $5.1 million, $4.4 million and $3.9 million during the years ended December 31, 1999, 1998 and 1997, respectively. These increases were primarily due to increases in data processing expenses reflecting increases in the number of loan and deposit accounts.

      Miscellaneous other expense amounted to $4.3 million, $1.8 million and $1.3 million during the years ended December 31, 1999, 1998 and 1997, respectively. The increase during 1999 was due primarily to increases in customer data processing charges of $956,000, goodwill amortization expense of $413,000, regulatory assessments of $274,000 and Delaware franchise taxes of $144,000.

      Goodwill expense amounted to $481,000, $68,000 and $0 during the years ended December 31, 1999, 1998 and 1997, respectively. The increase during 1999 in goodwill reflects costs associated with management's execution of its strategy to expand the Bank's franchise through the purchase of three existing banking facilities.

      Income Taxes. During the years ended December 31, 1999, 1998 and 1997, the Company recognized $4.5 million, $16.4 million and $4.5 million, respectively, in income tax benefits primarily as a result of offsetting available NOLs against taxable income and projected future taxable income. At December 31, 1999, the Company had $153.4 million of federal NOLs which expire between 2001 and 2018.

      The Company had Federal and California alternative minimum tax credit carryforwards at December 31, 1999 and 1998 of approximately $1.7 million and $1.4 million, respectively. These carryforwards are available to reduce future regular federal income taxes and California franchise taxes, if any, over an indefinite period.

      The 1992 Ownership Change resulted in an annual Section 382 limitation on the Bank's ability to utilize any NOLs created prior to the 1992 Ownership Change in any one year of approximately $7.7 million. A December 31, 1999, the Bank had $30.1 million of NOLs which were created prior to the 1992 Ownership Change. Similarly, the 1998 Ownership Change resulted in an annual Section 382 limitation on the Bank's ability to utilize any NOLs created prior to the 1998 Ownership Change but after the 1992 Ownership Change in any one year of approximately $21.3 million. At December 31, 1999, the Bank had $111.2 million of NOLs which were created prior to the 1998 Ownership Change but after the 1992 Ownership Change.

Asset and Liability Management

      Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Company to attempt to control risks associated with interest rate movements. In general, management's strategy is to match asset and liability balances within maturity categories to limit the Bank's exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time. The Company's asset and liability management strategy is formulated and monitored by the Bank's Asset/Liability Management Committee, which is comprised of senior officers of the Bank, in accordance with policies approved by the Board of Directors of the Bank. The Asset/Liability Management Committee meets weekly to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and sale activity, and maturities of investments and borrowings. The Asset/Liability Management Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition and reports regularly to the Board of Directors.

      One of the primary goals of the Bank's Asset/Liability Management Committee is to effectively increase the duration of the Bank's liabilities and/or effectively contract the duration of the Bank's assets so that the respective durations are matched as closely as possible. This duration adjustment can be accomplished either internally by restructuring the Bank's balance sheet, or externally by adjusting the duration of the Bank's assets and/or liabilities through the use of interest rate contracts, such as interest rate swaps, corridors, caps and floors. Although the Bank has in the past hedged its interest rate exposure externally through the use of various interest rate contracts, the Bank's current strategy is to hedge internally through the use of core transaction deposit accounts, which are not as rate sensitive as other deposit instruments, FHLB advances and reverse repurchase agreements, together with an emphasis on investing in and/or purchasing shorter-term or adjustable-rate assets which are more responsive to changes in interest rates, such as adjustable-rate U.S. Government agency mortgage-backed securities, short-term U.S. Government agency securities and commercial business and consumer loans.

      Internal hedging through balance sheet restructuring generally involves either the attraction of longer-term or less rate sensitive funds (i.e., core transaction deposit accounts which are not as rate sensitive as other deposit instruments or FHLB advances) or the investment in certain types of shorter-term or adjustable-rate assets such as adjustable-rate mortgage-backed securities, shorter-term U.S. Government agency securities and commercial business and consumer loans. On the asset side of the balance sheet, since the change in the Bank's management, the Bank has not originated any additional adjustable-rate mortgage products tied to COFI, which tends to react more slowly to changes in interest rates, and has emphasized loan products tied to a U.S. Treasury based index (which reacts much more quickly to changes in interest rates). During the year ended December 31, 1997, the Bank sold $85.2 million of such COFI-based residential mortgage loans and used most of the sale proceeds to purchase $59.0 million of one-year adjustable-rate loans tied to the U.S. Treasury index of comparable maturity. During the years ended December 31, 1999 and 1998, the Bank sold loans totaling $94.1 million and $42.4 million, respectively, in order to raise liquidity to support new loan originations. See"ITEM 1. BUSINESS--Lending Activities--Origination, Purchase and Sale of Loans."

      The Bank has been replacing wholesale earning assets with loan originations. Purchases of adjustable-rate mortgage-backed securities have consequently decreased and were $10.0 million, $105.7 million and $186.0 million during the years ended December 31, 1999, 1998 and 1997, respectively. In addition, during the fourth quarter of 1999, the Bank sold $200.9 million of investment securities which include in part the 1999 purchases of adjustable-rate mortgage-backed securities. At December 31, 1999, $129.8 million or 30.5% of the Bank's mortgage-backed securities consisted of adjustable-rate instruments. See "ITEM 1. BUSINESS-Investment Activities."

      During the years ended December 31, 1999, 1998 and 1997, the Bank originated in the aggregate $362.5 million, $94.0 million and $32.6 million, respectively, of commercial business and consumer loans which amounted to 43.7%, 15.5% and 20.3% of total loan originations, respectively. The Bank intends to increase its origination of commercial business and consumer loans which have adjustable-rates of interest and shorter terms. "See ITEM 1. BUSINESS--Lending Activities--Commercial Business and Consumer Loans."

      On the liability side of the balance sheet, management has decreased the Bank's reliance on shorter-term brokered deposits, which carry high interest rates and are a volatile funding source, in favor of short- and intermediate-term FHLB advances and reverse repurchase agreements and retail certificates of deposit. As a result, out-of-market, institutional jumbo certificates of deposit have declined from $103.4 million at December 31, 1997 to $0 at December 31, 1999 and FHLB advances and reverse repurchase agreements have decreased from $1.6 billion in the aggregate at December 31, 1998 to $1.5 billion in the aggregate at December 31, 1999.

      Consistent with management's strategy of reducing lower-yielding securities in the portfolio, during the fourth quarter the Bank recognized a $3.4 million loss on the sale of $200.9 million of investment securities. The loss recognized from this sale was offset by the $6.7 million gain on sale of $199 million of FHLB advances, which was reported as an extraordinary item. The net effect of these transactions was a $3.3 million gain in the fourth quarter, equaling $0.16 per share pre-tax. These transactions improved the Bank's capital ratios as earnings were increased and the balance sheet was decreased by $200 million.

      External hedging involves the use of interest rate swaps, collars, corridors, caps and floors. The notional amount of interest rate contracts represents the underlying amount on which periodic cash flows are calculated and exchanged between counterparties. However, this notional amount does not represent the principal amount of loans or securities which would effectively be hedged by that interest rate contract. In selecting the type and amount of interest rate contract to utilize, the Bank compares the duration of a particular contract, or its change in value for a 100 basis point movement in interest rates, to that of the loans or securities to be hedged. An interest rate contract with the appropriate offsetting duration may have a notional amount much greater than the face amount of the securities being hedged.

      At December 31, 1999, the Bank was not a party to any interest rate swap agreements. The net expense relating to the Bank's interest rate swap agreements was $0, $0 and $2,000 during the years ended December 31, 1999, 1998 and 1997, respectively.

      At December 31, 1999, the Bank was also a party to five interest rate corridor agreements, which agreements expire from 2000 through 2001 and cover an aggregate contract amount of approximately $32.0 million. An interest rate corridor consists of an agreement whereby the issuer agrees to pay the purchaser, in exchange for the payment of a premium, the prevailing rate of interest in the event interest rates rise above a specified rate on a specified interest rate index and do not exceed a specified upper rate on the same index. The Bank entered into interest rate corridors as a means to artificially raise the interest rate cap on certain loans. As of December 31, 1999, the interest rate corridors have an average strike price of 6.54% and an average limit rate of 8.20% (the Bank's interest rate corridors are based on either three month London Inter-Bank Offered Rate ("LIBOR") or COFI). The aggregate net expense relating to the Bank's interest rate corridors and floors was $146,000, $214,000 and $265,000 during the years ended December 31, 1999, 1998, and 1997, respectively. See "ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA" Note
(18)--Notes to Consolidated Financial Statements.

      The Asset/Liability Management Committee's methods for evaluating interest rate risk include an analysis of the Bank's interest rate sensitivity "gap," which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category. FHLB advances totaling $290 million were called in January 2000. The effect of those called borrowings are incorporated as pro forma information into the following table summarizing anticipated maturities and repricing of the Company's interest earning assets and interest bearing liabilities.

      The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1999, based on the information and assumptions set forth in the notes below.

                                                                   Three to   More than One   More Than
                                                 Within Three       Twelve    Year to Three  Three Years    Over Five
                                                    Months          Months        Years     to Five Years     Years        Total
                                                 -----------     -----------   -----------   -----------   -----------  -----------
                                                                                 (Dollars in Thousands)
Interest-earning assets (1):
   Loans receivable (2):
      Single-family residential loans:
         Fixed ...............................   $    24,728     $   117,280   $   233,958   $   185,987   $   495,602  $ 1,057,555
         Adjustable ..........................       141,296         123,229        67,510        83,230            --      415,265
      Multi-family residential:
         Fixed ...............................           594           2,804         8,070         4,343        12,840       28,651
         Adjustable ..........................       287,898          10,146            --            --            --      298,044
      Commercial, industrial and land:
         Fixed ...............................         4,660          24,097        49,484        45,661       105,464      229,366
         Adjustable ..........................       159,131          33,249            --            --            --      192,380
      Other loans (3) ........................       113,696         101,543        77,363        58,633        10,032      361,267
Mortgage-backed and other securities(4) ......        62,253          70,413        24,228        42,486       244,684      444,064
Other interest-earning assets(5) .............       255,645          14,442            --            --       169,388      439,475
                                                 -----------     -----------   -----------   -----------   -----------  -----------
      Total ..................................     1,049,901         497,203       460,613       420,340     1,038,010    3,466,067
                                                 -----------     -----------   -----------   -----------   -----------  -----------
Interest-bearing liabilities:
   Deposits:
      Checking accounts ......................       107,474              --            --            --            --      107,474
      Passbook accounts ......................       134,377              --            --            --            --      134,377
      Money market accounts ..................       152,899              --            --            --            --      152,899
      Term certificates of deposit ...........       202,101         805,462       127,322        10,890           173    1,145,948
   Other borrowings ..........................       668,700         289,621        71,109       480,000            --    1,509,430
                                                 -----------     -----------   -----------   -----------   -----------  -----------
        Total ................................     1,265,551       1,095,083       198,431       490,890           173    3,050,128
                                                 -----------     -----------   -----------   -----------   -----------  -----------
Excess (deficiency) of interest-earning
   assets over  interest-bearing
   liabilities ...............................   $  (215,650)    $  (597,880)  $   262,182   $   (70,550)  $ 1,037,837  $   415,939
                                                 ===========     ===========   ===========   ===========   ===========  ===========
Excess (deficiency) of interest- earning
   assets over interest- bearing liabilities
   as a percent of total assets ..............         (6.35%)        (17.59%)        7.72%        (2.08%)       30.54%       12.24%
                                                 ===========     ===========   ===========   ===========   ===========  ===========
Cumulative excess(deficiency) of
   interest-earning assets over interest-
   bearing liabilities .......................   $  (215,650)    $  (813,530)  $  (551,348)  $  (621,898)  $   415,939
                                                 ===========     ===========   ===========   ===========   ===========
Cumulative excess(deficiency) of
   interest-earning assets over interest-
   bearing liabilities as a percent of total
   assets ....................................         (6.35%)        (23.94%)      (16.22%)      (18.30%)      12.24%
                                                 ===========     ===========   ===========   ===========   ==========
Pro forma cumulative excess (deficiency) of
      interest-earning  assets over
      interest-bearing liabilities as a
      percent of total assets (6) ............          9.13%          (8.46%)      (10.93%)      (13.00%)      12.24%
                                                 ===========     ===========   ===========   ===========   ==========

--------------------

(1) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments based on assumptions used by the OTS in assessing the interest rate sensitivity of savings associations in the Company's region.
(2) Balances have been reduced for non-performing loans, which amounted to $3.2 million at December 31, 1999.
(3)   Comprised of commercial and consumer loans and loans secured by deposits.
(4) Does not include an unrealized loss on securities available for sale of $38.7 million.
(5) Comprised of short-term investments, securities purchased under agreements to resell, investment securities and FHLB stock.
(6) A call is a feature of a loan that retracts the terms of loan (maturity date) at times pre-specified in the loan. $290 million in FHLB advances were called and refinanced in January 2000. The effect of this transaction is included in the pro forma cumulative excess (deficiency) information in the table above.

      Although the interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, the Asset/Liability Management Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and net portfolio value ("NPV"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and NPV that is authorized by the Board of Directors of the Bank.

      The following table sets forth as of December 31, 1999 the Bank's estimated net interest income over a two year period and NPV based on the indicated changes in interest rates.

    Change (in Basis Point)           Net Interest Income
     in Interest Rates(1)               (next two years)                   NPV
     --------------------               ----------------                   ---
                                    (Dollars in Thousands)

             +300                        $   99,601                    $  35,407
             +200                           121,049                       99,144
             +100                           140,346                      156,574
                0                           156,873                      208,839
             -100                           168,617                      253,171
             -200                           170,123                      244,500
             -300                           162,917                      216,137

-----------

(1) Assumes an instantaneous uniform change in interest rates at all maturities.

      Management of the Bank believes that the assumptions used by it to evaluate the vulnerability of the Bank's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Bank's assets and liabilities and the estimated effects of changes in interest rates on the Bank's net interest income and NPV could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based. See "ITEM 1.
BUSINESS--Regulation of Federal Savings Banks--Regulatory Capital Requirements" for a discussion of a proposed OTS regulation which would subject an institution with a greater than "normal" level of interest rate exposure to a deduction of an interest rate risk ("IRR") component in calculating its total capital for risk-based capital purposes. Based on the OTS model, at December 31, 1999, the Bank would not have been required to deduct an IRR component in calculating total risk-based capital had the IRR component of the capital regulations been in effect.

Liquidity and Capital Resources

      Liquidity. Liquidity refers to a company's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, principal and interest payments with respect to outstanding borrowings and pay operating expenses. It is management's policy to maintain greater liquidity than required by the OTS in order to be in a position to fund loan originations, to meet withdrawals from deposit accounts, to make principal and interest payments with respect to outstanding borrowings and to make investments that take advantage of interest rate spreads. The Bank monitors its liquidity in accordance with guidelines established by the Bank and applicable regulatory requirements. The Bank's need for liquidity is affected by loan demand, net changes in deposit levels and the scheduled maturities of its borrowings. The Bank can minimize the cash required during the times of heavy loan demand by modifying its credit policies or reducing its marketing effort. Liquidity demand caused by net reductions in deposits are usually caused by factors over which the Bank has limited control. The Bank derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including deposits, advances from the FHLB of San Francisco and other short and long-term borrowings.

      The Bank's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as securities purchased under agreements to resell and federal funds sold. If the Bank requires funds beyond its ability to generate them internally, various forms of both short- and long-term borrowings provide an additional source of funds. At December 31, 1999, the Bank had $1.1 billion in borrowing capacity under a collateralized line of credit with the FHLB of San Francisco. Although the Bank has in the past utilized brokered deposits as a source of liquidity, the Bank does not currently rely upon brokered deposits as a source of liquidity, and does not anticipate a change in this practice in the foreseeable future.

      In 1999 the Company secured a $10 million line of credit from a third-party commercial bank for operations and the repurchase of the Company's outstanding stock to be effected from time to time in open market or privately-negotiated transactions. As of December 31, 1999, $4.7 million of the line of credit had been utilized.

      At December 31, 1999, the Bank had outstanding commitments (including unused lines of credit) of $95.7 million, and commitments to originate mortgage and non-mortgage loans of $50.9 million. Certificates of deposit which are scheduled to mature within one year totaled $1.01 billion at December 31, 1999, and borrowings that are scheduled to mature within the same period amounted to $958.3 million. The Bank anticipates that it will have sufficient funds available to meet its current loan commitments.

      Capital Resources. Federally insured savings institutions such as the Bank are required to maintain minimum levels of regulatory capital. See "ITEM 1.
BUSINESS--Regulation Of Federal Savings Banks--Regulatory Capital Requirements."

      The following table reflects the Bank's actual levels of regulatory capital and applicable regulatory capital requirements at December 31, 1999.

                                  Required                        Actual                        Excess
                           ---------------------          ---------------------          ---------------------
                           Percent        Amount          Percent        Amount          Percent        Amount
                           -------        ------          -------        ------          -------        ------
                                                          (Dollars in Thousands)
Tangible capital.........   1.50%       $  51,193           6.78%       $231,374           5.28%       $180,181
Tier 1 leverage capital..   4.00          136,514           6.78         231,374           2.78          94,860
Tier 1 risk-based
   capital (1)(2)........   4.00           83,520          11.08         231,374           7.08         147,854
Risk-based capital (1)(2)   8.00          167,040          11.96         249,715           3.96          82,675

-----------

(1) Does not reflect the interest-rate risk component to the risk-based capital requirement, the effective date of which has been postponed.
(2) Tangible and Tier 1 leverage (or core) capital are computed as a percentage of adjusted total assets of $3.4 billion. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $2.1 billion.

Year 2000

      The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

      To date, the Bank has not experienced any year 2000 issues with any of our internal systems or our products, and we do not expect to experience any in the future. To date, the Bank has not experienced any year 2000 issues related to any of its key third party suppliers and customers nor do we expect to experience any in the future. Costs associated with remediating our internal systems were not material.

Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") as amended by SFAS 137. SFAS 133 establishes accounting and reporting standards for hedging and derivative activities. Among other things, this statement requires that an entity recognize all derivative instruments on the balance sheet as either an asset or liability, and to account for these instruments at fair value. The adoption of SFAS 133 is not expected to have a material impact on our results or operations or financial position. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      See "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Asset and Liability Management."

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                               PBOC HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Independent Auditor's Report............................................      58

Consolidated Statements of Financial Condition--December 31, 1999
         and 1998.......................................................      59

Consolidated Statements of Operations--Years ended December 31,
         1999, 1998 and 1997............................................      60

Consolidated Statements of Comprehensive Earnings (Loss)--Years ended
         December 31, 1999, 1998 and 1997...............................      61

Consolidated Statements of Changes in Stockholders' Equity--Years
         ended December 31, 1999, 1998 and 1997.........................      62

Consolidated Statements of Cash Flows--Years ended December 31,
         1999, 1998 and 1997............................................      63

Notes to Consolidated Financial Statements..............................      65

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
PBOC Holdings, Inc.:

We have audited the accompanying consolidated statements of financial condition of PBOC Holdings, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998 and the related consolidated statements of operations, comprehensive earnings (loss), changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PBOC Holdings, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three- year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                            /s/ KPMG LLP

Los Angeles, California
January 31, 2000

                               PBOC HOLDINGS, INC.
                 Consolidated Statements of Financial Condition
                           December 31, 1999 and 1998
                  (Dollars in thousands, except per share data)

                                                                                     1999            1998
                                                                                  -----------    -----------
ASSETS
Cash and cash equivalents .....................................................   $    19,582    $    22,401
Federal funds sold ............................................................         2,000         24,000
Securities available-for-sale, at estimated market values (notes 3, 11 and 12)        771,864      1,004,937
Mortgage-backed securities held-to-maturity, market values $4,274
     and $6,372 at December 31, 1999 and 1998 (notes 5 and 12) ................         4,326          6,282
Loans receivable, net (notes 6, 7 and 12) .....................................     2,462,837      2,148,857
Real estate held for sale, net (note 8) .......................................           846          2,723
Premises and equipment, net (note 9) ..........................................         7,105          7,212
Federal Home Loan Bank stock, at cost (note 12) ...............................        66,643         63,150
Accrued interest receivable ...................................................        16,863         17,607
Other assets ..................................................................        46,162         37,858
                                                                                  -----------    -----------
     Total assets .............................................................   $ 3,398,228    $ 3,335,027
                                                                                  ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (note 10) ............................................................   $ 1,647,337    $ 1,542,162
Securities sold under agreements to repurchase (note 11) ......................       381,109        364,000
Advances from Federal Home Loan Bank (note 12) ................................     1,123,700      1,198,000
Accrued expenses and other liabilities ........................................        28,754         17,009
Other borrowings (note 13) ....................................................         4,621             --
                                                                                  -----------    -----------
     Total liabilities ........................................................     3,185,521      3,121,171
                                                                                  -----------    -----------

Commitments and contingencies (notes 6, 9 and 20)
     Minority interest (note 1) ...............................................        33,250         33,250

Stockholders' equity (notes 1, 15 and 22):
     Preferred stock, $.01 par value. Authorized 25,000,000 shares;
         none issued and outstanding ..........................................            --             --
     Common stock, par value $.01 per share. Authorized 75,000,000 and 500,000 shares; issued 21,876,205 shares;
         and outstanding 19,941,005 and 21,041,205 shares .....................           219            219
     Additional paid-in capital ...............................................       259,260        259,207
     Accumulated other comprehensive loss .....................................       (38,300)       (14,025)
     Accumulated deficit ......................................................       (23,012)       (56,487)
     Treasury stock, at cost (1,935,200 and 835,000 shares at December 31, 1999
         and 1998, respectively) ..............................................       (18,710)        (8,308)
                                                                                  -----------    -----------
             Total stockholders' equity .......................................       179,457        180,606
                                                                                  -----------    -----------
             Total liabilities and stockholders' equity .......................   $ 3,398,228    $ 3,335,027
                                                                                  ===========    ===========

See accompanying notes to consolidated financial statements.

                               PBOC HOLDINGS, INC.
                      Consolidated Statements of Operations
                  Years ended December 31, 1999, 1998 and 1997
                (Dollars in thousands, except per share amounts)

                                                                      1999            1998            1997
                                                                  ------------    ------------    ------------
Interest, fees and dividend income:
     Short term investments ...................................   $      1,289    $      1,797    $      1,038
     Securities purchased under agreements to resell ..........            528             519           2,328
     Investment securities available-for-sale .................         24,052          17,746           3,980
     Mortgage-backed securities ...............................         34,535          32,439          32,672
     Loans receivable .........................................        166,595         125,851          89,938
     Federal Home Loan Bank stock .............................          3,429           2,521           1,023
                                                                  ------------    ------------    ------------
         Total interest, fees and dividend income .............        230,428         180,873         130,979
                                                                  ------------    ------------    ------------
Interest expense:
     Deposits (note 10) .......................................         72,291          69,927          67,247
     Advances from the Federal Home Loan Bank .................         65,743          47,613           8,785
     Securities sold under agreements to repurchase ...........         23,478          22,159          19,635
     Other borrowings .........................................             19              --              --
     Senior debt ..............................................             --             445           1,271
     Hedging costs, net (note 18) .............................            146             214             267
                                                                  ------------    ------------    ------------
         Total interest expense ...............................        161,677         140,358          97,205
                                                                  ------------    ------------    ------------
Net interest income ...........................................         68,751          40,515          33,774
Provision for loan losses (note 7) ............................          4,747           2,000           2,046
                                                                  ------------    ------------    ------------
     Net interest income after provision for loan losses ......         64,004          38,515          31,728
                                                                  ------------    ------------    ------------
Other income:
     Loan service and loan related fees .......................            219             111             481
     Gain (loss) on sale of mortgage-backed securities, net ...         (3,217)          1,682           1,275
     Gain on loan and loan servicing sales, net (note 4) ......             49             613           3,413
     Income (loss) from real estate operations, net (note 8) ..            513           1,479          (1,805)
     Other income .............................................          2,328           2,551           1,753
                                                                  ------------    ------------    ------------
         Total other income (loss) ............................           (108)          6,436           5,117
                                                                  ------------    ------------    ------------
Operating expenses:
     Personnel and benefits ...................................         15,719          23,814          11,787
     Occupancy ................................................         10,056           8,371           7,109
     FDIC insurance ...........................................          1,408           7,316           4,899
     Professional services ....................................          1,511           1,294             528
     Office related expenses ..................................          5,142           4,393           3,913
     Other ....................................................          4,287           1,774           1,307
                                                                  ------------    ------------    ------------
         Total operating expenses .............................         38,123          46,962          29,543
                                                                  ------------    ------------    ------------
Earnings (loss) before income tax benefit, minority interest
      and extraordinary item ..................................         25,773          (2,011)          7,302
Income tax benefit (note 14) ..................................          4,500          16,390           4,499
                                                                  ------------    ------------    ------------
Earnings before minority interest and extraordinary item ......         30,273          14,379          11,801
Minority interest .............................................          3,476           3,476             859
                                                                  ------------    ------------    ------------
     Earnings before extraordinary item .......................         26,797          10,903          10,942
Extraordinary item - gain on sale of FHLB advances ............          6,678              --              --
                                                                  ------------    ------------    ------------
     Net earnings .............................................         33,475          10,903          10,942
Preferred dividends ...........................................             --          (2,160)         (7,340)
                                                                  ------------    ------------    ------------
     Net earnings available to common stockholders ............   $     33,475    $      8,743    $      3,602
                                                                  ============    ============    ============
Earnings per share, basic and diluted before extraordinary item   $       1.31    $       0.59    $       1.14
Earnings per share, basic and diluted .........................   $       1.63    $       0.59    $       1.14
Weighted average shares outstanding ...........................     20,487,111      14,793,644       3,152,064

See accompanying notes to consolidated financial statements.

                               PBOC HOLDINGS, INC.
            Consolidated Statements of Comprehensive Earnings (Loss)
                  Years ended December 31, 1999, 1998 and 1997
                (Dollars in thousands, except per share amounts)

                                                                           December 31,
                                                                 --------------------------------
                                                                    1999        1998        1997
                                                                 --------    --------    --------
Net earnings .................................................   $ 33,475    $ 10,903    $ 10,942

Other comprehensive earnings (loss):

Unrealized gain (loss) on securities available-for-sale ......    (26,517)    (11,190)      4,899

Reclassification of realized (gain) loss  included in earnings      1,422        (447)       (789)

Decrease (increase) in minimum pension liability, net of  tax         820        (121)       (293)
                                                                 --------    --------    --------

Other comprehensive earnings (loss) ..........................    (24,275)    (11,758)      3,817
                                                                 --------    --------    --------

Comprehensive  earnings (loss) ...............................   $  9,200    $   (855)   $ 14,759
                                                                 ========    ========    ========

See accompanying notes to consolidated financial statements.

                               PBOC HOLDINGS, INC.
           Consolidated Statements Of Changes In Stockholders' Equity
              For the Years ended December 31, 1999, 1998 and 1997
                (Dollars in thousands, except per share amounts)

                                                                                                           Accumulated
                                                                       Common Stock                           Other
                                                                --------------------------    Additional  Comprehensive
                                               Preferred Stock     Number        Amount    Paid-in Capital Income (Loss)
                                               ---------------     ------        ------    --------------- -------------
Balance, December 31, 1996 ...................   $         5         98,502    $         1   $   129,793   $    (6,084)
     Net earnings ............................            --             --             --            --            --
     Change in unrealized losses on securities            --             --             --            --         4,110
     Capital contributions, net ..............            --             --             --            21            --
     Change in minimum pension liability .....            --             --             --            --          (293)
                                                 -----------    -----------    -----------   -----------   -----------
Balance, December 31, 1997 ...................             5         98,502              1       129,814        (2,267)
     Net earnings ............................            --             --             --            --            --
     Change in unrealized losses on securities            --             --             --            --       (11,637)
     Conversion of preferred stock to common .            (5)     8,527,473             --            --            --
     Split of  common stock 32 for 1 .........            --        (98,502)            --            --            --
     Split of common stock 32 for 1 ..........            --      3,152,065             --            --            --
     Issuance of common stock in initial
        public offering ......................            --     10,196,667            218       129,393            --
     Preferred dividend paid .................            --             --             --            --            --
     Change in minimum pension liability .....            --             --             --            --          (121)
     Purchases of treasury stock .............            --       (835,000)            --            --            --
                                                 -----------    -----------    -----------   -----------   -----------
Balance, December 31, 1998 ...................            --     21,041,205            219       259,207       (14,025)
     Net earnings ............................            --             --             --            --            --
     Change in unrealized losses on securities            --             --             --            --       (25,095)
     Stock based compensation ................            --             --             --            53            --
     Change in minimum pension liability .....            --             --             --            --           820
     Purchases of treasury stock .............            --     (1,100,200)            --            --            --
                                                 -----------    -----------    -----------   -----------   -----------
Balance, December 31, 1999 ...................   $        --     19,941,005    $       219   $   259,260   $   (38,300)
                                                 ===========    ===========    ===========   ===========   ===========

                                                Accumulated
                                                 Deficit     Treasury Stock      Total
                                                 -------     --------------      -----
Balance, December 31, 1996 ................... $   (58,893)   $        --    $    64,822
     Net earnings ............................      10,942             --         10,942
     Change in unrealized losses on securities          --             --          4,110
     Capital contributions, net ..............          --             --             21
     Change in minimum pension liability .....          --             --           (293)
                                               -----------    -----------    -----------
Balance, December 31, 1997 ...................     (47,951)            --         79,602
     Net earnings ............................      10,903             --         10,903
     Change in unrealized losses on securities          --             --        (11,637)
     Conversion of preferred stock to common .          --             --             (5)
     Split of  common stock 32 for 1 .........          --             --             --
     Split of common stock 32 for 1 ..........          --             --             --
     Issuance of common stock in initial
        public offering ......................          --             --        129,611
     Preferred dividend paid .................     (19,439)            --        (19,439)
     Change in minimum pension liability .....          --             --           (121)
     Purchases of treasury stock .............          --         (8,308)        (8,308)
                                               -----------    -----------    -----------
Balance, December 31, 1998 ...................     (56,487)        (8,308)       180,606
     Net earnings ............................      33,475             --         33,475
     Change in unrealized losses on securities          --             --        (25,095)
     Stock based compensation ................          --             --             53
     Change in minimum pension liability .....          --             --            820
     Purchases of treasury stock .............          --        (10,402)       (10,402)
                                               -----------    -----------    -----------
Balance, December 31, 1999 ................... $   (23,012)   $   (18,710)   $   179,457
                                               ===========    ===========    ===========

See accompanying notes to the consolidated financial statements.

                               PBOC HOLDINGS, INC.
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 1999, 1998 and 1997
                             (Dollars in Thousands)

                                                                           1999           1998           1997
                                                                       -----------    -----------    -----------
Cash flows from operating activities:
     Net earnings ..................................................   $    33,475    $    10,903    $    10,942
         Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
         Depreciation and amortization .............................         1,844          1,221          1,234
         Provision for loan and real estate losses .................         4,747          2,000          4,800
         Decrease  in valuation allowance on net deferred tax asset         18,178         15,569          7,006
         (Amortization) write-down for discontinued lease operations            51             55           (265)
         Increase (decrease) in net deferred tax asset .............       (13,417)         1,024         (2,281)
         Amortization and accretion of premiums, discounts and
              deferred fees ........................................         7,786         11,524          7,288
         Amortization of purchase accounting intangible assets,
              premiums and discounts, net ..........................           184            180            (90)
         (Gain) loss on sale of mortgage-backed securities .........         3,217         (1,682)        (1,275)
         Gain on sale of FHLB advances .............................         6,678             --             --
         (Gain) loss on sale of loans and loan servicing ...........           (49)          (613)        (3,413)
         (Gain) on real estate sales ...............................          (602)        (2,180)        (2,214)
         Federal Home Loan Bank stock dividend .....................        (3,421)        (1,640)          (952)
         Increase in accrued interest receivable ...................           744         (4,391)        (1,605)
         Increase (decrease) in accrued interest payable ...........        (1,898)         5,974         (1,000)
         Decrease in other assets ..................................       (12,726)       (35,261)        (8,697)
         Increase (decrease) in accrued expenses ...................        13,645          1,349        (17,364)
         Amortization of Goodwill ..................................           481             68             --
                                                                       -----------    -----------    -----------
              Net cash provided by (used in) operating activities ..        58,917          4,100         (7,886)
                                                                       -----------    -----------    -----------

Cash flows from investing activities:
     Proceeds from sales of investment and mortgage-backed
         securities available-for-sale .............................       318,823        514,841        235,612
     Proceeds from sale of loans and servicing rights ..............        94,111         43,034         88,654
     Investment and mortgage-backed security principal repayments
         and maturities ............................................       153,189        173,830        108,022
     Loan originations, net of repayments ..........................      (228,128)       206,219          7,644
     Purchases of investments and mortgage-backed securities
         available-for-sale ........................................      (270,731)    (1,134,026)      (408,780)
     Purchases of loans ............................................      (193,395)      (876,898)      (505,681)
     Costs capitalized on real estate ..............................            40           (174)        (1,424)
     Proceeds from sale of real estate .............................         8,823         18,923         23,458
     Additions to premises and equipment ...........................        (1,921)        (1,937)        (1,833)
     Sales of premises and equipment ...............................            --             --             --
     Purchase of FHLB stock ........................................           (72)       (37,876)        (8,475)
     Redemption of FHLB stock ......................................            --             --          1,173
                                                                       -----------    -----------    -----------
              Net cash used in investing activities ................      (119,261)    (1,094,064)      (461,630)
                                                                       -----------    -----------    -----------

                                   (Continued)

                               PBOC HOLDINGS, INC.
                Consolidated Statements of Cash Flows, Continued
                  Years ended December 31, 1999, 1998 and 1997
                             (Dollars in Thousands)

                                                                              1999           1998           1997
                                                                          -----------    -----------    -----------
Cash flows from financing activities:
     Proceeds from subsidiary preferred stock offering ................   $        --    $        --    $    33,250
     Proceeds from capital infusion, net ..............................            --        129,611             21
     Repayment on senior debt .........................................            --        (11,370)          (285)
     Preferred dividend paid ..........................................            --        (19,439)            --
     Redemption of preferred stock ....................................            --             (5)            --
     Purchases of  treasury stock .....................................       (10,402)        (8,308)            --
     Net increase (decrease) in deposits ..............................       105,175        275,547       (104,628)
     Net increase in securities sold under agreements to repurchase ...        17,109         23,212        148,355
     Proceeds from  FHLB advances .....................................     3,344,743      4,360,900      1,137,684
     Repayment of FHLB advances .......................................    (3,425,721)    (3,634,900)      (745,684)
     Net change in other borrowings ...................................         4,621             --             --
                                                                          -----------    -----------    -----------
              Net cash provided by  financing activities ..............        35,525      1,115,248        468,713
                                                                          -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents ..................       (24,819)        25,284           (803)

Cash and cash equivalents at beginning of year ........................        46,401         21,117         21,920
                                                                          -----------    -----------    -----------

Cash and cash equivalents at end of year ..............................   $    21,582    $    46,401    $    21,117
                                                                          ===========    ===========    ===========

Supplemental disclosures of cash flow information
     Cash paid during the year for:
         Interest .....................................................   $   163,575    $   134,632    $    96,667
         Income taxes .................................................           300            120            200

Supplemental schedule of non cash investing and financing activities:
     Foreclosed real estate ...........................................   $     6,384    $    10,248    $    31,349
     Loans originated in connection with sale of foreclosed real estate            --          6,147         16,145
     Transfer of loans held for investment to loans held for sale .....        94,062         42,421         85,241

See accompanying notes to consolidated financial statements.

                               PBOC HOLDINGS, INC.
                   Notes to Consolidated Financial Statements
                        December 31, 1999, 1998 and 1997

(1) Summary of Significant Accounting Policies

General

      On May 15, 1998, the Company completed an Offering of its Common Stock. An aggregate of 14.6 million shares of Common Stock were sold to the public at an Offering price of $13.75 per share, of which 10.2 million shares were issued and sold by the Company and 4.4 million shares were sold by the existing stockholders of the Company.

      The following is a description of significant accounting and reporting policies which the Company follows in preparing and presenting its consolidated financial statements.

Basis of Accounting

      The consolidated financial statements are prepared in accordance with generally accepted accounting principles which conform to general practice within the banking industry. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from these estimates.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned, except for PPCCP in which the Bank owns all of the common stock. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fees on Loans and Mortgage-Backed and Investment Securities

      The Company defers origination and related fees on loans and certain direct loan origination costs. These deferred fees, net of any deferred costs, are amortized as an adjustment to the yield on the loans over their lives using the interest method.

      The Company may purchase whole loans at a premium or discount which is amortized over the life of the loans as an adjustment to yield using the interest method. The premium or discount amortization percentage is determined by adjusting the yield for estimated prepayments when prepayments are probable and the timing and amount of prepayments can be reasonably estimated based on market consensus prepayment rates. Calculation of the yield is done on the aggregate method where there are a large number of similar loans, otherwise, a loan by loan approach is used. The yield on adjustable-rate loans is calculated based upon the fully adjusted rate in effect when the loan or security is originated or purchased. Initial estimates of prepayment rates are evaluated periodically against actual prepayment experience and current market consensus prepayment forecasts and if significantly different from the original estimate, the yield is recalculated.

      The Company purchases mortgage-backed and investment securities at a premium or discount which is amortized over the life of the security as an adjustment to the yield using the interest method. The premium or discount percentage is determined by adjusting the securities' yields for estimated prepayments when prepayments are probable and the timing and amount of prepayments can be reasonably estimated based on market consensus prepayment rates.

Commitment Fees

      Commitment fees received in connection with the origination or purchase of loans are deferred and recognized over the life of the resulting loans using the interest method as an adjustment of yield. If the commitment, or a portion thereof, expires unexercised, deferred commitment fees are recognized in income upon expiration of the commitment. There were no expired commitment fees recognized during the years ended December 31, 1999, 1998 and 1997. Direct costs, if any, to originate a commitment are expensed as incurred.

      Commitment fees paid to an investor in connection with the sale of loans are expensed and reduce the net sales proceeds at the time of sale.

Investment Securities

      Management determines the appropriate classification of its securities (mortgage-backed and investment securities) at the time of purchase or origination.

      Securities available-for-sale -- Securities to be held for indefinite periods of time and not intended to be held-to-maturity are classified as available-for-sale. Assets included in this category are those assets that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Securities available-for-sale are recorded at fair value. Both unrealized gains and losses on securities available-for-sale are included in other comprehensive income in the consolidated statements of financial condition until these gains or losses are realized. Gains or losses on sales of securities available-for-sale are based on the specific-identification method. If a security has a decline in fair value that is other than temporary, then the security will be written down to its fair value by recording a loss in the consolidated statements of operations. Premiums and discounts are accreted or amortized using the interest method over the estimated life of the securities.

      Securities held-to-maturity -- Securities that management has the intent and the Bank has the ability at the time of purchase or origination to hold until maturity are classified as securities held-to-maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the interest method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the consolidated statements of operations.

      FHLB stock -- This asset is owned due to regulatory requirements and is carried at cost. This stock is pledged as collateral to secure FHLB advances.

Impaired Loans

      A loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan or (3) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance.

      Interest income on impaired loans is recognized on a cash basis if it is determined that collection of principal is probable. Loans that are 90 days or more past due, or when full collection of principal and interest is not probable, are placed on nonaccrual status and interest income that has been earned but not collected is reversed. Loans are returned to accrual status when the borrower has had a period of sustained repayment performance. Management considers all loans formally treated as troubled debt restructurings to be impaired loans in the year of restructuring.

Allowance for Loan Losses

      Valuation allowances for losses on loans and real estate are provided on both a specific and general basis. Specific and general valuation allowances are increased by provisions charged to expense and decreased by charge-offs of loans net of recoveries. Specific allowances are provided for impaired loans for which the expected loss is measurable. General valuation allowances are provided based on a formula which incorporates a number of factors, including economic trends, industry experience, estimated collateral values, past loss experience, the Bank's underwriting practices, and management's ongoing assessment of the credit risk inherent in the asset portfolio. The Bank periodically reviews the assumptions and formula by which additions are made to the specific and general valuation allowances for losses in an effort to refine such allowance in light of the current status of the factors described above.

      While management uses the best information available to make the periodic evaluations of specific and general valuation allowances, adjustments to both allowances may be necessary if actual future economic conditions differ substantially from the assumptions used in making such periodic evaluations. Regulatory examiners may require the Company to recognize additions to the allowance based upon their judgments about information available to them at the time of their examination.

Real Estate Held for Sale

      Real estate acquired in settlement of loans is recorded at the date of acquisition at fair value, less estimated disposition costs. Fair value is determined based on recent appraisals or discounted cash flow calculations. The excess of the loan balance over fair value of the asset acquired, if any, is charged to the allowance for loan losses upon foreclosure. Subsequent to foreclosure, additional decreases in the carrying value of foreclosed properties are recognized through a provision charged to operations. An allowance for losses equal to the excess of the book value over the fair value of the property, less estimated selling costs is maintained. The allowance for losses is increased or decreased for subsequent changes in estimated fair market value. Costs of developing and improving such property to facilitate sale are capitalized. Expenses related to holding such real estate, net of rental and other income, are charged against operations as incurred.

Mortgage Banking Activities

      Loans held for sale are carried at the lower of cost or market on an aggregate basis. Gains or losses on sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the allocated basis of the loans sold. The Company adopted effective January 1, 1997, Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," (SFAS 125). In accordance with SFAS 125, the Company capitalizes mortgage servicing rights (MSRs) acquired through either the purchase or origination of mortgage loans for sale or securitization with servicing rights retained. The total costs of the mortgage loans designated for sale is allocated to the MSRs and the mortgage loans without the MSRs based on their relative fair values. The MSRs are included in other assets and as a component of gain on sale of loans. The MSRs are amortized in proportion to and over the estimated period of net servicing income. Such amortization is reflected as a component of loan servicing fees.

      The MSRs are periodically reviewed for impairment based on their fair value. The fair value of the MSRs for the purpose of impairment, is measured using a discounted cash flow analysis based on the Company's estimated net servicing income, market prepayments rates and market-adjusted discount rates. Impairment is measured on a disaggregated basis based on predominant risk characteristics of the underlying mortgage loans. The risk characteristics used by the Company for the purpose of capitalization and impairment evaluation include loan type, interest rate tranches, loan term and collateral type. Impairment losses are recognized through a valuation allowance, with any associated provision recorded as a component of loan servicing fees.

      Gains or losses on sales of servicing assets for which the Company owns the underlying loans are deferred and amortized over the estimated loan lives using the interest method.

Depreciation and Amortization

      Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which ranges from 3 to 25 years. Leasehold improvements are amortized using the straight-line method over the lives of the assets or term of the lease, whichever is shorter. Maintenance and repairs are expensed as incurred.

Taxes on Income

      The Company uses the asset and liability method for measurement and recognition of income taxes. The statements of financial condition amounts of net deferred tax assets or liabilities are recognized on the temporary differences between the basis of assets and liabilities as measured by tax laws and their financial statement basis, plus available tax operating loss carryforwards and tax credit carryforwards, reduced by a valuation allowance for that portion of tax assets not considered more likely than not to be realized. Deferred income tax benefit is recognized for the change in net deferred tax assets or liabilities, plus the valuation allowance change. Current income tax (benefit) is the amount of total taxes currently payable (receivable).

Derivative and Hedging Activities

      The Company uses interest rate swap (swaps), interest rate cap (caps), interest rate floor (floors), and interest rate corridor (corridors) contracts in the management of its interest rate risk. The objective of these financial instruments is to more closely match the estimated repricing duration and/or repricing characteristics of specifically identified interest-sensitive assets and liabilities to reduce interest rate exposure. Such contracts are used to reduce interest rate risk and are not used for speculative purposes, and therefore are not marked-to-market. The net interest income or expense, net of amortization of premiums, discounts and fees, from these contracts is recognized currently on an accrual basis over their term in interest expense in "hedging costs, net" in the consolidated statements of operations.

      Premiums paid for and discounts associated with, and costs and fees of interest rate swap, cap, floor and corridor contracts are amortized or accredited into interest expense on a straight-line basis over the life of the contracts.

Earnings per Share

      Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from issuance of common stock that then shared in earnings.

Stock Option Plan

      During 1999, the Company granted stock options and adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which permits entities to recognize as expense over the vesting period the fair value of all stock-based compensation on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations, and provide pro forma net earnings and pro forma earnings per share disclosures for stock option grants made in 1999 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has elected to apply the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Goodwill

      Goodwill, which represents the excess of purchase price over the fair value of the net assets acquired, is amortized straight-line over its estimated useful life of generally eight to fifteen years. On a periodic basis, the Company reviews its goodwill for events or changes in circumstances that may indicate that the estimated undiscounted future cash flows from these acquisitions will be less than the carrying amount of the goodwill. If it becomes probable that impairment exists, a reduction in the carrying amount is recognized. Management does not believe that an impairment of its goodwill has occurred. Goodwill, which is included in other assets was $7.2 million and $774,000 at December 31, 1999 and 1998, respectively. Goodwill amortization expense was $481,000, $68,000 and $0 for the years ended December 31, 1999, 1998 and 1997, respectively.

Cash and Cash Equivalents

      For the purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments (investments) purchased with an original maturity of three months or less to be cash equivalents. This currently includes cash and amounts due from banks and Federal funds sold.

Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board issued statement of Financing Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") as amended by SFAS 137. SFAS 133 establishes accounting and reporting standards for hedging and derivative activities. Among other things, this statement requires that an entity recognize all derivative instruments on the balance sheet as either an asset or liability, and to account for these instruments at fair value. The adoption of SFAS 133 is not expected to have a material impact on our results or operations or financial position. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

Initial Public Offering

      On May 15, 1998, the Company completed its Offering of its Common Stock. An aggregate of 12,666,667 shares of Common Stock were sold to the public at an Offering price of $13.75 per share, of which 8,866,667 shares were issued and sold by the Company and 3,800,000 shares were sold by the existing stockholders of the Company. In connection with the underwriting agreement executed by the Company with the underwriters of the Offering, the Company granted the underwriters an option to purchase up to an additional 1,900,000 shares of Common Stock, on the same terms and conditions as in the Offering, solely to cover over-allotments, if any. Such over-allotment option was exercised in full, and on May 21, 1998, the Company and the original stockholders sold an additional 1,330,000 shares and 570,000 shares, respectively. The Company did not receive any proceeds from the sale of shares by the existing stockholders.

Reclassification

      Certain amounts in prior years' consolidated financial statements have been reclassified to conform to the current financial statement presentation.

(2) Securities Purchased under Agreements to Resell

      The Bank purchases securities under agreements to resell at a later date at set prices, generally collateralized by AA or higher rated mortgage-backed securities. The average outstanding balance was approximately $10,449,000 and $10,175,000 during each of the years ended December 31, 1999 and 1998, respectively. The maximum outstanding balance at any month-end was $78,000,000 and $90,000,000 during 1999 and 1998, respectively. The weighted average interest rate on such agreements was approximately 4.97%, 5.61% and 5.65% during the years ended December 31, 1999, 1998 and 1997, respectively. The securities pledged are held by a third-party institution.

(3) Securities Available-for-Sale

      The Bank holds certain securities available-for-sale. The amortized cost, unrealized gains and losses, and estimated fair value of securities available-for-sale at December 31, 1999 and 1998 were as follows (dollars in thousands):

                                                                      Amortized   Unrealized   Unrealized     Estimated
                                                                        Cost         Gains       Losses      Fair Value
                                                                     ----------   ----------   ----------    ----------

                                                                                           1999
                                                                     --------------------------------------------------
Debt securities issued by government agencies:
   Due after five years to ten years .............................   $   37,000   $       --   $   (2,798)   $   34,202
Corporate trust preferred:
   Due after ten years ...........................................      259,177           --      (17,302)      241,875
Mortgage-backed securities .......................................      439,739          237      (18,537)      421,439
SBA certificates .................................................       64,747          257         (450)       64,554
Asset based securities ...........................................        9,907           --         (113)        9,794
                                                                     ----------   ----------   ----------    ----------

      Total securities available-for-sale ........................   $  810,570   $      494   $  (39,200)   $  771,864
                                                                     ==========   ==========   ==========    ==========

                                                                                             1998
                                                                     --------------------------------------------------
Debt securities issued by government agencies:
   Due after five years to ten years .............................   $   37,000   $       --   $      (23)   $   36,977
Corporate trust preferred:
   Due after ten years ...........................................      334,814           --       (9,849)      324,965
Mortgage-backed securities .......................................      588,081           35       (3,601)      584,515
SBA certificates .................................................       46,345           33         (160)       46,218
Asset based securities ...........................................       12,308           --          (46)       12,262
                                                                     ----------   ----------   ----------    ----------

      Total securities available-for-sale ........................   $1,018,548   $       68   $  (13,679)   $1,004,937
                                                                     ==========   ==========   ==========    ==========

      Proceeds from sales of investments and mortgage-backed securities available-for-sale were approximately $318,823,000, $514,841,000 and $235,612,000 in each of the years ended December 31, 1999, 1998 and 1997, respectively, and resulted in gross realized gains of approximately $204,000, $1,847,000 and $1,714,000, respectively, and gross realized losses of approximately $3,421,000, $165,000 and $439,000 in the years ended December 31, 1999, 1998 and 1997, respectively.

      At December 31, 1999 and 1998, the amortized cost and estimated fair value of mortgage-backed securities available-for-sale pledged to secure borrowings and swap agreements are as follows:

                                                                    1999                              1998
                                                         ---------------------------       ---------------------------
                                                         Amortized         Estimated       Amortized        Estimated
                                                            Cost          Fair Value          Cost          Fair Value
                                                            ----          ----------          ----          ----------
                                                                            (Dollars in Thousands)
Pledged against:
   Securities sold under agreements to repurchase         $420,531         $399,973         $397,488         $395,720
   Advances from Federal Home Loan Bank .........           68,896           67,779          178,797          177,434
   Swap and corridor agreements .................               65               65              142              139
   Treasury tax and loan account ................           13,698           12,840              804              820
                                                          --------         --------         --------         --------
                                                          $503,190         $480,657         $577,231         $574,113
                                                          ========         ========         ========         ========

(4) Loans Held-for-Sale

      Proceeds from sales of loans held-for-sale were approximately $94.1 million, $43.0 million and $88.7 million in each of the years ended December 31, 1999, 1998 and 1997, respectively. The sales resulted in gross realized gains of approximately $49,000, $613,000 and $165,000 and no gross realized losses in each of the years ended December 31, 1999, 1998 and 1997, respectively. Gains from sales of servicing rights, including flow through and bulk sales of servicing, were $3.2 million for the year ended December 31, 1997. In 1997 the Company deferred gains totaling $5.3 million on the sales of servicing rights for loans owned by the Bank. The unamortized balance of the deferred gain was $2.1 million and $3.0 million at December 31, 1999 and 1998, respectively.

(5) Mortgage-Backed Securities Held-to-Maturity

      The amortized cost, unrealized gains and losses, and estimated fair value of mortgage-backed securities held-to- maturity at December 31, 1999 and 1998 are as follows (dollars in thousands):

                                                     Amortized    Unrealized         Unrealized     Estimated
                                                       Cost          Gains             Losses      Fair Value
                                                    ----------    -----------         --------     ----------
                   1999........................     $    4,326    $         4         $   (56)      $   4,274
                                                    ==========    ===========         ========      =========
                   1998........................     $    6,282    $        90         $    --       $   6,372
                                                    ==========    ===========         ========      =========

      Substantially all mortgage-backed securities are collateralized by single-family residence secured loans. There were no sales of mortgage-backed securities held-to-maturity in 1999 and 1998.

(6) Loans Receivable

      A summary of loans receivable at December 31, 1999 and 1998 is as follows (dollars in thousands):

                                                             1999               1998
                                                          ----------         ----------
Real estate loans
Single-family residential:
    Fixed-rate ..................................         $1,057,956         $1,150,414
    Variable-rate ...............................            417,195            344,342
Multifamily, primarily variable-rate ............            327,252            366,625
Commercial and industrial, primary variable-rate             420,919            206,402
Land, primarily fixed-rate ......................                847                880
                                                          ----------         ----------
Real estate loans ...............................          2,224,169          2,068,663
                                                          ----------         ----------
Commercial business loans .......................            159,740             62,665
Consumer loans ..................................            199,879             53,826
Secured by deposits .............................              1,918              3,537
                                                          ----------         ----------
    All loans ...................................          2,585,706          2,188,691
Less:
    Undistributed loan proceeds .................             95,683             17,152
    Unamortized net loan (premiums)/discounts and
       deferred origination fees ................              4,045                814
    Deferred gain on servicing sold .............              2,090              2,971
    Allowance for loan losses (note 7) ..........             21,051             18,897
                                                          ----------         ----------
                                                          $2,462,837         $2,148,857
                                                          ==========         ==========

      Nonaccrual loans were $3.2 million, $8.5 million and $9.9 million at December 31, 1999, 1998 and 1997, respectively. If loans which were on nonaccrual at December 31, 1999, 1998 and 1997 had performed in accordance with their terms for the year or since origination, if shorter, interest income from these loans would have been $372,000,

$950,000 and $644,000, respectively. Interest collected on these loans for these years was $140,000, $364,000 and $67,000, respectively.

      The Company's variable-rate loans are indexed primarily to the COFI and U.S. Treasury one-year and ten year CMT.

      Substantially all real estate collateralized loans are secured by first trust deeds. The Bank's loan portfolio is concentrated primarily in the state of California. The commercial real estate secured portfolio is diversified with no significant industry concentrations of credit risk. Single-family residence, multifamily, and commercial real estate secured loans are diversified geographically across the state and by size.

      At December 31, 1999, the Company had loan applications pending to originate loans of approximately $50,907,000. Other than pending loan applications at year-end, the Bank had no additional outstanding commitments to originate or purchase loans.

(7) Allowance for Loan Losses and Provision for Loan Losses

      An analysis of the activity in the allowance for loan losses for each of the years ended December 31, 1999, 1998 and 1997 is as follows (dollars in thousands):

                                            1999            1998          1997
                                          --------       --------      --------

Balance at beginning of year .......      $ 18,897       $ 17,824      $ 23,280
Provision for loan losses ..........         4,747          2,000         2,046
Recoveries credited to the allowance           503             85           106
                                          --------       --------      --------
                                            24,147         19,909        25,432
Losses charged to the allowance ....        (3,096)        (1,012)       (7,608)
                                          --------       --------      --------
Balance at end of year .............      $ 21,051       $ 18,897      $ 17,824
                                          ========       ========      ========

      The Bank's gross impaired loans were $7.2 million and $10.2 million as of December 31, 1999 and 1998, respectively. The average impaired loans for the years ended 1999, 1998 and 1997 were $9.6 million, $9.6 million, and $20.6 million, respectively. Gross impaired loans with a valuation allowance totaled $2.8 million and gross impaired loans without a valuation allowance totaled $4.3 million at December 31, 1999. Interest income recognized related to these loans was $465,000, $552,000 and $67,000 for 1999, 1998 and 1997, respectively.

      The valuation allowance related to impaired loans was $969,000 and $1.6 million at December 31, 1999 and 1998, respectively, and is included in the schedule of the allowance for loan losses described above.

      Troubled debt restructurings totaled $6.5 million and $4.5 million as of December 31, 1999 and 1998, respectively. The Bank has no commitments to lend additional funds to borrowers whose loans were classified as troubled debt restructurings at December 31, 1999.

(8) Real Estate Held for Sale

      Real estate at December 31, 1999 and 1998, consisted of the following (dollars in thousands):

                                                       1999               1998
                                                      -------           -------
         Acquired in settlement of loans:
         Single-family residential ................   $   883           $ 2,723
            Less allowance for losses .............       (37)               --
                                                      -------           -------
               Acquired in settlement of loans ....   $   846           $ 2,723
                                                      =======           =======

      A summary of the components of the income from real estate operations in each of the years ended December 31, 1999, 1998 and 1997 is as follows (dollars in thousands):

                                                        1999       1998       1997
                                                      -------    -------    -------
Gross income from real estate operations ..........   $   338    $ 1,147    $ 3,372
Operating expenses ................................       374      1,848      4,637
                                                      -------    -------    -------
    Loss from operations ..........................       (36)      (701)    (1,265)
Gain on real estate sales .........................       602      2,180      2,214
                                                      -------    -------    -------
    Gain from real estate operations ..............       566      1,479        949
Provisions for losses .............................       (53)        --     (2,754)
                                                      -------    -------    -------
    Total income (loss) from real estate operations   $   513    $ 1,479    $(1,805)
                                                      =======    =======    =======

      An analysis of the activity in the allowance for losses for real estate acquired and direct real estate investments for each of the years ended December 31, 1999, 1998 and 1997, respectively, is as follows (dollars in thousands):

                                                         Direct Real
                                           Real Estate      Estate
                                             Acquired    Investments     Total
                                             --------    -----------     -----

Balance, December 31, 1996 ..............     $    72      $ 6,516      $ 6,588
Provision for losses ....................       2,754           --        2,754
Charge-offs .............................      (1,408)        (370)      (1,778)
                                              -------      -------      -------

Balance, December 31, 1997 ..............       1,418        6,146        7,564
Charge-offs .............................      (1,418)      (6,146)      (7,564)
                                              -------      -------      -------
Balance, December 31, 1998  .............          --           --           --
Provision for losses ....................          53           --           53
Charge-offs .............................         (16)          --          (16)
                                              -------      -------      -------

Balance, December 31, 1999  .............     $    37      $    --      $    37
                                              =======      =======      =======

(9) Premises and Equipment

      Premises and equipment at December 31, 1999 and 1998, consisted of the following (dollars in thousands):

                                                            1999          1998
                                                         --------      --------

Land ...............................................     $    521      $    521
Buildings ..........................................          999           967
Furniture, fixtures and equipment ..................       16,125        13,969
Leasehold improvements .............................        5,857         6,308
                                                         --------      --------
                                                           23,502        21,765
Less accumulated depreciation and amortization .....      (16,397)      (14,553)
                                                         --------      --------
                                                         $  7,105      $  7,212
                                                         ========      ========

      The Bank is committed to operating leases on certain premises. Certain of these leases require the Bank to pay property taxes and insurance. Some are subject to annual inflation adjustments, and have renewal options of various periods at various rates. Lease expense on all property totaled approximately $3.0 million, $2.6 million and $2.2 million, net of sublease income of approximately $164,000, $166,000 and $353,000, in each of the years ended December 31, 1999, 1998 and 1997, respectively.

      Approximate minimum lease commitments under noncancellable operating leases at December 31, 1999 are as follows (dollars in thousands): `

         Year                   Gross             Sublease               Net
------------------             --------           --------            --------

2000..............             $  3,596            $   152            $  3,444
2001..............                3,242                 76               3,166
2002..............                2,892                 --               2,892
2003..............                2,340                 --               2,340
2004..............                2,295                 --               2,295
Thereafter........                6,961                 --               6,961
                               --------            -------            --------
                               $ 21,326            $   228            $ 21,098
                               ========            =======            ========

(10) Deposits

      Deposits at December 31, 1999 and 1998 consisted of the following (dollars in thousands):

                                                             1999                               1998
                                                 ------------------------------    -------------------------------
                                                                     Weighted                           Weighted
                                                   Amount          Average Rate       Amount          Average Rate
                                                 ----------        ------------    -----------        ------------
Transaction accounts:
   Checking accounts.........................    $  214,113            1.08%       $   166,807            1.26%
   Passbook accounts.........................       134,377            3.33            139,800            3.60
   Money market accounts.....................       152,899            4.37            126,396            4.20
                                                 ----------                         ----------
     Transaction accounts....................       501,389            2.69            433,003            2.88
                                                 ----------                         ----------
Term certificates:
   3-month...................................         6,857            3.71              6,951            3.83
   6-month...................................        52,922            4.47             60,323            4.86
   12-month..................................       627,514            5.21            594,717            5.46
   18-month..................................        35,897            5.13             44,502            5.43
   24-month..................................        72,003            5.30             57,988            6.28
   36-month..................................        11,580            5.64             11,079            5.71
   48-month..................................           775            5.54              1,176            5.93
   60-month..................................        17,967            5.84             16,145            5.88
   $100,000 and over.........................       320,433            5.27            316,278            5.54
                                                 ----------                         ----------
     Term certificates.......................     1,145,948            5.19          1,109,159            5.49
                                                 ----------                         ----------
                                                 $1,647,337            4.43%        $1,542,162            4.76%
                                                 ==========            ====         ==========            ====

      Term certificates of deposit outstanding by scheduled maturity date at December 31, 1999 are as follows (dollars in thousands):

                                                                   Weighted
                                                   Amount        Average Rate
                                                   ------        ------------

       Due within 3 months...............       $  405,847           5.00%
       Due within 3 to 6 months..........          317,785           5.03
       Due within 6 to 9 months..........          129,261           5.16
       Due within 9 to 12 months.........          154,671           5.61
       Due within 12 to 24 months........          117,644           5.70
       Due within 24 to 36 months.......             9,678           5.78
       Due after 36 months...............           11,062           5.64
                                                ----------
       Total.............................       $1,145,948           5.19%
                                                ==========          =====

      The components of deposit interest expense in each of the years ended December 31, 1999, 1998 and 1997 are as follows (dollars in thousands):

                                                  1999        1998       1997
                                               --------    --------    --------

Checking accounts ..........................   $  2,218    $  2,107    $  1,635
Passbook and money market accounts .........     10,516      10,679      10,841
Term certificates -- under $100,000 ........     47,347      45,217      44,852
Term certificates -- $100,000 and over .....     12,415      12,132      10,124
                                               --------    --------    --------
                                                 72,496      70,135      67,452
Interest forfeitures on early withdrawals ..       (205)       (208)       (205)
                                               --------    --------    --------
                                               $ 72,291    $ 69,927    $ 67,247
                                               ========    ========    ========

(11) Securities Sold under Agreements to Repurchase

      The Bank enters into sales of agency and AA-rated mortgage-backed securities under agreements to repurchase (reverse repurchase agreements) which obligate the Bank to repurchase the identical securities as those which were sold. Such transactions are treated as a financing, with the obligations to repurchase securities sold reflected as a liability and the carrying amount of securities collateralizing the liability included in mortgage-backed securities in the consolidated statements of financial condition. There were $381.1 million and $364.0 million outstanding reverse repurchase agreements at December 31, 1999 and 1998, respectively.

      The maximum repurchase liability balances outstanding at any month-end during the years ended December 31, 1999 and 1998 were approximately $480.2 million and $658.4 million, respectively. The average balances outstanding during each of the years ended December 31, 1999 and 1998 were approximately $417.6 million and $385.5 million, respectively.

      The securities sold under agreements to repurchase identical securities are held in safekeeping by broker/dealers. It is management's policy to enter into repurchase agreements only with broker/dealers who are regarded as primary dealers in these securities and meet satisfactory standards of capitalization and creditworthiness.

      The scheduled maturities and weighted average interest rates of securities sold under agreements to repurchase at December 31, 1999 and 1998 are as follows (dollars in thousands):

                                                              1999                               1998
                                                  -----------------------------      -----------------------------
                                                                     Weighted                           Weighted
                                                   Amount          Average Rate        Amount         Average Rate
                                                  ---------        ------------      ---------        ------------
Year of maturity:
   2000.....................................      $ 150,000            5.94%         $ 129,000            5.71%
   2001.....................................         71,109            6.57                 --              --
   2002.....................................         60,000            5.83            135,000            5.79
   2003.....................................         50,000            5.34             50,000            5.34
   2008.....................................         50,000            5.10             50,000            5.10
                                                  ---------                          ---------
                                                  $ 381,109            5.85%         $ 364,000            5.61%
                                                  =========            ====          =========            ====

      Certain of these borrowings are subject to call provisions.

(12) Advances from the FHLB

      Advances from the FHLB at December 31, 1999 and 1998 were collateralized by mortgage-backed agency securities and mortgage loans with a current principal balance of approximately $1.7 billion and $1.9 billion, respectively, and by the required investment in the stock of the FHLB with a carrying value at December 31, 1999 and 1998 of approximately $66.6 million and $63.2 million, respectively.

      At December 31, 1999, the Bank had an available total collateralized line of credit of approximately $1.1 billion with the FHLB. Based on current securities and loans pledged, the Company had $14 million of unused line of credit as of December 31, 1999 with the FHLB.

      The scheduled maturities and weighted average interest rates of advances at December 31, 1999 and 1998 are as follows (dollars in thousands):

                                      1999                                1998
                          -------------------------------      ----------------------------
                                               Weighted                          Weighted
   Year of Maturity          Amount          Average Rate         Amount       Average Rate
   ----------------       ----------         ------------      ----------      ------------
        1999.........     $       --              --%          $   14,000          4.77%
        2000.........        613,700            4.98              185,000          5.69
        2001.........             --              --               25,000          5.68
        2002.........             --              --              139,000          5.44
        2003.........        200,000            5.08              525,000          5.17
        2008                 310,000            5.53              310,000          5.53
                          ----------                           ----------
                          $1,123,700            5.15%          $1,198,000          5.38%
                          ==========            ====           ==========          ====

      During the fourth quarter of 1999 the Bank sold $199 million of FHLB advances. The sales resulted in a gain of $6.7 million, which was reported as an extraordinary item. Certain of these FHLB advances are subject to call provisions. FHLB advances totaling $290 million were called and refinanced in January 2000.

(13) Other Borrowings

      On June 1, 1995, the Company issued $10,000,000 par of unsecured Senior Notes (the "Notes") in conjunction with a reorganization of the Company. The Notes contained an initial pay rate and accrual rate of 7% and 10.75%, respectively, and the accrual rate increased to 11.15% on June 30, 1997. The difference between the pay rate and accrual rate was deferred and compounded annually at the accrual rate commencing on June 30, 1996. Included in the balance of the senior note was $1,113,000 of accrued interest, as of December 31, 1997. Interest of approximately $1.8 million, calculated at the pay rate of 7%, was paid September 30, 1997 for the period from issuance of the Notes to that date. Quarterly interest of approximately $192,000, at the pay rate, was paid on December 31, 1997.

      The Company used $11.4 million of public offering proceeds to prepay the $10.0 million of senior notes (plus accrued interest through May 15, 1998).

      In 1999 the Company secured a $10 million line of credit from a third party commercial Bank for operations and the repurchase of the Company's outstanding stock to be effected from time to time in open market or privately-negotiated transactions. As of December 31, 1999, $4.7 million of the line of credit had been utilized. The average interest rate for the loan was 9.5%. A commitment fee of $50,000 was paid for the loan, of $5,000 of which was amortized as of December 31, 1999.

(14) Income Taxes

      The Company, including the Bank and its subsidiaries (except for PPCCP), file a federal consolidated tax return. The Company entered into a tax sharing agreement with the Bank, whereby the Bank computes and pays taxes based upon the Bank's tax position assuming that a separate tax return was filed. While the senior debt was outstanding at the Company, the payment by the Bank was limited to the amount of the consolidated tax liability.

      PPCCP has elected to be treated as a REIT for Federal income tax purposes and intends to comply with the provisions of the Code, as amended. Accordingly, PPCCP is not subject to Federal income tax to the extent it distributes its income to shareholders (other than Bank) and as long as certain asset, income and stock ownership tests are met in accordance with the Code. As PPCCP qualifies as a REIT for Federal income tax purposes, no provision for income taxes is included for the earnings of PPCCP that were distributed to outside stockholders.

      The income tax (benefit) for the years ended December 31, 1999, 1998, and 1997 consist of the following (dollars in thousands):

                                           1999           1998           1997
                                         --------       --------       --------

Current:
     Federal ......................      $    244       $     --       $    154
     State ........................            17              8             62
                                         --------       --------       --------
         Total current ............           261              8            216
                                         --------       --------       --------

Deferred:
     Federal ......................        (4,761)       (16,398)        (4,715)
                                         --------       --------       --------
         Total tax benefit ........      $ (4,500)      $(16,390)      $ (4,499)
                                         ========       ========       ========

      Deferred tax assets are initially recognized for NOLs and tax credit carryforwards and differences between the financial statement carrying amount and the tax bases of assets and liabilities which will result in future deductible amounts. A valuation allowance is then established to reduce that deferred tax asset to the level at which "it is more likely than not" that the tax benefits will be realized. A taxpayer's ability to realize the tax benefits of deductible temporary differences and operating loss or credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include (i) taxable income in the current year or prior years that is available through carryback, (ii) future taxable income that will result from the reversal of existing taxable temporary differences, and (iii) future taxable income generated by future operations. Based on the Company's projected taxable earnings, management believes it is more likely than not that the Company will realize the benefit of the existing net deferred tax asset at December 31, 1999.

      Below is a reconciliation of the expected federal income taxes (benefit) to the consolidated effective income taxes (benefit) for the noted periods:

                                                    1999        1998          1997
                                                 --------     --------     --------
                                                        (Dollars in Thousands)
Statutory federal income tax rate ............         35%          35%          35%
                                                 ========     ========     ========

Expected federal income taxes  (benefit) .....   $  9,021     $   (783)    $  2,556
Increases (reductions) in income taxes
   resulting from:
   State franchise tax, net of federal benefit         11            4           40
   Adjustments to deferred taxes
       fully offset by valuation allowance ...      4,645           --           --
   Change in the valuation allowance .........    (18,178)     (15,569)      (7,006)
   PPCCP nontaxable earnings .................          8          (79)        (301)
   Other .....................................         (7)          37          212
                                                 --------     --------     --------
                                                 $ (4,500)    $(16,390)    $ (4,499)
                                                 ========     ========     ========

      The Company had the following total Federal and State deferred tax assets and liabilities computed at the Federal statutory income tax rate and the California statutory franchise tax rate for the noted periods:

                                                              1999        1998
                                                           --------    --------
                                                          (Dollars in Thousands)
Deferred Tax Assets:
Provision for losses on loans and
    real estate ........................................   $  9,926    $ 12,417
Tax gains on sales of loans, net of deferred gains .....      2,017       1,989
Recognition of interest on nonperforming loans for tax .      6,644       6,355
Accrued  interest on deposits recognized for book
    but deferred for tax ...............................        949       1,187
REMIC Income ...........................................      6,660       5,973
Miscellaneous temporary deductible differences .........      1,558         940
Available NOL carryforwards ............................     53,693      58,176
AMT tax credit carryforwards ...........................      1,693       1,432
                                                           --------    --------
    Total deferred tax assets ..........................     83,140      88,469
                                                           --------    --------

Deferred tax liabilities:
Mark to market as adjusted .............................    (13,056)     (5,399)
Stock dividends from FHLB ..............................     (6,000)     (4,429)
Miscellaneous temporary taxable differences ............       (247)       (247)
Federal tax effect of state temporary differences ......     (2,470)     (3,610)
                                                           --------    --------
   Total deferred tax liabilities ......................    (21,773)    (13,685)
                                                           --------    --------

Deferred tax assets, net of deferred tax liabilities ...     61,367      74,784
    Less deferred tax asset valuation allowance ........    (30,001)    (48,179)
                                                           --------    --------

Net deferred tax assets ................................   $ 31,366    $ 26,605
                                                           ========    ========

      The Federal NOL carryforwards expire as follows (dollars in thousands):

                         Year                                   Total
      -------------------------------------------------        --------

      2001.............................................        $  5,635
      2002.............................................               2
      2003.............................................          24,444
      2004.............................................              26
                                                               --------
      Pre-1992 originated net operating losses.........          30,107
      2008.............................................           5,917
      2009.............................................          14,706
      2010.............................................          78,436
      2011.............................................           5,061
      2013.............................................           7,097
                                                               --------
      Post - 1992 originated net operating losses......         111,217
      2018.............................................          12,086
                                                               --------
      Post-May, 1998 originated net operating losses...          12,086
                                                               --------
                Total............................              $153,410
                                                               ========

      The Company had Federal and California AMT credit carryforwards of approximately $1.7 million as of December 31, 1999 and $1.4 million as of December 31, 1998. These carryforwards are available to reduce future regular federal income taxes and California franchise taxes, if any, over an indefinite period.

      In 1992, issuance of preferred stock resulted in a change in control as defined under Section 382 of the Code. As a result, any usage of NOL carryforwards created in 1992 and prior years is limited to approximately $7.7 million per year. The total NOL carryforwards created in 1992 and prior years is approximately $30.1 million. Any unused limitation is available in subsequent years until expiration. The amount of the unused limitation carryover available from the 1992 change in control in 2000 and thereafter is approximately $30.1 million.

      During May of 1998, the Offering resulted in a second change in control as defined under Section 382 of the Code. As a result, any usage of NOL carryforwards created prior to May, 1998 (but post 1992) is limited to approximately $21.3 million per year. The total NOL carryforwards created prior to May, 1998 (but post 1992) is approximately $111.2 million. Any unused limitation is available in subsequent years until expiration. The amount of the unused limitation carryover available from the May, 1998 change in control in 2000 is approximately $33 million.

      The Company is subject to examination by Federal and State taxing authorities for tax returns filed in previous periods. The results and effects of these examinations on individual assets and liabilities may require adjustment to the tax assets and liabilities based on the results of their examinations. Management does not anticipate that the examinations will result in any material adverse effect on its financial condition or results of operations.

(15) Stockholder's Equity and Earnings Per Share

      Prior to consummation of the Offering and the exchange of preferred stock for Common Stock, there were outstanding 85,000 shares of Series C Preferred Stock, 68,000 shares of Series D Preferred Stock and 332,000 shares of Series E Preferred Stock, all of which were owned by the Material Stockholders (the "Bishop Estate", BIL Securities" and "Arbur"). In connection with the Offering, the Outstanding Preferred Stock was exchanged for shares of Common Stock. An aggregate of 3,152,064 shares of Common Stock was outstanding prior to consummation of the Offering, which gives effect to the conversion of the Outstanding Preferred Stock into Common Stock and the 32:1 stock split. Dividends are payable if and when the Board of Directors of the Company declare such dividends out of the assets of the Company, which by law are available. No dividends have been declared or paid on Common Stock. In 1998, the Company paid a $19.4 million preferred stock dividend in connection with the Offering.

(16) Stock Options

      In April 1999, the stockholders of the Company approved the 1999 Stock Option Plan (the "1999 Plan"), which authorized for granting up to 985,500 options to officers and key employees of the Company. Options under the 1999 Plan have a life of 10 years and vest over three years. All 985,500 options were granted in January 1999.

      In September 1999, the Board of Directors of the Company approved the 2000 Stock Incentive Plan (the "2000 Plan"), which authorized for granting up to 991,822 shares of options to officers, directors, and key employees of the Company. In September 1999, 479,250 options were granted. The 2000 Plan is subject to stockholder approval, and accordingly is accounted for as a variable plan until such approval is obtained. Options under the 2000 Plan have a life of 10 years and vest over 1 year.

The following is a summary of transactions in 1999:

                                                          Number of   Weighted Average
                                                            Shares     Option Price
                                                            ------     ------------
Options outstanding, January 1, 1999 ..............              --           --
Options granted ...................................       1,465,000       $12.20
Options exercised .................................              --           --
Options canceled ..................................              --           --
                                                          ---------       ------
Options outstanding, December 31, 1999 ............       1,465,000       $12.20
                                                          =========       ======

                                              Weighted-
                                               average
                           Number             Remaining                                Number of
                         Outstanding      Contractual Life         Weighted           Exercisable           Weighted
      Exercise          December 31,           Options              Average          December 31,            Average
       Price                1999             Outstanding        Exercise Price           1999            Exercise Price
       -----                ----             -----------        --------------           ----            --------------
       $9.00              479,250                9.8                 $9.00                --                   $9.00
      $13.75              985,500                9.1                $13.75                --                  $13.75

      Had compensation cost for the Company's Stock Option program been determined based on the fair value at the grant dates for awards under both Plans consistent with the method of Statement of Financial Standards No. 123, Accounting for Stock Based Compensation, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below. (Dollars in thousands, except per share amounts).

                                                                          1999
                                                                          ----
Net earnings:
      As reported .........................................           $   33,475
      Pro forma ...........................................           $   32,393
Earnings per share basic & diluted:
      As reported .........................................           $     1.63
      Pro forma ...........................................           $     1.58

      The fair value of each option granted in 1999 was estimated on December 31, 1999 using the Black-Scholes option-pricing model, and was computed based on the following weighted average assumptions.

                                                                         1999 Plan             2000 Plan
                                                                         ---------             ---------
Dividend yield............................................                 0.00%                 0.00%
Expected volatility.......................................                 39.0%                 39.0%
Risk-free interest rate...................................                 6.435%                6.435%
Expected life at December 31, 1999........................                5 years               5 years
Remaining contractual life at December 31, 1999...........                9.1 years            9.8 years
Number of options outstanding at December 31, 1999........                 985,500              479,250

(17) Other Capital Transactions

      On September 2, 1998, the Company announced an initial stock repurchase program of up to 1 million shares, or approximately five percent, of the Company's outstanding Common Stock, to be effected from time to time in open-market or privately-negotiated transactions. The repurchased shares are held as treasury stock and may be used for general corporate purposes. Through December 31, 1998, the Company repurchased 835,000 shares pursuant to this program for a total purchase price of $8.3 million. On January 4, 1999, the Company's Board of Directors authorized an additional repurchase of up to 1 million shares, or approximately five percent, of the Company's outstanding Common Stock. For the year ended December 31, 1999 the Company purchased an additional 1,100,200 shares pursuant to the previous authorizations for a total purchase price of $10.4 million. The additional repurchased shares will also be held as treasury stock and used for general corporate purposes.

(18) Derivatives and Hedging Activities

      Hedging costs, net, for each of the years ended December 31, 1999, 1998 and 1997 consists of the following (dollars in thousands):

                                                            1999    1998    1997
                                                            ----    ----    ----

Interest paid on swaps, net of interest received .......    $ --    $ --    $  2
Amortization of cost of caps, floors and
   corridors, net of interest received .................     146     214     265
                                                            ----    ----    ----
                                                            $146    $214    $267
                                                            ====    ====    ====

      Interest rate swaps are contracts where the parties agree to exchange fixed-rate for floating rate interest payments, or to exchange floating rate interest payments upon two different rate indices (basis swap), for a specified period of time on a specified (notional) amount. The notional amount is used only to calculate the amount of interest payments to be exchanged and does not represent credit risk. The notional amount and weighted average pay and receive rates are shown below in accordance with their contractual dates. The variable repricing indexes associated with the contracts are three-month LIBOR, one-month LIBOR and COFI which were 6.00%, 5.82% and 4.85%, respectively, at December 31, 1999.

      The Bank has only limited involvement in derivative financial instruments and does not use them for trading purposes. The instruments are used to manage interest rate risk. The Bank has entered into corridor contracts to artificially raise the interest rate cap on certain loans. The corridor contracts provide for the payment of interest on the outstanding principal contract amount. Under such contracts, the Bank receives interest if an interest rate that varies according to a specified index exceeds a pre-set level (the strike rate) up to an upper limit (the limit) beyond which additional interest is not received if the rate increases. The index on the Bank's corridors is COFI or three-month LIBOR. A summary of corridor contracts and average interest rate ranges at December 31, 1999 is as follows (dollars in thousands):

                          Contract Amount    Average Strike Price  Average Limit Rate
                          ---------------    --------------------  ------------------
2000....................     $  12,000              6.38%               8.13%
2001....................        20,000              6.64                8.24
                            ----------
                             $  32,000              6.54%               8.20%
                             =========             =====                ====

(19) Benefit Plans

      The Bank has had a noncontributory defined benefit pension plan covering substantially all of its employees (the "Plan") hired before 1990. The benefits are based on years of service and the employee's highest compensation during the last five consecutive years of employment prior to 1991. The Plan was frozen effective December 31, 1990, and consequently, employees will no longer earn additional defined benefits for future services; however, future service may be counted toward vesting of benefits accumulated based on past service. The Bank's funding policy has been to contribute annually the minimum amount that can be deducted for Federal income tax purposes.

      The following table sets forth the funded status of the Plan and amounts recognized in the Bank's consolidated statements of financial condition at December 31, 1999 and 1998 (dollars in thousands):

                                                             1999        1998
                                                           -------     -------

Change in benefit obligation:
    Projected benefit obligation, beginning of year ....   $ 6,248     $ 5,727
    Interest cost ......................................       419         397
    Amendments .........................................      (246)         --
    Benefits paid ......................................      (120)       (106)
    Actuarial loss (gain) ..............................      (879)        230
                                                           -------     -------
    Projected benefit obligation, end of year ..........     5,422       6,248
                                                           -------     -------

Change in plan assets:
    Plan assets, beginning of year .....................     5,716       5,082
    Actual return on plan assets .......................       618         715
    Employer contribution ..............................        --          25
    Benefits paid ......................................      (120)       (106)
                                                           -------     -------
    Plan assets, end of year ...........................     6,214       5,716
                                                           -------     -------

    Funded status ......................................       793        (531)
    Unrecognized prior service costs ...................      (246)         --
    Unrecognized (gain) loss ...........................       131       1,157
                                                           -------     -------
    Net amount recognized ..............................       678         626

Amounts recognized in the statement of
financial position consist of:
    Prepaid benefit cost (accrued benefit liability) ...       678        (531)
    Accumulated comprehensive income ...................        --       1,157
                                                           -------     -------
    Net amount recognized ..............................       678         626
                                                           -------     -------

Components of net periodic benefit cost:
    Interest cost on projected benefit obligation ......       419         396
    Expected return on Plan assets .....................      (505)       (456)
    Amortization of unrecognized (gain) / loss .........        34          35
                                                           -------     -------
    Pension income .....................................   $   (52)    $   (25)
                                                           =======     =======

The assumptions used in the accounting were:
    Discount rate ......................................      8.00%       6.75%
    Expected long-term rate of return on assets ........      9.00%       9.00%

      Pension income was approximately $52,000, $25,000 and $2,000 for the year's ended December 31,1999, 1998 and 1997, respectively. The Company adopted a 401(k) plan effective January 1, 1991. The 401(k) plan covers employees with one year or more of service, and allows participants to contribute a portion of their covered compensation, which amount is 100% vested at the time of contribution. The Bank shall contribute an amount equal to 50% of the participant's contribution up to 6% of the participant's covered compensation, which amount vests over a period of five years. The Bank may elect to make additional contributions on a discretionary basis. The contributions as directed by the participants are invested by the 401(k) plan's trustee in one or more of five investment alternatives in trust for the benefit of the participants. The Bank incurred approximately $191,000, $76,000 and $144,000 of expense related to the 401(k) plan, with no discretionary contributions in each of the years ended December 31, 1999, 1998 and 1997, respectively.

(20) Commitments and Contingencies

      The Company is involved in litigation arising in the normal course of business. Based on information from internal and external legal counsel, and review of the facts and circumstances of such litigation, management is of the opinion that the ultimate resolution of all pending litigation proceedings will not have an adverse material effect on the Company. See Note 26 for a discussion of litigation related to the Company's goodwill litigation.

(21) Fair Value of Assets and Liabilities

      SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statements of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent market and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non- financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

      The carrying amounts and fair values of the Bank's financial instruments consisted of the following at December 31, 1999 and 1998 (dollars in thousands):

                                                   1999                         1998
                                       -------------------------    -------------------------
                                         Carrying                     Carrying
                                          Amount      Fair Value       Amount      Fair Value
                                       -----------   -----------    -----------   -----------
Financial assets:
    Cash and cash equivalents ......   $    21,582   $    21,582    $    46,401   $    46,401
    Securities available-for-sale ..       771,864       771,864      1,004,937     1,004,937
       Mortgage-backed securities
       held-to-maturity ............         4,326         4,274          6,282         6,372
       Loans receivable ............     2,462,837     2,407,999      2,148,857     2,160,238
       FHLB stock ..................        66,643        66,643         63,150        63,150

Financial liabilities:
    Deposits .......................     1,647,337     1,643,102      1,542,162     1,539,645
    Securities sold under agreements
       to repurchase ...............       381,109       380,641        364,000       373,402
       Advances from the FHLB ......     1,123,700     1,107,045      1,198,000     1,219,404
    Other borrowings ...............         4,621         4,621             --            --

Financial instruments:
    Interest rate corridors ........           120           (72)           266          (236)

      The following methods and assumptions were used to estimate the fair value of each type of financial instrument:

            o Cash and Cash Equivalents - The carrying amount approximates the fair value for cash and short-term investments.

            o Securities Available-for-Sale - Fair value is based on quoted market prices or dealer quotes.

            o Mortgage-Backed Securities - Fair value is based on quoted market prices or dealer quotes.

            o Loans Receivable - For residential real estate loans, fair value is estimated by discounting projected future cash flows at the current market interest rates for mortgage-backed securities collateralized by loans of similar coupon, duration and credit risk, adjusted for differences in market interest rates between loans and securities. The fair value of multifamily and commercial real estate loans is estimated by discounting the future cash flows using the current interest rates at which loans with similar terms would be made on property and to borrowers with similar credit and other characteristics and with similar remaining terms to maturity. Impaired loans are valued based upon the fair value of underlying collateral, if collateral dependent or alternatively, the present value of expected cash flows using the loan's original implicit loan interest rate.

            o FHLB Stock - The carrying amount of FHLB Stock approximates its fair value.

            o Deposit - The fair values of Checking accounts, passbook accounts and money market accounts withdrawable on demand without penalty are, by definition, equal to the amount withdrawable on demand at the reporting date, which is their carrying amount. The fair value of term certificates of deposit, all of which are fixed maturity bearing a fixed-rate of interest, is estimated by discounting future projected cash flows at interest rates approximating interest rates currently offered by the Bank for similar types of certificates of deposit for similar remaining terms to maturity.

            o Securities Sold under Agreements to Repurchase - The fair value is estimated by discounting projected future cash flows at the current interest rates available to the Bank for Securities Sold Under Agreements to Repurchase with similar terms for similar remaining terms to maturity.

            o Other Borrowings - The carrying amount of other borrowings approximates its fair value.

            o Advances from the FHLB - The fair value is estimated by discounting projected future cash flows at the current advance interest rates available to the Bank for FHLB advances with similar terms for similar remaining terms to maturity.

            o Interest Rate Corridors - The fair values of interest rate corridors are based upon dealer quotes or estimated using option pricing models utilizing current market consensus assumptions for interest rate caps and corridors of similar terms and strike or floor prices for the same remaining term to maturity.

(22) Regulatory Capital Requirements

      The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and tangible capital (as defined in the regulations) to adjusted tangible assets (as defined) and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 leverage capital (as defined) to adjusted tangible assets (as defined). Management believes, as of December 31, 1999, that the Bank met all capital adequacy requirements to which it is subject.

      As of December 31, 1999, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain a minimum total risk-based ratio of 10%, Tier 1 risk-based ratio of 6% and Tier 1 leverage ratio of 5%. There are no conditions or events since that notification that management believes have changed the institution's category.

      While all insured institutions are required by OTS regulations to meet these minimum regulatory capital requirements, the Bank has regulatory Assistance Agreements which were entered into with the FSLIC as part of the Company's purchase of the Bank in 1987, and which provides for an additional $118.9 million of regulatory capital at December 31, 1999. Until the passage of FIRREA, the Bank met all capital requirements by including the additional Assistance Agreement capital amount in regulatory capital.

      The position of the OTS was and continues to be that under FIRREA, Assistance Agreements which provide additional regulatory capital, and/or capital forbearances are no longer in effect as of December 7, 1989. The OTS notified the Bank in 1990 that the additional Assistance Agreement capital amounts cannot be included in meeting the FIRREA capital requirements, and as a result thereof the OTS believed the Bank did not meet minimum FIRREA capital requirements. Management disagreed, and still disagrees, with the OTS, and attempted to preserve all of its rights and remedies under the Assistance Agreements. At December 31, 1999, the Bank met all minimum FIRREA regulatory capital requirements without inclusion of the additional Assistance Agreement capital amounts.

      To preserve its rights under the Assistance Agreement, in 1993 the Company and the Bank commenced a lawsuit against the United States Government for breach of contract and deprivation of property without just compensation or due process of law. The lawsuit seeks unspecified monetary compensation for damages sustained in meeting FIRREA mandated capital requirements and for the fair value of property taken, but does not seek reinstatement of the Assistance Agreement capital forbearance. While the outcome of the lawsuit cannot be determined at this time, it is management's opinion, based on the advice of external legal counsel, that the Bank's position has substantial legal merit.

      The ability of the Company to pay dividends will depend primarily upon the receipt of dividends from the Bank. The Bank's ability to pay these dividends is dependent upon its earnings from operations and the adequacy of its regulatory capital. As a well capitalized institution, the maximum dividend allowable under statute is the higher of (i) 100% of the Bank's net earnings to date during the calendar year plus the amount that would reduce by one-half its capital surplus ratio at the beginning of the year or (ii) 75% of the previous four quarters of net earnings less dividends paid in such quarters. The OTS director must be notified of the proposed distribution.

      At December 31, 1999 and 1998, the Bank's regulatory capital calculations, computed by management both with and without inclusion of the additional capital provided for in the Bank's Assistance Agreements were as follows (dollars in thousands):

                                                            Regulatory Capital/Standard as of December 31, 1999
                                                       --------------------------------------------------------------
                                                       Tangible           Tier 1        Tier 1 Risk-     Total Risk-
Without Additional Assistance Agreement Capital         Capital          Leverage          Based        Based Capital
-----------------------------------------------        ---------        ---------        ---------      -------------
     Stockholders' equity/GAAP capital ..........      $ 184,108        $ 184,108        $ 184,108        $ 184,108
     Adjustment for unrealized losses on
         securities available-for-sale ..........         38,706           38,706           38,706           38,706
     Deduction for disallowed deferred
         tax assets .............................        (17,285)         (17,285)         (17,285)         (17,285)
     Deduction for intangible assets ............         (7,405)          (7,405)          (7,405)          (7,405)
     Minority interest in subsidiary ............         33,250           33,250           33,250           33,250
                                                       ---------        ---------        ---------        ---------
     Total Tier 1 capital .......................        231,374          231,374          231,374          231,374
     Includable allowance for loan losses .......             --               --               --           18,341
                                                       ---------        ---------        ---------        ---------
         Total capital ..........................        231,374          231,374          231,374          249,715
     Minimum capital requirement ................         51,193          136,514           83,520          167,040
                                                       ---------        ---------        ---------        ---------
     Regulatory capital excess ..................      $ 180,181        $  94,860        $ 147,854        $  82,675
                                                       =========        =========        =========        =========

     Capital ratios:
       Regulatory as reported ...................           6.78%            6.78%           11.08%           11.96%
       Minimum capital ratio ....................           1.50             4.00             4.00             8.00
                                                       ---------        ---------        ---------        ---------
       Regulatory capital excess ................           5.28%            2.78%            7.08%            3.96%
                                                       =========        =========        =========        =========

     With Additional Assistance Agreement Capital
       Regulatory capital as adjusted ...........      $ 350,274        $ 350,274        $ 350,274        $ 368,615
       Minimum capital requirement (per above) ..         51,193          136,514           83,520          167,040
                                                       ---------        ---------        ---------        ---------
       Regulatory capital excess ................      $ 299,081        $ 213,760        $ 266,754        $ 201,575
                                                       =========        =========        =========        =========

                                                             Regulatory Capital/Standard as of December 31, 1998
                                                       --------------------------------------------------------------
                                                       Tangible           Tier 1        Tier 1 Risk-     Total Risk-
Without Additional Assistance Agreement Capital         Capital          Leverage          Based        Based Capital
-----------------------------------------------        ---------        ---------        ---------      -------------
     Stockholders' equity/GAAP capital ..........      $ 179,357        $ 179,357        $ 179,357        $ 179,357
     Adjustment for unrealized losses on
       securities available-for-sale ............         13,609           13,609           13,609           13,609
     Deduction for disallowed deferred
       tax assets ...............................        (15,024)         (15,024)         (15,024)         (15,024)
     Deduction for intangible assets ............         (1,119)          (1,119)          (1,119)          (1,119)
     Minority interest in subsidiary ............         33,250           33,250           33,250           33,250
                                                       ---------        ---------        ---------        ---------
     Total Tier 1 capital .......................        210,073          210,073          210,073          210,073
     Includable allowance for loan losses .......             --               --               --           16,143
                                                       ---------        ---------        ---------        ---------
       Total capital ............................        210,073          210,073          210,073          226,216
     Minimum capital requirement ................         49,983          133,288           73,189          146,378
                                                       ---------        ---------        ---------        ---------
     Regulatory capital excess ..................      $ 160,090        $  76,785        $ 136,884        $  79,838
                                                       =========        =========        =========        =========

     Capital ratios:
       Regulatory as reported ...................           6.30%            6.30%           11.48%           12.36%
       Minimum capital ratio ....................           1.50             4.00             4.00             8.00
                                                       ---------        ---------        ---------        ---------
       Regulatory capital excess ................           4.80%            2.30%            7.48%            4.36%
                                                       =========        =========        =========        =========

With Additional Assistance Agreement Capital
     Regulatory capital as adjusted .............      $ 331,873        $ 331,873        $ 331,873        $ 348,017
     Minimum capital requirement (per above) ....         49,983          133,288           73,189          146,378
                                                       ---------        ---------        ---------        ---------
     Regulatory capital excess ..................      $ 281,890        $ 198,585        $ 258,684        $ 201,639
                                                       =========        =========        =========        =========

(23) Condensed Financial Information of PBOC Holdings, Inc.:

      The condensed unconsolidated balance sheets of the Company at December 31, 1999 and 1998, were as follows:

                                                            1999          1998
                                                         --------      --------
                                                          (Dollars in Thousands)

Assets
     Cash .........................................      $    148      $  1,804
     Investment in subsidiary .....................       184,108       179,357
     Other assets .................................             2            --
                                                         --------      --------
         Total assets .............................      $184,258      $181,161
                                                         ========      ========

Liabilities and Stockholder's Equity
     Liabilities:
         Accrued expenses and other liabilities ...      $    180      $    555
         Other borrowings - line of credit ........         4,621            --
                                                         --------      --------
             Total liabilities ....................         4,801           555
     Total stockholders' equity ...................       179,457       180,606
                                                         --------      --------
         Total liabilities and stockholder's equity      $184,258      $181,161
                                                         ========      ========

      The condensed unconsolidated statements of operations of the Company for the years ended December 31, 1999, 1998 and 1997, are as follows:

                                                           1999          1998           1997
                                                         --------      --------       --------
                                                               (Dollars in Thousands)
Income:
    Cash dividends from subsidiary ................      $  5,000      $    200       $  2,100
    Interest income ...............................            11           259             --
                                                         --------      --------       --------
                                                            5,011           459          2,100
Expense:
    Interest on other borrowings ..................            19           445          1,272
    General and administrative expenses ...........           537           284             30
    Other expense .................................             6            64             --
                                                         --------      --------       --------
                                                              562           793          1,302
                                                         --------      --------       --------
    Earnings (loss) before undistributed earnings
       of subsidiary ..............................         4,449          (334)           798
    Equity in undistributed earnings of subsidiary         29,026        11,237         10,144
                                                         --------      --------       --------
    Net earnings ..................................      $ 33,475      $ 10,903       $ 10,942
                                                         ========      ========       ========

      The Company relies upon the Bank for dividends to support its operations. Absent these dividends, the Company must rely upon its stockholders to support its activities. The ability of the Bank to pay dividends is dependent upon its ability to maintain minimum capital requirements and profitability.

      The condensed unconsolidated statements of cash flows of the Company for the years ended December 31, 1999, 1998 and 1997 are as follows (dollars in thousands):

                                                                   1999           1998            1997
                                                                ---------       ---------       ---------
                                                                          (Dollars in Thousands)
Cash flows from operations activities:
    Net earnings .........................................      $  33,475       $  10,903       $  10,942
Adjustment to reconcile net loss to net cash
    used in operating activities:
    (Decrease) increase in accrued expenses ..............           (325)            544             (33)
    Increase (decrease) in accrued interest payable ......              3             257            (393)
    Increase in other assets .............................             (2)             --              --
    Equity in undistributed (earnings) of subsidiary .....        (29,026)        (11,237)        (10,144)
                                                                ---------       ---------       ---------
       Net cash provided by operating
          activities .....................................          4,125             467             372

Cash flows from financing activities:
    Proceeds from Offering ...............................             --         129,611              --
    Net change in other borrowings .......................          4,621         (11,370)             --
    Capital investment in subsidiary .....................             --         (89,307)             --
    Purchases of treasury stock ..........................        (10,402)         (8,308)             --
    Retirement of preferred stock ........................             --              (5)             --
    Dividends paid .......................................             --         (19,439)             --
    Cash contributions to additional paid-in capital .....             --              --              21
    Payment on senior debt ...............................             --              --            (285)
                                                                ---------       ---------       ---------
       Net cash provided by (used in) financing activities         (5,781)          1,182            (264)
                                                                ---------       ---------       ---------
    Net decrease (increase) in cash and cash equivalents .         (1,656)          1,649             108
    Cash and cash equivalents at beginning of year .......          1,804             155              47
                                                                ---------       ---------       ---------
    Cash and cash equivalents at end of year .............      $     148       $   1,804       $     155
                                                                =========       =========       =========

(24) Quarterly Results of Operations - Unaudited

      The following table presents the unaudited results of operations by quarter for 1999 and 1998:

                                                                       Quarters Ended
                                                    -------------------------------------------------------
                                                    March 31        June 30     September 30    December 31
                                                    --------        -------     ------------    -----------
                                                             (In thousands, except per share data)
1999
Total interest income ........................      $ 53,783       $ 55,793       $ 59,558       $ 61,294
Total interest expense .......................        39,001         39,770         41,634         41,272
                                                    --------       --------       --------       --------
Net interest income ..........................        14,782         16,023         17,924         20,022
Provision for loan losses ....................         1,050          1,050          1,200          1,447
                                                    --------       --------       --------       --------
Net interest income after provision for
     loan losses .............................        13,732         14,973         16,724         18,575
Gain (loss) on sale of investment securities .           121             76              3         (3,417)
Other income .................................           820            631          1,113            545
Operating expenses ...........................         8,476          8,865         10,023         10,759
                                                    --------       --------       --------       --------
Earnings (loss) before income tax benefit ....         6,197          6,815          7,817          4,944
Income tax benefit ...........................         1,000          1,000          1,500          1,000
                                                    --------       --------       --------       --------
Earnings before minority interest and
     extraordinary item ......................         7,197          7,815          9,317          5,944
     Minority interest .......................          (869)          (869)          (869)          (869)
                                                    --------       --------       --------       --------
Earnings before extraordinary item ...........         6,328          6,946          8,448          5,075
 Extraordinary item -gain on sale of
     FHLB advances ...........................            --             --             --          6,678
                                                    --------       --------       --------       --------
Net earnings available to common
     stockholders ............................      $  6,328       $  6,946       $  8,448       $ 11,753
                                                    ========       ========       ========       ========
Earnings per common share, basic and
     diluted, before extraordinary item ......      $   0.30       $   0.34       $   0.41       $   0.26
                                                    ========       ========       ========       ========
Earnings per common share, basic and diluted .      $   0.30       $   0.34       $   0.41       $   0.58
                                                    ========       ========       ========       ========

1998
Total interest income ........................      $ 38,944       $ 37,149       $ 51,979       $ 52,801
Total interest expense .......................        28,771         30,787         40,647         40,153
                                                    --------       --------       --------       --------
Net interest income ..........................        10,173          6,362         11,332         12,648
Provision for loan losses ....................           450            450            450            650
                                                    --------       --------       --------       --------
Net interest income after provision for
     loan losses .............................         9,723          5,912         10,882         11,998
Gain on sale of mortgage-backed
     securities ..............................           323             --            937            422
Other income .................................           535          2,411            851            957
Operating expenses ...........................         7,680         23,240          6,999          9,043
                                                    --------       --------       --------       --------
Earnings (loss) before income taxes benefit ..         2,901        (14,917)         5,671          4,334
Income tax benefit ...........................            --          9,390             --          7,000
                                                    --------       --------       --------       --------
Earnings before minority interest ............         2,901         (5,527)         5,671         11,334
Minority interest ............................          (869)          (869)          (869)          (869)
                                                    --------       --------       --------       --------
Net earnings (loss) ..........................         2,032         (6,396)         4,802         10,465
Dividends on preferred stock .................         1,451            709             --             --
                                                    --------       --------       --------       --------
Earnings (loss) available to common
     stockholders ............................      $    581       $ (7,105)      $  4,802       $ 10,465
                                                    ========       ========       ========       ========
Earnings  (loss) per common share,
     basic and diluted .......................      $   0.18       $  (0.57)      $   0.22       $   0.50
                                                    ========       ========       ========       ========

(25) Goodwill Litigation and Shareholder Rights Agreement

      As discussed in Note (22) above, the Company and the Bank have filed a lawsuit against the United States Government with regard to supervisory and accounting goodwill which were eliminated by FIRREA. To date, there have been no material settlement discussions to resolve the litigation and no trial date has been set. While the outcome of the lawsuit cannot be determined at this time, management believes that, based on the advice of outside legal counsel, that the Company's and the Bank's positions have substantial merit.

      In May, 1998, a former preferred stockholder of the Company and the Bank filed a lawsuit against the Company, the Bank and certain other parties seeking to participate in any recovery against the government in the goodwill litigation. The Company intends to defend this action vigorously.

      In connection with the IPO, the Company, the Bank and each of the Material Stockholders (i.e., the Bishop Estate, BIL Securities and Arbur) entered into a Shareholder Rights Agreement (the "Agreement") which entitles the Material Stockholders to 95% of any recovery against the government in the goodwill litigation. The remaining 5% will be retained by the Company and/or the Bank. As defined in the Agreement, the litigation recovery to be distributed will equal cash payments received by the Company and/or Bank in the litigation, after deduction of legal and other expenses incurred in the litigation and any income tax liability of the Company or Bank incurred as a result of the recovery.

      The Agreement provides that the Material Stockholder's claim to 95% of any litigation recovery by the Company or Bank is documented in the form of goodwill participation rights. To the extent the Company is prohibited from distributing a recovery payment, or any portion thereof, or cannot do so because the Bank is prohibited from making a distribution to the Company, the Company shall, upon the written request of any Material Stockholder, issue to such Material Stockholder preferred stock of the Company with an aggregate liquidation preference equal in value to the recovery payment or portion thereof which the Company shall have been prohibited from distributing (the "Recovery Payment Preferred"). The Company shall issue the Recovery Payment Preferred upon surrender to the Company of such Material Stockholder's rights. The stated value of each share of Recovery Payment Preferred shall be $1,000. The holders of the Recovery Payment Preferred shall be entitled to receive cumulative preferential cash dividends payable quarterly at a fixed-rate per share of 9 3/4% per annum.

      As long as any Recovery Payment Preferred remains outstanding, no dividend shall be declared or paid on the Company's Common Stock and no shares of Common Stock shall be redeemed or purchased by the Company unless all cumulative dividends on all outstanding shares of Recovery Payment Preferred have been paid. In the event of any dissolution, liquidation or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Recovery Payment Preferred shall be entitled to receive, out of the net assets of the Company available for distribution to its stockholders and before any distribution shall be made to the holders of Common Stock, an amount equal to $1,000 per share, plus an amount equal to all dividends accrued and unpaid on each share of Recovery Payment Preferred.

      The Company shall have the right, at its option, to redeem at any time the Recovery Payment Preferred Stock, in whole or in part, upon payment in cash with respect to each share of Recovery Payment Preferred redeemed at $1,000 per share, plus an amount equal to all dividends accrued and unpaid thereon to the date fixed for redemption.

      The Agreement also established a Litigation Committee of the Company's Board of Directors which will oversee the goodwill litigation and related litigation with the former preferred stockholder and make final decisions relating to any dismissal, settlement or termination of the litigation. The Agreement further provides that the Material Stockholders shall indemnify the Company and/or the Bank for 95% of the liability incurred by the Company or Bank in any claim by the former preferred stockholder or other parties which seeks in whole or in part any amounts recovered by the Company and/or the Bank in the goodwill litigation and for 100% of the liability incurred by the Company or the Bank in any claim by a party other then the Company or the Bank that challenges the validity or binding effect of the Agreement.

(26) Subsequent Event

      On January 31, 2000, the Bank acquired The Bank of Hollywood. The acquisition will be treated as a purchase for accounting purposes. The purchase of the Bank of Hollywood will increase the Bank's total assets by $157.4 million, including $64.4 million of net loans and $145.1 million of deposits. The Bank will also record an addition to it's goodwill account of $15.3 million for the purchase of the Bank of Hollywood to be amortized on a straight-line basis over 15 years.

ITEM 9. CHANGES IN AND DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      None

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

      The information relating to Directors and Executive Officers of the Registrant is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on April 24, 2000 from pages two to eight, and 13 and 14. Such Proxy Statement was filed with the SEC on March 23, 2000 ("Proxy Statement").

ITEM 11. EXECUTIVE COMPENSATION

      The information relating to Directors and Executive Compensation is incorporated herein by reference to the Registrant's Proxy Statement from pages five to 13, and 17.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The information relating to security ownership of certain beneficial owners and management is incorporated herein by reference to the Registrant's Proxy Statement from pages 15 and 16.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The information relating to certain relationships and related transactions is incorporated herein by reference to the Registrant's Proxy Statement from page 18.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

      (a) Document filed as part of this Report.

      (1) The Consolidated Financial Statements are contained herein as listed on the "Index" on page 57 hereof.

      (2) All schedules for which provision is made in the applicable accounting regulation of the SEC are omitted because they are not applicable or the required information is included in the Consolidated Financial Statements or notes thereto.

      (3) (a) The following exhibits are filed as part of this Form 10-K, and this list includes the Exhibit Index.

No.               Description
---               -----------

3.1         Amended and Restated Certificate of Incorporation of PBOC Holdings,
                 Inc.1/
3.2         Bylaws of PBOC Holdings, Inc. 1/
4           Stock Certificate of PBOC Holdings, Inc.2/
10.1        Employment Agreement between PBOC Holdings, Inc., People's Bank of
                 California and Rudolf P. Guenzel1/
10.2        Employment Agreement between PBOC Holdings, Inc., People's Bank of
                 California and J. Michael Holmes1/
10.3        Employment Agreement between PBOC Holdings, Inc., People's Bank of
                 California and William W. Flader1/
10.4        Employment Agreement between the People's Bank of California and
                 Doreen J. Blauschild2/
10.5        Deferred Compensation Plan1/
10.6        Grantor Trust1/
10.7        Shareholder Rights Agreement1/
10.8        Stockholders' Agreement1/
10.9        1999 Stock Option Plan3/
21          Subsidiaries of the Registrant - Reference is made to "ITEM 1.
                 BUSINESS" for the Required information
23.1        Consent of KPMG LLP
27          Financial Data Schedule

----------
1/ Incorporated by reference from the Registrant's Form 10-K for the fiscal year ended December 31, 1998 as filed on March 22, 1999 (File No. 000-24215).

2/ Incorporated by reference from the Registration Statement on Form S-1 (Registration No. 333-48397) filed by the Registrant with the SEC on March 20, 1998, as amended.

3/    Incorporated by reference from the Registrant's Proxy Statement on
      Schedule 14A as filed on March 22, 1999 (File No. 000-24215).

      (3)(b) Reports filed on Form 8-K.

            None.

                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     By: /s/ Rudolf P. Guenzel
                                         ---------------------------------------
                                         Rudolf P. Guenzel
                                         President and Chief Executive Officer

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Rudolf P. Guenzel
---------------------------------------------------
Rudolf P. Guenzel,
President and Chief Executive Officer and  Director
(Principal Executive Officer)                                     March 20, 2000

/s/ J. Michael Holmes
---------------------------------------------------
J. Michael Holmes
Senior Executive Vice President and Chief
  Financial Officer (Principal Financial
  and Accounting Officer) and Director                            March 20, 2000

/s/ Murray Kalis
---------------------------------------------------
Murray Kalis
Director                                                          March 20, 2000

/s/ Randall O. Chang
---------------------------------------------------
Randall O. Chang
Director                                                          March 20, 2000

/s/ Robert W. MacDonald
---------------------------------------------------
Robert W. MacDonald
Director, Chairman of the Board                                   March 20, 2000

/s/ John F. Davis
---------------------------------------------------
John F. Davis
Director                                                          March 20, 2000

                               REVOCABLE PROXY

                             PBOC HOLDINGS, INC.
                            5900 WILSHIRE BLVD.,
                                 16TH FLOOR
                         LOS ANGELES, CA 90036-5013>

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints _______ and _______ and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all of the shares of the common stock of PBOC Holdings, Inc. held of record by the undersigned on _____, 2001, at the Special Meeting of Shareholders to be held on _____, 2001, or any adjournment(s) therefore.

              ----------------------------------------------

                                                                                 FOR    AGAINST   ABSTAIN

1. Proposal to approve and adopt the Agreement and Plan of Merger by and between PBOC Holdings, Inc., FBOP Corporation and FBOP Acquisition
   Company, dated as of December 8, 2000, pursuant to which:

- FBOP Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of FBOP Corporation, will merge with and into PBOC Holdings, Inc., with PBOC Holdings, Inc. continuing as the surviving corporation and a wholly-owned subsidiary of FBOP Corporation; and

-  Each outstanding share of the common stock of PBOC Holdings, Inc.
   will be converted into the right to receive an amount of cash equal to $10.00.

2. Proposal to adjourn the Special Meeting, if necessary, to solicit             / /      / /       / /
   additional proxies.

3. In their discretion, the proxies are authorized to vote upon such other       / /      / /       / /
   business matters as may properly come before the meeting.

     - THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND THE OTHER MATTERS SET FORTH ABOVE.


                                               --------------------------------
                                               Dated: ___________________, 2001


-----------------------------------            --------------------------------
SIGNATURE OF STOCKHOLDER                       SIGNATURE OF STOCKHOLDER


-----------------------------------            --------------------------------
PRINT NAME OF STOCKHOLDER                      PRINT NAME OF STOCKHOLDER
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized persons. Please mark, sign, date and return this proxy promptly using the enclosed envelope.

       PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE
                    ENCLOSED POSTAGE-PREPAID ENVELOPE.